     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON APRIL 9, 1999



                                                      REGISTRATION NO. 333-70727

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                             ---------------------


                                AMENDMENT NO. 1


                                       TO

                                    FORM S-4
            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
                             ---------------------

                                   VERIO INC.
             (Exact name of Registrant as specified in its charter)
                             ---------------------

           DELAWARE                          7375                         84-1339720
 (State or other jurisdiction    (Primary Standard Industrial   (I.R.S. Employer Identification
      of incorporation or         Classification Code Number)               Number)
         organization)

                             ---------------------

                                   VERIO INC.
                      8005 SOUTH CHESTER STREET, SUITE 200
                           ENGLEWOOD, COLORADO 80112
                                 (303) 645-1900
    (Address, including zip code, and telephone number, including area code of Registrant's principal executive offices)
                             ---------------------

                               JUSTIN L. JASCHKE
                            CHIEF EXECUTIVE OFFICER
                                   VERIO INC.
                      8005 SOUTH CHESTER STREET, SUITE 200
                           ENGLEWOOD, COLORADO 80112
                                 (303) 645-1900
 (Name, address, including zip code, and telephone number, including area code, of agent for service)
                             ---------------------


                                   Copies to:

            GAVIN B. GROVER, ESQ.                        CARLA HAMRE DONELSON, ESQ.
           MORRISON & FOERSTER LLP                            GENERAL COUNSEL
              425 MARKET STREET                                  VERIO INC.
       SAN FRANCISCO, CALIFORNIA 94105              8005 SOUTH CHESTER STREET, SUITE 200
                (415) 268-7000                           ENGLEWOOD, COLORADO 80112
                                                               (303) 645-1900


     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after this Registration Statement becomes effective.
     If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with general Instruction G, check the following box. [ ]
     If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933 (the "Securities Act"), check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] ______________
     If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] ______________
                             ---------------------


     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                   SUBJECT TO COMPLETION, DATED APRIL 9, 1999


PROSPECTUS
            , 1999

                                   VERIO INC.

        EXCHANGE OFFER FOR ALL OUTSTANDING 11 1/4% SENIOR NOTES DUE 2008


            Verio will receive no proceeds from the exchange offer.


                            TERMS OF EXCHANGE OFFER
--------------------------------------------------------------------------------

   S EXCHANGE OFFER


        We will exchange old notes for new notes.


   S EXCHANGE OFFER EXPIRATION

                    , 1999 at 5:00 p.m., New York City time.

   S OLD NOTES

        Verio issued and sold $400,000,000 11 1/4% Senior Notes due 2008 on November 25, 1998.


        If you tender your old notes in the exchange offer, interest will cease to accrue before your new notes are issued. If you do not tender in the exchange offer, your old notes will continue to be subject to the same terms and restrictions except that we will not be required to register your old notes under the Securities Act.



   S VERIO


        8005 South Chester Street, Suite 200, Englewood, Colorado 80112. (303) 645-1900.

S NEW NOTES


     Identical to the old notes except that the new notes will be registered under the Securities Act.


     - Maturity: December 1, 2008.

     - Interest: Paid every six months on June 1 and December 1, starting June 1, 1999.
     - Redemption: Anytime on or after December 1, 2003.


     - Ranking: The new notes will be general unsecured obligations, ranking:



       (1) equally with all our unsecured unsubordinated liabilities;



       (2) senior to all our unsecured subordinated liabilities;



       (3) junior to all our secured liabilities and liabilities of our subsidiaries.



     INVESTMENT IN THE NOTES TO BE ISSUED IN THE EXCHANGE OFFER INVOLVES RISKS. SEE THE RISK FACTORS SECTION BEGINNING ON PAGE 12.



     THIS PROSPECTUS AND THE ACCOMPANYING LETTER OF TRANSMITTAL ARE FIRST BEING
MAILED TO HOLDERS OF OUTSTANDING NOTES ON OR ABOUT             , 1999.



     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THE NOTES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.



THE INFORMATION CONTAINED IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE AMENDED. THESE SECURITIES MAY NOT BE SOLD UNTIL THE RELATED REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION OR ANY APPLICABLE STATE SECURITIES COMMISSION BECOMES EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL NOR IS IT SEEKING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

                               TABLE OF CONTENTS


                                                              PAGE
                                                              ----
Prospectus Summary..........................................     3
Risk Factors................................................    12
The Exchange Offer..........................................    26
Use of Proceeds.............................................    33
Dividend Policy.............................................    33
Capitalization..............................................    34
Selected Consolidated Financial Data........................    35
Management's Discussion and Analysis of Financial
  Information and Results of Operations.....................    37
Business....................................................    48
Management..................................................    66
Certain Related Party Transactions..........................    82
Principal Stockholders......................................    84
Description of the Notes....................................    87
Book-Entry; Delivery and Form...............................   115
Material Federal Income Tax Considerations..................   116
Plan of Distribution........................................   119
Legal Matters...............................................   120
Experts.....................................................   121
Index to Financial Statements...............................   F-1

                               PROSPECTUS SUMMARY


     This summary highlights some information from this prospectus. It may not contain all of the information that may be important to you. For a more complete understanding of the exchange offer, we encourage you to read the entire prospectus and the documents we have referred you to.


                                  THE COMPANY


OVERVIEW OF OUR BUSINESS



     Verio is a leading provider of comprehensive Internet services with an emphasis on serving the small and medium sized business market. We provide our customers with the telecommunications circuits that permit them to make connections to and transmissions over the Internet. We also "host" their Web sites through use of a Verio supplied server to store and run the customer's Web site software, allowing them to make information concerning their business, operations, products and services available broadly over the Internet to other Internet users. Finally, we offer an expanding package of enhanced Internet tools such as electronic commerce -- enabling our customers to conduct transactions with their customers and vendors over the Internet -- and virtual private networks -- permitting our customers to engage in private communications with their employees, vendors, customers and suppliers, with whom secure Internet communication capabilities are important.



     Since our incorporation in March 1996, Verio has grown very rapidly, establishing a global presence through the acquisition, integration and organic growth of over 45 local, regional, national and international providers of Internet connectivity, Web hosting and other enhanced Internet services. Currently, Verio provides locally based sales and engineering support for our Internet services in 41 of the top 50 metropolitan statistical areas in the U.S. and we provide Web hosting services to customers in over 170 countries. Through the acquisition of iServer, TABNet and Hiway, Verio has established itself as the largest Web hosting company in the world based on the number of domain names (such as yourcompany.com) that we host. As of December 31, 1998, including all acquisitions Verio had completed as of that date, we served over 160,000 customer accounts, including over 80,000 hosted Web sites, and we had combined pro forma revenues for the three-month period ending on that date of approximately $39.9 million, and approximately $149.3 million for 1998. The acquisition of Hiway, which we completed in January 1999, increased our total customer accounts to over 260,000, the number of Web sites hosted to over 180,000, and our combined pro forma revenues for the fourth quarter of 1998 to approximately $50.4 million, and approximately $190.1 million for that year. Approximately half of our current revenue is derived from our Web hosting and other enhanced services. With our large existing customer base and strong, balanced position in both the Internet access and Web hosting service platforms, we believe that we will be able to derive increasing revenue from these customers and facilitate our goal of attaining profitability, by continuing to offer them higher functionality Web sites, an expanding array of value-added services, and the additional access bandwidth that is necessary to support these services.



     We are continuing to integrate the operations we have acquired onto our national network and common administrative support services in order to capture economies of scale, derive operational efficiency and control, and improve the quality, consistency and scalability of our services. Verio supports and manages its operations with highly reliable and scalable national infrastructure and systems, including a "Tier One" national network and proprietary Web site hosting technologies and tools that differentiate our Web hosting services from other providers. We have developed back-office support services built on high quality systems for network monitoring and management, billing, customer service and financial reporting and accounting. The integration of the operations we have acquired involves:



     - Redesigning acquired local networks with overlapping or non-redundant circuits.



     - Connecting those local telecommunication networks to our national telecommunications network and eliminating unnecessary national network capacity we acquire.



     - Centralizing management functions.

     - Standardizing and centralizing back-office functions such as billing and accounting.



     - Converting the brand names of the acquired operations to the Verio brand.



     Our significant scale in both Internet access and Web hosting allows us to provide robust, high-quality, and scalable service platforms which we can continually expand and enhance in order to provide a complete and evolving range of business Internet solutions. We intend to further enhance the value of these platforms by developing, both internally and through strategic vendor relationships, a further array of value-added, higher margin product and service offerings to continue to address our ever changing customer demands.



     Verio has also established a global sales and marketing engine that is driven by:



     - Direct sales through over 200 sales professionals.



     - Over 4,000 resellers in the U.S. and over 170 other countries.



     - Preferential marketing agreements with leading Internet on-line companies.



     - Private label and co-branded distribution relationships with major telecommunications companies.



     - In-house and outsourced telemarketing operations.


                              RECENT DEVELOPMENTS


     On January 5, 1999, we completed the acquisition of Best Internet Communications, Inc., doing business as Hiway Technologies, Inc., pursuant to a merger agreement, dated as of November 17, 1998. Upon completion of the acquisition of Hiway, we issued approximately 3.14 million shares of our common stock and paid approximately $176 million, to the former shareholders of Hiway. In addition, we reserved approximately 1.77 million additional shares of our common stock for issuance upon the exercise of options and warrants issued to replace Hiway options and warrants that were not exercised prior to the completion of the acquisition of Hiway. As a result of the Hiway acquisition, the former shareholders of Hiway own approximately 13% of our common stock, on a fully diluted basis. Approximately 59% of such shares are subject to a lockup that expires six months following the closing of the merger. Pursuant to the terms of the merger agreement, Hiway designated Arthur L. Cahoon to serve on Verio's board of directors. The Hiway acquisition will be accounted for under the purchase method of accounting, and was structured as a taxable transaction.



     Recently, we have undertaken significant marketing efforts to build Verio's national brand name recognition. We have commenced a joint marketing effort with NorthPoint Communications to market digital subscriber line services in 21 cities nationwide.



     On March 4, 1999, we entered into a strategic agreement with America Online, Inc. ("AOL"), under which, for a three year period, Verio has acquired exclusive rights to market its Web hosting and business-focused electronic commerce services on AOL's four key on-line media properties in the US: AOL, CompuServe, AOL.com and AOL's Digital City. The agreement also provides for the transition of nearly 7,000 AOL PrimeHost and CompuServe BusinessWeb customers to Verio for continued Web hosting service. AOL will receive guaranteed payments totaling a minimum of $42.5 million from us, and also is entitled to participate in future revenue sharing when the revenues we derive from this relationship exceed certain levels. Verio will receive significant online advertising and promotion of a co-branded Verio and AOL Web site that will offer a broad range of Verio Web hosting products and electronic commerce solutions.

                               THE EXCHANGE OFFER

Old Notes..................  11 1/4% Senior Notes due 2008, Series A, which were issued in November 1998.

New Notes..................  11 1/4% Senior Notes due 2008, Series B, which we are offering hereby. The old notes and the new notes are referred to collectively as the notes.

The Exchange Offer.........  We are offering to exchange $1,000 principal amount of new notes in exchange for each $1,000 principal amount of old notes. The new notes are being offered in exchange for up to $400.0 million principal amount of old notes. The issuance of the new notes is intended to satisfy our obligations contained in the registration rights agreement we entered into with the initial purchasers of the old notes in connection with the issuance of the old notes. See "The Exchange Offer -- Terms of the Exchange Offer."

Expiration Date............  The exchange offer will expire at 5:00 p.m., New
                             York City time, on           , 1999, or such later
                             date and time if we extend the exchange offer, in which case the term "expiration date" means the latest date and time to which the exchange offer is extended. See "The Exchange Offer -- Terms of the Exchange Offer."

Withdrawal.................  Tenders of old notes may be withdrawn at any time prior to 5:00 p.m. New York City time, on the expiration date. See "The Exchange
                             Offer -- Expiration Date; Extensions; Amendments."

Conditions of the Exchange
Offer......................  The exchange offer is not conditioned upon any minimum principal amount of old notes being tendered for exchange. The only condition to the exchange offer is for the Securities and Exchange Commission to declare the registration statement, of which this prospectus is a part, effective. See "The Exchange Offer -- Conditions of the Exchange Offer."

Procedures for Tendering
Old Notes..................  If you want to tender your old notes in the exchange offer, you must complete, sign and date the accompanying letter of transmittal according to the instructions contained in this prospectus and the letter of transmittal. You also must mail or otherwise deliver the letter of transmittal, together with your old notes and any other required documents, to the exchange agent at the exchange agent's address prior to 5:00 p.m., New York City time, on the expiration date. If you own old notes which are registered in the name of a broker, dealer, commercial bank trust company or other nominee and you wish to tender such old notes in the exchange offer, you should give instructions promptly to tender your old notes on your behalf.

Guaranteed Delivery
Procedures.................  If you wish to tender your old notes and (1) your old notes are not immediately available or (2) you cannot deliver your old notes together with the letter of transmittal to the exchange agent prior to the expiration date, you may tender your old notes according to the guaranteed delivery procedures contained in the letter of transmittal. See "The Exchange Offer -- Guaranteed Delivery Procedures."

Acceptance of Old Notes and
  Delivery of New Notes....  After the registration statement becomes effective and the exchange offer is completed, we will accept any and all old notes that are properly tendered in the exchange offer prior to 5:00 p.m., New York City time, on the expiration date. The new notes will be delivered promptly after acceptance of the old notes. See "The Exchange Offer -- Acceptance of Old Notes for Exchange; Delivery of New Notes."



The Exchange Agent.........  U.S. Bank Trust National Association has agreed to serve as the exchange agent in the exchange offer. See "The Exchange Offer -- Acceptance of Old Notes for Exchange; Delivery of New Notes."



Material Federal Income Tax
  Considerations...........  With respect to the exchange of old notes for new notes:



                             - the exchange should not constitute a taxable
                               exchange for U.S. federal income tax purposes;



                             - you should not recognize gain or loss upon
                               receipt of the new notes; and



                             - you must include interest on the new notes in
                               gross income to the same extent as the old notes.



Use of Proceeds............  We will receive no proceeds from the exchange offer. Net proceeds from the sale of the old notes were approximately $389.0 million. As of February 28, 1999, we had used the net proceeds as follows:



                             - Acquisitions and long-term
                             investments                        $184.0       47%



                             - General working capital          $ 47.1       12%



                             - Cash, securities, and short-term
                             investments                        $157.9       41%


                             See "Use of Proceeds."


Fees and Expenses..........  We will bear all expenses for the completion of the exchange offer and compliance with the registration rights agreement. The expenses of the exchange offer are estimated to be approximately $450,000. We also will pay certain transfer taxes to the extent applicable to the exchange offer. See "The Exchange Offer -- Fees and Expenses."



Accrued Interest...........  Interest will accrue on the new notes at a rate of
                             11 1/4% per annum. If your old notes are accepted for exchange you will receive interest accrued on your old notes from the date of original issuance or date of the last interest payment, to, but not including, the date of issuance of your new notes. Interest on your old notes will cease to accrue on the day before your new notes are issued. See "Description of the Notes -- Maturity, Interest and Principal."



Resales of New Notes.......  Based on an interpretation by the Securities and
                             Exchange Commission set forth in no-action letters issued to third parties, we believe that you may resell or otherwise transfer new notes issued pursuant to the exchange offer in exchange for old notes. However, there are exceptions to this general statement. You may not freely transfer the new notes if:



                             - you are an "affiliate" of Verio within the
                               meaning of Rule 405 under the Securities Act of 1933,

                             - you are a broker-dealer who acquired the old
                               notes directly from us without compliance with the registration and prospectus delivery provisions of the Securities Act,

                             - you did not acquire the new notes in the ordinary
                               course of your business, or

                             - you have engaged in, intend to engage in, or have
                               an arrangement or understanding with any person to participate in the distribution of the new notes.

                             Any holder subject to any of the exceptions above and each participating broker-dealer that receives new notes for its own account in the exchange offer in exchange for old notes that were acquired as a result of market-making, must comply with the registration and prospectus delivery requirements of the Securities Act in connection with the resale of the new notes.

Effect of Not Tendering Old
  Notes for Exchange.......  If you do not tender your old notes or your old notes are not properly tendered, the existing transfer restrictions will continue to apply. We will have no further obligations to provide for the registration under the Securities Act of your old notes. Your old notes will, following the expiration date, bear interest at the same rate as the new notes.

                            DESCRIPTION OF NEW NOTES


     The form and terms of the new notes and the old notes will be identical, except that:



        (1) the new notes have been registered under the Securities Act and, therefore, will not bear legends restricting their transfer; and



        (2) the holders of the new notes will not be entitled to further registration rights under the registration rights agreement.



     The new notes will evidence the same debt as the old notes and will be entitled to the benefits of the indenture under which the old notes were issued.



     The exchange offer will be considered completed once we deliver to the exchange agent new notes in the same aggregate principal amount as the aggregate principal amount of old notes that are validly tendered by holders. See "The Exchange Offer -- Procedures for Tendering Old Notes" and "Description of the Notes."



Notes Offered..............  $400.0 million aggregate principal amount of
                             11 1/4% Senior Notes due 2008.


Maturity...................  December 1, 2008.

Interest Payment Dates.....  June 1 and December 1, commencing June 1, 1999.


Ranking....................  The old notes and the new notes will be senior unsecured obligations ranking equally with all our existing and future unsecured and unsubordinated debt including the 1997 Notes and the March 1998 Notes (each as defined) and senior to all our existing and future subordinated debt. The old notes and the new notes will be junior to all our secured debt to the extent of the value of the assets securing such debt and structurally subordinated to indebtedness of our subsidiaries. If our December 31, 1998 balance sheet were restated to give effect to the acquisition of Hiway, we would have had:



                             - approximately $16.1 million of secured
                               indebtedness outstanding to which holders of the notes would be effectively subordinated in right of payment; and



                             - approximately $15.8 million of subsidiary
                               indebtedness to which holders of notes would be structurally subordinated; $10.8 million of which is included in the secured long-term figure above.




                             See "Description of the Notes -- General."

Sinking Fund...............  None.


Optional Redemption........  On or after December 1, 2003, we may redeem some or all of the notes at specific redemption prices described in this prospectus, plus accrued interest. See "Description of the
                             Notes -- Redemption -- Optional Redemption."



                             On or prior to December 1, 2001, we also may be able to redeem up to 35% of the original aggregate principal amount of the notes at a redemption price of 111.250% of the principal amount, plus accrued and unpaid interest. See "Description of the Notes -- Redemption -- Optional Redemption."



Change of Control..........  In the event of a change of control, we will be required to make an offer to purchase the notes at a purchase price equal to 101% of the principal amount thereof, plus accrued and unpaid interest. Furthermore, we would be required to repay any funds drawn under a bank facility in the event of a change of control. See "Risk Factors -- We may not have the ability to raise the funds necessary to finance the change of control offer which may be required by the indenture" and "Description of the Notes -- Certain Covenants -- Change of Control."



Certain Covenants..........  The indenture governing the new notes will, among other things, restrict our ability to:


                             - borrow money;

                             - make restricted payments;

                             - permit liens to exist;


                             - change our business;


                             - issue guarantees;

                             - sell certain assets or merge with or into other
                               companies;

                             - pay dividends;

                             - restrict issuances and sales of preferred stock
                               by restricted subsidiaries;

                             - engage in transactions with affiliates;

                             - designate or create unrestricted subsidiaries;
                               and

                             - make investments.

                             These covenants are subject to important exceptions and qualifications. See "Description of the Notes -- Certain Covenants."


Exchange Rights............  Holders of the new notes will not be entitled to any exchange or registration rights. This exchange offer is intended to satisfy our obligation under the registration rights agreement. We will have no further obligations to register any of the old notes not tendered once the exchange offer is completed. See "Risk Factors -- There may be adverse consequences if you fail to exchange your old notes."

                      SUMMARY CONSOLIDATED FINANCIAL DATA
                   (Amounts in Thousands, Except Share Data)


     The summary historical consolidated financial data as of December 31, 1998, and for the period from inception (March 1, 1996) to December 31, 1996 and the years ended December 31, 1997 and 1998 have been derived from our audited Consolidated Financial Statements included elsewhere in this prospectus.



     The information contained below should be read in conjunction with the "Selected Consolidated Financial and Operating Data," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our Consolidated Financial Statements and the notes thereto included elsewhere in this prospectus. Results of operations for the period from inception to December 31, 1996 and the year ended December 31, 1997 and 1998 are not necessarily indicative of results of operations for future periods. Our development and expansion activities, including acquisitions, during the periods shown below may significantly affect the comparability of this data from one period to another.



     The unaudited pro forma balance sheet and statement of operations give effect to the Hiway acquisition as if it had occurred on December 31, 1998 for balance sheet purposes and on January 1, 1998 for statement of operations data purposes.



     We define EBITDA as earnings (loss) from operations before interest, taxes, depreciation, amortization and provision for loss on write-offs of investments in Internet service providers and fixed assets and includes non-cash stock option compensation and severance costs. The primary measure of operating performance is net earnings (loss) and not EBITDA. Although EBITDA is a measure commonly used in our industry, it should not be considered as an alternative to net earnings (loss) (determined in accordance with GAAP) as an indicator of operating performance, or as an alternative to cash flows from operating activities (determined in accordance with GAAP). In addition, our definition of EBITDA may not be comparable to other similarly titled measures of other companies.



     For purposes of presenting capital expenditures, we have excluded equipment and leasehold improvements acquired in our business acquisitions.



                                                                                                            YEAR ENDED
                                                               PERIOD FROM                               DECEMBER 31, 1998
                                                                INCEPTION                            -------------------------
                                                           (MARCH 1, 1996) TO       YEAR ENDED
                                                            DECEMBER 31, 1996    DECEMBER 31, 1997   HISTORICAL     PRO FORMA
                                                           -------------------   -----------------   -----------   -----------
STATEMENT OF OPERATIONS DATA:
Total revenue.............................................       $ 2,365            $   35,692       $   120,653   $   190,058
Total costs and expenses..................................         8,645                75,981           211,671       318,520
                                                                 -------            ----------       -----------   -----------
Loss from operations......................................       $(6,280)           $  (40,289)      $   (91,018)  $  (128,462)
                                                                 =======            ==========       ===========   ===========
Interest expense and other................................       $  (115)           $  (11,826)      $   (35,946)  $   (37,432)
                                                                 =======            ==========       ===========   ===========
Loss before extraordinary item............................       $(5,122)           $  (46,069)      $  (111,854)  $  (150,672)
                                                                 =======            ==========       ===========   ===========
Net loss attributable to common stockholders..............       $(5,145)           $  (46,329)      $  (122,042)
                                                                 =======            ==========       ===========
Loss per common share -- basic and diluted:
  Loss per common share before extraordinary item.........       $ (5.29)           $   (40.47)      $     (5.24)  $     (5.74)
                                                                 =======            ==========       ===========   ===========
  Loss per common share...................................       $ (5.29)           $   (40.47)      $     (5.71)
                                                                 =======            ==========       ===========
Weighted average common shares outstanding -- basic and
  diluted.................................................       971,748             1,144,685        21,376,322    26,263,322
OTHER DATA:
EBITDA....................................................       $(5,611)           $  (29,665)      $   (51,292)  $   (52,773)
Capital expenditures......................................         3,430                14,547            23,058
CASH FLOWS INFORMATION:
Net cash used by operating activities.....................        (2,326)              (35,323)          (64,239)
Net cash used by investing activities.....................        (9,123)             (130,254)         (284,891)
Net cash provided by financing activities.................        77,916               161,772           719,892

                                                        THREE MONTHS ENDED
                            --------------------------------------------------------------------------
                            MARCH 31,   JUNE 30,   SEPTEMBER 30,   DECEMBER 31,   MARCH 31,   JUNE 30,
                              1997        1997         1997            1997         1998        1998
                            ---------   --------   -------------   ------------   ---------   --------
QUARTERLY STATEMENT OF
  OPERATIONS DATA:
Total revenue.............   $ 4,414    $ 8,249      $  9,624        $ 13,405     $ 21,198    $ 28,541
Total costs and
  expenses................    10,006     17,103        20,365          28,507       35,916      49,868
                             -------    -------      --------        --------     --------    --------
Loss from operations......   $(5,592)   $(8,854)     $(10,741)       $(15,102)    $(14,718)   $(21,327)
                             =======    =======      ========        ========     ========    ========
Net loss attributable to
  common stockholders.....   $(4,677)   $(9,274)     $(13,250)       $(19,128)    $(28,383)   $(26,316)
                             =======    =======      ========        ========     ========    ========

                                 THREE MONTHS ENDED
                            ----------------------------
                            SEPTEMBER 30,   DECEMBER 31,
                                1998            1998
                            -------------   ------------
QUARTERLY STATEMENT OF
  OPERATIONS DATA:
Total revenue.............    $ 33,804        $ 37,110
Total costs and
  expenses................      62,944          62,943
                              --------        --------
Loss from operations......    $(29,140)       $(25,833)
                              ========        ========
Net loss attributable to
  common stockholders.....    $(33,606)       $(33,737)
                              ========        ========

                                                                 AS OF       AS OF DECEMBER 31, 1998
                                                              DECEMBER 31,   -----------------------
                                                                  1997        ACTUAL      PRO FORMA
                                                              ------------   ---------   -----------
BALANCE SHEET DATA:
Cash and cash equivalents and short-term investments........    $ 72,586     $577,387    $  404,547
Restricted cash and securities..............................      40,554       14,805        14,805
Goodwill, net...............................................      83,216      236,696       482,700
Total assets................................................     246,471      933,712     1,026,718
Long-term debt and capital lease obligations, net of current
  portions..................................................     142,321      674,618       679,569
Redeemable preferred stock..................................      97,249           --            --
Stockholders' equity (deficit)..............................     (27,001)     202,681       276,173

                                  RISK FACTORS


     Before you participate in the exchange offer, you should be aware that there are various risks, including the ones listed below. You should carefully consider these risk factors and the other information contained in this prospectus in evaluating the exchange offer.



WE HAVE A HISTORY OF LOSSES AND LIMITED OPERATING AND FINANCIAL DATA



     We have incurred net losses since our inception in March 1996. For the period from inception to December 31, 1996, we had a loss of $(5.1) million and for the years ended December 31, 1997 and 1998, we had losses of $(46.1) million and $(122.0) million, respectively. Because we have a relatively short operating history, there is little operating and financial data about us and this makes an evaluation of our business operations and prospects difficult. We have experienced revenue growth on an annual basis with revenue increasing from $2.4 million from the period of inception (March 1, 1996) to December 31, 1996 to approximately $35.7 million in 1997, and to approximately $120.7 million in 1998. However, we have incurred losses and experienced negative earnings before depreciation and amortization, interest income and expense, other income (loss), income tax expense (benefit), gain on sale of investments, equity in loss of affiliate and intangible asset write-down ("EBITDA") during each of those periods. We expect to continue to operate at a net loss and experience negative EBITDA in the near term as we continue to expand our business and integrate our operations. We have incurred net losses attributable to common stockholders of $(5.1) million, $(46.3) million and $(122.0) million and have incurred negative EBITDA of $(5.6) million, $(29.7) million and $(51.3) million for each of the years ended December 31, 1996, 1997 and 1998, respectively. At December 31, 1998, we had an accumulated deficit of $(173.5) million. We cannot assure you that we will be able to achieve or sustain profitability or a positive amount of EBITDA.



WE EXPECT CONTINUING LOSSES



     We expect to incur significant additional losses and to generate negative operating cash flow in the foreseeable future. We will continue to use significant amounts of cash as we continue our acquisition and integration efforts, to build out our national network operations, expand and enhance our product and service offerings, and further establish our brand name recognition. The extent to which we experience negative cash flow will depend upon a number of factors, including the following:


     - the number and size of any additional acquisitions and investments;


     - the expense and time required to integrate prior and future acquired operations;


     - the time and effort required to capture operating efficiencies;


     - our ability to generate increased revenues and cash flow;



     - the amount of our expenditures at the corporate and national level; and



     - potential regulatory developments that may apply to our operations.



WE CANNOT ASSURE YOU THAT WE WILL BE PROFITABLE



     In order to achieve profitability, Verio must develop and market products and services which gain broad commercial acceptance. We cannot assure you that we will ever achieve broad commercial acceptance or profitability. Although we have experienced significant growth in revenues on an annual basis (see above), we do not believe that this growth rate is necessarily indicative of future operating results. We cannot assure that we will achieve or sustain positive operating cash flow or generate income in the future. It is possible that we may never achieve profitability on a quarterly or annual basis.



WE HAVE SUBSTANTIAL DEBT WHICH MAY IMPACT OUR FUTURE OPERATIONS AND AFFECT OUR ABILITY TO MEET OUR DEBT OBLIGATIONS



     We are highly leveraged and have substantial amounts of outstanding debt. At December 31, 1998 our total long term debt was approximately $674.6 million representing 77% of our total capitalization, and our interest expense for the year ended December 31, 1998 was approximately $35.9 million. After giving pro forma effect to the acquisition of Best Internet Communications, Inc. (which does business as Hiway Technologies, Inc. and which we refer to as Hiway), our total long term debt would be approximately $679.6 million representing 71% of our total pro forma capitalization. In addition, we have obtained a $70.0 million revolving credit facility from a group of lending banks. We have not drawn any funds from this credit facility.



     High levels of debt could have several important effects on our future operations. Some of these consequences include the following:



     - a substantial portion of our cash flow from operations must be used to pay interest on our debt and will not be available for other business purposes; of the $64.2 million cash flow used by our operations for the year ended December 31, 1998, $35.9 million, or approximately 56%, was used to pay interest on our debt; and



     - covenants imposed under certain of the financing agreements limit our ability to borrow additional funds, dispose of assets and affects our flexibility with respect to changes in our business, including possible acquisitions and capital expenditures.



     Our ability to meet our debt obligations and to reduce our total debt depends on our future operating performance and on economic, financial, competitive, regulatory and other factors. Many of these factors are beyond our control. We believe that our existing current assets combined with working capital from each of operations, existing credit facilities, capital lease financings and proceeds of future equity or debt financings will be adequate to meet our financial obligations. We cannot assure, however, that our business will generate sufficient cash flow due to the various risk factors described or that future financings will be available to provide sufficient proceeds to meet these obligations or to service our total debt. In particular, our cash flow may not be sufficient to pay:



     - $13.5 million in annual interest (representing 38% of our total interest expense for the year ended December 31, 1998) on the $150.0 million principal amount of 13 1/2% Senior notes due 2004 (the "1997 Notes") beginning in June 2000 following the termination of the interest escrow arrangement for the 1997 Notes, $100.0 million principal amount of which remains outstanding after we repurchased $50.0 million of the 1997 Notes held by Brooks Fiber Properties, Inc. in March 1998;



     - $18.2 million in annual interest (representing 51% of our total interest expense for the year ended December 31, 1998) on the $175.0 million principal amount of 10 3/8% Senior notes due 2005 (the "March 1998 Notes");



     - $45.0 million in annual interest on the $400.0 million principal amount of 11 1/4% Senior notes due 2008; or



     - any debt obligations we may incur under the credit facility, if drawn upon.



WE ARE SUBJECT TO RESTRICTIVE COVENANTS THAT LIMIT OUR FLEXIBILITY



     Our $70.0 million bank credit facility may only be used if we meet certain financial tests and prohibits us from paying dividends or repurchasing our capital stock without the lenders' consent. Failure to comply with these terms would entitle the secured lenders to foreclose on certain of our assets, including the capital stock of our subsidiaries and our capacity agreement with Qwest. The secured lenders would be repaid from the proceeds of the liquidation of those assets before the assets would be available for distribution to the holders of Verio's capital stock. In addition, the terms of the credit facility, as well as the 1997 Notes, the March 1998 Notes and the notes, impose limitations on our ability to incur additional debt, and therefore may make it difficult for us to borrow in the future. The restrictive covenants in our existing financial arrangements other than the Notes are subject to change without consent of the holders of the notes and hence may become more or less restrictive in the future if such changes are implemented. The existing financial arrangements require, and future financing arrangements are likely to require, that we maintain certain financial ratios and comply with certain covenants further restricting our ability to incur additional debt, pay dividends or make other restricted payments, sell assets, enter into affiliate transactions or take other actions. In addition, our ability to satisfy these restrictive covenants may be affected by events beyond our control. As a result we cannot assure you that we will be able to continue to satisfy these covenants.

WE MAY NEED TO RAISE ADDITIONAL CAPITAL IN ORDER TO REMAIN COMPETITIVE



     Verio depends on a number of different financing sources to fund its growth and continued losses from operations. However, we cannot assure you that we will be able to raise such funds on favorable terms. In the event that we are unable to obtain such additional funds on acceptable terms, we may be unable or determine not to take advantage of new opportunities or take other actions that otherwise might be important to our operations.



     We expect to make significant capital expenditures in order to maintain our competitive position and continue to meet the increasing demands for service quality, availability and competitive pricing. In addition to our continuing acquisition efforts, we currently expect that our significant capital expenditures will include the following:


     - network equipment;

     - network operating centers;

     - network monitoring equipment;

     - information technology systems; and

     - customer support systems.


     We believe that we will have a reasonable degree of flexibility to adjust the amount and timing of these capital expenditures. However, we may need to raise additional funds in order to take advantage of unanticipated opportunities, such as acquisition opportunities that may arise in the U.S. and internationally. In addition, we may need to raise additional funds to develop new products or otherwise respond to changing business conditions or unanticipated competitive pressures. We may be required to delay or abandon some of our planned future expansion or expenditures if we fail to raise sufficient funds.



OUR OPERATING RESULTS FLUCTUATE AND COULD DECLINE



     Our operating results have fluctuated in the past and may fluctuate significantly in the future depending upon a variety of factors, including the incurrence of capital costs and the introduction of value-added services and new services. Additional factors that may contribute to variability of operating results include:



     - the pricing and mix of services we offer;



     - our customer retention rate;



     - changes in pricing policies and product offerings by our competitors;



     - growth in demand for network and Internet access services;



     - one-time costs associated with acquisitions and regional consolidation;
       and



     - general telecommunications services' performance and availability.



     We also have experienced seasonal variation in Internet use and, therefore, revenue streams may fluctuate accordingly. In response to competitive pressures, we may take certain pricing or marketing actions that could have a material adverse effect on our business, financial condition and results of operations. As a result, variations in the timing and amounts of revenues could have a material adverse effect on our quarterly operating results. Therefore, we believe that period-to-period comparisons of our operating results are not necessarily meaningful and cannot be relied upon as indicators of future performance. If our operating results in any future period fall below the expectations of securities analysts and investors, the market price of our securities would likely decline.



OUR ABILITY TO GROW DEPENDS ON OUR ABILITY TO EXPAND OUR SERVICE OFFERINGS AND DISTRIBUTION CHANNELS



     While we continue to seek to deepen and broaden our market presence in the U.S. and internationally through acquisitions, our success is highly dependent on the growth of our existing Internet access and Web hosting core service platforms. We expect to drive this internal growth by expanding and enhancing our product service base with additional value-added service capabilities and by establishing further distribution capabilities. To a certain extent we may develop these further product and distribution capabilities internally, but expect that primarily we will look to formulate strategic relationships with various vendors and distribution partners. Accordingly, it will be important that we either develop these capabilities internally or identify suitable potential product and service vendors and distributors with whom we are able to complete agreements on acceptable terms. We expect that competition for strategic relationships with key vendors and potential distributors could be significant, and that we may have to compete with other companies with greater financial and other resources to obtain these important relationships. We cannot assure you that we will be able to identify suitable partnering candidates or be able to complete agreements on acceptable terms with these parties.



OUR SUCCESS DEPENDS ON OUR SUCCESSFUL INTEGRATION EFFORTS



     Our success also depends in large part on our ability to integrate the operations and management of the independent Internet operations we have acquired and those we may acquire in the future. If we fail to integrate our acquisitions successfully this may result in significant operating inefficiencies, which in turn may adversely affect our operating results. We have to expend substantial managerial, operating, financial and other resources to integrate these businesses and implement our business model. In particular, to integrate our newly acquired Internet operations successfully, we must:



     - install and standardize adequate operational and control systems;



     - deploy standard equipment and telecommunications facilities;



     - employ qualified personnel to provide technical and marketing support in new as well as existing locations;



     - eliminate redundancies in overlapping network systems and personnel;



     - incorporate acquired technology and products into our existing service offerings;



     - implement and maintain uniform standards, procedures and policies;



     - standardize marketing and sales efforts under the common Verio brand; and



     - continue the expansion of our managerial, operational, technical and financial resources.



     The process of consolidating and integrating acquired operations takes a significant period of time, places a significant strain on resources, and could prove to be even more expensive and time-consuming than we have predicted. We may increase expenditures in order to accelerate the integration and consolidation process with the goal of achieving longer-term cost savings and improved profitability. These expenses may include the following, among others: eliminating redundant staffing positions; relocating personnel; canceling overlapping Internet access contracts; closing down redundant points of presence facilities; upgrading systems; and integrating these acquired providers' onto our network, customer care, billing, financial and other national support systems. For example, we recorded a one-time charge of approximately $1.9 million in 1998 relating to the elimination of 250 redundant positions. We cannot assure you that our projected long-term cost savings and improvements in profitability can or will be realized. We also cannot assure you that customer support resources will be sufficient to manage the growth in our business or that we will be successful in implementing our expansion program in whole or in part.



     In addition, future acquisitions could materially adversely affect our operating results as a result of dilutive issuances of equity securities and the incurrence of additional debt. In addition, the purchase price for many of these acquired businesses likely will significantly exceed the fair values of the net assets of the acquired businesses. As a result, material goodwill and other intangible assets would be required to be recorded which would result in significant amortization charges in future periods. These charges, in addition to the financial impact of such acquisitions, could have a material adverse effect on our business, financial condition and results of operations.



WE FACE CERTAIN PARTICULAR RISKS IN OUR INTEGRATION OF THE HIWAY OPERATIONS



     We face certain key risks in successfully completing the integration of the recently completed acquisition of the Hiway operations, which was a substantial transaction for Verio. Difficulties we may experience associated with the integration of Hiway's operations with our existing business may have an adverse impact on Verio. The key integration challenges we face in connection with the Hiway acquisition include:



     - the acquired operations, facilities, equipment, service offerings, networks, technologies, brand names, and sales, marketing and service development efforts may not be effectively integrated with our existing operations;


     - anticipated cost savings may not be realized;


     - integration efforts may divert our resources from our existing business;


     - standards, controls, procedures and policies may not be maintained; and


     - employees who are key to the acquired operations may choose to leave.



     Any of these difficulties could interrupt our business and operations. We cannot assure you that we will effectively realize any of the anticipated benefits from the integration of the Hiway acquisition. Specifically with respect to Hiway, we expect to incur significant integration expenses. Factors that could increase these costs include: (1) unexpected employee turnover; (2) unforeseen delays in addressing duplicate facilities and the associated costs of hiring temporary employees; and (3) additional fees and charges to obtain consents, regulatory approvals or permits.



     Hiway was formed in May 1998 through a merger of Best Internet and Hiway. Because the Best/Hiway Merger was accomplished fairly recently, the integration of the operations of those two companies was not completed prior to our acquisition of Hiway. It is likely that this integration effort will continue. In the course of that integration effort, it is possible that facts or circumstances may be discovered that we did not know at the time we executed the agreement to acquire Hiway. We cannot assume that difficulties will not be encountered in integrating Hiway, or that the specific benefits expected from the Best/Hiway Merger will be achieved or that we will realize any of those anticipated benefits.



WE FACE RISKS ASSOCIATED WITH ACQUISITIONS GENERALLY



     We expect to continue our acquisition and expansion strategy. Additional acquisitions could have a material impact on the financial information we have provided. Future acquisitions could materially adversely affect our operating results as a result of dilutive issuances of equity securities and the incurrence of additional debt. In addition, the purchase price for many of these acquired businesses likely will significantly exceed the current fair values of the net assets of the acquired businesses. As a result, material goodwill and other intangible assets would be required to be recorded which would result in significant amortization charges in future periods. These charges, in addition to the financial impact of such acquisitions, could have a material adverse effect on our business, financial condition and results of operations.



     Up to now, we have recorded all business acquisitions under the purchase method of accounting. With the acquisition of Hiway, which was completed on January 5, 1999, we expect to record gross goodwill totaling approximately $244.0 million, which will be amortized over a ten-year period from the acquisition date. We cannot assure you of the number, timing or size of future acquisitions, or the effect that any such acquisitions might have on our operating or financial results.



THE FINANCIAL INFORMATION CONCERNING BUSINESSES WE ACQUIRE MAY BE INACCURATE



     Many of the Internet businesses we have acquired did not have audited financial statements, and this may be true for subsequent acquisitions as well. These companies have had varying degrees of internal controls and detailed financial information. Therefore, the financial information we are able to provide in this prospectus includes financial information concerning certain recently completed acquisitions for which audited financial statements may not be available. Our subsequent audits of these recently acquired companies may reveal significant issues with respect to revenues, expenses and liabilities, contingent or otherwise, of any of these providers.

     We have completed valuations of certain of our acquisitions (including TABNet and Hiway). This process included evaluation of in-process research and development programs. We could not allocate a meaningful value to, and therefore will not be recording any charge to operations for, in-process research and development relating to these acquisitions. We have followed the Commission's guidelines in the valuation of in-process research and development.



OUR RAPID GROWTH MAY STRAIN OUR RESOURCES



     We have been growing and expect to continue to grow rapidly. This rapid growth has placed, and is likely to continue to place, a significant strain on our managerial, operating, financial and other resources, including our ability to ensure customer satisfaction. For example, as our customer base grows, and their need for Internet bandwidth expands, we will need to acquire substantial network capacity to support their needs. Our expansion efforts also require significant time commitments from our senior management and places a strain on their ability to manage our existing business. We also may be required to manage multiple relationships with third parties as we expand our value-added service offerings, including Web hosting. Our future performance will depend, in part, upon our ability to manage this growth effectively. To that end, we will have to undertake the following improvements, among others:



     - implement additional management information systems capabilities;



     - further develop our operating, administrative and financial and accounting systems and controls;



     - improve coordination between our engineering, accounting, finance, marketing and operations; and



     - hire and train additional personnel.



WE DEPEND UPON CHANNEL PARTNERS



     We depend on third party channel partners to stimulate demand for our products and services where we do not have a direct sales force. These channel partners include computer and telecommunications resellers, value-added resellers, original equipment manufacturers, systems integrators, Web designers and advertising agencies. If we fail to gain commercial acceptance in certain markets channel partners may discontinue their relationships with us. Conflicts may develop between our direct sales force efforts and those of our channel partners as well as among different channel partners. These conflicts could affect our relationship with various channel partners. The loss of channel partners, the failure of such parties to perform under agreements with us, or the inability to attract other channel partners with the expertise and industry experience required to market our products and services could adversely affect us. Furthermore, sales through channel partners are usually at discounted rates. Therefore, the resulting revenues and gross margins will be less than if we had sold the same services directly.



WE FACE RISKS ASSOCIATED WITH INTERNATIONAL OPERATIONS AND EXPANSION



     With our recent Web hosting acquisitions of iServer, TABNet, WWW and Hiway, we now provide Web hosting services to customers in over 170 countries. We expect to continue to expand in these and other international markets. The rate of development and adoption of the Internet has been slower outside the U.S., and the cost of bandwidth outside the U.S. has been higher, which may adversely affect our ability to expand operations, and increase our costs of operations internationally. We cannot assure you that acceptance of the Internet or demand for Internet access, Web hosting and other value-added Internet services will increase significantly in any international markets.



     We may need to enter into joint ventures or other outsourcing agreements with third parties, acquire complementary businesses or operations, or establish or maintain new operations outside the U.S. in order to conduct our foreign operations successfully. However, we cannot assure you that we will be able to obtain the permits and operating licenses required to operate, to hire and train employees or to market, sell and deliver high quality services in these markets. In addition to the uncertainty as to our ability to expand our international presence, there are certain risks inherent in doing business on an international level. These risks include:



     - unexpected changes in or delays resulting from regulatory requirements, tariffs, customs, duties and other trade barriers;


     - difficulties in staffing and managing foreign operations;

     - longer payment cycles and problems in collecting accounts receivable;

     - political instability, expropriation, nationalization, war, insurrection and other political risks;

     - fluctuations in currency exchange rates and foreign exchange controls which restrict or prohibit repatriation of funds;

     - technology export and import restrictions or prohibitions;


     - employment laws and practices in foreign countries;


     - delays from customs brokers or government agencies;


     - differences in technology standards;


     - seasonal reductions in business activity during the summer months in Europe and certain other parts of the world; and

     - potentially adverse tax consequences.


     We cannot assure you that these factors will not have an adverse effect on our future international operations. In addition, we cannot assure you that foreign laws or administrative practice relating to taxation, foreign exchange or other matters will not change. Any such change could adversely affect us.



     Effective January 1, 1999, 11 of the 15 member countries of the European Union established fixed conversion rates between their existing sovereign currencies and the euro, and adopted the euro as their common legal currency (the "Euro Conversion"). We have not commenced any assessment of the effects or potential impact that the Euro Conversion would have on us. Furthermore, certain foreign governments, such as Germany, have enforced laws and regulations related to content distributed over the Internet that are more strict than those currently in place in the U.S. This could adversely affect our investment in international operations such as WWW.



OUR MARKET IS EXTREMELY COMPETITIVE



     The market for Internet access and related services is extremely competitive. Verio anticipates that competition will continue to intensify as the use of the Internet grows. The tremendous growth and potential market size of the Internet access market has attracted many new start-ups as well as existing businesses from different industries. Current and prospective competitors include:



     - national, regional and local Internet service providers;



     - global, national, and regional long distance and local exchange telecommunications companies;



     - cable television companies;



     - direct broadcast satellite and wireless communications providers;



     - on-line service providers; and



     - Web hosting providers, and providers of other value-added Internet services.



     Verio believes that the following are the primary competitive factors in this market:



     - Maintaining a secure and reliable national network with sufficient capacity, quality of service and scalability to support continued growth.

     - Maintaining a knowledgeable and effective sales force and implementing broad and effective distribution channels.



     - Providing knowledgeable and capable technical support personnel, and prompt and efficient customer care services.



     - Maintaining Internet system engineering and other technical expertise.



     - Offering competitive prices.



     - Making timely introductions of new products and services.



     - Having sufficient financial resources.



     - Having a recognized and trusted brand name.



     Many of our competitors have significantly greater market presence, brand recognition, and financial, technical, network capacity and personnel resources than we do. All of the major long distance companies, also known as interexchange carriers, offer Internet access services and compete with us. The recent sweeping reforms in the federal regulation of the telecommunications industry have created greater opportunities for local exchange carriers, including the regional bell operating companies, to enter the Internet access market. In order to address the Internet access requirements of the current business customers of long distance and local carriers, there is a move toward integrating horizontally through acquisitions of, joint ventures with, and the wholesale purchase of Internet access from, Internet service providers by these telecommunications companies. In addition, many of the major cable companies and other alternative service providers -- such as those companies utilizing wireless terrestrial and satellite-based service technologies -- have announced their plans to offer Internet access and related services. Accordingly, we expect that we will experience increased competition from traditional and emerging telecommunications providers. Many of these companies, in addition to their substantially greater network coverage, market presence, and financial, technical and personnel resources, also have large existing commercial customer bases. Furthermore, they may have the ability to bundle Internet access with basic local and long distance telecommunications services. This bundling of services may have an adverse effect on our ability to compete effectively with them and may result in pricing pressure on us that would adversely affect our business, financial condition and results of operations.



     The recent deployment and further planned deployment of broadband services for high speed Internet access by cable and telephone companies through new technologies such as cable modems and various digital subscriber lines technologies also creates further competitive pressure in Verio's business. While these providers initially targeted the residential consumer, more recently a number of digital subscriber lines providers also have announced their intent to offer digital subscriber lines services to our target business market. This may significantly affect the pricing of our Internet access service offerings. Similar to the co-marketing arrangement which we entered into with NorthPoint Communications subsequent to December 31, 1998, a number of digital subscriber lines providers have launched their services in conjunction with Internet service providers, allowing those providers to offer Internet access over digital subscriber lines circuits. These digital subscriber lines circuits, which provide higher speed and lower latency Internet connections than a standard dial-up phone connection, compete with our dedicated connectivity offerings.



     As we continue to expand internationally, we will encounter new competitors. In some cases, we will be forced to compete with and buy services from government-owned or subsidized telecommunications providers. Some of these providers may enjoy a monopoly on telecommunications services essential to our business. We cannot assure you that we will be able to purchase these services at a reasonable price or at all. In addition to the risks associated with our local competitors, foreign competitors may pose an even greater risk, as they may possess a better understanding of their local markets and better working relationships with local infrastructure providers and others. We cannot assure you that we can obtain similar levels of local knowledge. Failure to obtain that knowledge could place us at a significant competitive disadvantage.

WE DEPEND UPON OUR NETWORK INFRASTRUCTURE



     Verio's success depends upon its ability to implement and expand its national network infrastructure and support services at an acceptable cost. This may require us to enter into additional agreements with providers of infrastructure capacity and equipment and support services. We cannot assure you that any of these agreements can be obtained on satisfactory terms and conditions. We also anticipate that future expansions and adaptations of our network infrastructure may be necessary in order to respond to growth in the number of customers served, increased demands to transmit larger amounts of data and changes to our customers' product and service requirements. This will require substantial financial, operational and managerial resources. We cannot assure you that we will be able to expand or adapt our network infrastructure to meet the industry's evolving standards or our customers' growing demands and changing requirements on a timely or cost-effective basis, or at all. Also, we may not be able to deploy successfully any expanded and adapted network infrastructure.



OUR NETWORK SYSTEM COULD FAIL OR SHUTDOWN



     Our success depends upon our ability to deliver reliable, high-speed access to the Internet and upon the ability and willingness of our telecommunications providers to deliver reliable, high-speed telecommunications service through their networks. Our network, and other networks providing services to us, are vulnerable to damage or cessation of operations from fire, earthquakes, severe storms, power loss, telecommunications failures and similar events, particularly if the events occur within a high traffic location of the network. We have designed our network to minimize the risk of such system failure, for instance, with redundant circuits among points of presence facilities to allow traffic rerouting. In addition, we perform lab and field testing before integrating new and emerging technology into the network, and we engage in capacity planning. Nonetheless, we cannot assure that we will not experience failures or shutdowns relating to individual point of presence facilities or even catastrophic failure of the entire network.



     Hiway historically has offered its customers a service level warranty, under which Hiway commits that a customer's Web site will be available at least 99.9% of the time in each calendar month for as long as the customer is using the services. If uptime falls below this level in any month, the customer is entitled to certain service credits for that month. Verio has not implemented a policy providing a similar service warranty to our customers generally, although we may do so in the future based on various competitive factors. To the extent that Verio or Hiway is providing such a service level warranty in the future, we could experience a material decline in our revenues in connection with any significant system downtime experienced by our customers or other material changes associated with such warranty coverage.



     We carry business personal property insurance at both scheduled locations and unscheduled locations, with a blanket property limit of $10.0 million per location and business interruption insurance with a blanket limit of $2.0 million per location. This insurance may not be adequate or available to compensate us. In addition, we generally attempt to limit our liability to customers by contractually disclaiming liability or limiting liability to a usage credit based upon the amount of time that the system was down. We cannot assure, however, that such limitations of liability will be enforceable. In any event, significant or prolonged system failures or shutdowns could damage our reputation and cause us to lose our customers.



OUR NETWORK MAY EXPERIENCE SECURITY BREACHES



     The ability to provide secure transmission of information over the Internet is a significant barrier to electronic commerce and communications. We have implemented certain network security measures, such as limiting physical and network access to our routers. Nonetheless, we cannot assure that our network infrastructure will not be vulnerable to computer viruses, break-ins and similar disruptive problems caused by our customers or other Internet users. Computer viruses, break-ins or other problems caused by third parties could lead to interruptions, delays or cessation in service to our customers. Furthermore, such incidents could deter potential customers and adversely affect existing customer relationships.



     Security problems represent an ongoing threat to public and private data networks. Attacks upon the security of Internet sites and infrastructure continue to be reported to organizations such as the CERT

Coordination Center at Carnegie Mellon University, which facilitates responses of the Internet community to computer security events. Addressing problems caused by computer viruses, break-ins or other problems caused by third parties could have a material adverse effect on us, and the cost of eliminating these security breaches could be prohibitively expensive.



WE MAY BE LIABLE TO CUSTOMERS FOR SECURITY BREACHES



     The security services that we offer in connection with our customers' networks cannot assure complete protection from computer viruses, break-ins and other disruptive problems. Inappropriate use of the Internet by third parties could also potentially jeopardize the security of confidential information stored in the computer systems of our customers. Although we attempt to limit contractually our liability in such instances, the occurrence of these problems may result in claims against or liability on our part. Such claims, regardless of their ultimate outcome, could result in costly litigation and adversely affect our business or reputation or our ability to attract and retain customers. Moreover, until more consumer reliance is placed on security technologies available, the security and privacy concerns of existing and potential customers may inhibit the growth of the Internet service industry and our customer base and revenues.



OUR COSTS WILL INCREASE IF WE FAIL TO MAINTAIN OUR PEERING RELATIONSHIPS



     The establishment and maintenance of peering relationships with other Internet service providers is necessary in order to exchange traffic with other Internet service providers without having to pay transit costs. The basis on which the large national Internet service providers make peering available or impose settlement charges is evolving. Recently, companies that have previously offered peering have cut back or eliminated peering relationships and are establishing new, more restrictive criteria for peering. If increasing requirements associated with maintaining peering with the major national Internet service providers develop, we may have to comply in order to maintain our peering relationships. Failure to maintain peering relationships or establish new ones, if necessary, would cause additional operating expenditures which would adversely affect us.



WE DEPEND ON THE INTERNET AND INTERNET INFRASTRUCTURE DEVELOPMENT



     Our products and services are targeted toward users of the Internet, which has experienced rapid growth. Critical issues concerning the commercial use of the Internet remain unresolved and may impact the growth of Internet use, especially in our target business market. Despite growing interest in the many commercial uses of the Internet, many businesses have been deterred from purchasing Internet access services for a number of reasons, including:


     - inconsistent quality of service;

     - lack of availability of cost-effective, high-speed options;

     - a limited number of local access points for corporate users;

     - inability to integrate business applications on the Internet;

     - the need to deal with multiple and frequently incompatible vendors;

     - inadequate protection of the confidentiality of stored data and information moving across the Internet; and

     - a lack of tools to simplify Internet access and use.

     In particular, numerous published reports have indicated that a perceived lack of security of commercial data, such as credit card numbers, has significantly impeded commercial use of the Internet to date. There can be no assurance that encryption or other technologies will be developed that satisfactorily address these security concerns. Published reports have also indicated that capacity constraints caused by growth in the use of the Internet may, unless resolved, impede further development of the Internet to the extent that users experience delays, transmission errors and other difficulties. The adoption of the Internet for commerce and communications, particularly by those individuals and enterprises which have historically relied upon alternative means of commerce and communication, generally requires the understanding and acceptance of a new way of conducting business and exchanging information. In particular, enterprises that have already invested substantial resources in other means of conducting commerce and exchanging information may be particularly reluctant or slow to adopt a new strategy that may make their existing personnel and infrastructure obsolete. If the market for Internet access services fails to develop, develops more slowly than expected, or becomes saturated with competitors, or if the Internet access and services are not broadly accepted, our business, operating results and financial condition will be materially adversely affected. In addition, the rate of development and adoption of the Internet has been slower outside of the United States and the cost of bandwidth has been higher. The recent growth in the use of the Internet has caused frequent periods of performance degradation, requiring the upgrade of routers and switches, telecommunications links and other components forming the infrastructure of the Internet by providers and other organizations with links to the Internet. Any perceived degradation in the performance of the Internet as a whole could undermine the benefits of our services. Consequently, the emergence and growth of the market for our services is dependent on improvements being made to the entire Internet infrastructure to alleviate overloading and congestion.



WE MUST KEEP UP WITH TECHNOLOGY TRENDS AND EVOLVING INDUSTRY STANDARDS



     The market for Internet access and related services is characterized by rapidly changing technology, evolving industry standards, changes in customer needs and frequent new product and service introductions. Our future success will depend, in part, on our ability to effectively use leading technologies, to continue to develop our technical expertise, to enhance our current services, to develop new products and services that meet changing customer needs, and to influence and respond to emerging industry standards and other technological changes on a timely and cost-effective basis. We cannot assure that we will be successful in accomplishing these tasks or that such new technologies or enhancements will achieve market acceptance. We believe that our ability to compete successfully is also dependent upon the continued compatibility and interoperability of our services with products and architectures offered by various vendors. We cannot assure that we will be able to effectively address the compatibility and interoperability issues raised by technological changes or new industry standards. In addition, we cannot assure that services or technologies developed by others will not render our services or technology uncompetitive or obsolete. For example, our services rely on the continued widespread commercial use of Transmission Control Protocol/Internet Protocol ("TCP/IP"). Alternative open and proprietary protocol standards that compete with TCP/IP, including proprietary protocols developed by IBM and Novell, Inc., have been or are being developed. The failure of the market for business-related Internet solutions to continue to develop would adversely impact our business financial condition and result of operations.



WE FACE POTENTIAL LIABILITY FOR INFORMATION DISSEMINATED THROUGH OUR NETWORK



     The law relating to liability of Internet service providers for information carried on or disseminated through their networks is not completely settled. A number of lawsuits have sought to impose such liability for defamatory speech and infringement of copyrighted materials. The U.S. Supreme Court has let stand a lower court ruling which held that an Internet service provider was protected from liability for material posted on its system by a provision of the Communications Decency Act. However, the findings in that case may not be applicable in other circumstances. Other courts have held that online service providers and Internet service providers may, under certain circumstances, be subject to damages for copying or distributing copyrighted materials. Certain provisions of the Communications Decency Act, which imposed criminal penalties for using an interactive computer service for transmitting obscene or indecent communications, have been found unconstitutional by the U.S. Supreme Court. However, on October 21, 1998, new federal legislation was enacted that requires limitations on access to pornography and other material deemed "harmful to minors." This legislation has been attacked in court as a violation of the First Amendment. We are unable to predict the outcome of this case. The imposition upon Internet service providers or web server hosts of potential liability for materials carried on or disseminated through their systems could require us to implement measures to reduce our exposure to such liability. These measures may require that we spend substantial resources or discontinues certain product or service offerings. Any of these actions could have a material adverse effect on our business, operating results and financial condition.



     The law relating to the regulation and liability of Internet access providers in relation to information carried or disseminated also is undergoing a process of development in other countries. For example, the European Union recently enacted its own privacy regulations. Decisions, laws, regulations and other activities regarding regulation and content liability may significantly affect the development and profitability of companies offering on-line and Internet access services.



     We carry an errors and omissions insurance policy. This insurance may not be adequate or available to compensate us for all liability that may be imposed.



WE MAY BECOME SUBJECT TO GOVERNMENT REGULATION



     Although we are not currently subject to direct government regulation other than regulations applicable to businesses generally, changes in the regulatory environment relating to the Internet connectivity market could affect our pricing. For example, proposed regulations at the Federal Communications Commission would require discounted Internet connectivity rates for schools and libraries. Due to the increasingly widespread use of the Internet, it is possible that additional laws and regulations may be adopted. Such additional laws could cover issues such as content, user pricing, privacy, libel, intellectual property protection and infringement, and technology export and other controls. We may be subject to similar or other laws and regulations in non-U.S. jurisdictions.



     Moreover, the FCC continues to review its regulatory position on the usage of the basic network and communications facilities by Internet service providers. Although in an April 1998 Report the FCC determined that Internet service providers should not be treated as telecommunications carriers and therefore not regulated, it is expected that future Internet service provider regulatory status will continue to be uncertain. Indeed, in that report, the FCC concluded that certain services offered over the Internet such as phone-to-phone Internet protocol telephony, may be functionally indistinguishable from traditional telecommunications service offerings and their non-regulated status may have to be re-examined.



     Changes in the regulatory structure and environment affecting the Internet access market, including regulatory changes that directly or indirectly affect telecommunications costs or increase the likelihood of competition from regional bell operating companies or other telecommunications companies, could adversely affect us. Although the FCC has decided not to allow local telephone companies to impose per-minute access charges on Internet service providers, and that decision has been upheld by the reviewing court, further regulatory and legislative consideration of this issue is likely. In addition, some telephone companies are seeking relief through state regulatory agencies. Such rules, if adopted, are likely to have a greater impact on consumer-oriented Internet access providers than on business-oriented Internet service providers such as Verio. Nonetheless, the imposition of access charges would affect our costs of serving dial-up customers and could have a material adverse effect on our business, financial condition and results of operations.



WE DEPEND UPON SUPPLIERS AND LIMITED SOURCES OF SUPPLY



     We rely on other companies to supply certain key components of our network infrastructure, however, the quantity and quality of components we demand is available only from limited sources. For example, we currently rely on Cisco Systems to supply routers critical to our network. We could be adversely affected if routers from Cisco were to become unavailable on commercially reasonable terms. Qwest, Sprint, MCI and MFS, which are our competitors, are our primary providers of data communications facilities and network capacity. We also are dependent upon local exchange carriers, which often are our competitors. Local exchange carriers provide telecommunications services and lease physical space to us for routers, modems and other equipment. We have from time to time experienced delays in our telecommunications services, which can lead to the loss of existing or potential customers. We cannot assure that, on an ongoing basis, we will be able to obtain such services cost-effectively and on the scale and within the time frames we require, or at all. Failure to obtain or to continue to make use of such services would have a material adverse effect on its business, operating results and financial condition.

WE DEPEND ON KEY PERSONNEL AND COULD BE AFFECTED BY THE LOSS OF THEIR SERVICES



     Competition for qualified employees and personnel in the Internet services industry is intense and there are a limited number of people with knowledge of and experience in the Internet service industry. The process of locating personnel with the combination of skills and attributes required to carry out our strategies is often lengthy. Our success depends to a significant degree upon our ability to attract and retain qualified management, technical, marketing and sales personnel and upon the continued contributions of such people. Our employees may voluntarily terminate their employment with us at any time. We cannot assure you that we will be successful in attracting and retaining qualified executives and personnel. The loss of the services of key personnel, or the inability to attract additional qualified personnel, could have a material adverse effect on its business, financial condition or results of operations.



THERE IS NO PUBLIC MARKET FOR THE NEW NOTES



     The new notes constitute a new issue of securities, have no established trading market and may not be widely distributed. The initial purchasers have informed us that they intend to make a market in the new notes, however, they are not obligated to do so. In addition, such market-making will be subject to the limits imposed by the Securities Act and Section 21E of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). We cannot assure you that any market will develop for the new notes. If a market does develop, the new notes may trade at prices lower than the initial offering price of the old notes and liquidity may be limited. If a market for the new notes does not develop, you may not be able to resell your notes for an extended period of time, if at all. Also, the market for the new notes may also be materially and adversely affected by declines in the market for high-yield securities generally. We do not intend to apply for listing of the new notes on any securities exchange or on any automated quotation system.



YOU MUST COMPLY WITH RESTRICTIONS OF THE EXCHANGE OFFER



     If you fail to follow the proper procedure for the exchange offer, your old notes may not be exchanged for new notes. New notes will be issued in exchange for old notes only after timely receipt by the exchange agent of a properly completed and duly executed letter of transmittal, including all other documents required by the letter of transmittal. Therefore, if you desire to tender your old notes for new notes you should allow sufficient time to ensure timely delivery. Neither the exchange agent nor Verio is under any duty to give notification of any defects or irregularities with respect to the tenders of old notes. Each broker-dealer that receives new notes for its own account in the exchange offer must deliver a prospectus in connection with any resale of such new notes. See "The Exchange Offer -- Resales of the New Notes" and "Plan of Distribution."



THERE MAY BE ADVERSE CONSEQUENCES IF YOU FAIL TO EXCHANGE YOUR OLD NOTES



     If you do not exchange your old notes for new notes, the restrictions on transfer of your old notes contained in the legend on the old notes will continue to apply. In general, the old notes may not be offered or sold, unless registered or exempt from registration under the Securities Act and applicable state securities laws. To the extent that old notes are tendered and accepted in the exchange offer, the trading market for untendered and tendered but unaccepted old notes could be adversely affected. Generally, if you do not exchange your old notes, any rights you might have under the registration rights agreement with us will terminate.



WE MAY NOT HAVE THE ABILITY TO RAISE THE FUNDS NECESSARY TO FINANCE THE CHANGE OF CONTROL OFFER WHICH MAY BE REQUIRED BY THE INDENTURE



     Upon the occurrence of a change of control as defined in the indenture governing the notes, we would be required to make an offer to purchase any or all of the notes at a purchase price equal to 101% of the principal amount plus accrued and unpaid interest. However, our ability to repurchase the notes upon a change of control may be limited by the terms of our then existing contractual obligations and those of our subsidiaries. We may not have adequate financial resources to effect such a purchase, and there can be no assurance that we would be able to obtain the necessary resources through a refinancing of the notes to be purchased or otherwise. If we fail to repurchase all of the notes tendered for purchase upon the occurrence of a change of control, such failure will constitute and event of default under the indenture.

     With respect to the sale of assets referred to in the definition of change of control, the phrase "all or substantially all" as used in the definition varies according to the facts and circumstances of the subject transaction, has no clearly established meaning under the relevant law and is subject to judicial interpretation. Accordingly, in some circumstances there may be a degree of uncertainty in asserting whether a particular transaction would involve a disposition of "all or substantially all" of the assets of a person and therefore it may be unclear whether a change of control has occurred and whether the notes are subject to an offer to purchase.



     The change of control provision may not necessarily afford the holders of the notes protection in the event of a highly leveraged transaction, including a reorganization, restructuring, merger or other similar transaction involving Verio that may adversely affect the holders of the notes. These transactions may not involve a shift in voting power or beneficial ownership or, even if they do, may not involve a shift of the magnitude required under the definition of change of control to trigger such provisions. Except as described under "Description of Notes -- Change of Control," the indenture governing the notes will not contain provisions that permit the holders to require us to repurchase or redeem the notes in the event of a takeover, recapitalization or similar transaction.



OUR BUSINESS MAY BE ADVERSELY IMPACTED BY YEAR 2000 ISSUES



     We are aware of the issues associated with the programming code in existing computer systems as the year 2000 approaches. The "Year 2000" problem is concerned with whether computer systems will properly recognize date sensitive information when the year changes to 2000. Systems that do not properly recognize such information could generate wrong data or fail. The Year 2000 problem is pervasive and complex, as virtually every company's computer operations will potentially be affected in some way.



     We are currently engaged in a phased process to evaluate our internal status with respect to the Year 2000 issue. The first phase, systems assessment, was completed in the fourth quarter of 1998. Phase two, risk assessment and contingency planning, is expected to be completed during the second quarter of 1999. Phase three, testing and final verification, is expected to be completed in the third quarter of 1999.



     We hired outside consultants and used certain designated employees in our evaluation of possible Year 2000 problems. To date, we have not discovered Year 2000 issues in the course of our assessment that would have a material adverse effect on our business, results of operations or financial condition; however, we cannot assure you that errors or defects would not be discovered in the future or remain undetected.



     Concurrently with the analysis of our internal systems, we have begun to survey third-party entities with which we transact business, including critical vendors, suppliers and financial institutions, for Year 2000 compliance. With respect to the most critical vendors, we are in the process of evaluating the Year 2000 preparedness of our telecommunications providers, on which we are reliant for the network services crucial to our business. We expect to complete this survey in the second quarter of 1999. If we, or any of our key suppliers or vendors, fail to mitigate internal and external Year 2000 risks, we may temporarily be unable to provide our services to our customers or engage in normal business activities which could have a material adverse effect on our business, financial condition and results of operations.

                               THE EXCHANGE OFFER


     The following discussion summarizes the provisions of a registration rights agreement that we entered into with the initial purchasers of the old notes. It does not purport to be complete and reference is made to the provisions of the registration rights agreement, which has been filed as an exhibit to the registration statement of which this prospectus constitutes a part, and copies of which are available upon request to Verio.


PURPOSE AND EFFECT


     The old notes were sold by us to Salomon Smith Barney Inc., Credit Suisse First Boston Corporation, Donaldson, Lufkin & Jenrette Securities Corporation and First Union Capital Markets, as initial purchasers, on November 20, 1998. The initial purchasers subsequently resold the old notes in reliance on Rule 144A under the Securities Act. We entered into the registration rights agreement with the initial purchasers, pursuant to which we agreed, with respect to the old notes and subject to our determination that the exchange offer is permitted under applicable law, to:



        (1) file, on or prior to February 18, 1999, a registration statement with the Securities and Exchange Commission under the Securities Act concerning the exchange offer with respect to the notes;



        (2) use our best efforts (a) to cause the registration statement to be declared effective by the Securities and Exchange Commission on or before May 17, 1999, and (b) to complete the exchange offer on or before June 16, 1999; and



        (3) keep the exchange offer open for a period of not less than 30 days (or longer if required by applicable law) after the date the notice of the exchange offer is mailed to the holders of the old notes.



     The exchange offer is intended to satisfy our obligations under the registration rights agreement.


CONSEQUENCES OF FAILURE TO EXCHANGE OLD NOTES


     Following the expiration of the exchange offer, holders of old notes not tendered, or not properly tendered, will not have any further registration rights and such old notes will continue to be subject to the existing transfer restrictions. Accordingly, the liquidity of the market for a holder's old notes could be adversely affected upon expiration of the exchange offer if such holder elects not to participate in exchange offer.


TERMS OF THE EXCHANGE OFFER


     We are offering, upon the terms and subject to the conditions described below, the registration rights agreement and the accompanying letter of transmittal, to exchange up to $400.0 million aggregate principal amount of new notes for up to $400.0 million aggregate principal amount of the outstanding old notes. We will accept for exchange any and all old notes that are validly tendered on or prior to 5:00 p.m., New York City time, on the expiration date. We will issue $1,000 principal amount of new notes in exchange of each $1,000 principal amount of outstanding old notes accepted in the exchange offer. You may tender some or all of your old notes in the exchange offer. However, old notes may be tendered only in integral multiples of $1,000. The new notes will evidence the same debt as the old notes and will be entitled to the benefits of the indenture. The form and terms of the new notes are substantially the same as the form and terms of the old notes, except that:



     - the new notes have been registered under the Securities Act and will not bear legends restricting their transfer; and



     - holders of the new notes generally will not be entitled to certain rights under the registration rights agreement, which rights generally will terminate upon completion of the exchange offer.



     You may withdraw the tender of your old notes at any time prior to 5:00 p.m., New York City time, on the expiration date. The exchange offer is not conditioned upon any minimum principal amount of old notes being tendered for exchange. See "-- Conditions of the Exchange Offer."

     As of the date of this prospectus, $400.0 million in aggregate principal amount of the old notes is outstanding. As of March 31, 1999, there was one registered holder of old notes with 43 Depository Trust Company ("DTC") participants. Only a holder of the old notes (or such holder's legal representative or attorney-in-fact) may participate in the exchange offer. There will be no fixed record date for determining holders of the old notes entitled to participate in the exchange offer. We believe that, as of the date of this prospectus, no holder of old notes is an affiliate (as defined in Rule 405 under the Securities Act) of Verio.



     The exchange agent will act as agent for the tendering holders of old notes and for the purposes of receiving the new notes from us. If any tendered old notes are not accepted for exchange because of an invalid tender, the occurrence of certain other events set forth herein or otherwise, certificates for any unaccepted old notes will be returned, without expense, to the tendering holder as promptly as practicable after the expiration date.


EXPIRATION DATE; EXTENSIONS; AMENDMENTS


     The expiration date shall be             , 1999 at 5:00 p.m., New York City
time, unless we decide in our sole discretion to extend the exchange offer, in which case the expiration date shall be the latest date and time to which the exchange offer is extended.



     In order to extend the exchange offer, we will notify the exchange agent of any extension by oral or written notice and will make a public announcement, each prior to 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date.



     We reserve the right, in our sole discretion, (1) to delay accepting any old notes, (2) to extend the exchange offer, in which event the term "expiration date" shall mean the latest time and date to which the exchange offer is extended, and (3) to amend the terms of the exchange offer in any manner. If the exchange offer is amended in a manner determined by us to constitute a material change, we will promptly disclose such amendments by means of a prospectus supplement that will be distributed to the registered holders of the old notes subject to the exchange offer. Modifications of the exchange offer, including but not limited to extension of the period during which the exchange offer is open, may require that at least five business days remain in the exchange offer. In order to extend the exchange offer, we will notify the exchange agent of any extension by oral or written notice and will make a public announcement, each before 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date.


CONDITIONS OF THE EXCHANGE OFFER


     The exchange offer is not conditioned upon any minimum principal amount of the old notes being tendered for exchange. However, the exchange offer is conditioned upon the declaration by the Securities and Exchange Commission of the effectiveness of the registration statement of which this prospectus constitutes a part.


ACCRUED INTEREST


     The new notes will bear interest at a rate equal to 11 1/4% per annum from and including their date of issuance. Holders whose old notes are accepted for exchange will have the right to receive accrued interest from the last date on which interest was paid on the old notes, or if no interest had been paid on such old notes, from the date of their original issue, to, but not including, the date of issuance of the new notes accepted for exchange. Interest accrued on the old notes at the rate of 11 1/4% per annum, and will cease to accrue on the day the issuance of the new notes. See "Description of the Notes -- Maturity, Interest and Principal."


PROCEDURE FOR TENDERING OLD NOTES


     The tender of a holder's old notes as described below and the acceptance by Verio will constitute a binding agreement between the tendering holder and Verio upon the terms and subject to the conditions contained in this prospectus and in the accompanying letter of transmittal. Except as described below, a holder who wishes to tender old notes for exchange pursuant to the exchange offer must transmit such old notes, together with a properly completed and duly executed letter of transmittal, including all other documents required by such letter of transmittal, to the exchange agent at the address set forth on the back cover page of this prospectus prior to 5:00 p.m., New York City time, on the expiration date. The method of delivery of old notes, letters of transmittal and all other required documents is at the election and risk of the holder. If such delivery is by mail, it is recommended that registered mail, properly insured, with return receipt requested, be used. Instead of delivery by mail, it is recommended that the holder use an overnight or hand delivery service. In all cases, sufficient time should be allowed to ensure timely delivery.



     Any financial institution that is a participant in DTC's book-entry transfer facility system may make book-entry delivery of the old notes by causing DTC to transfer such old notes into the exchange agent's account in accordance with DTC's procedures for such transfer. In connection with a book-entry transfer, a letter of transmittal need not be transmitted to the exchange agent, provided that the book-entry transfer procedure is made in accordance with DTC's ATOP (as defined below) procedures for transfer and such procedures are complied with prior to 5:00 p.m., New York City time, on the expiration date.



     DTC's Automated Tender Offer Program ("ATOP") is the only method of processing exchange offers through DTC. To accept the exchange offer through ATOP, participants in DTC must send electronic instructions to DTC through DTC's communication system, prior to 5:00 p.m., New York City time, on the expiration date, in place of sending a signed, hard copy letter of transmittal. DTC is obligated to communicate those electronic instructions to the exchange agent by an "Agent's Message." To tender old notes through ATOP, the electronic instructions sent to DTC and transmitted by DTC to the exchange agent must contain the participant's acknowledgement of its receipt of and agreement to be bound by the letter of transmittal for such old notes.



     Each signature on a letter of transmittal or a notice of withdrawal, as the case may be, must be guaranteed unless the old notes surrendered for exchange are tendered:



        (1) by a registered holder of the old notes who has not completed either the box entitled "Special Exchange Instructions" or the box entitled "Special Delivery Instructions" in the letter of transmittal; or



        (2) by a firm which is a member of a registered national securities exchange or the National Association of Securities Dealers, Inc., a commercial bank or trust company having an office or correspondent in the U.S. or otherwise be an "eligible guarantor institution" within the meaning of Rule 17Ad-15 under the Exchange Act (collectively, "eligible institutions").



     In the event that a signature on a letter of transmittal or a notice of withdrawal, as the case may be, is required to be guaranteed, such guarantee must be by an eligible institution. If the letter of transmittal is signed by a person other than the registered holder of the old notes, the old notes surrendered for exchange must either be endorsed by the registered holder, with the signature thereon guaranteed by an eligible institution, or be accompanied by a bond power, in satisfactory form as determined by us in our sole discretion, duly executed by the registered holder, with the signature thereon guaranteed by an eligible institution. The term "registered holder" as used with respect to the old notes means any person in whose name the old notes are registered on the books of the registrar.



     All questions as to the validity, form, eligibility (including time of receipt), acceptance and withdrawal of old notes tendered for exchange will be determined by us in our sole discretion, which determination shall be final and binding. We reserve the absolute right to reject any and all old notes not properly tendered and to reject any old notes acceptance of which might, in our judgment or the judgment of our counsel, be unlawful. We also reserve the absolute right to waive any defects or irregularities or conditions of the exchange offer as to particular old notes either before or after the expiration date (including the right to waive the ineligibility of any holder who seeks to tender old notes in the exchange offer). The interpretation of the terms and conditions of the exchange offer (including the letter of transmittal and the instructions thereto) by us shall be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of old notes for exchange must be cured within such period of time as determined by us. We will use reasonable efforts to give notification of defects or irregularities with respect to tenders of old notes for exchange but shall not incur any liability for failure to give such notification. Tenders of the old notes will not be deemed to have been made until such irregularities have been cured or waived.



     If any letter of transmittal, endorsement, bond power, power of attorney or any other document required by the letter of transmittal is signed by a trustee, executor, corporation or other person acting in a fiduciary or representative capacity, such person should so indicate when signing, and, unless waived by us, proper evidence satisfactory to us, in our sole discretion, of such person's authority to so act must be submitted.



     If you are a beneficial owner of old notes and the old notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee, and you wish to tender old notes in the exchange offer, you should contact such registered holder promptly and instruct such registered holder to tender on your behalf. If you are a beneficial owner and you wish to tender directly, you must, prior to completing and executing the letter of transmittal and tendering old notes, make appropriate arrangements to register ownership of the old notes in your name. Beneficial owners should be aware that the transfer of registered ownership may take considerable time.



     By tendering, each registered holder will represent to us that, among other things:



        (1) the new notes to be acquired in connection with the exchange offer by the holder and each beneficial owner of the old notes are being acquired by the holder and each beneficial owner in the ordinary course of business of the holder and each beneficial owner;



        (2) the holder and each beneficial owner are not participating, do not intend to participate, and have no arrangement or understanding with any person to participate, in the distribution of the new notes;



        (3) the holder and each beneficial owner acknowledge and agree that any person participating in the exchange offer for the purpose of distributing the new notes must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale transaction of the new notes acquired by such person and cannot rely on the position of the staff of the Securities and Exchange Commission in its no-action letters that are discussed below under "Resales of New Notes;"



        (4) that if the holder is a broker-dealer that acquired old notes as a result of market making or other trading activities, it will deliver a prospectus in connection with any resale of new notes acquired in such exchange offer;



        (5) the holder and each beneficial owner understand that a secondary resale transaction described in clause (3) above should be covered by an effective registration statement containing the selling security holder information required by item 507 of Regulation S-K of the Securities and Exchange Commission; and



        (6) neither the holder nor any beneficial owner is an "affiliate," as defined under Rule 405 of the Securities Act, of Verio except as otherwise disclosed to Verio in writing.



     In connection with a book-entry transfer, each participant will confirm that it makes the representations and warranties contained in the letter of transmittal.


GUARANTEED DELIVERY PROCEDURES


     Holders who wish to tender their old notes and (1) whose old notes are not immediately available or (2) who cannot deliver their old notes or any other documents required by the letter of transmittal to the exchange agent prior to the expiration date (or complete the procedure for book-entry transfer on a timely basis), may tender their old notes according to the guaranteed delivery procedures described in the letter of transmittal. According to those procedures:



        (a) such tender must be made by or through an eligible institution and a notice of guaranteed delivery (as defined in the letter of transmittal) must be signed by such holder;

        (b) on or prior to the expiration date, the exchange agent must have received from the holder and the eligible institution a properly completed and duly executed notice of guaranteed delivery (by facsimile transmission, mail or hand delivery) containing the name and address of the holder, the certificate number or numbers of the tendered old notes, and the principal amount of tendered old notes, stating that the tender is being made thereby and guaranteeing that, within five New York Stock Exchange trading days after the date of delivery of the notice of guaranteed delivery, the tendered old notes, a duly executed letter of transmittal and any other required documents will be deposited by the eligible institution with the exchange agent; and



        (c) such properly completed and executed documents required by the letter of transmittal and the tendered old notes in proper form for transfer (or confirmation of a book-entry transfer of such old notes into the exchange agent's account at DTC) must be received by the exchange agent within five New York Stock Exchange trading days after the expiration date.



     Any holder who wishes to tender old notes pursuant to the guaranteed delivery procedures described above must ensure that the exchange agent receives the notice of guaranteed delivery and letter of transmittal relating to such old notes prior to 5:00 p.m., New York City time, on the expiration date. DTC participants may also submit the notice of guaranteed delivery through ATOP.


ACCEPTANCE OF OLD NOTES FOR EXCHANGE; DELIVERY OF NEW NOTES


     We will accept any and all old notes that are properly tendered in the exchange offer prior to 5:00 p.m., New York City time, on the expiration date upon satisfaction or waiver of all the conditions to the exchange offer. The new notes issued in the exchange offer will be delivered promptly after acceptance of the old notes. For purposes of the exchange offer, we will be considered to have accepted validly tendered old notes, when, as, and if we have given oral or written notice to the exchange agent.



     In all cases, issuances of new notes for old notes that are accepted for exchange pursuant to the exchange offer will be made only after timely receipt by the exchange agent of such old notes, a properly completed and duly executed letter of transmittal and all other required documents (or of confirmation of a book-entry transfer of such old notes into the exchange agent's account at DTC); provided, however, that we reserve the absolute right to waive any defects or irregularities in the tender or conditions of the exchange offer. If any tendered old notes are not accepted for any reason, such unaccepted old notes will be returned without expense to the tendering holder as promptly as practicable after the expiration or termination of the exchange offer.


WITHDRAWAL RIGHTS


     Tenders of the old notes may be withdrawn, at any time prior to 5:00 p.m., New York City time, on the expiration date. To withdraw a tender of old notes in the exchange offer, a written notice (or for DTC participants, transmission of notice through ATOP) must be received by the exchange agent, at its address set forth on the back cover page of this prospectus. Any such notice of withdrawal must:



        (1) specify the name of the person having deposited the old notes to be withdrawn (the "Depositor");



        (2) identify the old notes to be withdrawn (including the certificate number or numbers and principal amount of such old notes, as applicable);



        (3) be signed by the holder in the same manner as the original signature on the letter of transmittal by which such old notes were tendered (including any required signature guarantees) or be accompanied by a bond power in the name of the person withdrawing the tender, in a form satisfactory to us in our sole discretion, duly executed by the registered holder, with the signature thereon guaranteed by an eligible institution together with the other documents required upon transfer by the indenture; and



        (4) specify the name in which such old notes are to be re-registered, if different from the Depositor, pursuant to such documents of transfer.

     Any questions as to the validity, form and eligibility (including time of receipt) of such notices will be determined by us, in our sole discretion. The withdrawn old notes will be deemed not to have been validly tendered for exchange for purposes of the exchange offer. Any old notes which have been tendered for exchange but which are withdrawn will be returned to the holder without cost to such holder as soon as practicable after withdrawal. Properly withdrawn old notes may be retendered by following one of the procedures described under "The Exchange Offer -- Procedure for Tendering Old Notes" at any time on or prior to the expiration date.


THE EXCHANGE AGENT; ASSISTANCE


     U.S. Bank Trust National Association is the exchange agent. All tendered old notes, executed letters of transmittal and other related documents should be directed to the exchange agent. Questions and requests for assistance and requests for additional copies of this prospectus, the letter of transmittal and other related documents should be addressed to the exchange agent as follows:


                         By Hand, or Overnight Courier:

                      U.S. BANK TRUST NATIONAL ASSOCIATION
                             180 East Fifth Street
                               St. Paul, MN 55101
                      Attn: Specialized Finance Department

             Facsimile Transmissions (Eligible Institutions Only):

                                 (612) 244-1537

                To confirm by telephone or for information call:

                                 (612) 244-1197

                                    By Mail:

                      U.S. BANK TRUST NATIONAL ASSOCIATION
                             180 East Fifth Street
                               St. Paul, MN 55101
                      Attn: Specialized Finance Department

FEES AND EXPENSES


     All expenses incurred in completing the exchange offer and complying with the registration rights agreement, will be borne by Verio, including, without limitation:



        (1) all applicable Securities and Exchange Commission, stock exchange or National Association of Securities Dealers, Inc. ("NASD") registration and filing fees;



        (2) all fees and expenses incurred in connection with compliance with state securities or blue sky laws (including reasonable fees and disbursements of one counsel for holders that are initial purchasers in connection with blue sky qualifications of any of the new notes) and compliance with the rules of the NASD;



        (3) all applicable expenses we incur in preparing or assisting in preparing, word processing, printing and distributing any registration statement, any prospectus and any amendments or supplements thereto, and in preparing or assisting in preparing any other documents relating to the performance of and compliance with the registration rights agreement;



        (4) all rating agency fees, if any; and



        (5) the fees and disbursements of counsel.

     We estimate that the amount of these fees and expenses will be approximately $450,000.

     We have not retained any dealer-manager in connection with the exchange offer and will not make any payments to brokers, dealers others soliciting acceptance of the exchange offer. We, however, will pay the exchange agent reasonable and customary fees for its services and will reimburse it for its reasonable out-of-pocket expenses in connection therewith.

     We will pay all transfer taxes, if any, applicable to the exchange of old notes pursuant to the exchange offer. If, however, a transfer tax is imposed for any reason other than the exchange of old notes pursuant to the exchange offer, then the amount of any such transfer taxes (whether imposed on the registered holder or any other persons) will be payable by the tendering holder. If satisfactory evidence of payment of such taxes or exemption is not submitted with the letter of transmittal, the amount of such transfer taxes will be billed directly to such tendering holder.

ACCOUNTING TREATMENT

     The new notes will be recorded at the same carrying value as the old notes, as reflected in Verio's accounting records on the date of the exchange. Accordingly, no gain or loss will be recognized by Verio for accounting purposes. The expenses of the exchange offer will be amortized over the term of the new notes.

RESALES OF THE NEW NOTES

     Based on the position of the staff of the Securities and Exchange Commission contained in the interpretive letters described below issued to third parties in other transactions, we believe that the new notes issued pursuant to the exchange offer to any holder of old notes in exchange for old notes may be offered for resale, resold and otherwise transferred by such holder (other than (1) a broker-dealer who purchased old notes directly from Verio for resale pursuant to Rule 144A under the Securities Act or any other available exemption under the Securities Act, or (2) a person that is an affiliate of Verio within the meaning of Rule 405 under the Securities Act) without further compliance with the registration and prospectus delivery provisions of the Securities Act, provided that such holder is acquiring the new notes in the ordinary course of business and is not participating, and has no arrangement or understanding with any person to participate, in the distribution of the new notes. However, we have not sought our own interpretive letter and there can be no assurance that the Securities and Exchange Commission would make a similar determination with respect to the exchange offer. Verio and holders of old notes are not entitled to rely on interpretive advice provided by the staff or other persons, which advice was based on the facts and conditions represented in such letters. However, the exchange offer is being conducted in a manner intended to be consistent with the facts and conditions represented in such letters. If any holder acquires new notes in the exchange offer for the purpose of distributing or participating in a distribution of the new notes, such holder cannot rely on the position of the staff of the Securities and Exchange Commission enunciated in Morgan Stanley & Co. Incorporated (available June 5, 1991) and Exxon Capital Holdings Corporation (available May 13, 1989), or interpreted in the Securities and Exchange Commission's letter to Shearman and Sterling (available July 2,
1993), or similar no-action or interpretive letters. The holder must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale transaction, unless an exemption from registration is otherwise available. Each broker-dealer that receives new notes for its own account in exchange for old notes, where such old notes were acquired by such broker-dealer as a result of market making or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such new notes. See "Plan of Distribution."

     It is expected that the new notes will be freely transferable by the holders thereof, subject to the limitations described in the immediately preceding paragraph. Sales of new notes acquired in the exchange offer by holders who are "affiliates" of Verio within the meaning of the Securities Act will be subject to certain limitations on resale under Rule 144 of the Securities Act (if applicable). Such persons will only be entitled to sell new notes in compliance with the volume limitations set forth in Rule 144, and sales of new notes by affiliates will be subject to certain Rule 144 requirements as to the manner of sale, notice and the availability of current public information regarding Verio. The foregoing is a summary only of Rule 144 as it may apply to affiliates of Verio. Any such persons must consult their own legal counsel for advice as to any restrictions that might apply to the resale of their new notes.

                                USE OF PROCEEDS

     We will receive no cash proceeds from the issuance of the new notes pursuant to the exchange offer.

     The exchange offer is intended to satisfy our obligations under the registration rights agreement. In consideration for issuing the new notes as contemplated in this prospectus, we will receive in exchange old notes in like principal amount, the form and terms of which are the same in all material respects as the form and terms of the new notes except that the new notes will be registered under the Securities Act and hence do not include registration rights. The old notes surrendered in exchange for new notes will be retired and canceled and cannot be reissued. Accordingly, issuance of the new notes will not increase our total debt.

     The net proceeds from the offering of the old notes (after deducting the initial purchasers' discounts and expenses) were approximately $389.0 million. The net proceeds from the offering of the old notes have been and continue to be used to further our acquisition and investment strategy, to continue the development and implementation of the national backbone, customer care center, network operations center and billing and accounting services, and to support our general working capital purposes. Pending application of the proceeds as described above, we have invested the net proceeds of the issuance of the old notes in short-term, interest-bearing, investment-grade securities.

     As of February 28, 1999, we had used the net proceeds as follows:

- Acquisitions and investments                           $184.0    47%
- General working capital                                $ 47.1    12%
- Cash, securities, and short-term investments           $157.9    41%

                                DIVIDEND POLICY

     Verio has never declared or paid any dividends on its common stock and does not expect to pay dividends in the foreseeable future. Our current policy is to retain all of our earnings to finance future growth and acquisitions. Furthermore, the terms of the indentures relating to the notes, the 1997 Notes and the March 1998 Notes, as well as the $70.0 million revolving credit facility, place limitations on our ability to pay dividends. Future dividends, if any, will be at the discretion of our board of directors and will depend upon, among other things, our operations, capital requirements and surplus, general financial condition, contractual restrictions and such other factors as our board may deem relevant. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

                                 CAPITALIZATION
                             (Amounts in Thousands)

     The following table sets forth the cash and cash equivalents, restricted cash and securities, long-term debt and capital lease obligations, and the capitalization of Verio at December 31, 1998, on:

        (1) an actual historical basis; and

        (2) a pro forma basis giving effect to the Hiway acquisition as if the acquisition had occurred on December 31, 1998.

     Stockholders' equity does not include 6,601,349 shares of our common stock reserved for issuance pursuant to outstanding stock options or 1,455,492 shares issuable upon exercise of outstanding warrants, each as of December 31, 1998.

     This table should be read in conjunction with the "Selected Consolidated Financial Data," our "Consolidated Financial Statements" and notes thereto, and "Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere in this prospectus.

                                                              AS OF DECEMBER 31, 1998
                                                              ------------------------
                                                              HISTORICAL    PRO FORMA
                                                              -----------   ----------
Cash and cash equivalents and short-term investments........   $577,387     $ 404,547
Restricted cash and securities..............................     14,805        14,805
                                                               ========     =========
Long-term debt and capital lease obligations, net of current
  portions..................................................    674,618       679,569
                                                               --------     ---------
Stockholders' equity:
  Common stock, par value $0.001 per share; 125,000,000
     shares authorized; 33,146,010 shares outstanding
     historical; 38,063,465 shares pro forma; and additional
     paid in capital........................................    376,197       449,689
  Accumulated deficit.......................................   (173,516)     (173,516)
                                                               --------     ---------
          Total stockholders' equity........................    202,681       276,173
                                                               --------     ---------
          Total capitalization..............................   $877,299     $ 955,742
                                                               ========     =========

                      SELECTED CONSOLIDATED FINANCIAL DATA
                   (Amounts in Thousands, Except Share Data)


     The selected historical consolidated financial data as of December 31, 1998, and for the period from inception (March 1, 1996) to December 31, 1996 and the years ended December 31, 1997 and 1998 have been derived from our audited Consolidated Financial Statements included elsewhere in this prospectus.



     The information contained below should be read in conjunction with the "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our Consolidated Financial Statements and the notes thereto included elsewhere in this prospectus. Results of operations for the period from inception to December 31, 1996 and the year ended December 31, 1997 and 1998 are not necessarily indicative of results of operations for future periods. Our development and expansion activities, including acquisitions, during the periods shown below may significantly affect the comparability of this data from one period to another.



     The unaudited pro forma balance sheet and statement of operations give effect to the Hiway acquisition as if it had occurred on December 31, 1998 for balance sheet purposes and on January 1, 1998 for statement of operations purposes.



     We define EBITDA as earnings (loss) from operations before interest, taxes, depreciation, amortization and provision for loss on write-offs of investments in Internet service providers and fixed assets and includes non-cash stock option compensation and severance costs. The primary measure of operating performance is net earnings (loss) and not EBITDA. Although EBITDA is a measure commonly used in our industry, it should not be considered as an alternative to net earnings (loss) (determined in accordance with GAAP) as an indicator of operating performance, or as an alternative to cash flows from operating activities (determined in accordance with GAAP). In addition, our definition of EBITDA may not be comparable to other similarly titled measures of other companies.



     We have not paid any cash dividends on our common stock since our inception. For purposes of presenting capital expenditures, we have excluded equipment and leasehold improvements acquired in our business acquisitions.



     For the period ended December 31, 1996, and the year ended December 31, 1997 and 1998, earnings were insufficient to cover combined fixed charges by $5.8 million, $48.0 million, and $112.4 million, respectively. On a unaudited pro forma basis, giving effect to the Hiway acquisition, earnings would have been insufficient to cover combined fixed charges by $150.8 million for the year ended December 31, 1998. Combined fixed charges consist of interest expense and that portion of rent expense we believe to be representative of interest (deemed to be one third of rent expense), adjusted for minority interests.



                                               PERIOD FROM
                                                INCEPTION                             YEAR ENDED
                                             (MARCH 1, 1996)     YEAR ENDED        DECEMBER 31, 1998
                                             TO DECEMBER 31,    DECEMBER 31,   -------------------------
                                                   1996             1997       HISTORICAL     PRO FORMA
                                             ----------------   ------------   -----------   -----------
STATEMENT OF OPERATIONS DATA:
Revenue:
  Dedicated connectivity...................      $  1,100        $   16,383    $    53,274   $    64,109
  Dial-up connectivity.....................         1,139             7,093         22,865        27,534
  Enhanced services and other..............           126            12,216         44,514        98,415
                                                 --------        ----------    -----------   -----------
          Total revenue....................         2,365            35,692        120,653       190,058
Costs and expenses:
  Cost of service..........................           974            15,974         54,023        74,611
  Selling, general and administrative and
     other.................................         7,002            49,383        117,922       168,220
  Depreciation and amortization............           669            10,624         39,726        75,689
                                                 --------        ----------    -----------   -----------
          Total costs and expenses.........         8,645            75,981        211,671       318,520
                                                 --------        ----------    -----------   -----------
Loss from operations.......................        (6,280)          (40,289)       (91,018)     (128,462)

                                               PERIOD FROM
                                                INCEPTION                             YEAR ENDED
                                             (MARCH 1, 1996)     YEAR ENDED        DECEMBER 31, 1998
                                             TO DECEMBER 31,    DECEMBER 31,   -------------------------
                                                   1996             1997       HISTORICAL     PRO FORMA
                                             ----------------   ------------   -----------   -----------
Other income (expense):
  Interest income..........................           593             6,080         14,628        15,095
  Interest expense and other...............          (115)          (11,826)       (35,946)      (37,432)
  Equity in losses of affiliates...........            --            (1,958)            --            --
  Minority interests.......................           680             1,924            482           127
                                                 --------        ----------    -----------   -----------
  Loss before extraordinary item...........        (5,122)          (46,069)      (111,854)  $  (150,672)
                                                                                             ===========
  Extraordinary item -- loss related to
     debt repurchase.......................            --                --        (10,101)
                                                 --------        ----------    -----------
          Net loss.........................        (5,122)          (46,069)      (121,955)
Accretion of preferred stock to liquidation
  value....................................           (23)             (260)           (87)
                                                 --------        ----------    -----------
Net loss attributable to common
  stockholders.............................      $ (5,145)       $  (46,329)   $  (122,042)
                                                 ========        ==========    ===========
Loss per common share -- basic and diluted:
  Loss per common share before
     extraordinary item....................      $  (5.29)       $   (40.47)   $     (5.24)  $     (5.74)
                                                 ========        ==========    ===========   ===========
  Loss per common share....................      $  (5.29)       $   (40.47)   $     (5.71)
                                                 ========        ==========    ===========
Weighted average common shares
  outstanding -- basic and diluted.........       971,748         1,144,685     21,376,322    26,263,322
                                                 ========        ==========    ===========   ===========
OTHER DATA:
EBITDA.....................................      $ (5,611)       $  (29,665)   $   (51,292)  $   (52,773)
Capital expenditures.......................         3,430            14,547         23,058
Cash dividends.............................            --                --             --
Ratio of earnings to fixed charges.........            --                --             --
Cash flows information:
  Net cash used by operating activities....        (2,326)          (35,323)       (64,239)
  Net cash used by investing activities....        (9,123)         (130,254)      (284,891)
  Net cash provided by financing
     activities............................        77,916           161,772        719,892



                                                    AS OF DECEMBER 31,   AS OF DECEMBER 31, 1998
                                                    ------------------   -----------------------
                                                     1996       1997     HISTORICAL   PRO FORMA
                                                    -------   --------   ----------   ----------
BALANCE SHEET DATA:
Cash and cash equivalents and short-term
  investments.....................................  $66,467   $ 72,586    $577,387    $  404,547
Restricted cash and securities....................       --     40,554      14,805        14,805
Goodwill, net.....................................    8,736     83,216     236,696       482,700
Total assets......................................   82,628    246,471     933,712     1,026,718
Long-term debt and capital lease obligations, net
  of discount.....................................      106    142,321     674,618       679,569
Redeemable preferred stock........................   76,877     97,249          --            --
Stockholders' equity (deficit)....................   (4,055)   (27,001)    202,681       276,173

               MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                      CONDITION AND RESULTS OF OPERATIONS

     The following discussion and analysis should be read in conjunction with the financial statements and related notes included elsewhere in this prospectus. We account for investments in affiliates in which we acquire a minority interest at cost. We account for investments in affiliates in which we acquire a majority interest, through the acquisition of net assets, common stock or convertible preferred stock, and where we exercise significant control over the operations, using purchase accounting. As such, we consolidate the financial results of these acquired operations with our financial results. This discussion contains forward-looking statements based on current expectations, which involve risks and uncertainties. Actual results and the timing of certain events could differ materially from the forward-looking statements as a result of a number of factors including those referred to in Risk Factors.

OVERVIEW

     Our Company was founded in March 1996. Since then, we have rapidly established a global presence through acquiring, integrating and growing of local Internet service providers with a business customer focus. We had, together with our subsidiaries, total revenue of approximately $120.7 million for the year ended December 31, 1998. Taking into account the combined revenue of all majority owned acquired operations as of December 31, 1998, the pro forma combined revenue for the three-month period ended December 31, 1998 was approximately $39.9 million. The acquisition of Best Internet Communications, Inc. (doing business as Hiway Technologies, Inc.) was completed on January 5, 1999. This acquisition would have increased our pro forma combined revenue for the three months ended December 31, 1998 to approximately $50.4 million.

     Our initial strategy was to acquire 51% to 100% of a large regional Internet service provider, and a minority interest in smaller Internet service providers within designated geographic regions. We have moved to a strategy of acquiring 100% of new businesses. During the second quarter of 1998, we completed the buyout of the remaining equity interests in all but one of the operations in which we initially acquired less than a 100% interest. Since then, we have undertaken to consolidate the ownership and management of the acquired operations into five geographic operating regions. In addition, we have integrated their network operations, customer support, marketing efforts, financial and accounting systems, and other back-office functions onto our national systems, in order to be more efficient. Although we have incurred significant one-time costs in these consolidation efforts, we expect to recognize substantial long-term cost savings as a result. We have the contractual right to effect the buyout of the one remaining affiliate in which we do not hold 100% ownership. In 1998 we incurred costs of approximately $52.0 million, in the aggregate, in connection with a total of 11 buyouts, and approximately $116.1 million for acquisitions, which amounts were paid in cash, shares of Verio stock and options to acquire stock. As a result of these acquisitions, and the limited amount of fixed assets required to operate an affiliate, we recorded significant amounts of goodwill in 1998, in the amount of $171.5 million.

     On July 7, 1998, we completed the acquisition of NTX, Inc. (doing business as TABNet). We paid a purchase price of approximately $45.8 million in cash to TABNet's shareholders. In January 1999, we closed the Hiway acquisition, for which we paid total consideration of approximately $176.0 million in cash and
4.92 million fully diluted shares of our common stock to Hiway's shareholders, option holders and warrant holders. In connection with the Hiway acquisition, we expect to record additional goodwill in the amount of approximately $244.0 million which will increase goodwill significantly in 1999.

     To fund our acquisitions and operations, from inception through December 31, 1998 we raised approximately $320.5 million from equity capital financings, including approximately $120.8 million (after deducting underwriting discounts, commissions and expenses) in our initial public offering. This additional capital was used to fund our acquisitions and operations. We also raised approximately $100.0 million in connection with the sale of our common stock to an affiliate of Nippon Telegraph and Telephone Corporation, which occurred together with our initial public offering in May 1998. We also have raised a total of $725.0 million in debt, of which $50.0 million has been repaid. In 1997, we issued $150.0 million principal amount of 13 1/2% Senior notes due 2004 (the "1997 Notes") to a group of institutional investors and Brooks

Fiber Properties, Inc., $100.0 million of which remain outstanding following the repurchase of $50.0 million principal amount of the 1997 Notes previously held by Brooks (the "Refinancing"). On March 25, 1998, we sold $175.0 million principal amount of 10 3/8% Senior notes due 2005 (the "March 1998 Notes"), a portion of the proceeds of which was used to effect the Refinancing. On November 25, 1998, we sold $400.0 million principal amount of old notes resulting in net proceeds of approximately $389.0 million. See "-- Liquidity and Capital Resources."



     We have incurred net losses since we were formed. For the period from inception to December 31, 1996, the year ended December 31, 1997, and the year ended December 31, 1998, we reported net losses of ($5.1) million, ($46.3) million, and ($122.0) million, respectively. We expect to continue to incur significant additional losses. See "Risk Factors -- We expect continuing losses."


RESULTS OF OPERATIONS


  Year Ended December 31, 1997 compared with Year Ended December 31, 1998



     The following table presents operating data, as a percentage of total revenue, for the years ended December 31, 1997 and 1998. This information is from our Consolidated audited financial statements included in this prospectus. This information should be read in conjunction with the consolidated financial statements and notes.



                                                               YEARS ENDED
                                                               DECEMBER 31,
                                                              --------------
                                                              1997      1998
                                                              ----      ----
Revenue:
  Internet connectivity.....................................    66%       63%
  Enhanced services and other...............................    34%       37%
                                                              ----      ----
          Total revenue.....................................   100%      100%
Costs and expenses:
  Cost of service...........................................    45%       45%
  Sales and marketing.......................................    30%       27%
  General and administrative and other......................   108%       70%
  Depreciation and amortization.............................    30%       33%
                                                              ----      ----
          Total costs and expenses..........................   213%      175%
                                                              ----      ----
          Loss from operations..............................  (113)%     (75)%
                                                              ----      ----
Other income (expense):
  Interest income...........................................    17%       12%
  Interest expense..........................................   (33)%     (30)%
  Equity in losses of affiliates............................    (5)%      --
                                                              ----      ----
          Loss before minority interests and extraordinary
           item.............................................  (134)%     (93)%
Minority interests..........................................     5%       --
                                                              ----      ----
          Loss before extraordinary item....................  (129)%     (93)%
Extraordinary item-- loss related to debt repurchase........    --        (8)%
                                                              ----      ----
          Net loss..........................................  (129)%    (101)%
                                                              ====      ====


  REVENUE


     The majority of revenue is received from business customers who purchase Internet connectivity, Web hosting products, and other enhanced services. Verio offers a broad range of connectivity options to its customers including dedicated, Digital Subscriber Line ("DSL"), Integrated Services Digital Network ("ISDN"), frame relay and dial-up connections. Connectivity customers typically pay fixed, recurring monthly service charges plus a one-time setup fee. These charges vary depending on the type of service, the length of the contract, and local market conditions. Connectivity customers typically sign a contract for one year of service. Web hosting customers typically pay fixed, recurring monthly service charges plus a one-time setup fee. These charges vary depending on the amount of disk space and transit required by the customer. Other enhanced services include e-commerce, virtual private networks, security services, co-location services, consulting and the sales of equipment and customer circuits. Revenue for all products is recognized as the service is provided. Amounts billed relating to future periods are recorded as deferred revenue and amortized monthly as services are rendered.



     In 1997 and 1998, connectivity services generated approximately two-thirds of total revenue. In 1999 and beyond, revenue from Web hosting and other enhanced services is expected to represent approximately 50% or more of total revenue. The increase in revenue from Web hosting and other enhanced services is primarily the result of recent acquisitions that have been concentrated in these businesses. Verio has experienced some seasonality in its internal revenue growth, with the period of higher growth being the fall and winter. Verio's focus is on services that generate recurring revenues from small and mid sized business customers. Revenues from business customers currently represent approximately 90% of revenue, and approximately 80% of revenues are recurring. No single customer represents more than 2% of revenue.



     Total revenue increased 238% from $35.7 million for the year ended December 31, 1997 to $120.7 million for the year ended December 31, 1998. Acquisitions completed after December 31, 1997 contributed significantly to this increase, adding $41.4 million of the $85.0 million increase.



  COST OF SERVICE



     Cost of service consists primarily of local telecommunications expense and Internet access expense. Local telecommunications expense is primarily the cost of transporting data between Verio's local points of presence and a national point of presence. Internet access expense is the cost that Verio pays to lease fiber capacity that it uses to carry its customers' data between national point of presences on the Internet. Prior to being acquired by Verio, most of Verio's businesses entered into contracts with third parties for Internet access. Verio is in the process of converting that traffic carried by third parties to its own network, and expects to be substantially finished by the end of 1999. In March 1998, Verio signed a 15 year agreement with Qwest Communications Corporation ("Qwest") (the "Capacity Agreement") in order to fix and reduce the per-unit costs of leasing fiber. That contract was amended in 1999 to further reduce the per-unit costs and to increase Verio's commitment, which is now to spend a minimum of $160 million over the first 10 years of the contract. While Verio will continue to use a variety of fiber providers for its national network, it expects to use Qwest for the majority of its fiber requirements. Verio has the right to prepay its minimum commitment under this contract. Such capitalized costs would be amortized over the term of the commitment. The amount of the prepayment at December 31, 1998 would have been approximately $84.1 million.



     Cost of service increased $38.0 million, from $16.0 million for the year ended December 31, 1997 to $54.0 million for the year ended December 31, 1998, primarily due to acquisitions. However, as a percentage of revenue, cost of service remained constant between the two years, at 45%. Verio expects cost of service to increase in absolute dollars but to decrease as a percentage of total revenue. This decrease is expected to occur as Verio's revenue mix shifts to more high margin Web hosting and enhanced services, as traffic is shifted from third party networks to the Verio network, and as more traffic is carried by Qwest.



  SALES AND MARKETING EXPENSE



     Sales and marketing expense consists primarily of salaries, commissions and advertising. Sales and marketing expense decreased from 30% of total revenue for the year ended December 31, 1997 to 27% for the year ended December 31, 1998, due in part to efficiencies gained from the regionalization and nationalization of certain sales and marketing functions. These savings were partially offset by increased expenses related to an increase in the number of direct sales representatives and marketing personnel, and the initiation of a national advertising campaign.

  GENERAL AND ADMINISTRATIVE EXPENSE



     General and administrative expense consists primarily of salaries and related benefits, and includes the expenses of general management, engineering, customer care, accounting, billing, and office space. General and administrative expense increased $46.0 million, from $38.6 million for the year ended December 31, 1997 to $84.6 million for the year ended December 31, 1998, primarily due to acquisitions. However, as a percentage of revenue, general and administrative expense decreased from 108% to 70%, which was the result of efficiencies being realized by combining the operations of numerous acquisitions. In 1998, Verio incurred significant one-time expenses in connection with the operational consolidation and integration of its acquisitions. These expenses included approximately $1.9 million primarily related to severance costs in connection with the elimination of approximately 250 positions which are no longer necessary due to the efficiencies of the national services. These terminations have begun and will continue through the second quarter of 1999. The remaining liability for unpaid severance costs totaled approximately $1.2 million at December 31, 1998.



     General and administrative expenses are expected to continue to increase in absolute dollars but to decrease as a percentage of total revenue as Verio increases its revenues. Verio's scalable systems limit the number of additional personnel, and the need for additional office space to support incremental revenue. One-time integration expenses are expected to continue as the integration of previously acquired companies is not yet complete, and due to the cost of integrating future acquisitions.



  DEPRECIATION AND AMORTIZATION



     Depreciation is provided over the estimated useful lives of assets ranging from 3 to 5 years using the straight-line method. The excess of cost over the fair value of net assets acquired, or goodwill, is amortized using the straight-line method over a ten-year period. Additional acquisitions and investments are expected to cause depreciation and goodwill amortization to increase significantly in the future.


  OTHER EXPENSES


     Interest expense increased from $11.9 million for the year ended December 31, 1997 to $35.9 million for the year ended December 31, 1998, primarily as a result of the issuance of the 1997 Notes, the March 1998 Notes and the notes. Interest income increased from $6.1 million for the year ended December 31, 1997 to $14.6 million for the year ended December 31, 1998 due to increased cash balances resulting from the debt and equity offerings. See "-- Liquidity and Capital Resources."



     In 1998, an extraordinary loss of $10.1 million was recorded in connection with the refinancing of $50.0 million of the 1997 Notes. See "-- Liquidity and Capital Resources."



     During the year ended December 31, 1997, Verio recognized equity in losses of affiliates of $2.0 million under the equity method of accounting for investments owned 50% or less. Such losses were not significant for the year ended December 31, 1998. See Note 1 to the consolidated financial statements of Verio.



  Period from Inception to December 31, 1996 compared to the Year Ended December 31, 1997



     The following table presents operating data as a percentage of total revenue for the period and year ended December 31, 1996 and 1997. This information is from our consolidated audited financial statements included in this prospectus. This information should be read in conjunction with the consolidated financial statements and accompanying notes.



                                                                PERIOD AND
                                                                YEAR ENDED
                                                               DECEMBER 31,
                                                              --------------
                                                              1996      1997
                                                              ----      ----
Revenue:
  Internet connectivity.....................................    95%       66%
  Enhanced services and other...............................     5%       34%
                                                              ----      ----
          Total revenue.....................................   100%      100%
Costs and expenses:
  Cost of service...........................................    41%       45%
  Sales and marketing.......................................    51%       30%
  General and administrative and other......................   246%      108%
  Depreciation and amortization.............................    28%       30%
                                                              ----      ----
          Total costs and expenses..........................   366%      213%
                                                              ----      ----
          Loss from operations..............................  (266)%    (113)%
                                                              ====      ====
Other income (expense):
  Interest income...........................................    25%       17%
  Interest expense..........................................    (5)%     (33)%
  Equity in losses of affiliates............................    --%       (5)%
                                                              ----      ----
          Loss before minority interests and extraordinary
           item.............................................  (245)%    (134)%
Minority interests..........................................    29%        5%
                                                              ----      ----
          Net loss..........................................  (217)%    (129)%
                                                              ----      ----
Number of ISPs consolidated at end of period................     3        22
                                                              ====      ====
Number of ISPs consolidated for entire period...............     0         3
                                                              ====      ====



  REVENUE



     Total consolidated revenue was $2.4 million for the period from inception (March 1, 1996) to December 31, 1996 (the "1996 Period"), compared to $35.7 million for the year ended December 31, 1997. Revenue attributable to acquisitions completed in 1996 accounted for $2.4 million or 100% of total revenue for the 1996 Period. The increase in revenue, and in the percentage of revenue derived from enhanced services, from the 1996 Period to the year ended December 31, 1997 was primarily due to acquisitions. Acquisitions completed after December 31, 1996 contributed significantly to this increase, adding $22.3 million of the $33.3 million increase.



  COST OF SERVICE



     Cost of service increased $15.0 million from $1.0 million for the period ended December 31, 1996 to $16.0 million for the year ended December 31, 1997, primarily due to acquisitions. As a percentage of revenue, cost of service increased from 41% to 45% primarily as a result of the buildout of the national network and the expense associated with the Internet access contracts that existed at acquired companies, which are in the process of being canceled as the traffic is moved onto the national network.



  SALES AND MARKETING EXPENSE



     Sales and marketing expense consists primarily of salaries, commissions and advertising. Sales and marketing expenses decreased from 51% of total revenue for the year ended December 31, 1996 to 30% for the year ended December 31, 1998, due in part to efficiencies gained from the regionalization and nationalization of certain sales and marketing functions.

  GENERAL AND ADMINISTRATIVE EXPENSE

     General and administrative expense consists primarily of salaries and related benefits, and includes the expenses of general management, engineering, customer care, accounting, billing, and office space. General and administrative expense increased $32.8 million, from $5.8 million for the period ended December 31, 1996 to $38.6 million for the year ended December 31, 1998, primarily due to acquisitions and the development of our administrative infrastructure. As a percentage of revenue, General and administrative expense decreased from 246% to 108% primarily due to the significant increase in revenue without a commensurate increase in general management expenses.

  OTHER EXPENSES

     During the year ended December 31, 1997, the Company recognized equity in losses of affiliates in the amount of $2.0, representing losses of those affiliates in excess of the equity of the common shareholders of the affiliates. Such losses were not significant in 1996. See Note 1 to the Consolidated Financial Statements of the Company.

     Interest expense increased from $0.1 million in the 1996 Period to $11.8 million for the year ended December 31, 1997 primarily as a result of the completion of the placement of the 1997 Notes. Interest income increased from $0.6 million for the period ended December 31, 1996 to $6.1 million for the year ended December 31, 1997 due to increased cash balances resulting from the 1997 Notes, and the issuance of $20.0 million of Series C Preferred Stock. See
"-- Liquidity and Capital Resources."

  INCOME TAXES

     As of December 31, 1998, a net operating loss carryforward for federal income tax purposes of approximately $133.1 million was available to offset future federal taxable income, if any, through 2018. The utilization of a portion of the net operating loss carryforwards may be limited under Section 382 of the Internal Revenue Code. No tax benefit for such losses has been recorded by Verio in 1996, 1997 or 1998 due to uncertainties regarding the utilization of the loss carryforward.

  STOCK-BASED COMPENSATION

     We account for our stock-based compensation plans in accordance with Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees, and Related Interpretations. Since inception, we have granted stock options with exercise prices equal to the fair value of the underlying common stock, as determined by our board of directors and based on our sales of stock to third parties and based on quoted market prices subsequent to our initial public offering. Accordingly, we have not recorded compensation expense related to the granting of stock options in 1996, 1997 and through February 28, 1998. Subsequent to February 28, 1998, and prior to the initial public offering, we granted options to employees with exercise prices which were less than $22 per share, which was the low end of the initial public offering filing range immediately prior to the initial public offering. We are recording compensation expense totaling approximately $8.2 million representing the difference between the strike prices of the options granted and $22 per share pro rata over the forty-eight month vesting period of the options. Compensation expense in 1998 related to these options was $1.9 million. No compensation expense was recorded in 1996 or 1997.

  DEPRECIATION AND AMORTIZATION

     Depreciation and amortization increased from December 31, 1996 to December 31, 1997 primarily due to the acquisition of affiliates and capital expenditures.

CASH FLOW ACTIVITY

     Fiscal 1998 -- Net cash used by operating activities was $64.2 million during the year ended December 31, 1998, which includes an increase in cash of $4.5 million related to working capital items. Sources of cash included approximately $120.8 million net proceeds from our initial public offering, $100.0 million from the sale of common stock to an affiliate of NTT, $175.0 million from the March 1998 Notes and $400.0 million from the old notes. Cash used during 1998 was primarily for business combinations and capital expenditures, $151.1 million and $23.1 million, respectively. Verio also used approximately $54.5 million of the proceeds from the March 1998 Notes to repurchase $50.0 million principal amount of the 1997 Notes.

     Fiscal 1997 -- Net cash used by operating activities was $35.3 million during the year ended December 31, 1997, which includes an increase in cash of $0.1 million related to working capital items. Sources of cash included approximately $20.0 million from the sale of 2.5 million shares of Series C preferred stock and $150.0 million from the issuance of the 1997 Notes. Cash used during 1997 was primarily for business combinations and capital expenditures, $64.0 million and $14.5 million, respectively. Additionally, approximately $46.6 million was invested in a restricted cash account to service interest payments on the 1997 Notes.

LIQUIDITY AND CAPITAL RESOURCES

     Our business strategy has required and is expected to continue to require substantial capital for acquisitions and investments, capital expenditures, and operating losses.

     In 1996, we raised approximately $78.1 million from the sale of Series A and B preferred stock and approximately $1.1 million from the sale of common stock.

     In 1997, we raised approximately $20.0 million from the sale of Series C preferred stock, and issued 680,000 shares of Series D-1 preferred stock in connection with an acquisition.

     On June 24, 1997, we completed the placement of $150.0 million principal amount of the 1997 Notes and attached warrants (the "Warrants"). One hundred and fifty thousand units were issued, each consisting of $1,000 principal amount of Notes and eight Warrants. The 1997 Notes mature on June 15, 2004 and interest, at the annual rate of 13 1/2%, is payable semi-annually in arrears on June 15 and December 15 of each year. Each Warrant entitles the holder thereof to purchase 1.76 shares of Verio's common stock at a price of $.01 per share, for a total of 2,112,480 shares of common stock. The Warrants and the 1997 Notes were separated on December 15, 1997. Concurrent with the completion of the sale of the 1997 Notes, we were required to deposit funds into an escrow account in an amount that together with interest is sufficient to fund the first five interest payments. The 1997 Notes are redeemable at our option commencing June 15, 2002. The 1997 Notes are senior unsecured obligations ranking equally in right of payment with all existing and future unsecured and senior indebtedness.

     In 1998, on March 25, we completed the placement of $175.0 million principal amount of the March 1998 Notes. The March 1998 Notes are senior unsecured obligations ranking equally in right of payment with all existing and future unsecured and senior indebtedness, and mature on April 1, 2005. Interest on the March 1998 Notes, at the annual rate of 10 3/8%, is payable semi-annually in arrears on April 1 and October 1 of each year, commencing October 1, 1998. The March 1998 Notes are redeemable at our option commencing April 1, 2002. Verio used approximately $54.5 million of the proceeds from the March 1998 Notes to repurchase $50.0 million principal amount of 1997 Notes from Brooks Fiber Properties, Inc. ("Brooks") (the "Refinancing"). Upon consummation of the sale of the March 1998 Notes and the Refinancing, $13.3 million of escrowed interest funds were released to us.

     At various times during the first four months of 1998, we issued 1,534,513 additional shares of Series D-1 preferred stock in connection with the purchases of substantially all the remaining unowned interests in our subsidiaries and affiliates.

     On April 6, 1998, we entered into a $57.5 million revolving credit facility with a group of commercial lending institutions secured by the stock of our subsidiaries and the Qwest Capacity Agreement. The credit facility was increased to $70.0 million on September 25, 1998. The credit facility requires no payments of principal until its maturity on December 31, 1999. The terms of the credit facility provide for borrowings at a margin of 2% above the London Interbank Offer Rate. There is a commitment fee of 1/2% per annum on the undrawn amount of the credit facility and a one-time fee of 1/2% on any amounts drawn. The last $3.0 million of the credit facility can only be drawn for the payment of interest. We have made no borrowings under the credit facility.

     The credit facility contains many other restrictions, including limitations on our ability to:

     - engage in businesses other than the Internet service business;

     - place liens on our assets; and

     - pay dividends.

     Furthermore our indebtedness (less cash) may not exceed 2.35 times our annualized pro forma revenue for the most recent quarter. We currently have the ability to borrow the full $70.0 million commitment. We are required to pay back any amounts borrowed under the credit facility with the proceeds of new indebtedness, certain asset sales, free cash flow in excess of $5.0 million in any quarter, or the net proceeds from insurance claims.

     In 1998, we completed our initial public offering, selling an aggregate of 5,735,000 shares of common stock (including the partial exercise of the over-allotment option by the underwriters in the initial public offering) for net proceeds of approximately $120.8 million after deducting underwriting discounts, commissions and expenses. Concurrently with our initial public offering, we completed the sale of 4,493,877 shares of common stock to an affiliate of NTT for net proceeds of approximately $100.0 million.

     On November 25, 1998, we sold $400.0 million principal amount of the old notes, for net proceeds of approximately $389.0 million. Interest at the annual rate of 11 1/4%, is payable semi-annually in arrears on June 1 and December 1 of each year, commencing June 1, 1999. We have the option of redeeming the notes starting from December 1, 2003.

     The 1997 Notes, the March 1998 Notes and the notes contain terms, other than the rate of interest, that are substantially similar. The terms of the indentures governing these Notes impose significant limitations on our ability to incur additional indebtedness unless we have issued additional equity, or if our Consolidated Pro Forma Interest Coverage Ratio (as defined in the indentures) is greater than or equal to 1.8 to 1.0 prior to June 30, 1999, or
2.5 to 1.0 on or after that date, and if the ratio of our total debt to earnings before interest, taxes, depreciation and amortization is not higher than 6:1.

     The indentures contain many other restrictions, including limitations on our ability to:

     - engage in businesses other than the Internet service business;

     - place liens on our assets; and

     - pay dividends.

     If a change of control with respect to Verio occurs, we are required to make an offer to purchase all the Notes then outstanding at a price equal to 101% of the respective principal amount of the Notes, plus accrued and unpaid interest. We are in compliance with the provisions of all of our material debt agreements. The restrictive covenants in our existing financial arrangements other than the notes are subject to change without consent of the holders of the notes and hence may become more or less restrictive in the future if such changes are implemented.

     Verio is highly leveraged and has significant debt service requirements. At December 31, 1998 our long-term debt was $674.6 million, and the annual interest expense associated with the 1997 Notes, the March 1998 Notes and the notes is approximately $76.7 million. The interest expense and principal repayment obligations associated with our debt could have a significant effect on our future operations. See "Risk Factors -- We have substantial debt which may impact our future operations and affect our ability to meet our debt obligations."

     As of December 31, 1998, we had approximately $592.2 million in cash and cash equivalents and short-term investments (including $14.8 million of restricted cash). Our business plan currently anticipates investments of approximately $350.0 million over the next 12 months for capital expenditures, acquisitions completed since December 31,1998, operating losses and working capital. This includes approximately $176.0 million for the acquisition of Hiway which was consummated in January 1999, and $17.5 million that
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

was required as an initial payment under our March 1999 agreement with AOL. Additional required payments to AOL total $25.0 million, and will be paid between March 2000 and March 2001.

     Cash flows used by operations increased from $(35.3) million for the year ended December 31, 1997 to $(64.2) million for the year ended December 31, 1998. However, cash flows used by operations as a percentage of revenue improved from (99%) to (53%) from the year ended December 31, 1997 to the year ended December 31, 1998. We incurred $117.9 million in selling, general and administrative expenses during the year ended December 31, 1998 as we invested in scaleable systems, hired and trained sales personnel, and expanded our network. We expect these investments will result in the ability to add significant additional revenue at low incremental costs. Although we expect to continue to reduce our operating losses as a percentage of revenue, there can be no assurance that we will be able to do so, or that the rate of any reduction in losses will be as rapid as is expected.

     Since we achieved 100% ownership of substantially all of our subsidiaries and affiliates in the second quarter of 1998, we have focused considerable effort on, and incurred significant expense in connection with, the integration of our operations and management. These expenses included approximately $1.9 million primarily related to severance costs in connection with the elimination of approximately 250 positions that are no longer necessary due to the efficiencies of our national services. These terminations have begun and will continue through the second quarter of 1999. The remaining liability for unpaid severance costs totaled approximately $1.2 million at December 31, 1998. We expect to continue to incur integration costs related to our network, customer care, billing and financial systems. While we anticipate that these expenses will continue to be significant, we also expect to derive significant long-term benefits as a result of lower incremental costs for local telecommunications expense, Internet access expense, and general and administrative expenses as our revenues increase.

     Our anticipated expenditures are inherently uncertain and will vary widely based on many factors including operating performance and working capital requirements, the cost of additional acquisitions and investments, the requirements for capital equipment to operate our business, and our ability to raise additional funds. Accordingly, we may need significant amounts of cash in excess of our plan, and no assurance can be given as to the actual amounts of our future expenditures. We are constantly evaluating potential acquisition and other investment opportunities which could significantly affect our cash needs. We intend to use a significant portion of our cash for acquisitions, and will have to increase revenue without a commensurate increase in costs to generate sufficient cash to enable us to meet our debt service obligations. There can be no assurance that we will have sufficient financial resources if operating losses continue to increase or additional acquisition or other investment opportunities become available.

     We expect to meet our capital needs with cash on hand, proceeds from the sale, or issuance of capital stock, the credit facility, lease financing, and additional debt. We regularly examine financing alternatives based on prevailing market conditions and expect to access capital markets from time to time based upon our current or anticipated financing requirements. In the near term, we intend to use our excess cash. Over the longer term, we will be dependent on increased operating cash flow, and, to the extent cash flow is not sufficient, the availability of additional financing, to meet our debt service obligations. As an ongoing matter, we evaluate the potential sources of capital that may be available to us, including public and private sales of equity, the issuance of debt securities, bank financing, and other sources, taking into account market conditions, available terms, the current trading price of our stock, and other factors. Insufficient funding may require us to delay or abandon some of our planned future expansion or expenditures, which could have a material adverse effect on our growth and ability to realize economies of scale. In addition, our operating flexibility with respect to certain business activities is limited by covenants associated with our indebtedness. There can be no assurance that such covenants will not adversely affect our ability to finance our future operations or capital needs or to engage in business activities that may be in our interest.

NEW ACCOUNTING STANDARDS

     During 1997, the Financial Accounting Standards Board ("FASB") issued Statements of Financial Accounting ("SFAS") No. 130, Reporting Comprehensive Income (SFAS 130), No. 131, Disclosures About

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

Segments of an Enterprise and Related Information (SFAS 131) and No. 132, Employers' Disclosures about Pensions and Other Postretirement Benefits. During 1998, the FASB issued SFAS No. 134, Accounting for Mortgage-Backed Securities Retained after the Securitization of Mortgage Loans Held for Sale by a Mortgage Banking Enterprise and the American Institute of Certified Public Accountants issued Statement of Position No. 98-5, Reporting on the Costs of Start-up Activities (SOP 97-5). The adoption of these pronouncements did not and is not expected to have a significant effect on Verio's financial position, results of operations or financial reporting.

     In June 1998, the FASB issued SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities, which is effective for all fiscal quarters of fiscal years beginning after June 15, 1999. This statement establishes accounting and reporting standards for derivative instruments, including some derivative instruments embedded in other contracts, and for hedging securities. To the extent we begin to enter into such transactions in the future, we will adopt the statement's disclosure requirements in the financial statements for the year ending December 31, 2000.

THE YEAR 2000 ISSUE

     The "Year 2000" problem results from computer programs and systems using only two digits instead of four to identify the year. Systems that do not properly recognize such information could generate wrong data or fail. The Year 2000 problem is widespread and complex, as virtually every company's computer operations could be affected in some way.

     We rely upon computer systems, software applications, hardware and other circuitry which may contain date-sensitive technology in our operations and administrative support systems. Most of these technologies are standard-purchased systems that may or may not have been customized for our own particular applications while other technologies were internally developed. We also rely upon various vendors and suppliers including telecommunications providers with which we have interconnection, peering and resale agreements.

     Many of our business systems are being replaced as part of our efforts to integrate our acquisitions. As we evaluate new systems for purchase, we assess whether they are Year 2000 compliant. We are currently engaged in a phased process utilizing outside consultants and designated employees to evaluate our internal status with respect to the Year 2000 issue. The costs and expenses of these outside consultants and employees have not been material. To date, we have not discovered any Year 2000 issues that would adversely affect us. We cannot assure that all Year 2000 issues were discovered or that we will not discover additional Year 2000 issues that could adversely affect us.

     In our first phase, completed in the fourth quarter of 1998, we conducted an assessment of our national systems in Denver, Colorado, Dallas, Texas and regional networks and systems in our east operating region, including both information technology systems and non-information technology systems such as hardware containing embedded technology, for Year 2000 compliance. The network systems of our operating regions have similar technology. No significant issues have been identified. If issues are uncovered in the future, that knowledge will be directly applied to other operating regions.

     Prior to their acquisition by Verio, Hiway hired outside consultants to evaluate their systems for Year 2000 compliance. Though issues were noted in the internally developed provisioning systems, none were evaluated as material and remediation activities are in progress.

     We expect to complete phase two of the process during the second quarter of 1999. It will involve a more detailed and broader assessment of our systems' degree of Year 2000 compliance, covering all operating regions and entities. Specific risk assessments and contingency planning will be the primary focus of this phase. We will also develop a fallback plan in the event any critical systems remain non-compliant by January 1, 2000. As part of phase two, we will attempt to quantify the impact, if any, of the failure to complete any necessary corrective action. We cannot currently estimate the magnitude of such impact.

     To date, the costs incurred with respect to phase two have not been material. Future costs are difficult to estimate; however, we do not currently anticipate that such costs will be material.

     Phase three of our Year 2000 plan will include performing end to end testing of our supplied services under various scenarios to verify expected performance of the network under various Year 2000 date failure modes. The purpose of the testing will be to ensure continuity of service to customers, not specific elemental component compliance status. This phase is expected to be final verification of any required updates to Verio's systems and should be completed in the third quarter of 1999.

     We have begun to survey, among others, critical vendors, suppliers and financial institutions for Year 2000 compliance. We are in the process of evaluating the Year 2000 preparedness of our telecommunications providers, on which we rely for the network services crucial to our business. In order to reduce any adverse impact, we maintain diverse providers for such network services. However, failure of any one provider may have a material impact on Verio's operations. We expect to complete this survey in the second quarter of 1999. At this time we cannot estimate the effect, if any, that non-compliant systems at these entities could have on us, however, it is possible that the impact will be material.

                                    BUSINESS


     Except for the historical information contained herein, the matters discussed in this prospectus, and specifically in the sections entitled "Business" and "Management's Discussion and Analysis of Financial Condition and Results of Operations," or otherwise incorporated by reference into this prospectus are "forward-looking statements" (as such term is defined in the Private Securities Litigation Reform Act of 1995). These statements can be identified by the use of forward-looking terminology such as "believes," "expects," "may," "will," "should," or "anticipates" or the negative thereof or other variations thereon or comparable terminology, or by discussions of strategy that involve risks and uncertainties. The safe harbor provisions of the Exchange Act and the Securities Act, apply to forward-looking statements made by Verio. These forward-looking statements involve risks and uncertainties, including those identified within "Risk Factors" beginning on page 12 above and elsewhere in, or incorporated by reference into, this prospectus. The actual results that Verio achieves may differ materially from any forward-looking projections due to such risks and uncertainties. These forward-looking statements are based on current expectations, and Verio assumes no obligation to update this information. Readers are urged to carefully review and consider the various disclosures made by Verio in this prospectus and in our other reports filed with the Securities and Exchange Commission that attempt to advise interested parties of the risks and factors that may affect Verio's business. This prospectus contains trademarks of Verio and its affiliates, and may contain trademarks, trade names and service marks of other parties. References to "Verio" are to Verio Inc. and its subsidiaries.



BACKGROUND OF OUR BUSINESS



     Internet access and value-added Internet services, including Web hosting and electronic commerce services, represent two of the fastest growing segments of the telecommunications services market. The availability of Internet access, advancements in technologies required to navigate the Internet, and the proliferation of content and applications available over the Internet have attracted a rapidly growing number of Internet users.



     In order to capitalize on the power of the Internet, businesses must adopt one or both of the fundamental Internet service platforms: Internet access and an Internet Web site. Internet access provides a company with the telecommunications circuits necessary to allow a company to connect to the Internet, communicate with employees, customers and suppliers and other Internet users, transfer electronic mail, and access the wealth of information available over the Internet. A Web site provides a company with a corporate presence on the Internet. This computer-based site allows a company to post information about itself that is easily accessible to all Internet users. Businesses are increasingly adding a variety of enhanced services and applications to their basic Internet access and Web site platforms, in order to more fully capitalize on the power of the Internet. These services and applications allow them to more efficiently communicate company information, expand and enhance their distribution channels, increase productivity through back-office automation and reduce costs. Verio expects this trend to continue as high-bandwidth, high functionality value-added services continue to be developed, improve and proliferate and as Internet usage continues to expand. For example, once a company has basic Internet access, by then connecting each of the company's office locations and providing them with security tools, such as data encryption, the company can implement a virtual private network permitting its employees, vendors, customers, and other designated individuals to engage in secure, private communications over the Internet. Further, by provisioning its Web site with enhanced application tools, the company can automate business processes such as sales order entry, shipping, inventory management and customer service from this site. When conducting electronic commerce over a Web site, a company typically will add security, shopping cart, and payment processing capabilities to its basic Web site.



     Industry analysts have reported that small and medium sized businesses represent a potential market of over seven million customers in the U.S. Verio has specifically targeted the small and medium sized business market for the provision of our Internet services because:



     - A small percentage of this market currently utilizes the Internet, but that number is increasing rapidly and is expected to be one of the fastest growing segments of the Internet industry.

     - These businesses have rapidly expanding Internet needs, as they and their customers look more and more to the Internet for information, as a standard mode of communication, and to conduct business in increasingly sophisticated and cost-effective ways.

     - These companies often look to an Internet service provider to fulfill these needs, because they typically lack the technology expertise, information technology resources, capital, personnel, or ability to bear the time-to-market and operational risks required to install, maintain and monitor their own Web servers and Internet access.

     - In selecting an Internet service provider, these businesses often prefer locally based personnel who are readily available to respond in-person to technical issues, who can assist in developing and implementing the customer's effective use of the Internet, and with whom they can establish a stable and long-term relationship.

     - Businesses that have outsourced their Internet requirements tend to become quite dependent on their Internet provider and tend to change Internet providers relatively infrequently.

     The Internet service provider market is segmented into large national or multinational providers such as Verio, which typically are full service providers, and regional and local providers which generally offer a smaller range of services and products and lack the ability to meet all the needs of a business customer. Full service Internet providers also typically resell capacity on their network to regional and local providers, who rely on the larger providers for Internet access. The largest full service providers, like Verio, have what are referred to as "Tier One" networks, which exchange Internet traffic cost free at multiple public peering points known as network access points, as well as through private peering arrangements. As the number of Internet service providers has grown, the requirements to become a Tier One network have increased, resulting in a higher barrier to achieving this Tier One provider status.

OUR BUSINESS STRATEGY

     Our business strategy of combining national scale with local presence was specifically developed to serve the needs of the small and medium sized business market. In formulating its business strategy, Verio concluded that the large, national Internet service providers lacked the local presence to provide customized hands-on support, while the smaller, local Internet service providers did not have the requisite scale and resources to provide a full range of services at an acceptable quality and pricing levels. We believe that Verio has a competitive advantage in serving these business customers because we have combined the technical expertise and hands-on support, provided through our local sales and engineering personnel, with the quality and economic efficiency of our national network, operational infrastructure and financial strength.

     Verio's goal is to be the premier, full-service provider of Internet services to small and medium sized businesses. The key elements of our strategy in accomplishing this goal are:

     - Build Scale, Market Presence and Service Offerings through Acquisitions and Strategic Relationships. We have rapidly established a global presence and expanded our customer base by acquiring established Internet access and enhanced service providers with a business customer focus. We intend to continue to expand our market presence, strengthen our Internet access and Web hosting core service platforms, and add additional value-added service capabilities, both through further acquisitions and strategic relationships with key product and service partners. Given our large customer base, broad distribution channels and established core service strengths in Internet access and Web hosting, we believe that Verio is an attractive potential acquirer or strategic partner for other related value-added product and service companies.

     - Integrate Operations and Leverage National Infrastructure to Reduce Costs and Improve Quality. We continue to improve our efficiency, service reliability, quality and scalability by: (1) integrating the Internet operations we acquire onto core national service platforms for Internet access and Web hosting; (2) focusing regional operations on sales, distribution and customer support; and (3) leveraging a common set of national systems and support services. We integrate the local networks we acquire and connect them to Verio's Tier One national backbone, provide them with network management and monitoring services from our network operations center, consolidate point of presence facilities, aggregate traffic on higher capacity, lower cost telecommunication circuits, consolidate engineering and network operations staffs, increase network redundancy and ensure consistency of network operations. Similarly, we integrate our Web hosting operations onto common national platforms with regional data centers connected to Verio's Tier One national backbone and monitored by Verio's network operations center. Through this integration, we capture economies of scale, drive operational efficiency, ensure operational control and improve the quality, consistency and scalability of our services. We have leveraged our scale to negotiate advantageous national volume purchasing agreements with key vendors such as Cisco, Qwest and Raptor.

     - Build Brand Recognition, Expand Distribution Channels and Leverage Local Support to Drive Growth. We believe that brand recognition will be an increasingly important decision factor among small and medium sized businesses in choosing an Internet service provider. In conjunction with the integration of our acquired providers, we have re-branded our consolidated regional operations under the Verio name. We are building national Verio brand recognition by aggressively marketing our full range of services through a national advertising campaign using traditional media, online campaigns and trade shows, strategic co-marketing relationships, and a coordinated public relations program. Most recently, in March 1999, we entered into a strategic relationship with AOL, which we expect will substantially expand Verio's national brand name recognition. Under this agreement, for a three-year period, Verio has acquired exclusive rights to market its Web hosting and business-focused electronic commerce services on AOL's four key on-line media properties in the U.S.

         We currently have over 200 local direct sales executives, over 300 local engineers and customer support technicians, and over 4,000 resellers and referral partners. We expect to continue to expand this sales and distribution force and to increase its effectiveness through national training, sales support, advertising and marketing programs. We also market our services nationally through direct mail, telemarketing and online marketing campaigns. In addition, Verio has expanded the marketing of its services through original equipment manufacturer type relationships with major telecommunications carriers, such as Nippon Telegraph and Telephone Corporation (NTT), who can offer Verio's services on a private-label or co-branded basis to their customer base. NTT America has recently launched its branded Arcstar Internet service in the U.S., and will resell the full range of Verio services under this brand.

     - Develop and Offer Value-Added Products and Services to Increase
       Revenues. While basic Internet access and Web hosting constitute the predominant services offered by Verio today, small and medium sized businesses are increasingly looking for value-added products and services that allow them to further leverage the power of the Internet to expand markets, increase productivity and reduce costs. We believe that our large existing customer base and strong, balanced position in both the Internet access and Web hosting service platforms give us a competitive edge in offering high-margin, value-added Internet services and bundled packages to meet the evolving needs of our current and future customers. As a result, we believe that we will be able to derive increasing revenue from these customers and increase profitability by selling an expanding array of value-added services, as well as higher functionality Web sites and additional bandwidth to support these services. Examples of these Web-based value-added services include electronic commerce, Web-based faxing and email, unified messaging, office and business process automation capabilities, audio and video applications, automated Web site authoring tools and templates and redundant "hot" sites across multiple national and international data centers. We currently offer broadband digital subscriber line circuits as an access option through the relationship which we commenced with NorthPoint Communications subsequent to December 31, 1998, and plan to offer additional alternative Internet access options, as well as intranets and extranets incorporating both Internet access and Web-hosting capabilities. We also offer value-added Internet security capabilities and professional consulting services to support a variety of Internet solutions. We expect to provide these further value-added services through a combination of internal development and packaging, acquisitions and new relationships with Internet hardware, software and service companies.


THE VERIO ORGANIZATION


     Verio conducts its operations with both a national and regional approach. Initially, we pursued a regional acquisition strategy, acquiring independent, locally based Internet service providers to establish critical mass and a widespread market presence in the top metropolitan statistical areas across the U.S., which we then consolidated into regional operations. In order to provide services such as Web hosting on a national basis, we have also sought to acquire enhanced service providers with extensive national operations. Our acquisitions of iServer, TABNet and Hiway established Verio as the largest Web hosting company in the world based on the number of domain names hosted, and significantly increased our technical, marketing and operational strength.



     As of December 31, 1998, we had acquired over 45 Internet service providers, including the funding of start-up operations in the Midwest and Rocky Mountain regions. We continue to consolidate the ownership and management of these providers, and to integrate their network operations, customer support, marketing efforts, financial and accounting systems, and other back-office functions onto our national systems, in order to maximize operating synergies and efficiencies. We are now focusing our efforts on expanding our market presence and our strength in our Internet access and Web hosting core service platforms, and adding value-added service capabilities. We continue to evaluate additional potential acquisition and strategic partner candidates.


PRODUCTS AND SERVICES


     Verio currently offers a comprehensive range of business Internet services, including its core Internet access and Web hosting services, as well as a variety of related value-added products and services that enhance these core offerings. Verio offers a core suite of products and services nationally, with additional specific products offered in designated markets based on factors such as unique needs within a particular market and local telecommunications tariffs. As its customers needs evolve, Verio intends to continue to develop a broad range of value-added products and services independently, through acquisition, and through strategic relationships with key vendors.



     Internet Access Services. Verio offers a variety of core Internet access solutions, providing basic connectivity to the Internet, as well as a suite of value-added products and services enabling our customers to expand their basic Internet connectivity capability. For example, these additional services allow them to send and receive e-mail, or to engage in private, secure data transmissions between remote offices. These products are offered in bundled and unbundled packages.



     Our core Internet access services currently include:



     - Basic Internet access: Our basic Internet access service currently includes dial-up access at speeds ranging from 28.8 to 56 Kbps, integrated services digital network providing 64 to 128 Kbps access, digital subscriber line access providing 144 Kbps to over 1 Mbps, and frame relay and leased line connectivity at speeds ranging from 28.8 Kbps to 155 Mbps.



     - Hardware products: As we provision access services, we provide necessary hardware including routers, servers and other products as needed by the particular customer. Our national purchasing and leasing relationships with a variety of equipment partners provide improved hardware pricing, lower cost leasing arrangements and bundled service offerings.



     - Software products: Our software products include browsers, set up disks and other solutions that permit customers to more effectively and easily navigate and utilize the Internet.



     - Configuration services: Our configuration solutions encompass services such as domain name server support, supplying telecommunication circuits, Internet protocol address space assignment, router set-up, electronic mail configuration, router security configuration and other similar set-up services.

     Our value-added Internet access services currently include:

     - E-mail: We provide e-mail services that permit customers to send and receive electronic mail messages. These services are offered either using the customer's domain name or though Verio's generic domain name. In order to provide our customers with the latest developments in e-mail and messaging services, we are in the process of converting our over 800,000 e-mail boxes to a centralized, state of the art e-mail system supported by technology licensed to us by Netscape Communications Corporation.

     - Virtual Private Networks: Many companies today have private data communication networks to transfer data between office locations. These are often referred to as wide area networks, and tend to be built on expensive leased telecommunication lines. The Internet offers companies a cost-effective alternative to wide area networks through virtual private networks, which are meant to provide secure transmission of private Internet protocol traffic through the Internet. Additionally, many companies require that their employees have remote access to these private networks from home or while traveling, which a virtual private network can also provide. Virtual private network products are available in hardware, software, and firewall formats. These products, often in combination with a Web site, are also the basis for offering intranet and extranet services. Intranets are corporate/organizational networks that rely on Internet-based technologies to provide secure links between corporate offices and secure access to company data. Extranets expand the network to selected business partners through secured links on the Internet. Increasingly, companies are finding that intranets and extranets can enhance corporate productivity more easily and less expensively than proprietary systems. We currently offer our customers a number of virtual private network solutions, including Raptor's Firewall, IRE's SafeNet(TM), and Watchguard's Firebox II(TM), and we continue to evaluate additional products to meet our customers' needs in this area.

     - Security: Security solutions are a vital component for most businesses connected to the Internet. These solutions, which include firewalls, packet filter and proxy servers, give the customer (1) an ability to prevent intruders from accessing its corporate network, (2) authentication of users attempting to gain access to the customer's local area network or Web site, and (3) encryption services, providing secured transmission of company data through the Internet. We currently offer a comprehensive set of firewall products from Raptor, including the sophisticated Eagle Firewall(TM). Additionally, we offer a "managed" security solution that provides ongoing detection and prevention of intrusions. We plan to expand our security product line with new solutions that simplify, reduce cost, or offer greater functionality as they become commercially available.

     Businesses are increasingly seeking to use the Internet for an expanding array of telecommunication services. We plan to likewise expand our ability to serve these more sophisticated Internet access needs by deploying additional value-added Internet access-based services as they become commercially available. Such products that are currently under development include Internet protocol telephony, which permits users to make voice calls on the Internet, Internet faxing, Internet audio and video conferencing solutions. Additionally, we are participating in trials for the deployment of new access technologies, such as wireless access.

     Web Hosting Services. A Web site provides a company with a tangible identity and interactive presence on the Internet. This computer-based site allows a company to post information about itself that is easily accessible to all Internet users. Web sites are also the basis for providing electronic commerce, where a company can advertise and sell its products and services. Verio offers a comprehensive range of core Web site hosting products, as well as a growing suite of enhanced web site hosting products including electronic commerce solutions. Generally, our customers elect to outsource to us the hardware and software provisioning that is necessary to host a Web site, where we can provide these services from our highly reliable data center environments. Our Web site hosting products currently range in price from $14.95 per month to tens of thousands of dollars per month.

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

     Our core Web hosting services currently include:

     - Shared Server Web Hosting: Verio offers a series of shared server Web hosting plans that allow individuals and businesses to establish a sophisticated presence on the Internet at a reasonable cost, leveraging Verio's expertise and equipment to deploy an effective Web site. Our basic, standardized Web hosting option offers 6,000 megabytes of data transfer per month and 30 megabytes of disk storage on computers that are owned and maintained by Verio in one of its data centers and monitored seven days a week, twenty-four hours a day. This service level allows customers to store hyper text markup language (the language used to create Web pages with links), graphics, video and sound files on Verio's server. This basic shared server plan generally satisfies customers' basic bandwidth and disk storage requirements. A majority of our current shared server Web hosting customers use the entry-level service. In order to allow customers to use their Web site as an effective interface for communication, we provide additional services bundled into our shared server hosting plans. For example, our shared server customers are provided various Web-based electronic mail options, support for Microsoft FrontPage(TM) extensions and a variety of unique Web site development tools as part of the basic Web hosting account. The higher priced shared server Web hosting offerings, including the proprietary Virtual Server technology, provide customers additional value-added services, functionality and resources. Each successive pricing tier allocates the customer more disk storage and increases the monthly data transfer limit. In addition, the more advanced plans offer Real Audio(TM), Real Video(TM) and mSQL(TM) database support and support for electronic commerce-enabled Web sites.

     - Shared Server Support Tools: We have implemented a variety of tools to allow our shared server customers to manage and enhance their sites more effectively and update their Web sites remotely. Typically, the Web hosting plans feature detailed Web statistics and access to raw log files, giving customers the ability to track the performance and evaluate the effectiveness of their Web sites. Higher tier plans offer customers their own configuration files, point of presence server and simple mail transfer protocol gateway. In addition, we provide a number of popular custom gateway interface scripts that allow customers to put into use hit counters, guest books, mail forms and other useful graphics easily, and also support custom gateway interface scripts that enable customers to build additional functionality into their Web sites. We offer numerous tools which allow a customer to have increased control over managing its Web site, allowing them to change passwords, set electronic mail forwarding options, view Web site statistics and check account and billing information. Additionally, all shared servers have regular back-up procedures to protect customer files.

     - Dedicated Server Web Hosting: Verio offers dedicated server Web hosting solutions for larger customers that prefer not to host their Web sites on a shared server. This solution, which provides substantially more server and network resources than those available from a shared server, gives customers the ability to run complex applications without the additional information technology administration costs and considerations that customers would experience if they managed their own servers and Web sites internally. The dedicated server Web hosting solutions provide the customer with an NT or UNIX-based server that is owned and maintained by Verio in one of its data centers and monitored seven days a week, twenty-four hours a day. We maintain spare equipment and back up data regularly. We offer the dedicated server service at various prices depending upon the specific hardware configuration, level of service and data transfer rates required by the customer.

     - Co-location: Verio offers co-location services for customers that require the resources of a dedicated server, prefer to retain physical access to and ownership of their server, and have the expertise to maintain the Web site and the server. Our co-location facilities offer customers a secure location, environmental control, monitoring and a high-speed connection to the Internet. These facilities typically are designed to provide an uninterruptible power source, a back-up diesel generator, climate control and monitoring seven days a week, twenty-four hours a day.

     - Domain Name Registration: Each business or individual that desires a personalized Web address must first reserve a domain name (such as www.yourcompany.com). As more individuals and businesses establish a Web presence, desirable domain names, like trade or service marks, become

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


more difficult to secure. We are the world leader in providing this important service, registering more domain names (.com, .net, .org) with Network Solutions (currently the single designated domain name registrar) than any other company.
      For a one-time fee, we will register and maintain a domain name for two years or until the customer decides to use the domain name to host an active Web site. We believe that offering this service provides us a marketing advantage when these domain name registration customers then select a Web hosting provider. We actively telemarket to new customers registering a domain name and have a high conversion rate of these customers to our recurring revenue Web hosting services.



     - Electronic Commerce Solutions: Electronic commerce provides businesses the ability to sell products and services on the Internet. The electronic commerce or e-commerce capability can be added to an existing Web site or it can be the basis for a Web site, starting with the customer's product catalog. The principle basic components of an e-commerce enabled Web site include:



        - a hosted Web site;



        - a catalog of the products to be sold from the site, including prices and inventory -- a secure means of accepting orders from customers visiting the site;



        - a secure means of accepting payment for those orders -- a means of calculating the appropriate tax and shipping costs attributable to the order;



        - transaction reporting capability; and



        - a means of reconciling these transactions with the company's accounting records.



     Verio currently offers a variety of e-commerce packages. Our entry level "CyberStand" product is designed for a merchant with a very limited number of products to sell that does not require real time payment clearing. Another more advanced product is the "eVendor" product which allows a substantially greater number of products to be offered in the catalog, but still relies on manual payment processing. The "MarketPlace" product is for the more sophisticated merchant who desires an unlimited number of products to be sold and requires secure, on-line real time payment settlement. We have relationships with numerous providers of the various components of our e-commerce solutions, including tools for catalog and site creation, merchant accounts, digital certificates, transaction processing and numerous additional components that are required to build a completely commerce enabled Web site. Most recently, Verio entered into an agreement with iMall, Inc., a leading provider of fully integrated, "one-stop" e-commerce solutions, and a related agreement with First Data Merchant Services Corporation (FDMS), one of the nation's leading providers of Internet payment processing solutions, in order to offer complete e-commerce services to businesses. Verio will offer the iMall/FDMS solution as Verio's preferred e-commerce service through verio.com, select other Web sites, and its direct marketing sales forces, as well as marketing the solution to its existing Web hosting customers. These VerioStore(TM) plans offer small and medium-sized businesses a complete, affordable and easy way to set up virtual storefronts on the Web. Based on the comprehensive e-commerce solution jointly developed by iMall and FDMS, VerioStore will include on-line product catalogs, a search engine, cash register, shopping cart, shipping and sales tax calculations, on-line merchant account establishment, and a fully-integrated payment gateway. In addition, Verio's leading Web-hosting and domain name registration services are integrated to provide businesses with true one-stop shopping for all the components of an electronic commerce-enabled Web site. Once online, VerioStore customers' merchandise will be featured on the Stuff.com shopping portal operated by iMall, where potential customers can find and purchase their products. We will continue to invest in creating a greater suite of e-commerce packages as this market develops.



     - Web Site Design: Web site design is the development of the Web site content that will be displayed on the Web site when it is being viewed on the Internet. We rely principally on our resellers to create the Web sites for our customers. In addition to relying on the Web design services of our resellers, we offer Web design services to a select set of our customers. This may entail development of a basic Web page through to the development of a sophisticated e-commerce Web site.

     We believe that more advanced Web-site based application products will continue to expand as businesses require more sophisticated on-line commerce capabilities. We are continually seeking to acquire technology from third parties to incorporate with our existing solutions to provide more and more functionality to our commerce product offerings, as well as exploring additional Web-based services through internal development. In particular, our efforts are focused on expanded Web-site based electronic commerce capabilities, Web-based faxing and electronic mail, unified messaging and "virtual offices," audio and video appliances, automated Web site authoring tools and templates, basic automated marketing tools, and redundant "hot" sites across multiple national and international data centers. We continue to assess potential opportunities to extend new offerings as they become available, and to evaluate our ability to implement these solutions in a cost-effective way while maintaining quality of service for our customers.


MARKETING


     Verio's marketing organization focuses on stimulating demand for Verio's services and extending Verio's brands, and is responsible for advertising, marketing communications and public relations. We rely on a combination of traditional media and online advertising. We focus our traditional media efforts on advertisements in major business and technical publications, television commercials, radio spots and direct mail. Our online marketing program consists of general rotation and keyword-specific Web banner advertisements. We became one of the world's largest Internet domain name registrars and Web hosting companies by pioneering domain name registration services and establishing preferential Web-based marketing relationships with leading Internet media, search engine and portal companies such as AOL, Netscape, Yahoo, Excite, Infoseek, and others. Other marketing vehicles include collateral materials, trade shows, direct response programs and management of our Web site. Public relations focuses on cultivating industry analyst and media relationships with the goal of securing broad media coverage and public recognition of the Verio brand name.



     We have consolidated the operations and marketing efforts of our acquired operations under the Verio brand name, although in certain instances, where an acquired operation has established particularly strong brand identity (such as Hiway and its RapidSite(TM) product offering), we may continue to market particular products and services under that name. Recently, we have focused significant efforts in marketing campaigns and brand recognition. We have undertaken national public relations efforts to raise the awareness and visibility of Verio through a national print, radio and television advertising campaign.



     Recently, we have undertaken significant marketing efforts to build Verio's national brand name recognition. We have commenced a joint marketing effort with NorthPoint Communications to market digital subscriber line services in 21 cities nationwide.



     On March 4, 1999, we entered into a strategic agreement with America Online, Inc. ("AOL"), under which, for a three year period, Verio has acquired exclusive rights to market its Web hosting and business-focused electronic commerce services on AOL's four key on-line media properties in the US: AOL, CompuServe, AOL.COM and AOL's Digital City. The agreement also includes the transition of nearly 7,000 AOL PrimeHost and CompuServe BusinessWeb customers to Verio for continued Web hosting service. AOL will receive guaranteed payments totaling a minimum of $42.5 million from us, and will also participate in future revenue sharing. Verio will receive significant online advertising and promotion of a co-branded Verio and AOL Web site that will offer a broad range of Verio Web hosting products and electronic commerce solutions.


SALES AND DISTRIBUTION


     Verio utilizes multiple distribution channels in order to extend its reach and leverage the service capabilities and brand names of its channel partners. Verio uses a combination of direct sales, online marketing, telemarketing, value-added resellers and private label resellers.



     Direct Sales. We have a direct sales force of more than 200 professionals. These local sales representatives have a strong Internet technical background, understand the local telco tariffs and the needs of their local business community, and are familiar with local companies to assist in implementing tailored solutions.

Since these representatives are locally-based, they are able to meet face-to-face to discuss a particular customer's Internet needs and technical requirements and develop tailored solutions. We have developed programs at the national level to attract and train high quality, motivated sales representatives that have the necessary technical skills, experience and knowledge. These programs include technical sales training, consultative selling techniques, sales compensation plan development, and sales representative recruiting profile identification. Through the effective use of these initiatives, we plan to continue to expand our direct sales force. At the local level, direct marketing techniques are being used to target customers that would achieve substantial benefit from the business applications afforded by the Internet. Some direct marketing tactics include direct mail, telemarketing, seminars and trade show participation. We work with key vendors to assist in these direct marketing efforts. We co-market with these vendors through direct mail programs, joint seminar development and joint trade show involvement. Through the TABNet acquisition, we acquired a centralized outbound and inbound telemarketing sales capability targeted at offering Web hosting services.



     Online Sales. We have an extensive online marketing program, consisting of general rotation and keyword-specific Web banner advertisements, which stimulate interest in and leads for our products and services. Much of this online activity directs prospects to our online Web sites from which prospects may make a product selection and order a product online. We are able to generate a substantial amount of sales of our Web hosting products through this selling technique as a result of the high degree of automation built into our Web site provisioning process. Through our recently announced strategic agreement with AOL, we expect to substantially expand Verio's national brand name recognition through this major new on-line marketing relationship.



     Resellers and Indirect Sales. We believe that indirect sales channels contribute significantly to our growth, and have developed three primary reseller partner programs that provide us with a formal indirect distribution strategy. Through these programs, we have a worldwide indirect distribution channel with over 4,000 resellers in the U.S. and over 170 other countries. These programs include our:



     - Authorized Solutions Partner (ASP) program: This program offers our reseller the ability to share in the ongoing revenue stream of customers they bring to Verio. Authorized Solutions Partners include computer resellers, value-added resellers, systems integrators and other organizations focused on providing information technology hardware, software, and services to the business community. They typically have an established relationship with the prospective customer base, and a sales force capable of selling Internet services as part of the partner's suite of services.



     - Referral Partner Program: These partners include organizations such as Web designers, advertising agencies, and telco resellers. We target organizations that are less capable of, or interested in, selling Internet services, or where Internet services fall outside their core business interests.



     - Private Label Partner Program: This is a wholesale program which allows qualifying organizations to resell our services under their own brand.



     The benefits that we derive from these programs including greater market reach without fixed overhead costs, and the ability to use partners to assist in the delivery of complete solutions to meet customer needs. In addition to local partnerships, we are working with several national companies to expand our indirect sales capability. We also intend to pursue additional private label original equipment manufacturer-like relationships with major telecommunications carriers, similar to our current arrangement with NTT America. NTT America recently has launched its branded ArcStar Internet service in the U.S., and is reselling the full range of Verio services under this brand. We also are party to this type of agreement with a number of the regional bell operating companies and a large European telecommunications company.

TECHNOLOGY AND NETWORK OPERATIONS


     Overview. Verio owns and operates a national network, providing a high bandwidth, highly reliable data transmission path connecting Verio's customers to the Internet. Verio believes this network is adequate for the provision of current and future planned access and services needs. Verio's national network interconnects more than 29 national nodes and over 200 local point of presence facilities across the United States. By aggregating the bandwidth and capacity requirements of our acquired operations onto one national network, we continue to increase our operational control and efficiency, reduce costs, and provide redundancy and higher quality service. In this way, we are able to address some of the most significant challenges that an Internet service provider faces in supporting its customers. Verio's national infrastructure also incorporates several other elements critical to maintaining the highest quality Internet service, including a high capacity and reliable national network, peering relationships with other regional, national and international Internet service providers, sophisticated network management tools and engineering support services. The reliability of the national network is the result of many factors, including redundant routers and other critical hardware,

                                    [US MAP]


carrier class facilities at point of presence locations (such as back up power, fire suppression and climate control), and redundant telecommunications lines. With our substantial national capacity, network support capabilities, and peering relationships, Verio has achieved "Tier One" status as one of the largest national, full service Internet network providers.



     National Network. As of December 31, 1998, the national network carried traffic for 37 of the acquired Internet service providers. The remaining providers' traffic will be added as growth drives the need for additional capacity, as private and public peering is implemented and as their current transit contracts expire.

     Currently, the national network architecture includes a presence at selected national exchange points and redundant network nodes to link our regional networks to the national network. As of December 31, 1998, our network included connectivity at:



     - the major public national exchange points -- MAE West, MAE East and the NY NAP;



     - the Palo Alto Internet Exchange (PAIX);



     - NASA Ames; and



     - other regional connecting points, including Seattle (Washington); Portland (Oregon); Los Angeles, Irvine, Sacramento and San Diego (California); Denver (Colorado); Orem (Utah); New Orleans (Louisiana); Dallas and Houston (Texas); St. Louis and Kansas City (Missouri); Chicago (Illinois); Ann Arbor (Michigan); Atlanta (Georgia); Tampa (Florida); Harrisburg, Philadelphia and Pittsburgh (Pennsylvania); Baltimore (Maryland); Rochester and New York City (New York); and Boston (Massachusetts).



     Each of these locations uses leading router technology. The equipment is located in facilities leased from a variety of telco providers, including MCI WorldCom, Sprint and others. These access points are linked, using a nationwide, high-speed asynchronous transfer mode and clear line network infrastructure ranging in capacity from DS-3 to OC-12. This network capacity is leased primarily from Qwest and a variety of other national telecommunications providers, including Sprint and MCI WorldCom. This combination of clear channel circuits, asynchronous transfer mode and router architecture makes the network reliable by diversifying the path of Internet traffic and maintaining redundant paths. Our regional networks either co-locate at these access nodes or lease connectivity from a local service provider such as a regional bell operating company or other local exchange carrier to connect to our equipment.



     We are continuing to add national access nodes to serve additional parts of the Midwest, Southern California, the Southeast and the Northeast, all of which we currently plan to put on-line during 1999. Multiple national access nodes facilitate connection of our regional operations to our national network. We continue to add additional private peering points and access nodes as we acquire more Internet service providers and expand operations, and to further increase network capacity as the need for additional bandwidth arises.



     The national network is planned to allow for rapid expansion of bandwidth through scaleable design supported by multiple local access and interexchange carriers to provide the required bandwidth. We have begun the migration of selected links from asynchronous transfer mode to clear line, over 10,000 miles of which has been leased from Qwest. We have implemented nationwide OC-3 capacity and, on some routes, OC-12 links to handle our projected traffic requirements.



     In March 1998, we entered into a 15-year capacity and services agreement with Qwest Communications Corporation, which we amended in December 1998. Under this agreement, we will have access to long haul capacity and ancillary services on Qwest's nationwide MacroCapacity(SM) Fiber Network. Initially, the agreement required that over the first seven years we must purchase, and Qwest must provide, not less than $100.0 million of capacity and services, at agreed upon prices. Under the amendment, we agreed to increase that commitment by an additional $60 million and to extend the term of our minimum commitment from 7 to 10 years. With this extended contract and higher volume of service commitment, we received improved pricing for our capacity purchases. This contract provides us with the flexibility to deploy circuits from DS-3 (45 megabits per second) to multiple OC-48 (2.4 gigabits per second) as our customer needs expand. We have the right to order capacity and services in excess of the minimum commitment at any time during the 15-year term. We also currently are a party to a number of other long haul capacity agreements with additional telco providers. These agreements are for various terms and at varied pricing. We anticipate that we will satisfy a substantial portion of our capacity and ancillary services needs under the Qwest agreement, because we believe that the pricing levels that we are entitled to under the amended agreement will significantly reduce the per unit costs that we otherwise would pay under our other existing long haul capacity agreements.

     We believe that the currently installed Cisco and Juniper Networks routers will be sufficient to support our traffic routing needs up to and including OC-3 and OC-12 speeds. We are investigating and testing various options to support higher than OC-12 speeds and bandwidth requirements. Our options include switching, higher capacity and faster routers, or hybrid routing and switching solutions.



     Peering Relationships. Peering is the Internet practice under which Internet service providers exchange each other's traffic without the payment of settlement charges. The basis on which the large national providers make peering available or impose settlement charges is evolving as the provision of Internet access and related services has expanded and the dominance of a small group of national providers has driven industry peering practice. Recently, companies that have previously offered peering have cut back or eliminated peering relationships and are establishing new, more restrictive criteria for peering. We believe that substantial traffic volume and national scale will continue to be the focal criteria necessary to establish and maintain peering relationships. As a result, it has become increasingly important for companies seeking to take advantage of peering to have significant traffic, a national network and monitoring capability.



     Verio has established public or private peering relationships with all of the major national Internet service providers, as well as with many smaller domestic and international networks, and continues to evaluate additional private peering proposals. By implementing our own national network and establishing peering relationships with other national Internet service providers, we believe we can lower the cost of our Internet transit and increase the performance and reliability of our network operations. With over 100 peering partners, including all of the largest Internet service providers, Verio's network is considered a "tier one" national network. Some large network providers now prefer to peer at private exchange points rather than at national exchange points. This preference represents the desire to accomplish the exchange of high bandwidth traffic in a more efficient manner rather than to risk congestion and equipment failure at public exchange points. We currently anticipate that, as our traffic grows, more peering relationships can be obtained. However, no assurance can be given that peering relationships will continue to be made available to us. Even if these relationships are not maintained or established, we believe that it will be more economical for Verio to maintain an exchange point transit agreement than to pay other national providers for transit. See "Risk Factors -- We depend upon our network infrastructure" and "-- Our costs will increase if we fail to maintain our peering relationships."



     Web Hosting Operations. Through the iServer, TABNet and Hiway acquisitions, we have developed high-performance, reliable, secure and scalable Web hosting solutions, which we believe provide us with a significant competitive advantage. These solutions consist of multiple proprietary Web hosting platforms that incorporate automated functionality and a highly reliable network infrastructure that includes multiple data centers monitored by our network operations center seven days a week, twenty-four hours per day. Our strategy in developing our Web hosting solutions focuses on utilizing proprietary technological innovations that we integrate with third-party software and hardware to configure integrated solutions.



     Web Hosting Platform. We have established multiple proprietary Web hosting platforms through our acquisitions. As a result we can efficiently host up to two thousand Web sites on a single server. Although industry-standard Web servers can enable Web hosting, we believe that efficiently managing large numbers of Web sites and users on a single shared server is technically difficult and requires significant technological innovations. Accordingly, we have focused our technology development efforts on creating various proprietary operating system level tools to facilitate a high-density customer to server ratio. We also have customized or developed Web server applications designed to improve performance in a shared server environment and resource monitoring tools designed to report and address scarcity of shared central processing units and memory resources. Our solution can easily allow server groups to be added seamlessly and to be monitored centrally wherever they are located. To address the diverse requirements of our customers, we offer Web hosting services on a range of operating systems and computing platforms.

     We also have developed proprietary software that allows us to provide our services on an efficient and cost-effective basis by automating the following back-end functions:

        1. order-taking and processing;

        2. customer billing via credit cards, check, bank transfer and accounts receivable;

        3. account provisioning and activation;

        4. server management and monitoring;

        5. coordination of the electronic mail subsystem to integrate electronic mail forwarding, multiple electronic mail accounts on a single Web site and autoresponders;

        6. inherent distributor-dealer-customer hierarchy of all data; and

        7. support for third-party feature "plug-ins."

     In addition, we provide a front-end interface that allows a customer to set up accounts, change account parameters, check Web site statistics quickly and easily and verify billing information. "TQ software" was engineered to maximize automation to achieve high levels of scalability, and the modular design allows additional server groups to be supported easily. Language and branding independence enables international value-added resellers and original equipment manufacturers to localize for foreign languages and customize the interface quickly and with minimal effort.

     Data Centers. We currently have data centers located in Orem, Utah; San Francisco and Mountain View, California; Seattle, Washington; Dallas, Texas; Boca Raton, Florida and Washington, D.C. An upgraded data center in the San Francisco Bay Area is planned for 1999, and additional east coast data centers as well as expansions of certain of our existing data centers also are being planned. Primarily all of Verio's data centers include environmental controls, back-up generators, Cisco routers and switches, and continuous monitoring capabilities to ensure high-quality service with minimal interruptions.

     National Network Management. We consider world-class network management an essential capability for network monitoring and expansion, maintaining high customer satisfaction and improving network quality. We have established a network operations center to allow continuous monitoring of the network 24 hours per day, 7 days per week. Our network operations center also provides a single point of contact for real-time network status information and customer technical problem resolution. The network operations center is designed to provide real-time alarming, event correlation, traffic management and forecasting, and distributed notification of the network events and network status. We use many leading edge systems to provide the network operations center capabilities. As of December 31, 1998, we monitored the national network and the local networks of approximately 27 of the Internet service providers we had acquired as of such time.

     Engineering Support Services. We have negotiated national level telco contracts with local exchange carriers, such as MCI WorldCom, providing favorable terms for local transport. We plan to expand national purchasing and leasing benefits as well as technical planning and support to improve the performance, reliability and economics of our regional networks. National level purchasing benefits include both cost and vendor performance issues as well providing spare equipment and additional technical support from suppliers. National level distribution agreements have been negotiated with a number of additional national-scope suppliers. Co-location agreements have also been established with companies such as Qwest, Sprint, MCI WorldCom and Digital Equipment Corporation. We are pursuing additional vendor and telco relationships in an effort to reduce the cost of equipment and improve network quality.

     Technical Planning and Support. Our engineering team provides engineering support for routing configurations, telco management and pricing, development of our regional and national networks and purchasing and contract negotiation. The engineering team also works to standardize certain network elements nationally, improve performance and reduce network costs. Support includes Internet protocol addressing support, training and technology. This effort of sharing ideas across our operations is intended to enhance the engineering talent available locally and to share best practices nationally.

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

NATIONAL SUPPORT SERVICES

     In addition to our national network and network monitoring capability, Verio has developed and implemented three critical national support services designed to increase operational efficiencies and enhance the quality, consistency and scalability of Verio's services. These support services include 24x7 customer technical support and service, financial information management through a central, standardized accounting system and a sophisticated billing and collections system. The strategy of creating a partnership between local support teams and Verio's established national support services enables Verio to capture economies of scale, improve quality and responsiveness, and increase productivity, while allowing local personnel to focus on relationships with customers.

     Customer Technical Support. Our customer care combines the responsiveness and on-site capabilities of our local operations with the scale economies of a national customer support center. Our network operations center in Dallas, Texas, enables us to provide responsiveness twenty-four hours per day, seven days a week while maintaining the ability to provide on-site installation assistance, hands-on troubleshooting and access to local experts who understand the customer's business. As of December 31, 1998, we were providing customer care services to 33 of the providers we had acquired and will offer services to all of our regional operations as the national customer support center continues to expand throughout 1999. The support center team is using a leading customer support trouble ticketing and workflow management system offered by Vantive Corporation. The system enables us to track, route, and report on customer issues. It provides significant benefit in ensuring quality and timely care to customers. Based on information received through the trouble ticketing system, as well as through the centralized billing and collections system, we are able to monitor network reliability and outage experiences. To date, this information reflects that the outages experienced by our customers, for the most part, are minor and attributable to ordinary course of business service interruptions, telecommunication network capacity demands, and the customer's hardware and software functionality issues. In certain instances, our customers experienced downtime and outages in the course of our conversion of systems and processes associated with our integration and consolidation efforts. While historically Verio has not, as a general matter, provided service warranties or offered a standard service credit policy, in the future we may as and to the extent that it becomes a necessary or desirable commercial practice. To date, Verio has provided credits resulting from network outages and system failures in certain circumstances, but the amount of these credits has not been material. Certain of the entities that we have acquired have offered and implemented various service credit policies, some of which remain in effect with respect to customers of those acquired entities. Again, however, credits required as a result of those policies to date have not been material. We will continue to monitor network outage experiences, and expect to record appropriate reserves if the level of outage credits becomes material.

     Financial Information Management. We are in the process of converting all of our acquired Internet service provider operations to the PeopleSoft(TM) financial reporting system and the ADP payroll/human resources system, in order to provide a central, standardized accounting system. As of December 31, 1998, 38 of our acquired operations were using the financial reporting system and 41 were using the payroll/human resources system. These systems enable us to cost effectively increase the productivity and quality of administrative support by standardizing operational systems such as payroll, payables, purchasing and financial reporting. These enhancements are part of our initiative to implement continuous improvement methodology and to create a learning organization.

     Billing and Collections. We have implemented the Kenan Systems' EC Arbor billing solution which offers high quality, flexibility, cost-effectiveness and scalability. Kenan is a leading billing solutions provider to the telecommunications industry, providing accurate, timely, and easy-to-understand invoicing. As of December 31, 1998, this system served 27 of our acquired Internet service operations. We are aggressively rolling out this billing platform to all of our regional operations to centralize our billing operations.

NTT STRATEGIC RELATIONSHIP

     On April 7, 1998, Verio entered into agreements establishing a strategic relationship with NTT. Under these agreements, upon the consummation of its initial public offering, NTT acquired 4,493,877 shares of

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


Verio's common stock for approximately $100.0 million in aggregate consideration and is entitled to designate one member to serve on Verio's board of directors. See "Material Transactions -- Other Transactions."



     In addition, Verio and NTT's U.S. affiliate, NTT America, Inc. ("NTT America"), entered into a three-year outside service provider agreement, which took effect upon the completion of NTT's investment. Pursuant to this agreement, Verio was designated as the preferred provider of Internet access and related services to customers of NTT America on a reseller basis. Verio and NTT also will connect their backbones and establish a peering and transit relationship. During the term of this agreement, NTT America will pay Verio for the services provided by Verio at predetermined rates reflective of the strategic relationship between the parties, under which NTT is entitled to "most favored customer" status and pricing concessions. NTT America and Verio subsequently executed a further agreement setting forth the details for implementation of the specific technical and administrative aspects arising under the outside service provider agreement. NTT America has now launched its branded Arcstar Internet service in the U.S., and will resell the full range of Verio services under this brand. Verio will also provide NTT America with full back-office and engineering support.


SUBSIDIARY OWNERSHIP STRUCTURE


     While Verio now typically seeks to acquire 100% of new Internet service providers' operations, Verio's early acquisition strategy was to acquire less than 100% of its Internet service providers. In each of these cases, it obtained the right to buyout the remaining equity in the future. As part of its integration strategy, Verio has effected the buyouts of all but one of the U.S.-based companies in which it did not initially acquire 100% ownership. With the completion of these buyouts, Verio then undertook its efforts to consolidate the management of the acquired operations in order to minimize administrative costs.



     Verio currently holds an approximately 15% fully diluted equity interest in VIA Internet, Inc. ("VIANet"), which was formed in 1997 to pursue a strategy similar to that of Verio's outside of the U.S. and Canada. See "Material Transactions -- Other Transactions." Verio has no contractual right to acquire the remaining equity of VIANet, and has no present plan to integrate the operations of VIANet with those of its own. Hiway owned minority and majority interests in certain entities that provide Web hosting and other enhanced Internet services in various foreign countries. Upon the completion of the Hiway acquisition, Verio acquired the majority and minority equity positions held by Hiway at that time. Verio has completed the acquisition of the remaining equity in one of these entities, WWW-Service Online-Dienstleistungen AG, a German Web hosting company. We may seek to acquire the remaining equity of the other partially owned international entities in the future. However, we also may decide to leave some equity in our international subsidiaries in the hands of local owners in order to retain their continued services and expertise in managing these distant operations.


COMPETITION


     The market for Internet access and related services is extremely competitive. Verio anticipates that competition will continue to intensify as the use of the Internet grows. The tremendous growth and potential market size of the Internet access market has attracted many new start-ups as well as existing businesses from different industries. Current and prospective competitors include:



     - national, regional and local Internet service providers;



     - global, national, and regional long distance and local exchange telecommunications companies;



     - cable television companies;



     - direct broadcast satellite and wireless communications providers;



     - on-line service providers; and



     - Web hosting providers, and providers of other value-added Internet services.


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


     Verio believes that the following are the primary competitive factors in this market:



     - Maintaining a secure and reliable national network with sufficient capacity, quality of service and scalability to support continued growth.



     - Maintaining a knowledgeable and effective sales force and implementing broad and effective distribution channels.



     - Providing knowledgeable and capable technical support personnel, and prompt and efficient customer care services.



     - Maintaining Internet system engineering and other technical expertise.



     - Offering competitive prices.



     - Making timely introductions of new products and services.



     - Having sufficient financial resources.



     - Having a recognized and trusted brand name.



     Many of our competitors have significantly greater market presence, brand recognition, and financial, technical, network capacity and personnel resources than we do. All of the major long distance companies, also known as interexchange carriers, offer Internet access services and compete with us. The recent sweeping reforms in the federal regulation of the telecommunications industry have created greater opportunities for local exchange carriers, including the regional bell operating companies, to enter the Internet access market. In order to address the Internet access requirements of the current business customers of long distance and local carriers, there is a move toward integrating horizontally through acquisitions of, joint ventures with, and the wholesale purchase of Internet access from, Internet service providers by these telecommunications companies. In addition, many of the major cable companies and other alternative service providers -- such as those companies utilizing wireless terrestrial and satellite-based service technologies -- have announced their plans to offer Internet access and related services. Accordingly, we expect that we will experience increased competition from traditional and emerging telecommunications providers. Many of these companies, in addition to their substantially greater network coverage, market presence, and financial, technical and personnel resources, also have large existing commercial customer bases. Furthermore, they may have the ability to bundle Internet access with basic local and long distance telecommunications services. This bundling of services may have an adverse effect on our ability to compete effectively with them and may result in pricing pressure on us that would adversely affect our business, financial condition and results of operations.



     The recent deployment and further planned deployment of broadband services for high speed Internet access by cable and telephone companies through new technologies such as cable modems and various digital subscriber lines technologies also creates further competitive pressure in Verio's business. While these providers initially targeted the residential consumer, more recently a number of digital subscriber lines providers also have announced their intent to offer digital subscriber lines services to our target business market. This may significantly affect the pricing of our Internet access service offerings. Similar to the co-marketing arrangement which we entered into with NorthPoint Communications subsequent to December 31, 1998, a number of digital subscriber lines providers have launched their services in conjunction with Internet service providers, allowing those providers to offer Internet access over digital subscriber lines circuits. These digital subscriber lines circuits, which provide higher speed and lower latency Internet connections than a standard dial-up phone connection, compete with our dedicated connectivity offerings.


PROPERTIES


     Verio's corporate headquarters is located in Englewood, Colorado where it leases approximately 43,400 square feet of office space. Its lease agreement, which commenced February 1, 1998 is for a term of five years. Verio also has executed a lease covering approximately 20,700 square feet of space in the InfoMart in Dallas, Texas, where it maintains its network operations center and customer support center. That lease expires on June 30, 2002. Verio also has executed a ten-year lease covering approximately 6,203 square feet

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

in Vienna, Virginia, where it maintains a data center and offices for locally-based personnel. That lease expires on May 31, 2008. Verio also leases space, typically less than 200 square feet, in various geographic locations to house network infrastructure and telecommunications equipment. Certain operational functions are also located in various regional operation offices, where Verio typically is party to lease agreements for administrative office space sufficient for locally based personnel, as well as smaller site leases to house network equipment. Hiway's principal executive offices and data center was located in Boca Raton, Florida. The lease, which covers rentable area of approximately 78,971 square feet, commenced on February 1, 1998 and is for a term of seven years, expiring on January 31, 2005. Verio currently uses this space to house locally-based personnel and as a data center. Hiway also entered into a seven year lease for approximately 15,850 square feet of office space in Mountain View, California. This lease commenced on June 1, 1995 and expires on May 31, 2002. Verio currently uses this space for a data center and to house locally-based personnel.

EMPLOYEES

     As of December 31, 1998, Verio employed approximately 1,360 people, including full-time and part-time employees at our corporate headquarters in Colorado, our network operations and customer support center in Texas and at our distributed operational offices across the country and around the world. We consider our employee relations to be good. None of our employees are covered by a collective bargaining agreement.

TRADEMARKS AND TRADE NAMES

     Verio filed for federal trademark protection of "Verio" on November 29, 1996. On September 2, 1998, Verio filed for protection of its service mark "The New World of Business." These applications are pending and there is no assurance that they will be granted. Trademark protections for the Verio mark also have been applied for in the European Economic Community, as well as in Japan. Additionally, corporate name reservations for the name "Verio Inc." have been filed in all fifty states. Hiway Technologies(R) and Best Internet Communications(R) are registered trademarks of Hiway. Hiway(TM), HWAY(TM), A Home Page(TM) and RapidSite(TM) are trademarks of Hiway. TABNET(R) is a registered trademark of TABNet. TABNet has applied for federal trademark protection for the following marks: 1-800-800-WEBSITE(TM), NETANNOUNCE(TM), NTX(TM), TAB.NET(TM), WHOIS(TM) and WHOIS.NET(TM).

LEGAL PROCEEDINGS

     Verio is party to various legal proceedings that have arisen in the ordinary course of business, none of which is material.

ADDITIONAL INFORMATION

     Verio has filed with the Securities and Exchange Commission a Registration Statement on Form S-4 (the "Registration Statement") with respect to the new notes. As permitted by the rules and regulation of the Securities and Exchange Commission, this prospectus, which is part of the Registration Statement, omits certain information, exhibits, schedules and undertakings included elsewhere in the Registration Statement. For further information pertaining to Verio and the securities offered hereby, reference is made to such Registration Statement and the exhibits and schedules thereto. Statements contained in this prospectus as to the contents or provisions of any documents referred to herein are not necessarily complete, and in each instance, reference is made to the copy of the document filed as an exhibit to the Registration Statement. Verio is currently subject to the information requirements of the Exchange Act. Verio will issue annual and quarterly reports. Annual reports will include audited financial statements prepared in accordance with accounting principles generally accepted in the United States and a report of its independent auditors with respect to the examination of such financial statements. In addition, Verio will issue to its securityholders such other unaudited quarterly or other interim reports as it deems appropriate.

     The Registration Statement may be inspected without charge at the public reference facilities of the Commission located at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington D.C. 20549, and at the Commission's Regional Offices at Seven World Trade Center, Suite 1300, New York, New York 10048,

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


and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such materials also can be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. In addition, registration statements and certain other filings made with the Securities and Exchange Commission through its Electronic Data Gathering, Analysis and Retrieval ("EDGAR") system are publicly available through the Securities and Exchange Commission's web site at http://www.sec.gov. Verio's Common Stock is quoted on the Nasdaq National Market. Reports and other information concerning Verio may be inspected at the offices of the Nasdaq Stock Market at 1735 K Street, N.W., Washington, D.C. 20006.



QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK



     The following discussion relates to Verio's exposure to market risk related to changes in interest rates, and foreign currency exchange rates. This discussion contains forward-looking statements that are subject to risks and uncertainties. Actual results may differ materially due to a number of factors including those set forth under the captions "We have substantial debt which may impact our future operations and affect our ability to meet our debt obligations" and "We may need to raise additional capital in order to remain competitive" in the section titled "Risk Factors."



INTEREST RATE RISK



     Verio has limited exposure to financial market risks, including changes in interest rates. At December 31, 1998, Verio had short-term investments of approximately $592.2 million. These short-term investments consist of highly liquid investments in debt obligations of highly rated entities with maturities of between one and 360 days. These investments are subject to interest rate risk and will fall in value if market interest rates increase. Verio expects to hold these investments until maturity, and therefore expects to realize the full value of these investments, even though changes in interest rates may affect their value prior to maturity. If interest rates decline over time, this will result in a reduction of our interest as our cash is reinvested at lower rates.



     Verio has debt that is substantial in relation to its stockholders' equity and cash flow. At December 31, 1998, Verio had long term debt in the aggregate amount of $674.6 million, representing 77% of total capitalization. A change of interest rates would not affect our obligations under these agreements. Increases in interest rates could, however, increase the interest expense associated with future borrowings and borrowings under our bank credit facility.



FOREIGN CURRENCY RATE RISK



     Verio does not currently have any significant foreign currency exposure. However, a portion of its revenue (less than 10%) is generated from sources outside the United States. These payment obligations are generally denominated in local currencies, and any currency devaluation would affect the amount of revenues that Verio would receive from its international operations. As these operations only represent a small portion of Verio's revenue, we do not have any significant overall currency exposure at December 31, 1998. Verio does not hedge against foreign currency rate changes.



     On January 1, 1999, 11 of 15 member countries of the European Union established fixed conversion rates between their existing sovereign currencies and the euro, and adopted the euro as their common legal currency (the "Euro Conversion"). Verio has not commenced any assessment of the effects of the Euro Conversion, and we are unsure of the potential impact of the Euro Conversion on our international operations. Based on the size of our international investments, these fluctuations are not expected to have a material impact.

                                   MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

     The directors and certain officers (including all executive officers) of Verio are:

NAME                                   AGE                         POSITION(S)
----                                   ---                         -----------
Steven C. Halstedt...................  53    Chairman of the Board
Justin L. Jaschke....................  41    Chief Executive Officer, Director
Herbert R. Hribar....................  47    President and Chief Operating Officer, Director
James C. Allen.......................  52    Director
Trygve E. Myhren.....................  62    Director
Paul J. Salem........................  35    Director
George J. Still, Jr. ................  41    Director
Yukimasa Ito.........................  43    Director
Arthur L. Cahoon.....................  43    Director
Sean G. Brophy.......................  40    Vice President of Corporate Development
James E. Cunningham..................  42    Vice President of Sales and Marketing
Chris J. DeMarche....................  42    Chief Technical Officer
Carla Hamre Donelson.................  43    Vice President, General Counsel and Secretary
Peter B. Fritzinger..................  41    Chief Financial Officer
Deb Mayfield Gahan...................  44    Vice President of Human Resources and Organizational
                                               Development
James M. Kieffer.....................  37    Vice President of Customer Operations
Eric S. Hood.........................  46    Vice President of Engineering and Operations
Edward R. Milstein...................  41    Vice President and Chief Information Officer

     The Audit Committee consists of Trygve E. Myhren. The members of the Compensation Committee are James C. Allen and Trygve E. Myhren. The members of the Executive Committee are Steven C. Halstedt, Justin L. Jaschke and Herbert R. Hribar. The members of the Finance Committee are Steven C. Halstedt, Justin L. Jaschke, Trygve E. Myhren and George J. Still.

     All of the officers identified above serve at the discretion of Verio's board of directors. There are no family relationships between any persons identified above. There is currently one vacancy on the board. The following are brief biographies of these individuals.

     Steven C. Halstedt has served as Chairman of the board since we were formed in March 1996. Mr. Halstedt is a co-founder of The Centennial Funds. Mr. Halstedt has 18 years of direct venture capital experience and serves as a general partner of each of the Centennial Holdings' partnerships. Prior to co-founding The Centennial Funds in 1981, he was Executive Vice President and Director of Daniels & Associates, Inc., a private communications service company involved in cable television system operations. Mr. Halstedt is a member of the board of directors of Formus Communications, Inc., VIANet, Gabriel Communications, Inc. and WLL International, Inc. He is a former Chairman of the Board of OneComm Corporation ("OneComm"), PageAmerica Group, Inc. and Orion Network Systems, Inc., all publicly traded telecommunications companies. Mr. Halstedt received a Bachelor of Science with distinction in management engineering from Worcester Polytechnic Institute, and earned a Master of Business Administration from the Amos Tuck School of Business Administration at Dartmouth College, where he was named an Edward Tuck Scholar. He attended the University of Connecticut School of Law. He was a Platoon Leader and Battalion Operations Officer in a U.S. Army Combat Engineer Battalion in Vietnam.

     Justin L. Jaschke has served as Chief Executive Officer of Verio since we were formed in March 1996. He also is a member of the board. Prior to forming Verio, Mr. Jaschke served as Chief Operating Officer for Nextel Communications ("Nextel") following its merger with OneComm in July of 1995. Mr. Jaschke served as OneComm's President and a member of its board of directors from the time that he joined that company in April 1993 until the merger with Nextel. Mr. Jaschke currently serves as Chairman of the board of directors of VIANet and also serves on the board of directors of Metricom, a leading wireless data communications provider, and on the board of directors of Dobson Communications, a rural cellular and local exchange provider. From May 1990 to April 1993, Mr. Jaschke served as President and CEO of Bay Area Cellular Telephone Company. From November 1987 to May 1990, Mr. Jaschke was Vice President of Corporate Development of PacTel Cellular, and from 1985 to 1987 was Director of Mergers and Acquisitions for PacTel Corporation. Prior to that, Mr. Jaschke was a management consultant with Marakon Associates. Mr. Jaschke received a Bachelor of Science degree summa cum laude in mathematics from the University of Puget Sound and a Master of Science degree in management from the Sloan School of Management at MIT.


     Herbert R. Hribar has served as President and Chief Operating Officer of Verio since July 1998. Mr. Hribar joined Verio from Ameritech Corporation, where he served as President of Ameritech Corporation's cellular services business unit and was responsible for all aspects of the business, including strategy, marketing, sales, network, customer service, IT and business development. He was promoted to that position in 1997 after working for Ameritech for two years, first as Vice President of International Operations beginning in early 1995, and later as Managing Director of Ameritech Europe. He also served as Chairman and Chief Executive Officer of ADSB Telecommunications, a consortium of international telecommunications companies headed by Ameritech. Before joining Ameritech, Mr. Hribar served in various capacities with Sprint Corporation from 1988 to 1995, including as Vice President and General Manager at Sprint International, where he was responsible for the off-shore network planning, design, operations and information systems planning for Sprint's international voice, data, messaging and fax services as well as private data network systems. Mr. Hribar previously worked in senior management positions at GTE Telenet and served in the U.S. Navy. Mr. Hribar holds a Bachelor of Science degree in Ocean Engineering from the U.S. Naval Academy, a Master of Science degree in Civil Engineering from the University of Illinois, a Master of Business Administration from George Washington University and a Master of Science degree in Computer Science from Johns Hopkins University.


     James C. Allen has served as a director of Verio since May 1996. Mr. Allen served as CEO of Brooks Fiber Properties, Inc. until its recent acquisition by WorldCom. Mr. Allen has 25 years of experience as an entrepreneur, operator, financier, expert witness and advisor in cable television and broadband telecommunications. Prior to joining Brooks, he served as Chief Financial Officer and Chief Operating Officer of David Lipscomb University from which he holds a Bachelor of Science degree. Mr. Allen was a founder and former President, CFO and COO of Cencom Cable Associates, which was purchased by a subsidiary of Hallmark Cards, and a former Vice President of Operations of Telecom Engineering, Inc., a telecommunications engineering and consulting firm with clients in both the telephone and cable television industries. Mr. Allen previously held positions as Vice President of Operations of United Cable Television, Divisional Manager of Continental Telephone Corporation, and Vice President of Finance for National Communications Service Corporation. Mr. Allen also previously was a member of the board of directors of MetroNet Communications Corp. ("MetroNet"), a local exchange carrier.


     Trygve E. Myhren has served as a director of Verio since April 1997. Mr. Myhren is President of Myhren Media, Inc., a private investment firm concentrating in media, telecommunications, software and Internet related and consumer products companies. From 1990 to 1996, Mr. Myhren was President and a director of The Providence Journal Company. From 1975 until 1988, Mr. Myhren was an officer of American Television and Communications Corporation (ATC), the cable television subsidiary of Time, Inc. (now Time/Warner Cable), serving as Chairman and CEO from 1980 to 1988. Mr. Myhren also serves on the boards of The Providence Journal Company, Advanced Marketing Services, Peapod, Inc., CableLabs, J.D. Edwards, Inc., WNP, Inc., Founders Funds and The University of Denver. Previously, Mr. Myhren served as chairman of the National Cable Television Association (NCTA), and also served on the boards of Turner Broadcasting Systems, Continental Cablevision, Inc., Citizens Bank and several internal Time, Inc. boards, including Home Box Office, Temple-Eastex and Time Magazine Group. He also served on the FCC's Advisory Committee on High Definition TV. Mr. Myhren has an undergraduate degree in political science and philosophy from Dartmouth and a Master of Business Administration from the Amos Tuck Graduate School at Dartmouth. He served three and one-half years as a naval officer with the U.S. Pacific Fleet.

     Paul J. Salem has served as a director of Verio since December 1996. Mr. Salem is a Managing Director of Providence Equity Partners, Inc., and is a partner of the general partner of Providence's private equity funds. Providence manages over $500 million in equity and specializes in communications and media investments. Mr. Salem has been responsible for many of Providence's investment activities, including its investments in competitive local exchange companies, enhanced specialized mobile radio, wireless data networks, radio representation, telecommunications infrastructure and other areas. He is currently a director of Interep National Radio Sales, Inc., MetroNet, Wired Ventures, Inc. and UniSite, Inc. Prior to joining Providence, Mr. Salem worked for Morgan Stanley & Co. in corporate finance and mergers and acquisitions. Previously, Mr. Salem spent four years with Prudential Investment Corporation, an affiliate of Prudential Insurance, where his responsibilities included private placement financings, leveraged buyout transactions and establishing Prudential's European investment office. Mr. Salem received a Bachelor of Arts in business from Brown University and a Master of Business Administration from Harvard Business School.


     George J. Still, Jr. has been a director of Verio since our inception in March 1996. Mr. Still, based in Palo Alto, California, is a Managing Partner of various Norwest Venture capital partnerships. From July 1984 until October 1989, he was a General Partner with The Centennial Funds based in Denver, Colorado. Prior to Centennial, Mr. Still was with Ernst & Whinney (now Ernst & Young) in San Francisco. Currently, he is a director of PeopleSoft, Inc. and 3Dfx Interactive, Inc., both public companies. In addition, he serves on the board of several private companies, including Metapath Software Corporation, Software Technologies Corp., ObjectStream, Inc., and Chordiant Software. Further, Mr. Still serves as a director of the National Venture Capital Association. He holds a Bachelor of Science degree in business administration from Pennsylvania State University and a Master of Business Administration from the Amos Tuck School at Dartmouth College.


     Yukimasa Ito has been a director of Verio since September 11, 1998. Mr. Ito is Vice President, Service Planning of NTT Worldwide Telecommunications Inc., a corporation specializing in providing various international telecommunications services to end-users. NTT Worldwide Telecommunications Inc. is a subsidiary of NTT which, in turn, is an affiliate of Verio. Mr. Ito has held his current position at NTT Worldwide Telecommunications Inc. since 1997, prior to which he was Vice President, Service Planning of NTTPC Communications, Inc. from 1994 to 1997 and Director, Corporate Planning of NTT America, Inc. from 1991 until 1994. Mr. Ito has worked for NTT or its subsidiaries since 1980. Mr. Ito holds a Bachelor of Engineering degree from Waseda University and a Master of Business Administration from the University of Washington. In 1990, Mr. Ito was a M.Sc. Sloan Fellow at Stanford University.


     Arthur L. Cahoon was appointed to the board upon completion of the Hiway acquisition on January 5, 1999. Mr. Cahoon served as Chairman of Hiway's board of directors, CEO and a director of Hiway since May 1998. From October 1997 to May 1998, he was Chairman of Hiway Florida. Since March 1993, he has served as general partner of Rock Creek Partners, Ltd., an investment company, and executive vice president of James Dahl & Co., an investment banking company. Since January 1995, Mr. Cahoon also has served as Executive Vice President of Timberland Investment Services, LLP, an investment management company, which he co-founded. In addition, from June 1995 to June 1996, he served as President of QuinStone Industries, inc., a manufacturing company. Prior to March 1993, Mr. Cahoon served as Executive Vice President and CFO of Cain & Bultman, Inc., a wholesale distributor. Mr. Cahoon holds a B.B.A. in accounting and finance from Stetson University.


     Sean G. Brophy has served as Vice President of Corporate Development since November 1997, and prior to that served as Vice President of Marketing and Business Development for Verio since joining Verio in May 1996. Mr. Brophy served as Vice President of Marketing for OneComm and then Nextel from 1994 to 1996. He worked at Northern Telecom from 1990 through 1994 in a variety of capacities, including strategic planning and product management, where he had global responsibilities for new products for Personal Communications Services. Prior to that he worked at Bell Northern Research, the research and development arm of Northern Telecom, designing telephone equipment and services ranging from the DMS-100 to key systems. While there he was awarded patent and design excellence awards. Mr. Brophy holds a Bachelor of Science degree in computer engineering from McMaster University, a Master of Science degree in electrical engineering from Carleton University and a Master of Science degree in management from the Sloan School of Management at MIT.

     James E. Cunningham was appointed as Verio's Vice President of Sales and Marketing in June 1998, after serving as the President of Verio's Northeast regional operations since December 1997. He assumed that role after acting as the President of Global Enterprise Services, Inc. (one of Verio's acquired ISPs) beginning in May 1997. Mr. Cunningham has 17 years of sales, marketing and general management experience with both established and early stage telecommunications companies. Mr. Cunningham most recently served as Senior Vice President of Sales and Marketing at U.S. One Communications, Inc. overseeing its eastern United States sales and service organization. Prior to joining U.S. One Communications in 1996, Mr. Cunningham spent 10 years with MCI. From 1995 to 1996, he served as Vice President, Sales & Marketing for network MCI Digital Imaging where he directed its Campus MCI program which provided Internet access and enhanced services for universities and local governments around the country. Mr. Cunningham holds a Bachelor of Science degree in Business Administration from Livingston University in Alabama.

     Chris J. DeMarche has been Chief Technical Officer of Verio since joining Verio in May 1996. From 1995 to 1996, Mr. DeMarche was CTO and Senior Vice President of Nextel, where he was credited with addressing many critical technology issues. From 1993 to 1995, he was Senior Vice President of Engineering and Technology at OneComm, where he was responsible for building a national engineering team and designing and implementing wireless communication networks. Mr. DeMarche also worked in advanced technology areas at PacTel Corporation and Hughes Aircraft Corporation and served in the U.S. Naval Submarine Force. Mr. DeMarche received his Master of Business Administration from UCLA in 1990, his Master of System Management from University of Southern California in 1986, and his Bachelor of Science from the United States Naval Academy in 1978.

     Carla Hamre Donelson has served as Vice President, General Counsel and Secretary of Verio since joining Verio in October 1996 from the law firm of Morrison & Foerster LLP, where she had practiced law since March 1987. She served as a partner in that firm's business department from 1990 and as head of the Denver business practice from 1993. While in private practice, Ms. Donelson was engaged in a general corporate and transactional practice, focused primarily on the communications and related technology industries, representing domestic and foreign entities in numerous financing, merger, acquisition, investment, and licensing transactions. She served as regular outside corporate counsel to OneComm and represented OneComm in connection with a variety of its SMR acquisitions as well as its merger with Nextel. Ms. Donelson received her Bachelor of Arts degree in molecular biology from the University of Colorado, her Juris Doctor degree from the University of Denver College of Law, and is a member of the Colorado Bar Association.

     Peter B. Fritzinger has served as Chief Financial Officer of Verio since June 1997. From September 1993 until June 1997, Mr. Fritzinger served as Chief Financial Officer of Louis Dreyfus Natural Gas Corp., an independent, publicly held oil and gas company headquartered in Oklahoma City. From 1991 to 1993, he was Vice President-Finance and Treasurer of Louis Dreyfus Energy Corp., a diversified, global enterprise with investments in oil and gas reserves and other petroleum-related industries. Mr. Fritzinger joined Louis Dreyfus Energy Corp. from J.P. Morgan, where he was a Vice President in its corporate finance group, having held various positions with Morgan Guaranty Trust Company of New York since 1980. Mr. Fritzinger received his Bachelor of Arts degree in math and psychology from Amherst College.

     Deb Mayfield Gahan has served as Vice President of Human Resources and Organizational Development for Verio since September 3, 1998. Prior to that, Ms. Gahan served as Vice President of Finance and Administration since joining Verio in May 1996. She brings with her ten years of extensive start-up and telecommunications experience. From 1994 to 1996, Ms. Gahan served as Vice President of Business Services and Controller for OneComm and then for Nextel following its acquisition of OneComm. From 1987 to 1994, she was Director of Business Operations and Controller for American Cellular Communications and then BellSouth Cellular Corp., a leading provider of cellular service in 15 states. In these positions, she was responsible for implementing cost-effective financial control systems, asset protection, revenue assurance, financial reporting, treasury and business process development. Ms. Gahan is a Certified Public Accountant and holds a Master of Business Administration from Mississippi College, as well as a Bachelor of Science in accounting from Mississippi State University.

     James M. Kieffer has served as Vice President of Customer Operations for Verio since joining Verio in July 1996. Previously, Mr. Kieffer served as Nextel's Vice President of Customer Operations responsible for customer care, billing, accounts receivable, and inventory management from August 1996. Prior to OneComm's merger with Nextel, Mr. Kieffer led the development of OneComm's customer care as Director of Customer Operations from January 1994 to August 1995. Prior to that, Mr. Kieffer served as National Customer Service Manager for Motorola's Land Mobile Products Sector. During his six years with Motorola, he held several key roles while developing a consolidated national customer care organization from March 1990 until January 1994. Prior to joining Motorola, Mr. Kieffer managed customer relations and accounts receivable for IBM. He received his Master of Business Administration from DePaul University and holds a Bachelor of Science in management from Illinois State University.

     Eric S. Hood has served as Vice President of Engineering and Operations since September 3, 1998, having previously served as President and CEO of NorthWestNet, Inc. Dr. Hood sits on the advisory board for several Internet industry organizations, including Trustworthy Systems/Computer Emergency Response Team (CERT), the top-level, international Internet security organization; the U.S. Department of Justice Working Group on Internet Security; and eCOMM Northwest, a regional consortium of businesses including Intel, Sequent, BC Tel and Nike, promoting Internet commerce in the Northwest. From 1992 through 1994, Dr. Hood served as President of FARNET, the national association of Internet service providers, telecommunications companies and network equipment manufacturers, and from 1993 through 1995, he served on the Steering Board for the U.S. Department of Energy's ESNet. Dr. Hood's research and development programs in science, computing and network communications have received funding support from the National Science Foundation, the U.S. Department of Energy, the U.S. Department of Education, US West and Digital Equipment Corporation, among others. Dr. Hood received his doctoral degree in Theoretical Chemistry from the University of California at Santa Barbara in 1983. He also held the research positions of Bantrell Fellow at the California Institute of Technology and Visiting Scientist at IBM's Thomas J. Watson Research Center.

     Edward R. Milstein has served as Vice President and Chief Information Officer since September 3, 1998. Mr. Milstein previously served as President and CEO of Compute Intensive d/b/a Network Intensive. Founded in 1991, Mr. Milstein oversaw the growth of Network Intensive into a leading, full service, business Internet access provider with customers throughout Southern California. Prior to 1991, Mr. Milstein served as area systems engineer for Sun Microsystems Computer Corporation, a leading provider of high performance UNIX hardware and software. From 1985 to 1987, Mr. Milstein was a software engineer for Hughes Aircraft, where he developed a training business focused on the UNIX and Networking industry. While earning his Bachelor of Science degree from the New Jersey Institute of Technology in 1984, Mr. Milstein began his first business venture as an independent consultant.


COMMITTEES OF THE BOARD



     The board has established an Executive Committee, a Finance Committee, a Compensation Committee and an Audit Committee. The Executive Committee is responsible for reviewing and, where appropriate, authorizing corporate action with respect to the conduct of the business of Verio between board meetings. Actions taken by the Executive Committee must be submitted to the board for review and ratification at the next meeting, except in those cases when the board has specifically delegated final decision-making authority to the Executive Committee. The Executive Committee is composed of Messrs. Halstedt, Jaschke and Hribar. The Finance Committee is responsible for reviewing and, where appropriate, authorizing certain corporate actions with respect to the finances of Verio and certain acquisitions of Internet service providers not involving the issuance of stock. The Finance Committee is composed of Messrs. Halstedt, Jaschke, Still and Myhren. The Compensation Committee is responsible for reviewing and establishing the compensation structure for Verio's officers and directors, including salary rates, participation in incentive compensation and benefit plans, 401(k) plans, stock option and purchase plans and other forms of compensation. The Compensation Committee is composed of Messrs. Allen and Myhren.



     The board also has established an Audit Committee consisting of Mr. Myhren. The Audit Committee will be comprised solely of independent directors and will be responsible for recommending the firm to be appointed as independent accountants to audit Verio's financial statements, discussing the scope and results of the audit with the independent accountants, reviewing the functions of management and independent accountants with respect to Verio's financial statements and performing such other related duties and functions as are deemed appropriate by the Audit Committee and the board.


DIRECTORS COMPENSATION


     Each non-employee director receives an annual retainer fee of $5,000 and a fee of $1,000 for each meeting of the board attended in person or $500 for each meeting attended by telephone. The fee for board committee meetings is $500 per meeting. A director may elect to receive these payments in the form of common stock. Upon completion of our initial public offering, each non-employee director was automatically granted an option to acquire 30,000 shares of common stock at an exercise price per share equal to the fair market value of the common stock at the date of grant. Such options will vest and become exercisable in three equal installments on each yearly anniversary of the grant date. Non-employee directors elected or appointed to the board will be granted automatically at the time of election or appointment an option to acquire 30,000 shares of common stock with the same terms and conditions at an exercise price equal to the then fair market value of the common stock. After the initial three year vesting period for such options, non-employee directors will receive automatic annual grants of options to acquire an additional 3,000 shares of common stock at an exercise price equal to the fair market value of the common stock at the date of grant. Such options will vest and become exercisable on the first anniversary of the grant date. In April 1998, Verio adopted a separate stock incentive plan under which options may be granted and shares of common stock may be issued to non-employee directors in accordance with these compensation arrangements. See "-- Stock Option and Incentive Plans -- 1998 Non-Employee Director Stock Incentive Plan."

EXECUTIVE COMPENSATION


     The following table sets forth certain summary information for the years ended December 31, 1998, 1997 and 1996, respectively, concerning the compensation paid and awarded to: (a) Verio's Chief Executive Officer and (b) Verio's four most highly compensated executive officers whose salaries and bonuses exceeded $100,000 who were serving as executive officers as of December 31, 1998.



     Information shown for fiscal year 1996 covers the period from inception on March 1, 1996 to December 31, 1996. Salary information for 1996 for Mr. Jaschke, Mr. DeMarche and Ms. Donelson and for 1997 for Mr. Fritzinger reflects compensation paid to each in their principal positions commencing on April 1996, May 1996, October 1996, and June 1997, respectively. Information shown under "All Other Compensation" represents costs of providing relocation benefits to Messrs. Hribar and Fritzinger and represents costs of tax reimbursements paid to Ms. Donelson.


                           SUMMARY COMPENSATION TABLE


                                                                                         LONG-TERM
                                                                                       COMPENSATION
                                                                                          AWARDS
                                                       ANNUAL COMPENSATION        -----------------------
                                                  -----------------------------   RESTRICTED   SECURITIES
                                                  FISCAL                            STOCK      UNDERLYING      ALL OTHER
NAME AND PRINCIPAL POSITION                        YEAR    SALARY($)   BONUS($)   AWARDS($)    OPTIONS(#)   COMPENSATIONS($)
---------------------------                       ------   ---------   --------   ----------   ----------   ----------------
Justin L. Jaschke...............................   1998     221,041         --          --      300,000              --
  Chief Executive Officer                          1997     175,003     66,500      85,000           --              --
                                                   1996     124,631     44,867          --      240,000              --
Herbert R. Hribar...............................   1998     125,004    235,998          --           --         125,000
  President and Chief                              1997          --         --          --      350,000              --
  Operating Officer                                1996          --         --          --           --              --
Chris J. DeMarche...............................   1998     173,541         --          --      100,000              --
  Chief Technical Officer                          1997     160,004     57,780      25,000       20,000              --
                                                   1996     106,666     38,215          --       70,000              --
Carla Hamre Donelson............................   1998     173,541         --          --      140,000              --
  Vice President, General                          1997     160,004     60,800          --       20,000              --
  Counsel and Secretary                            1996      26,320     13,680      50,000       60,000          42,678
Peter B. Fritzinger.............................   1998     173,541         --          --      110,000              --
  Chief Financial Officer                          1997      89,443     31,287          --       75,000          70,267
                                                   1996          --         --          --           --              --



STOCK OPTIONS GRANTED IN 1998



     The following table contains information concerning the grant of stock options by Verio under Verio's stock option plans to the named executive officers in 1998.



     Prior to completing our initial public offering, all options were granted at an exercise price per share equal to at least the fair market value of our common stock on the date of grant, as determined by the board. Subsequent to our initial public offering, all options were granted at an exercise price equal to the market price of our common stock on the last trading day before the date of grant.



     The potential realizable value is calculated based on the fair market value on the date of grant, which is equal to the exercise price of the options, assuming that the stock appreciates in value from the date of grant compounded annually until the end of the option term at the rate specified (5% or 10%) and that the option is exercised and sold on the last day of the option term for the appreciated stock price. Potential realizable value is net of the option exercise price. The assumed rates of appreciation are specified in the rules and regulations of the Securities and Exchange Commission and do not represent Verio's estimate or projection of future stock price. Actual gains, if any, resulting from stock option exercises and common stock holdings are dependent on the future performance of the common stock and overall stock market conditions. There can be no assurance that the amounts reflected in this table will be achieved.



                                                                                                       POTENTIAL REALIZABLE
                                                                                                         VALUE AT ASSUMED
                                                            PERCENT OF                                        ANNUAL
                                              NUMBER OF       TOTAL                                       RATES OF STOCK
                                              SECURITIES     OPTIONS                                    PRICE APPRECIATION
                                              UNDERLYING    GRANTED TO    EXERCISE                      FOR OPTION TERM($)
                                               OPTIONS     EMPLOYEES IN     PRICE      EXPIRATION      ---------------------
                    NAME                      GRANTED(#)   FISCAL YEAR    ($/SHARE)       DATE            5%          10%
                    ----                      ----------   ------------   ---------   -------------    ---------   ---------
Justin L. Jaschke...........................   200,000         3.6%        $13.50     Mar. 19, 2006    1,698,015   4,303,105
                                               100,000         1.8%        $22.00     Dec. 16, 2006    1,383,568   3,506,234
Herbert R. Hribar...........................   250,000         4.5%        $17.75     Jun. 23, 2006    2,790,720   7,072,232
                                               100,000         1.8%        $22.00     Dec. 16, 2006    1,383,568   3,506,234
Chris J. DeMarche...........................    40,000         0.7%        $13.50     Mar. 19, 2006      339,603     860,621
                                                60,000         1.0%        $22.00     Dec. 16, 2006      830,140   2,103,740
Carla Hamre Donelson........................    40,000         0.7%        $13.60     Mar. 19, 2006      339,603     860,621
                                               100,000         1.8%        $22.00     Dec. 16, 2006    1,383,568   3,506,234
Peter B. Fritzinger.........................    40,000         0.7%        $13.50     Mar. 19, 2006      339,603     860,621
                                                70,000         1.2%        $22.00     Dec. 16, 2006      968,498   2,454,364



                         FISCAL YEAR-END OPTION VALUES



     The following table sets forth certain information with respect to the named executive officers regarding the stock options exercised during the last fiscal year. It shows the aggregate number of unexercised options to purchase common stock granted in all years and held by them as of December 31, 1998, and the value of unexercised in-the-money options (i.e., options that had a positive spread between the exercise price and the fair market value of the common stock) as of December 31, 1998. The value of unexercised options at year-end is based on the December 31, 1998 closing price of $22.375 per share of common stock.



                                                                        NUMBER OF SECURITIES          VALUE OF UNEXERCISED
                                                                        UNDERLYING OPTIONS AT         IN-THE-MONEY OPTIONS
                                           SHARES                        FISCAL YEAR-END(#)           AT FISCAL YEAR-END($)
                                         ACQUIRED ON      VALUE      ---------------------------   ---------------------------
                 NAME                    EXERCISE(#)   REALIZED($)   EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
                 ----                    -----------   -----------   -----------   -------------   -----------   -------------
Justin L. Jaschke......................      --           $  --        70,000         470,000      $1,566,250     $10,516,250
Herbert R. Hribar......................      --           $  --            --         350,000      $       --     $ 7,831,250
Chris J. DeMarche......................      --           $  --        41,334         148,666      $  924,848     $ 3,326,402
Carla Hamre Donelson...................      --           $  --        37,333         182,667      $  835,326     $ 4,087,174
Peter B. Fritzinger....................      --           $  --        15,000         170,000      $  335,625     $ 3,803,750



EMPLOYMENT AGREEMENTS


     As a general matter, Verio does not enter into employment agreements, and has not entered into employment agreements with any of its officers. Rather, the employment relationships with each officer are "at will." However, in connection with the initial employment of each officer, Verio and the officer executed an offer letter, in which the general compensation and benefits provided to the officer are outlined, including base salary, targeted annual bonus, option grants, employee benefits and severance. The amounts outlined in such offer letters are subject to change from time to time.

COMPENSATION PROTECTION AGREEMENTS


     Verio has entered into compensation protection agreements with each of Mr. Jaschke, Mr. Hribar, Mr. DeMarche, Ms. Donelson and Mr. Fritzinger and certain additional officers of Verio. Each of the compensation protection agreements contain substantially similar terms. The form of compensation protection agreement has been filed as an exhibit to the registration statement of which this prospectus is a part. The compensation protection agreements are for a term of three years, subject to automatic yearly extensions. In no event will the compensation protection agreements terminate within 12 months of a change in control of Verio. "Change in Control" includes the following:



        (a) An acquisition, other than directly from Verio, of any voting securities of Verio by any person immediately after which such person has beneficial ownership (as defined in the Exchange Act) of 40% or more of the combined voting power of Verio's then outstanding voting securities. In determining whether a change in control has occurred, voting securities which are acquired in a "non-control acquisition," as defined in the compensation protection agreements, do not constitute an acquisition which would cause a change in control;



        (b) The individuals who, as of the date the compensation protection agreements were approved by the board, are members of the board, cease for any reason to constitute at least a majority of the board (subject to certain provisos);



        (c) Approval by stockholders of Verio of a merger, consolidation or reorganization involving Verio, unless such merger, consolidation or reorganization satisfies certain specified conditions;



        (d) Any other merger, consolidation or reorganization that at least two-thirds of the incumbent board determines constitutes a change in control; and



        (e) If a protected officer's employment is terminated prior to a change in control and the board determines that such termination was at the request of a third party who has indicated an intention or taken steps to effect a change in control and who subsequently effectuates a change in control, or occurred in connection with, or in anticipation of, a change in control which actually occurs, then a change in control is considered to have occurred with respect to that protected officer.



     Upon termination within 12 months following a change in control, each protected officer will receive the following compensation and benefits:



        (1) If a protected officer's employment with Verio is terminated within 12 months following a change in control by Verio for cause or by reason of the protected officer's disability (as defined in the compensation protection agreements), death or retirement, or by the protected officer other than for good reason (as defined in the compensation protection agreements), then Verio must pay to the protected officer the accrued compensation due through the date of termination. Accrued compensation includes base salary, reimbursement for reasonable and necessary expenses incurred by the protected officer on behalf of Verio during the period ending on the termination date, and vacation pay.



        (2) If a protected officer's employment is terminated within 12 months of a change in control for any other reason than specified above, the protected officer will receive:



           (A) his or her accrued compensation;



           (B) a bonus amount equal to the product of a fraction, the numerator of which is the number of days in Verio's fiscal year through the termination date and the denominator of which is 365, and the bonus amount, which will be the greater of 100% of the last annual incentive payment paid or payable to the protected officer prior to the termination date, and the protected officer's incentive target for the fiscal year in which the change in control occurs;



           (C) an amount equal to two times the sum of the protected officer's annual base salary in effect immediately prior to the change in control, plus the bonus amount in (B). However, the amount paid to Mr. Jaschke will be three times that sum;



           (D) until the third anniversary of the termination date, the same rights with respect to benefits provided by Verio, as were provided to the protected officer as of the effective date of the compensation protection agreement, or, if greater, at any time within 90 days preceding the date of the change in control; and

           (E) the immediate vesting and removal of all restrictions on any outstanding incentive awards granted to the protected officer under Verio's stock option and other stock incentive plans or arrangement.



     The compensation protection agreements further provide that the protected officers are not required to mitigate the amount of any payment by seeking employment or otherwise. Protected officers may be entitled to additional compensation or benefits in accordance with Verio's employee benefit plans and other applicable programs, policies and practices then in effect. The compensation protection agreements contain a "gross-up" provision pursuant to which any severance payment, which would be subject to certain excise taxes occurring as a result of change in control, would include an additional gross-up payment resulting in the protected officer retaining an additional amount equal to excise tax.


STOCK OPTION AND INCENTIVE PLANS

  1996 Stock Option Plan


     Verio's 1996 stock incentive plan was adopted and approved by the board in May 1996 and by Verio's stockholders in June 1996. In February 1998, the 1996 plan was amended to reserve a total of 2,205,300 shares of common stock for issuance under this plan. At February 28, 1999, options to purchase 226,023 shares of common stock granted under the 1996 plan had been exercised, options to purchase 1,610,789 shares of common stock were outstanding and no additional options to purchase shares of common stock remained available for grant. Of the 226,023 shares issued upon exercise of options, a total of 48,250 were issued upon exercise prior to their respective exercise vesting dates, as permitted by the terms of the 1996 plan. As a result, these shares are subject to repurchase by Verio at their respective exercise prices, until the date on which they would have become exercisable. The outstanding options were exercisable at a weighted average exercise price of $6.13 per share. Outstanding options to purchase an aggregate of 968,265 shares were held by employees who are not officers or directors of Verio.



     All options granted under the 1996 plan that expire after the date of the 1996 plan amendment without having been exercised increase the number of options available for grant under the 1998 Stock Incentive Plan and are no longer available for grant under the 1996 plan. The 1996 plan will terminate in 2006, unless sooner terminated by the board.



     The board has delegated administration of the 1996 plan to its compensation committee. The compensation committee is made up of two or more non-employee directors within the meaning under Rule 16b-3 of the Exchange Act. Awards under the 1996 plan may consist of stock options that qualify under Section 422 of the Code ("incentive stock options") or stock options that do not qualify under that provision ("non-qualified stock options").



     The compensation committee may grant incentive stock options to employees and officers of Verio or any of our affiliates, and non-qualified stock options to employees, officers, directors or consultants of Verio or any of our affiliates. The compensation committee may set the terms of such grants, subject to the restrictions in the 1996 plan. Incentive stock option grants are subject to the following limitations:



     - the term of any incentive stock option may not be longer than ten years;



     - the term of any incentive stock option granted to an individual possessing more than 10% of the combined voting power of Verio or an affiliate (a "10% Holder") may not be longer than five years;



     - the aggregate fair market value of all shares underlying incentive stock options granted to an individual that first become exercisable in any calendar year may not exceed $100,000;



     - the exercise price of incentive stock options may not be less than the fair market value of the underlying shares on the grant date; and



     - the exercise price of any incentive stock option granted to a 10% Holder may not be less than 110% of the fair market value of the underlying shares on the grant date.

     The exercise price for non-qualified stock options may not be less than 85% of the fair market value of the underlying shares on the grant date. As of December 31, 1998, no such below-market grant has been made.



     During an optionee's lifetime, only an optionee can exercise an incentive stock option or non-qualified stock option. He or she cannot transfer such options other than by will or the laws of descent and distribution. In addition, with respect to a non-qualified stock option, an optionee may not transfer such options other than pursuant to a qualified domestic relation order satisfying the requirements of the prior version of Rule 16b-3 under the Exchange Act. An optionee whose status as an employee, director or consultant of Verio terminates for any reason other than termination because of death or disability may exercise, in the three-month period following the termination, or such longer or shorter period specified in the option, that portion of the options that is exercisable at the time of the termination unless such options terminate or expire sooner by their terms. In the event the optionee becomes disabled, the options vested as of the date of disability may be exercised prior to the earlier of their expiration date or 12 months from the date of the optionee's disability, or as specified in the option. In the event the optionee dies, the options vested as of the date of death may be exercised prior to the earlier of such option's specified expiration date or 18 months from the date of the optionee's death, or as specified in the option.



     The 1996 plan provides that if any of the following events occurs, (1) any surviving corporation shall assume any outstanding options, (2) the options will continue to be effective, or (3) the options will expire if they are not exercised prior to such event:



     - a dissolution or liquidation of Verio;



     - a merger or consolidation in which Verio is not the surviving corporation;



     - a reverse merger in which Verio is the surviving corporation but the shares of Verio's outstanding common stock immediately prior to the merger are converted into other property, whether in the form of securities, cash or otherwise; or



     - any other capital reorganization in which our stockholders receive less than 50% of the outstanding voting shares of the surviving corporation.


  1997 California Stock Option Plan


     Verio's 1997 stock incentive plan was adopted by the board in February 1997, and approved by Verio's stockholders in April 1997. In February 1998, the 1997 plan was amended, with the approval of the board and our stockholders, to reserve a total of 795,400 shares of common stock for issuance under this plan. At February 28, 1999, options to purchase 11,540 shares of common stock had been exercised under the 1997 plan, options to purchase 430,522 shares of common stock were outstanding and there were no options available for grant as the remaining options were transferred to the 1998 Stock Incentive Plan. The outstanding options were exercisable at a weighted average exercise price of $13.41 per share. Outstanding options to purchase an aggregate of 403,022 shares were held by employees who are not officers or directors of Verio, and the remaining outstanding options to purchase 70,000 shares are held by Mr. Johnson's estate.



     All options granted under the 1997 plan that expire after the date of the 1997 plan amendment without having been exercised increase the number of options available for grant under Verio's 1998 Stock Incentive Plan and are no longer available for grant under the 1997 plan.



     The 1997 plan may be administered by the board or the compensation committee. The 1997 plan provides for the granting to employees of Verio and our subsidiaries or parent corporations of incentive stock options, and for the granting to our employees and independent contractors of non-qualified stock options. The 1997 plan administrator has the power to determine the terms of the options granted, including the exercise price, number of shares subject to the option and the exercisability thereof, and the form of payment upon exercise. An optionee cannot transfer his or her options other than by will or by the laws of descent or distribution, and each option is exercisable during the lifetime of the optionee only by such optionee.



     The exercise price of all incentive stock options granted under the 1997 plan must be at least equal to the fair market value, as determined by the board, of the common stock on the grant date. The exercise price of all non-qualified stock options granted under the 1997 plan must be at least 85% of the fair market value, as determined by the plan administrator, of the common stock on the grant date. With respect to any participant who owns stock possessing more than 10% of the voting power or value of all classes of our outstanding capital stock, the exercise price of any incentive stock option or non-qualified stock option granted must equal at least 110% of the fair market value of the common stock on the grant date and the term of the option must not exceed five years. The term of all other options granted under the 1997 plan may not exceed ten years. The payment for exercising any option may consist of cash, check, shares of common stock, a promissory note, the assignment of part of the proceeds from the sale of shares acquired upon exercise of the options or any combination thereof as specified in the applicable option agreement.



     The 1997 plan provides that if we merge with or into another corporation or consolidate, sell substantially all of our assets or like transaction involving Verio in which the stockholders before the transaction do not retain a majority interest in Verio occurs, each option may be assumed or an equivalent option may be substituted by a successor corporation. If the successor corporation chooses not to assume the options under the 1997 plan, the options not otherwise exercisable will terminate immediately before the completion of the transaction.



     The 1997 plan will terminate automatically in 2007 unless it is terminated sooner. The board has the authority to amend, suspend or terminate the 1997 plan, subject to stockholder approval of certain amendments. However, no action may be taken which will affect any share of common stock previously issued and sold or any option previously granted under the 1997 plan without the optionee's consent.


  1998 Stock Incentive Plan


     Verio's 1998 stock incentive plan, which was adopted by the board in February 1998, was amended and restated as of March 19, 1998. Under this plan we reserved 6,199,300 shares of common stock for issuance under the 1998 incentive plan, which is increased by:



     - any shares of common stock available for future awards under the 1997 plan as of our initial public offering; and



     - any shares of common stock represented by awards under the 1996 plan and the 1997 plan, that are forfeited, expired or cancelled following our initial public offering.



     Since our initial public offering, all further option grants, including Hiway's options assumed by Verio in the Hiway acquisition, are made solely under the 1998 incentive plan.



     At February 28, 1999, options to purchase 203,307 shares of common stock had been exercised under the 1998 incentive plan, options to purchase 5,127,741 shares of common stock were outstanding, and no options remained available for grant. The outstanding options were exercisable at a weighted average exercise price of $19.31 per share. Outstanding options to purchase an aggregate of 3,231,015 shares were held by employees who are not officers or directors of Verio.



     The purpose of the 1998 incentive plan is to attract and retain the best available personnel, to provide additional incentive to employees, directors and consultants of Verio and our related entities and to promote the success of our business. The 1998 incentive plan provides for the granting to employees of incentive stock options, and the granting to employees, directors and consultants of Verio and our related entities of nonstatutory stock options, stock appreciation rights, dividend equivalent rights, restricted stock, performance units, performance shares, and other equity-based rights.



     With respect to 1998 plan awards granted to directors or officers, the 1998 incentive plan is administered by the board or a committee designated by the board made up of two or more non-employee directors so that such awards would be exempt from Section 16(b) of the Exchange Act. With respect to 1998 plan awards granted to other participants, the 1998 incentive plan is administered by the board or a committee designated by the board. In each case, the respective plan administrator shall determine the provisions, terms and conditions of each award.

     An optionee cannot transfer an incentive stock option other than by will or the laws of descent or distribution. Each incentive stock option is exercisable during the lifetime of the optionee only by such optionee. Other 1998 plan awards shall be transferable to the extent provided in the agreement evidencing the award.

     The exercise price of incentive stock options must be at least equal to the fair market value of the common stock on the date of grant, and the term of the option must not exceed ten years. The term of other 1998 plan awards will be determined by the respective plan administrator. With respect to an employee who owns stock possessing more than 10% of the voting power of all classes of our outstanding capital stock, the exercise price of any incentive stock option must equal at least 110% of the fair market value of the common stock on the grant date and the term of the option must not exceed five years. The exercise price or purchase price, if any, of other 1998 plan awards will be such price as determined by the respective plan administrator, but not less than 85% of the fair market value of the stock. The form of payment for the shares of common stock upon exercise or purchase of a 1998 plan award will be determined by the respective plan administrator and may include cash, check, shares of common stock or the assignment of part of the proceeds from the sale of shares acquired upon exercise or purchase of the award.

     Where the award agreement permits the exercise or purchase of an award for a certain period of time following the recipient's termination of service with Verio, disability or death, such award will terminate to the extent not exercised or purchased on the last day of the specified period or the last day of the original term of such award, whichever occurs first.

     Unless terminated sooner, the 1998 incentive plan will terminate automatically in 2008. The board has the authority to amend, suspend or terminate the 1998 incentive plan, subject to stockholder approval of certain amendments. However, no action may be taken which will affect awards previously granted under the 1998 incentive plan unless agreed to by the affected grantees.

  1998 Employee Stock Purchase Plan

     Verio's 1998 stock purchase plan was approved by the board in February 1998 and has been approved by the stockholders. The stock purchase plan was amended and restated as of April 13, 1998. The stock purchase plan is intended to provide employees with an opportunity to purchase common stock through payroll deductions under Section 423 of the Code. An aggregate of 3,000,000 shares of common stock has been reserved for issuance under the stock purchase plan subject to adjustment in the event of a change in the common stock or capital structure of Verio. All employees of Verio, its subsidiaries and parent corporations (as defined in the plan) designated by the administrator of the stock purchase plan, whose customary employment is for more than five months in any calendar year and more than 20 hours per week are eligible to participate. Employees of Verio are eligible to participate after they have been employed with us for six months. Non-employee directors, consultants and employees subject to the rules or laws of a foreign jurisdiction that prohibit or make impractical the participation of such employees in the stock purchase plan are not eligible to participate.

     The stock purchase plan designates purchase periods, accrual periods and exercise dates. Purchase periods are generally overlapping periods of 12 months. The initial purchase period began on the effective date of the stock purchase plan, which was the effective date of Verio's registration statement relating to our initial public offering, and ends on May 14, 1999. Additional purchase periods will commence each May 15 and November 15. Accrual periods are generally six month periods commencing each May 15 and November 15. The initial accrual period commenced on the effective date of the stock purchase plan and ended on November 14, 1998. Exercise dates are the last day of each accrual period. The administrator of the stock purchase plan may elect to shorten the purchase period then in progress in the event:

        (1) we merge with or into another corporation;

        (2) sell all or substantially all of our assets; or

        (3) or enter into other transactions in which our stockholders before the transaction own less than 50% of the total combined voting power of Verio's outstanding securities following the transaction

     On the first day of each purchase period, a participating employee is granted a purchase right, which is a form of option to be automatically exercised on the forthcoming exercise dates. When the purchase right is exercised, an authorized deduction from the participant's salary is used to purchase shares of common stock. The price per share at which shares of common stock are to be purchased during any accrual period is the lesser of (1) 85% of the fair market value of the common stock on the date of the grant of the option, or (2) 85% of the fair market value of the common stock on the exercise date. The participant's purchase right is exercised in this manner on both exercise dates arising in the purchase period unless, on the first day of any accrual period, the fair market value of the common stock is lower than the fair market value of the common stock on the first day of the purchase period. If so, the participant's participation in the original purchase period is terminated, and the participant is automatically enrolled in the new purchase period effective the same date.



     Payroll deductions may range from 1% to 10%, in whole percentage increments, of a participant's regular base pay and bonuses, exclusive of overtime, shift-premiums or commissions. Participants may not make direct cash payments to their accounts. The maximum number of shares of common stock which any employee may purchase under the stock purchase plan during an accrual period is 1,250 shares. Certain additional limitations on the amount of common stock which may be purchased during any calendar year are imposed by the Code.



     The stock purchase plan will be administered by the board or a committee designated by the board, which will have the authority to terminate or amend the stock purchase plan subject to specified restrictions and otherwise to administer the stock purchase plan.


  1998 Non-Employee Director Stock Incentive Plan


     In April 1998, the board adopted the 1998 non-employee director plan which was subsequently approved by our stockholders. The total number of shares available for grant is 550,000 shares of common stock. This is available for option grants and stock issuances to members of the board who are not employees of Verio. At February 28, 1999, options to purchase 210,000 shares of common stock are outstanding under the non-employee director plan. Options to purchase an additional 340,000 shares of common stock are available for grant.



     The purposes of the 1998 non-employee director plan are to attract and retain the best available non-employee directors, to provide them additional incentives, and to promote the success of our business. The 1998 non-employee director plan establishes two programs for the grant of awards to non-employee directors: the automatic option grant program and the stock fee program.



     Under the automatic option grant program, each of the six non-employee directors serving on the board at the time of our initial public offering were automatically granted an option to acquire 30,000 shares of common stock at an exercise price per share equal to the fair market value at the date of grant. These options will vest and become exercisable in three equal installments on each yearly anniversary of the grant date. Each non-employee director appointed to the board also will be granted automatically, at the time of election or appointment, an option to acquire 30,000 shares of common stock with the same terms and conditions at an exercise price equal to the then fair market value of the common stock. After the initial three year vesting period for such options, each non-employee director will receive automatic annual grants of options to acquire an additional 3,000 shares of common stock at an exercise price equal to the fair market value at the date of grant. Such options will vest and become fully exercisable on the first anniversary of the grant date.



     Each automatic option grant has a term of eight years and is transferable to the extent provided in the option agreement. The payment for exercising an option may consist of cash, check, shares of common stock, the assignment of part of the proceeds from the sale of shares acquired upon exercise of the option or any combination of these. In the event we merge with or into another corporation, sell substantially all of our assets, a person becoming more than a 50% owner of Verio or a like transaction involving Verio in which our stockholders before the transaction do not retain a majority interest in Verio, immediately prior to the transaction, one-third of the shares subject to the options to purchase 30,000 shares of common stock will vest and become exercisable and all of the shares subject to the options to purchase 3,000 shares of common stock will vest and become exercisable. Upon consummation of such transaction all such options will terminate, unless they are assumed by the successor company. In the event of a hostile takeover of Verio or change in the majority of the board through contested elections, the vesting of all such options will likewise accelerate as described above, but the options will remain exercisable according to their terms.



     Under the stock fee program, each non-employee director will be eligible to apply all or any portion of the annual retainer and meeting fees otherwise payable in cash to the non-employee director to the acquisition of shares of common stock. The non-employee director must make the stock purchase election prior to the start of the calendar year for which the election is to be in effect. The first year for which such elections may be made is 1999. On the first trading day following the due date for payment of a portion of the annual retainer fee or the date of any meeting in a calendar year for which the election is effective, the portion of the annual retainer or meeting fee subject to such election automatically will be applied to the acquisition of shares of common stock by dividing the selected dollar amount by the then fair market value per share of the common stock. The number of shares will be rounded down to the next whole share.



     The 1998 non-employee director plan is administered by the board or a committee designated by the board made up of two or more non-employee directors so that such awards would be exempt from Section 16(b) of the Exchange Act. The 1998 plan administrator shall approve forms of the non-employee director award agreement for use under the plan, determine the terms and conditions of non-employee director awards, and construe and interpret the terms of the 1998 non-employee director plan and non-employee director awards granted pursuant thereto.



     The 1998 non-employee director plan will terminate automatically in 2008 unless it is terminated sooner. The board has the authority to amend, suspend or terminate the 1998 non-employee director plan, subject to stockholder approval of certain amendments. However, no action may be taken which will affect awards previously granted under the plan unless agreed to by the affected non-employee directors.


401(K) PLAN


     In January 1997, we implemented an employee savings and retirement plan (the "401(k) Plan") covering certain of our employees who have at least one month of service and have attained the age of 21. Pursuant to the 401(k) Plan, eligible employees may elect to reduce their current compensation by up to the lesser of 20% of such compensation or the statutorily prescribed annual limit ($10,000 in 1998) and have the amount of such reduction contributed to the 401(k) Plan. We may make contributions to the 401(k) Plan on behalf of eligible employees. Employees become 20% vested in these Verio contributions after one year of service, and increase their vested percentages by an additional 20% for each year of service thereafter. The 401(k) Plan is intended to qualify under
Section 401 of the Code so that contributions by employees or by Verio to the 401(k) Plan, and income earned on the 401(k) Plan contributions, are not taxable to employees until withdrawn from the 401(k) Plan, and so that contributions by Verio, if any, will be deductible by Verio when made. The trustee under the 401(k) Plan, at the direction of each participant, invests the 401(k) Plan employee salary deferrals in selected investment options. Verio made no contributions to the 401(k) Plan in 1996 or in 1997. Verio does not presently expect to make any contributions to the 401(k) Plan during fiscal 1998.


COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION


     No member of the Compensation Committee was at any time during the fiscal year ended December 31, 1998, or at any other time, an officer or employee of Verio. No member of the Compensation Committee serves as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving as a member of the board or the Compensation Committee.


LIMITATION ON LIABILITY AND INDEMNIFICATION MATTERS


     The Certificate of Incorporation and Bylaws of Verio provide that we will indemnify to the fullest extent permitted by Section 145 of the General Corporation Law of the State of Delaware, as it now exists or as amended, all directors and officers. The Certificate of Incorporation and Bylaws also authorize us to indemnify our employees and other agents, at our option, to the fullest extent permitted by Section 145, as it now exists or as amended. We entered into agreements to indemnify our directors and officers, in addition to indemnification provided for in our charter documents. These agreements, among other things, provide for the indemnification of our directors and officers for certain expenses (including attorneys' fees), judgments, fines and settlement amounts incurred by any such person in any action or proceeding, including any action by or in the right of Verio, arising out of such person's services as a director or officer of Verio, any subsidiary of Verio or any other company or enterprise to which such person provides services at the request of Verio to the fullest extent permitted by applicable law. We believe that these provisions and agreements will assist us in attracting and retaining qualified persons to serve as directors and officers.



     Section 102(b)(7) of the General Corporation Law of the State of Delaware permits a corporation to provide in its certificate of incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (1) for any breach of the director's duty of loyalty to the corporation or its stockholders, (2) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (3) under Section 174 of the General Corporation Law of the State of Delaware or (4) for any transaction from which the director derived an improper personal benefit. Our Certificate of Incorporation provides for the elimination of personal liability of a director for breach of fiduciary duty, as permitted by Section 102(b)(7) of the General Corporation Law of the State of Delaware.



     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of Verio pursuant to the provisions contained in our charter documents, the General Corporation Law of the State of Delaware or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by Verio of expenses incurred or paid by a director, officer or controlling person of Verio in the successful defense of any action, suit, or proceeding) is asserted by such director, officer or controlling person, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by us is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.



     We have purchased and maintain insurance on behalf of the officers and directors insuring them against liabilities that they may incur in such capacities or arising out of such status.

                       CERTAIN RELATED PARTY TRANSACTIONS


TRANSACTIONS WITH DIRECTORS AND EXECUTIVE OFFICERS


     As a condition to the closing of the acquisition of Hiway, all related party indebtedness was to be repaid to Hiway on or prior to closing. However, Verio agreed to waive the condition that Arthur L. Cahoon repay his indebtedness to Hiway in the principal amount of $280,409 with interest at the then prime rate.


OTHER TRANSACTIONS


     Brooks. On March 18, 1998, in response to an offer by Brooks, we entered into an agreement with Brooks pursuant to which we agreed to repurchase the $50.0 million principal amount of the 1997 Notes held by Brooks for an aggregate net purchase price of approximately $54.5 million, plus accrued interest. A portion of the proceeds from the sale of the March 1998 Notes was used to effect the Refinancing.



     NTT. On May 15, 1998 (the date of our initial public offering), pursuant to a Stock Purchase and Master Strategic Relationship Agreement, dated as of April 7, 1998, between Verio and NTT, NTT purchased 4,493,877 shares of our common stock for approximately $100.0 million. We granted NTT certain registration rights with respect to the common stock it had acquired.



     We also entered into an investment agreement with NTT on April 7, 1998, providing for certain arrangements effective from and after the completion of the NTT investment, some or all of which could have the effect of delaying, deferring or preventing a change of control of Verio. In particular, so long as NTT continues to hold at least 50% of the aggregate number of shares of common stock acquired by it, we have agreed to appoint an individual designated by NTT to our board of directors. The initial NTT designee, Yukimasa Ito, will serve for an initial term ending as of the third annual stockholder meeting following the closing of our initial public offering. Thereafter, for so long as NTT continues to meet the share ownership requirement, we have agreed, subject to certain exceptions, to nominate as a member of the board at each subsequent election of the applicable class of directors a person designated by NTT who will be subject to election by our stockholders.



     In addition, NTT has agreed on behalf of itself and its affiliates to certain "standstill" restrictions pursuant to which NTT and its affiliates may only make open market or privately negotiated purchases of additional voting securities, including our common stock, so long as the total holdings of NTT and its affiliates do not exceed 17.5% of our fully diluted common stock after taking into account such acquisition. The "standstill" obligations terminate five years after the completion of the NTT investment. NTT has also agreed, among other things, that it will not (1) solicit proxies or participate in a proxy solicitation or otherwise seek to influence voting with respect to Verio,
(2) call a stockholders meeting, or (3) make any announcement or proposal for a tender offer that would result in NTT owning more than 17.5% of our common stock on a fully diluted basis. In addition, NTT has agreed that in connection with any offer or agreement by a third party to acquire over 30% of the voting power of Verio or over 50% of the assets or earning power of Verio, it will not transfer any securities of Verio in connection with an acquisition proposal, unless such acquisition proposal has been recommended by our board or our board has not publicly recommended against such acquisition proposal within three months of the public announcement or presentation to it of such acquisition proposal.



     The NTT investment agreement also imposes certain limitations on NTT's ability to dispose of the shares of common stock that it has acquired. We have been granted rights of first offer and rights of first refusal in the event that NTT proposes to sell some or all of the shares that it has acquired. The specific terms of these rights vary depending upon the quantity of shares proposed to be sold and other terms of the proposed sale. The NTT investment agreement also precludes NTT from transferring common stock to certain parties specified by Verio (which list may include no more than 15 specified parties at any one time) that are or are likely to become our competitors or, subject to certain conditions, to any person that as a result of such transfer would beneficially own more than 10% of our common stock.

     In connection with the NTT investment agreement, Verio and NTT also entered into an outside service provider agreement, under which we were designated as the preferred provider of Internet access and related services to customers of NTT America on a reseller basis. In addition Verio and NTT agreed to connect their backbones and establish a peering and transit relationship, and that we would provide NTT America with full back-office and engineering support. NTT America has agreed to pay us for our services at predetermined rates reflective of the strategic relationship between the parties, under which NTT is entitled to "most favored customer" status and pricing concessions. Under the outside service provider agreement, we agreed to continue to negotiate the specific terms of these arrangements with NTT. See "Business -- NTT Strategic Relationship." Recently, we executed a further strategic partner services agreement with NTT America describing the details for implementing the specific technical and administrative aspects arising under the outside service provider agreement. NTT America recently has launched its branded Arcstar Internet service in the U.S., and will resell the full range of Verio services under this brand. Under the NTT investment agreement, NTT has designated three individuals to be employed by Verio in corporate development, technical and marketing positions to assist in implementing and carrying out the commercial relationship between Verio and NTT.



     VIANet. In May 1998, we completed an additional equity investment in VIANet in which we purchased shares of VIANet's Series B Preferred Stock for an aggregate purchase price of $8.0 million. As a result we own an approximately 16% equity position in VIANet. We have no right to acquire the remaining equity of VIANet. Although, with the iServer, TABNet and Hiway acquisitions, Verio gained a substantial international Web hosting presence, our board of directors has determined that its investment in VIANet currently will be the primary component of its international expansion strategy in the Internet access market in the near term. However, we also may pursue direct investments in certain international markets where appropriate opportunities exist. We believe that our indirect strategy through VIANet currently is the most effective means to leverage our resources in pursuing Internet access business internationally.



     Certain of Verio's stockholders also are investors in VIANet. Mr. Hribar and Mr. Halstedt serve as members of VIANet's board of directors.

                             PRINCIPAL STOCKHOLDERS


     The following table sets forth the beneficial ownership of Verio's common stock, as of February 28, 1999, by:



        (1) each stockholder known by Verio to own beneficially more than five percent, in the aggregate, of Verio's common stock;



        (2) each director of Verio who owns shares of Verio's common stock;



        (3) each executive officer of Verio named below who owns shares of Verio's common stock;



        (4) all executive officers and directors of Verio as a group who own shares of Verio's common stock (excluding the options held by Mr. Johnson's estate); and



        (5) the number of shares of Verio's common stock subject to options or warrants owned by such person that are currently exercisable or exercisable within 60 days of December 31, 1998.



     The beneficial ownership is calculated based on 36,670,542 total shares of Verio common stock outstanding as of February 28, 1999 (assuming that we issued 3,144,846 shares of common stock in the acquisition of Hiway as if such acquisition was completed on December 31, 1998, but excluding 1,772,618 shares of common stock reserved for issuance relating to the assumption by Verio of options or warrants to acquire former shares of Hiway's common stock). In presenting the number of shares beneficially owned by a person and the percentage ownership of that person, shares of common stock subject to options or warrants owned by such person that are currently exercisable or exercisable within 60 days of December 31, 1998 are deemed outstanding; provided, that such shares are not deemed outstanding for the purpose of computing the percentage of ownership of any other person. Except as indicated below and pursuant to applicable community property laws, each of the persons named in this table has sole voting and investment power with respect to the shares set forth opposite such person's name.



     WorldCom may be deemed to indirectly beneficially own the shares owned by Brooks as a result of the acquisition of Brooks by WorldCom, which resulted in Brooks becoming a wholly owned subsidiary of WorldCom.



     The ownership percentage shown for NTT is higher than the maximum percentage of fully diluted shares that NTT was permitted to purchase in NTT's investment in Verio because the percentage of beneficial ownership following our initial public offering reflected in this table is based on outstanding and not fully diluted shares.



     The shares of Verio common stock beneficially owned by Centennial Fund V, L.P. does not include 39,205 shares held by Centennial Entrepreneurs Fund V, L.P. ("Centennial Entrepreneurs"). Centennial Holdings V, L.P. ("Holdings V") is the sole general partner of Centennial Entrepreneurs and may be deemed to indirectly beneficially own such shares by virtue of its authority to make decisions regarding the voting and disposition of shares beneficially owned by Centennial Entrepreneurs. Centennial Fund V, L.P. ("Centennial V") disclaims beneficial ownership of the shares held by Centennial Entrepreneurs, and Centennial Entrepreneurs disclaims beneficial ownership of the shares held by Centennial V. In addition, Centennial V disclaims beneficial ownership of the shares held by Centennial Fund IV, L.P. ("Centennial IV"), and Centennial IV disclaims beneficial ownership of the shares held by Centennial V.



     The sole General Partner of Centennial IV is Centennial Holdings IV, L.P. ("Holdings IV") and the sole General Partner of Centennial V is Holdings V. Holdings IV and Holdings V may be deemed to indirectly beneficially own the shares owned by Centennial IV and Centennial V, respectively. Mr. Halstedt is a general partner of Holdings IV and Holdings V and may be deemed to be the indirect beneficial owner of the shares owned by Centennial IV and Centennial V. Mr. Halstedt disclaims beneficial ownership of shares held by Centennial IV and Centennial V. In addition, this amount does not include 141,265 shares of Common Stock held by Centennial Holdings I, L.L.C. ("Holdings LLC"), of which Mr. Halstedt is a unit holder. Centennial Holdings, Inc. ("Holdings Inc."), of which Mr. Halstedt is an officer and director, is the sole Managing Member of Holdings LLC and may be deemed to beneficially own shares directly beneficially owned by Holdings LLC. However, Mr. Halstedt, acting alone, does not have voting or investment power with respect to any of the shares directly held by either Holdings Inc. or Holdings LLC, and, as a result, Mr. Halstedt disclaims beneficial ownership of the shares held by Holdings LLC.



     The shares of Verio's common stock held by Mr. Halstedt includes the 289 shares held of record by The Halstedt Family Limited Partnership.



     On April 6, 1998, James C. Allen transferred 25,000 of his shares of Verio's common stock to the James C. Allen Revocable Trust. In accordance with the rules of the Exchange Act, Mr. Allen is deemed to be the beneficial owner of such shares.



     Paul J. Salem holds 2,174 shares of Verio's common stock personally. The sole general partner of Providence Equity Partners L.P. ("Providence") is Providence Equity Partners LLC ("PEPLLC"). Mr. Salem is a member of PEPLLC and may be deemed to indirectly beneficially own the shares owned by Providence. Mr. Salem disclaims beneficial ownership of these shares.



     The sole general partner of Norwest Equity Partners V, L.P. is Itasca Partners V. George J. Still is a general partner of Itasca and may be deemed to indirectly beneficially own the shares owned by Norwest. Mr. Still disclaims beneficial ownership of these shares.



     The shares of Verio's common stock held by Mr. Still includes 13,206 shares held of record by Still Family Partners.



     The shares of Verio's common stock held by Arthur L. Cahoon includes the shares held of record by Pam Fitch as Trustee of the Arthur Logan Cahoon Grantor Retained Annuity Trust dated May 29, 1998.



     On September 11, 1998, Verio issued options to purchase 30,000 shares of its common stock to Yukimasa Ito. Mr. Ito assigned these options to NTT Rocky, Inc. on October 14, 1998. Mr. Ito disclaims beneficial ownership of these options. NTT Rocky, Inc. is affiliated with NTT, and NTT may be deemed to indirectly beneficially own these options.

                                                NUMBER OF SHARES        PERCENTAGE         EXERCISABLE
HOLDERS                                        BENEFICIALLY OWNED   BENEFICIALLY OWNED   OPTIONS/WARRANTS
-------                                        ------------------   ------------------   ----------------
Brooks Fiber Properties, Inc.................      5,369,131              14.64%             704,160
425 Woods Mill Road South
Suite 300
Town & Country, Missouri 63017
Nippon Telegraph and Telephone Corporation...      4,493,877              12.25%
Global Communications Headquarters
Tokyo Opera City Tower
20-2 Nishi-Shinjuku 3-chrome
Shinjuku-ku
Tokyo 163-14, Japan
Norwest Equity Partners V, L.P...............      2,800,000               7.64%
245 Lytton Avenue
Palo Alto, California 94301
Providence Equity Partners, L.P..............      3,055,693               8.33%
50 Kennedy Plaza
Providence, Rhode Island 02903
Centennial Fund V, L.P.......................      1,286,303               3.51%
1428 Fifteenth Street
Denver, Colorado 80202
Centennial Fund IV, L.P......................      1,207,105               3.30%
1428 Fifteenth Street
Denver, Colorado 80202
Steven C. Halstedt...........................          2,220                  *
Herbert R. Hribar............................             --                 --
Justin L. Jaschke............................        249,097                  *               70,000
Estate of Mark D. Johnson....................        130,000                  *               70,000
James C. Allen...............................         52,713                  *
Trygve E. Myhren.............................         20,000                  *               10,000
Paul J. Salem................................          2,174                  *
George J. Still, Jr. ........................         34,370                 --
Arthur L. Cahoon.............................        542,312               1.48%             456,947
Yukimasa Ito.................................             --                 --
Chris J. DeMarche............................        103,417                  *               41,334
Carla Hamre Donelson.........................         55,848                  *               37,333
Peter B. Fritzinger..........................         42,772                  *               15,000
All executive officers and directors as a
  group (13 persons).........................      1,146,341               3.13%             653,281


---------------

 *  Less than 1%

                            DESCRIPTION OF THE NOTES



     Set forth below is a summary of certain provisions of the new notes. The new notes will be issued under the indenture between Verio and U.S. Bank Trust National Association, as trustee. A copy of the Indenture may be obtained upon request from Verio, 8005 South Chester Street, Suite 200, Englewood, Colorado 80112; attention: General Counsel; telephone: (303) 645-1900.



     Except as otherwise indicated below, the following summary applies to both the old notes and the new notes. As used herein, the term "notes" means the old notes and the new notes, unless otherwise indicated.



     The form and terms of the new notes will be identical in all material respects to the form and terms of the old notes, except that the new notes will be registered under the Securities Act, and therefore such new notes will not be subject to some of the transfer restrictions and registration rights applicable to the old notes. See "The Exchange Offer."



     The notes are issued under the indenture, a copy of the form of which is available upon request. The indenture is subject to and governed by the Trust Indenture Act of 1939, as amended. The following summary of certain provisions of the indenture does not purport to be complete and is subject to, and is qualified in its entirety by reference to, the Trust Indenture Act, and to all of the provisions of the indenture, including the definitions of certain terms therein and those terms made a part of the indenture by reference to the Trust Indenture Act, as in effect on the date of the indenture. The definitions of certain capitalized terms used in the following summary are set forth below under "Certain Definitions."


GENERAL


     The notes are general senior obligations of Verio. The notes have been issued only in fully registered form without coupons, in denominations of $1,000 principal amount and integral multiples thereof. Principal of, premium, if any, and interest on the notes are payable, and the notes are exchangeable and transferable, at the office or agency of Verio in the City of New York maintained for such purposes (which initially will be the corporate trust office of the trustee). See "-- Book-Entry; Delivery and Form." No service charge will be made for any registration of transfer, exchange or redemption of the notes, except in certain circumstances for any tax or other governmental charge that may be imposed in connection therewith.


MATURITY, INTEREST AND PRINCIPAL


     The notes are limited to $400,000,000 aggregate principal amount and will mature on December 1, 2008. Verio will not be required to make any mandatory sinking fund payments in respect of the notes. Interest on the notes will accrue at a rate of 11 1/4% per annum and be payable in cash semi-annually in arrears on each June 1 and December 1 (each, an "Interest Payment Date"), commencing June 1, 1999, to registered holders of notes, on May 15 or November 15, as the case may be, immediately preceding such Interest Payment Date. Interest on the notes will accrue from the most recent Interest Payment Date to which interest has been paid or duly provided for or, if no interest has been paid or duly provided for, from the Issue Date. Cash interest will be computed on the basis of a 360-day year of twelve 30-day months. If Verio defaults on any payment of principal and/or premium (whether upon redemption or otherwise), cash interest will accrue on the amount in default at the rate of interest borne by the notes. Interest on overdue principal and premium and, to the extent permitted by law, on overdue installments of interest will accrue at the rate of interest borne by the notes.


REDEMPTION


     Optional Redemption. The notes are redeemable, at the option of Verio, in whole or in part, on or after December 1, 2003 upon not less than 30 nor more than 60 days' written notice at the redemption prices (expressed as percentages of principal amount) set forth below, plus accrued and unpaid interest thereon, if any, to the applicable redemption date, if redeemed during the twelve-month period beginning on December 1 of each of the years indicated below:

                                                              REDEMPTION
YEAR                                                            PRICE
----                                                          ----------
2003........................................................   105.625%
2004........................................................   103.750%
2005........................................................   101.875%
2006........................................................   100.000%


     Notwithstanding the foregoing, in the event that after the Issue Date and prior to December 1, 2001 Verio issues, in one or more transactions, Capital Stock (other than Disqualified Stock) of Verio to one or more Strategic Equity Investors or in any Public Equity Offering for aggregate gross cash proceeds of $50.0 million or more (an "Equity Sale"), Verio may redeem, at its option, up to a maximum of 35% of the initially outstanding aggregate principal amount of notes from the net proceeds thereof at a redemption price equal to 111.250% of the principal amount of the notes, together with accrued and unpaid interest to the date of redemption; provided that not less than $260.0 million aggregate principal amount of notes is outstanding following such redemption. Any such redemption may only be effected once and must be effected upon not less than 30 nor more than 60 days' notice given within 180 days after such Equity Sale.



     Selection; Effect of Redemption Notice. In the case of a partial redemption, selection of the notes for redemption will be made pro rata, by lot or such other method as the trustee in its sole discretion deems appropriate and just; provided that any redemption pursuant to the provisions relating to an Equity Sale shall be made on a pro rata basis or on as nearly a pro rata basis as practicable (subject to DTC procedures). No notes of a principal amount of $1,000 or less shall be redeemed in part. Notice of redemption shall be mailed by first-class mail at least 30 but not more than 60 days before the redemption date to each holder of notes to be redeemed at its registered address. If any note is to be redeemed in part only, the notice of redemption that relates to such note shall state the portion of the principal amount thereof to be redeemed. A new note in a principal amount equal to the unredeemed portion thereof will be issued in the name of the holder thereof upon surrender for cancellation of the original note. Upon giving of a redemption notice, interest on notes called for redemption will cease to accrue from and after the date fixed for redemption (unless Verio defaults in providing the funds for such redemption) and such notes will cease to be outstanding.


RANKING


     The indebtedness of Verio evidenced by the notes ranks senior in right of payment to all subordinated indebtedness of Verio and pari passu in right of payment with all other existing and future unsubordinated indebtedness of Verio including the 1997 Notes and the March 1998 Notes. Verio has no existing unsecured and unsubordinated indebtedness or any existing subordinated indebtedness. Accordingly, there is no existing debt that is subordinated to the notes.



     Verio is a holding company with limited assets and no significant business operations of its own. Verio operates its business through its subsidiaries. Any right of Verio and its creditors, including holders of the notes, to participate in the assets of any of Verio's subsidiaries upon any liquidation or administration of any such subsidiary will be subject to the prior claims of the subsidiary's creditors, including trade creditors. As of December 31, 1998, on a pro forma basis (taking into account the acquisitions completed through December 31, 1998 and the Hiway acquisition), there would have been approximately $16.1 million of secured indebtedness outstanding to which holders of notes would have been effectively subordinated in right of payment and approximately $15.8 million of subsidiary indebtedness to which holders of notes would have been structurally subordinated; $10.8 million of which is included in the secured long-term figure above. In addition, the $70.0 million revolving credit facility is secured by certain assets, including the equity of the ISPs that Verio owns currently or may own in the future, and thus the notes are effectively subordinated to the credit facility to the extent of the value of such assets. For a discussion of certain adverse consequences of Verio being a holding company and of the terms of potential future indebtedness of Verio and its subsidiaries, see "Risk Factors -- We have substantial debt which may impact our future operations and affect our ability to meet our debt obligations," and "-- Our holding company structure depends on access to subsidiary cash flows."


CERTAIN COVENANTS


     Set forth below are certain covenants that are contained in the indenture.



     Limitation on Additional Indebtedness. The indenture provides that Verio will not, and will not permit any Restricted Subsidiary to, directly or indirectly, incur any Indebtedness (including any Acquired Indebtedness), except for Permitted Indebtedness (including Acquired Indebtedness to the extent it would constitute Permitted Indebtedness); provided, however, that:



        (i) Verio will be permitted to incur Indebtedness (including Acquired Indebtedness); and


        (ii) a Restricted Subsidiary will be permitted to incur Acquired Indebtedness,

     if, in either case, after giving pro forma effect to such incurrence (including the application of the net proceeds therefrom), the ratio of Total Consolidated Indebtedness to Consolidated Annualized Pro Forma Operating Cash Flow would be less than 6.0 to 1.0.


     Limitation on Restricted Payments. The indenture provides that Verio will not, and will not permit any of the Restricted Subsidiaries to, make, directly or indirectly, any Restricted Payment unless:


        (i) no Default shall have occurred and be continuing at the time of or upon giving effect to such Restricted Payment;


        (ii) immediately after giving effect to such Restricted Payment, Verio would be able to incur $1.00 of Indebtedness under (x) the proviso of the covenant "Limitation on Additional Indebtedness" or (y) solely in the case of a Restricted Payment constituting an Investment of cash or Newly Acquired Assets, clause (g) of the definition of Permitted Indebtedness; and



        (iii) immediately after giving effect to such Restricted Payment, the aggregate amount of all Restricted Payments declared or made on or after the Prior Issue Date (assuming that the Indenture had been in effect as of the Prior Issue Date) and all Designation Amounts made on or after the Prior Issue Date (assuming that the Indenture had been in effect as of the Prior Issue Date) does not exceed an amount equal to the sum of, without duplication:



           (a) 50% of the Consolidated Net Income of Verio accrued on a cumulative basis during the period beginning on January 1, 1998 and ending on the last day of the fiscal quarter of Verio immediately preceding the date of such proposed Restricted Payment (or, if such cumulative Consolidated Net Income of Verio for such period is a deficit, minus 100% of such deficit); plus



           (b) the aggregate net cash proceeds received by Verio either (x) as capital contributions to Verio after the Prior Issue Date or (y) from the issue and sale (other than to a Restricted Subsidiary of Verio) of its Capital Stock (other than Disqualified Stock) on or after the Prior Issue Date (including upon exercise of warrants, options or rights); plus



           (c) the aggregate net proceeds received by Verio from the issuance (other than to a Restricted Subsidiary of Verio) on or after the Prior Issue Date of its Capital Stock (other than Disqualified Stock) upon the conversion of, or in exchange for, Indebtedness of Verio; plus



           (d) in the case of the disposition or repayment (in whole or in part) of any Investment constituting a Restricted Payment made after the Prior Issue Date (assuming that the indenture had been in effect as of the Prior Issue Date) (except for Investments made (1) pursuant to clause
        (vii) of the second following paragraph that are not subject to clause
        (e) or (f) of this paragraph below, and (2) pursuant to clauses (viii) or (ix) of the second following paragraph), an amount equal to the lesser of the return of capital with respect to the applicable portion of such Investment and the cost of the applicable portion of such Investment, in either case, less the cost of the disposition of such Investment; plus

           (e) in the case of any Revocation with respect to a Subsidiary of Verio that was made subject to a Designation after the Prior Issue Date (assuming that the indenture had been in effect as of the Prior Issue
        Date), an amount equal to the lesser of the Designation Amount with respect to such Subsidiary or the Fair Market Value of the Investment of Verio and the Restricted Subsidiaries in such Subsidiary at the time of Revocation; plus



           (f) an amount equal to the amount of any Investment constituting a Restricted Payment made after the Prior Issue Date (assuming that the indenture had been in effect as of the Prior Issue Date) in an ISP which has been (or which is deemed to be because of the assumption set forth in the previous parenthetical clause) included as a Restricted Payment under this clause (iii) pursuant to the last paragraph of this covenant to the extent such ISP thereafter (1) becomes or has become a Wholly Owned Restricted Subsidiary or is merged with Verio or (2) is a New ISP that becomes or has become a Restricted Subsidiary or is merged with Verio, less, in either such case, any amounts credited pursuant to the immediately preceding clause (d) in respect of any such Investment.



     For purposes of the preceding clauses (b)(y) and (c), as applicable, the value of the aggregate net proceeds received by Verio upon the issuance of Capital Stock either upon the conversion of convertible Indebtedness or in exchange for outstanding Indebtedness or upon the exercise of options, warrants or rights will be the net cash proceeds received upon the issuance of such Indebtedness, options, warrants or rights plus the incremental amount received, if any, by Verio upon the conversion, exchange or exercise thereof.


     For purposes of determining the amount expended for Restricted Payments, cash distributed shall be valued at the face amount thereof and property other than cash shall be valued at its Fair Market Value.

     The provisions of this covenant shall not prohibit the following (each of which shall be given independent effect):


        (i) the payment of any dividend or other distribution within 60 days after the date of declaration thereof if at such date of declaration such payment would be permitted by the provisions of the indenture;



        (ii) the purchase, redemption, retirement or other acquisition of any shares of Capital Stock of Verio in exchange for, or out of the net cash proceeds of the substantially concurrent issue and sale (other than to a Restricted Subsidiary of Verio) of, shares of Capital Stock of Verio (other than Disqualified Stock); provided that any such net cash proceeds are excluded from clause (iii)(b) of the second preceding paragraph;



        (iii) so long as no Default shall have occurred and be continuing, the purchase, redemption, retirement, defeasance or other acquisition of Subordinated Indebtedness made by exchange for, or out of the net cash proceeds of, a substantially concurrent issue and sale (other than to a Restricted Subsidiary of Verio) of (x) Capital Stock (other than Disqualified Stock) of Verio or (y) other Subordinated Indebtedness to the extent that its stated maturity for the payment of principal thereof is not prior to the 180th day after the final stated maturity of the notes; provided that any such net cash proceeds are excluded from clause (iii)(b) of the second preceding paragraph;



        (iv) (a) so long as no Default shall have occurred and be continuing, Investments constituting Restricted Payments by Verio or any Restricted Subsidiary in a New ISP or a person that becomes or since the Prior Issue Date has become a New ISP as a result of such Investment and (b) so long as no Default shall have occurred and be continuing, Investments constituting Restricted Payments by Verio or any Restricted Subsidiary in an Existing ISP (x) made out of the net cash proceeds of a substantially concurrent sale of Capital Stock (other than Disqualified Stock) of Verio (provided that any such proceeds are excluded from clause (iii)(b) of the second preceding paragraph) or (y) such that the aggregate amount of all Investments in Existing ISPs that are made after the Prior Issue Date pursuant to this subclause (b)(y) would not exceed $25.0 million in aggregate;

        (v) bonds, notes, debentures or other securities received as a result of Asset Sales pursuant to and in compliance with the covenant "Disposition of Proceeds of Asset Sales;"



        (vi) so long as no Default shall have occurred and be continuing, purchases or redemptions of Capital Stock (including cash settlements of stock options) held by employees, officers or directors upon or following termination of their employment with Verio or one of its Subsidiaries; provided that payments shall not exceed $2.0 million in any fiscal year in the aggregate or $4.0 million in the aggregate during the term of the notes;



        (vii) so long as no Default shall have occurred and be continuing, Investments in Unrestricted Subsidiaries to the extent reasonably promptly made with the proceeds of a substantially concurrent (1) capital contribution to Verio or (2) issue or sale of Capital Stock (other than Disqualified Stock) of Verio (other than to a Restricted Subsidiary of Verio); provided that any such proceeds are excluded from clause (iii)(b) of the second preceding paragraph;



        (viii) loans or advances to employees of Verio or any Restricted Subsidiary made in the ordinary course of business, including to fund the purchase of Capital Stock of Verio (provided that any proceeds from such purchase are excluded from clause (iii)(b) of the second preceding paragraph to the extent such loan or advance is not reimbursed) in an amount not to exceed $2.0 million at any time outstanding;



        (ix) so long as no Default shall have occurred and be continuing, Investments constituting Restricted Payments in joint ventures formed to provide services in furtherance of an Internet Service Business of Verio and the ISPs or other persons engaged principally in an Internet Service Business in an aggregate amount not to exceed $50.0 million outstanding at any time; and


        (x) cash payments in lieu of fractional shares pursuant to any warrant, option or other similar agreement.


     In determining whether the receipt of net cash proceeds of a sale of Capital Stock is "substantially concurrent" for purposes of clause (iv)(b)(x) of the preceding paragraph, if such net cash proceeds are deposited in escrow with a third party, free and clear of any Lien (other than the Lien of the escrow agent), to be applied for purposes directed by Verio and such net cash proceeds are excluded from clause (iii)(b) of the first paragraph above, then the application of such net cash proceeds as set forth in such clause (iv)(b)(x) shall be deemed "substantially concurrent" if they are subsequently released for immediate application as contemplated by such clause (iv)(b)(x). In no event shall a Restricted Payment made on the basis of consolidated financial statements prepared in good faith in accordance with GAAP be subject to rescission or constitute a Default by reason of any requisite subsequent restatement of such financial statements which would have made such Restricted Payment prohibited at the time that it was made.


     In determining the amount of Restricted Payments permissible under clause
(iii) of the first paragraph of this covenant, amounts expended since the Prior Issue Date (assuming that the Indenture had been in effect on the Prior Issue
Date) pursuant to clauses (i), (iv)(a), (iv)(b)(y), (v), (vi) and (ix) (to the extent remaining outstanding) of the second preceding paragraph above shall be included, without duplication, as Restricted Payments.


     Limitation on Liens Securing Certain Indebtedness. The indenture provides that Verio will not, and will not permit any Restricted Subsidiary to, create, incur, assume or suffer to exist any Liens of any kind against or upon any property or assets of Verio or any Restricted Subsidiary, whether now owned or hereafter acquired, or any proceeds therefrom, which secure either (x) Subordinated Indebtedness unless the notes are secured by a Lien on such property, assets or proceeds that is senior in priority to the Liens securing such Subordinated Indebtedness or (y) Indebtedness of Verio that is not Subordinated Indebtedness, unless the notes are equally and ratably secured with the Liens securing such other Indebtedness, except, in the case of this clause
(y), Permitted Liens.



     Limitation on Business. The indenture provides that Verio will not, and will not permit any of the Restricted Subsidiaries to, engage in a business which is not substantially an Internet Service Business.

     Limitation on Certain Guarantees and Indebtedness of Restricted Subsidiaries. The indenture provides that Verio will not permit any Restricted Subsidiary, directly or indirectly, to assume, guarantee or in any other manner become liable with respect to (i) any Subordinated Indebtedness or (ii) any Indebtedness of Verio that is not Subordinated Indebtedness (other than, in the case of this clause (ii), Indebtedness under any Permitted Credit Facility to the extent constituting Permitted Indebtedness), unless, in each case, such Restricted Subsidiary simultaneously executes and delivers a supplemental indenture providing for the guarantee of payment of the notes by such Restricted Subsidiary on a basis senior to any such Subordinated Indebtedness or pari passu with any such other Indebtedness referred to in clause (ii), as the case may be. Each guarantee created pursuant to such provisions is referred to as a "Guarantee" and the issuer of each such Guarantee, so long as the Guarantee remains outstanding, is referred to as a "Guarantor."



     Notwithstanding the foregoing, in the event of the unconditional release of any Guarantor from its obligations in respect of the Indebtedness which gave rise to the requirement that a Guarantee be given, such Guarantor shall be released from all obligations under its Guarantee. In addition, upon any sale or disposition (by merger or otherwise) of any Guarantor by Verio or a Restricted Subsidiary of Verio to any person that is not an Affiliate of Verio or any of its Restricted Subsidiaries which is otherwise in compliance with the terms of the Indenture and as a result of which such Guarantor ceases to be a Restricted Subsidiary of Verio, such Guarantor will be deemed to be automatically and unconditionally released from all obligations under its Guarantee; provided that each such Guarantor is sold or disposed of in accordance with the "Disposition of Proceeds of Asset Sales" covenant.



     Change of Control. Upon the occurrence of a Change of Control (the date of such occurrence being the "Change of Control Date"), Verio shall make an offer to purchase (the "Change of Control Offer"), on a business day (the "Change of Control Payment Date") not later than 60 days following the Change of Control Date, all notes then outstanding at a purchase price equal to 101% of the principal amount thereof on any Change of Control Payment Date, plus accrued and unpaid interest, if any, to such Change of Control Payment Date. Notice of a Change of Control Offer shall be given to holders of notes, not less than 25 days nor more than 45 days before the Change of Control Payment Date. The Change of Control Offer is required to remain open for at least 20 business days and until the close of business on the Change of Control Payment Date.



     Except as described above with respect to a Change of Control, the indenture will not contain provisions that permit the holders of the notes to require that Verio repurchase or redeem the notes in the event of a takeover, recapitalization or similar transaction which may be highly leveraged.



     If a Change of Control Offer is made, there can be no assurance that Verio will have available funds sufficient to pay for all of the notes that might be delivered by holders of notes seeking to accept the Change of Control Offer. Verio shall not be required to make a Change of Control Offer following a Change of Control if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements applicable to a Change of Control Offer made by Verio and purchases all notes validly tendered and not withdrawn under such Change of Control Offer.



     If Verio is required to make a Change of Control Offer, Verio will comply with all applicable tender offer laws and regulations, including, to the extent applicable, Section 14(e) and Rule 14e-1 under the Exchange Act, and any other applicable securities laws and regulations.



     Limitation on Dividends and Other Payment Restrictions Affecting Restricted Subsidiaries. The indenture provides that Verio will not, and will not permit any Restricted Subsidiary to, directly or indirectly, create or otherwise enter into or cause to become effective any consensual encumbrance or consensual restriction of any kind on the ability of any Restricted Subsidiary to:



        (a) pay dividends, in cash or otherwise, or make any other distributions on its Capital Stock or any other interest or participation in, or measured by, its profits to the extent owned by Verio or any Restricted Subsidiary;



        (b) pay any Indebtedness owed to Verio or any Restricted Subsidiary;



        (c) make any Investment in Verio or any Restricted Subsidiary; or

        (d) transfer any of its properties or assets to Verio or to any Restricted Subsidiary, except for (in each case except as otherwise noted in the following clause (ii)):

           (i) any encumbrance or restriction in existence on the Issue Date;

           (ii) any encumbrance or restriction existing under agreements relating to an Investment in an ISP (which in the case of clause (a) and (b) shall not be permitted in the case of ISPs that are Restricted Subsidiaries) to the extent consistent with past practice;

           (iii) customary non-assignment provisions;

           (iv) any encumbrances or restrictions pertaining to an asset subject to a Lien to the extent set forth in the security documentation governing such Lien;

           (v) any encumbrance or restriction applicable to a Restricted Subsidiary at the time that it becomes a Restricted Subsidiary that is not created in contemplation thereof;

           (vi) any encumbrance or restriction existing under any agreement that refinances or replaces an agreement containing a restriction permitted by clause (v) above; provided that the terms and conditions of any such encumbrance or restriction are not materially less favorable to the holders of notes than those under or pursuant to the agreement being replaced or the agreement evidencing the Indebtedness refinanced;

           (vii) any encumbrance or restriction imposed upon a Restricted Subsidiary pursuant to an agreement which has been entered into for the sale or disposition of all or substantially all of the Capital Stock or assets of such Restricted Subsidiary or any Asset Sale to the extent limited to the Capital Stock or assets in question; and

           (viii) any customary encumbrance or restriction applicable to a Restricted Subsidiary that is contained in an agreement or instrument governing or relating to Indebtedness contained in any Permitted Credit Facility; provided that the provisions of such agreement permit the payment of interest and principal and mandatory repurchases pursuant to the terms of the indenture and the notes and other Indebtedness that is solely an obligation of Verio, but, provided, further, that such agreement may nevertheless contain customary net worth, leverage, invested capital and other financial covenants, customary covenants regarding the merger of or sale of all or any substantial part of the assets of Verio or any Restricted Subsidiary, customary restrictions on transactions with affiliates, and customary subordination provisions governing Indebtedness owed to Verio or any Restricted Subsidiary.

     Disposition of Proceeds of Asset Sales. The indenture provides that Verio will not, and will not permit any Restricted Subsidiary to, make any Asset Sale unless:

        (a) Verio or such Restricted Subsidiary, as the case may be, receives consideration at the time of such Asset Sale at least equal to the Fair Market Value of the shares or assets sold or otherwise disposed of; and

        (b) at least 75% of such consideration consists of cash, Cash Equivalents or Qualified Consideration, provided that the following shall be treated as cash for purposes of this covenant:

           (x) the amount of any liabilities (other than Subordinated Indebtedness or Indebtedness of a Restricted Subsidiary that would not constitute Restricted Subsidiary Indebtedness) that are assumed by the transferee of any such assets pursuant to an agreement that unconditionally releases Verio or such Restricted Subsidiary from further liability ("assumed liabilities"); and

           (y) the amount of any notes or other obligations that within 30 days of receipt, are converted into cash (to the extent of the cash received).

     Verio or the applicable Restricted Subsidiary, as the case may be, may:

        (i) apply the Net Cash Proceeds from such Asset Sale within 365 days of the receipt thereof to repay an amount of Indebtedness (other than Subordinated Indebtedness) of Verio in an amount not exceeding the Other Senior Debt Pro Rata Share and elect to permanently reduce the amount of the commitments thereunder by the amount of the Indebtedness so repaid;

        (ii) apply the Net Cash Proceeds from such Asset Sale to repay any Restricted Subsidiary Indebtedness and elect to permanently reduce the commitments thereunder by the amount of the Indebtedness so repaid; or

        (iii) apply such Net Cash Proceeds within 365 days thereof, to an investment in properties and assets that will be used in an Internet Service Business (or in Capital Stock and other securities of any person that will become a Restricted Subsidiary as a result of such investment to the extent such person owns properties and assets that will be used in an Internet Service Business) of Verio or any Restricted Subsidiary ("Replacement Assets").

     Any Net Cash Proceeds from any Asset Sale that are neither used to repay, and permanently reduce the commitments under, any Restricted Subsidiary Indebtedness as set forth in clause (ii) of the preceding sentence or invested in Replacement Assets within the 365-day period as set forth in clause (iii) shall constitute "Excess Proceeds." Any Excess Proceeds not used as set forth in clause (i) of the second preceding sentence shall constitute "Offer Excess Proceeds" subject to disposition as provided below.

     When the aggregate amount of Offer Excess Proceeds equals or exceeds $10.0 million, Verio shall make an offer to purchase (an "Asset Sale Offer"), from all holders of the notes, that aggregate principal amount of notes as can be purchased by application of such Offer Excess Proceeds at a price in cash equal to 100% of the principal amount thereof on any purchase date, plus accrued and unpaid interest, if any, to any purchase date. Each Asset Sale Offer shall remain open for a period of 20 business days or such longer period as may be required by law. To the extent that the principal amount of notes tendered pursuant to an Asset Sale Offer is less than the Offer Excess Proceeds, Verio or any Restricted Subsidiary may use such deficiency for general corporate purposes. If the principal amount of notes validly tendered and not withdrawn by holders thereof exceeds the amount of notes which can be purchased with the Offer Excess Proceeds, notes to be purchased will be selected on a pro rata basis. Upon completion of such Asset Sale Offer, the amount of Offer Excess Proceeds shall be reset to zero.

     If Verio is required to make an Asset Sale Offer, Verio will comply with all applicable tender offer rules, including, to the extent applicable, Section 14(e) and Rule 14e-1 under the Exchange Act, and any other applicable securities laws and regulations.

     Limitation on Issuances and Sales of Preferred Stock by Restricted Subsidiaries. The indenture provides that Verio will not permit any Restricted Subsidiary to issue any Preferred Stock (other than to Verio or a Restricted Subsidiary).

     Limitation on Transactions with Affiliates. The indenture provides that Verio will not, and will not permit, cause or suffer any Restricted Subsidiary to, conduct any business or enter into any transaction (or series of related transactions which are similar or part of a common plan) with or for the benefit of any of their respective Affiliates (other than Affiliates of a Restricted Subsidiary that are not also Affiliates of Verio or any Wholly Owned Restricted Subsidiary) or any beneficial holder of 10% or more of the Common Stock of Verio or any officer or director of Verio (each, an "Affiliate Transaction"), unless the terms of the Affiliate Transaction are set forth in writing, and are fair and reasonable to Verio or such Restricted Subsidiary, as the case may be. Each Affiliate Transaction involving aggregate payments or other Fair Market Value in excess of $1.0 million shall be approved by a majority of the Board, such approval to be evidenced by a Board Resolution stating that the Board has determined that such transaction or transactions comply with the foregoing provisions. In addition to the foregoing, each Affiliate Transaction involving aggregate consideration of $5.0 million or more shall be approved by a majority of the Disinterested Directors; provided that, in lieu of such approval by the Disinterested Directors, Verio may obtain a written opinion from an Independent

Financial Advisor stating that the terms of such Affiliate Transaction to Verio or the Restricted Subsidiary, as the case may be, are fair from a financial point of view. For purposes of this covenant, any Affiliate Transaction approved by a majority of the Disinterested Directors or as to which a written opinion has been obtained from an Independent Financial Advisor, on the basis set forth in the preceding sentence, shall be deemed to be on terms that are fair and reasonable to Verio and the Restricted Subsidiaries, as the case may be, and, therefore, shall be permitted under this covenant.

     Notwithstanding the foregoing, the restrictions set forth in this covenant shall not apply to:

        (i) transactions with or among, or solely for the benefit of, Verio and/or any of the Restricted Subsidiaries;

        (ii) transactions pursuant to agreements and arrangements existing on the Issue Date;

        (iii) transactions related to the provision of internet services in the ordinary course of business; provided that (x) such transactions are entered into on an arm's length basis and are fair and reasonable to Verio or such Restricted Subsidiary, as the case may be, and (y) in the good faith judgment of Verio or the applicable Restricted Subsidiary, the Fair Market Value of the consideration received by Verio or such Restricted Subsidiary, as the case may be, reasonably approximates the Fair Market Value of the services provided;

        (iv) dividends paid by Verio pursuant to and in compliance with the covenant "Limitation on Restricted Payments;"

        (v) customary directors' fees, indemnification and similar arrangements, consulting fees, employee salaries bonuses, employment agreements and arrangements, compensation or employee benefit arrangements or legal fees;

        (vi) transactions contemplated by any of the Permitted Affiliate Agreements as in effect on the Issue Date; and

        (vii) grants of customary registration rights with respect to securities of Verio.

     Verio is required to use, or to cause each Restricted Subsidiary to use, its commercially reasonable best efforts to ensure that each person in which Verio or a Restricted Subsidiary makes an Investment that is an ISP at the time of the Investment continues to meet the conditions and requirements of the definition of "ISP" in all material respects until such time as a Rollup shall have occurred with respect to such ISP.

     Reports. Whether or not Verio has a class of securities registered under the Exchange Act, Verio shall furnish without cost to each holder of notes and file with the trustee and file with the Securities and Exchange Commission:

        (i) within the applicable time period required under the Exchange Act, after the end of each fiscal year of Verio, the information required by Form 10-K (or any successor form thereto) under the Exchange Act with respect to such period;

        (ii) within the applicable time period required under the Exchange Act after the end of each of the first three fiscal quarters of each fiscal year of Verio, the information required by Form 10-Q (or any successor form thereto) under the Exchange Act with respect to such period; and

        (iii) any current reports on Form 8-K (or any successor forms) required to be filed under the Exchange Act.

     Limitation on Designations of Unrestricted Subsidiaries. The indenture provides that Verio will not designate any Subsidiary of Verio (other than a newly created Subsidiary in which no Investment has previously been made) as an "Unrestricted Subsidiary" under the indenture (a "Designation") unless:

        (a) no Default shall have occurred and be continuing at the time of or after giving effect to such Designation;

        (b) except in the case of a Permitted Investment or an Investment made pursuant to clause (vii) or (ix) of the third paragraph of the covenant "Limitation on Restricted Payments," immediately after giving effect to such Designation, Verio would be able to incur $1.00 of Indebtedness under
     (x) the proviso of the covenant "Limitation on Additional Indebtedness" or
     (y) solely in the case of a Designation with respect to a Subsidiary having assets which are substantially comprised of cash, or Newly Acquired Assets, clause (g) of the definition of Permitted Indebtedness; and

        (c) Verio would not be prohibited under the indenture (assuming that the indenture had been in effect on the Prior Issue Date) from making an Investment at the time of Designation (assuming the effectiveness of such Designation) in an amount (the "Designation Amount") equal to the Fair Market Value of the net Investment of Verio or any other Restricted Subsidiary in such Restricted Subsidiary on such date.

     In the event of any such Designation made on or after the Prior Issue Date, Verio shall be deemed to have made an Investment constituting a Restricted Payment pursuant to the covenant "Limitation on Restricted Payments" for all purposes of the indenture in the Designation Amount. The indenture will further provide that neither Verio nor any Restricted Subsidiary shall at any time:

        (x) provide a guarantee of, or similar credit support to, any Indebtedness of any Unrestricted Subsidiary (including of any undertaking, agreement or instrument evidencing such Indebtedness); provided that Verio may pledge Capital Stock or Indebtedness of any Unrestricted Subsidiary on a nonrecourse basis such that the pledgee has no claim whatsoever against Verio other than to obtain such pledged property;

        (y) be directly or indirectly liable for any Indebtedness of any Unrestricted Subsidiary; or

        (z) be directly or indirectly liable for any other Indebtedness which provides that the holder thereof may (upon notice, lapse of time or both) declare a default thereon (or cause the payment thereof to be accelerated or payable prior to its final scheduled maturity) upon the occurrence of a default with respect to any other Indebtedness that is Indebtedness of an Unrestricted Subsidiary (including any corresponding right to take enforcement action against such Unrestricted Subsidiary), except in the case of clause (x) or (y) to the extent permitted under the covenants "Limitation on Restricted Payments" and "Limitation on Transactions with Affiliates."

     The indenture further provides that Verio will not revoke any Designation of a Subsidiary as an Unrestricted Subsidiary (a "Revocation") unless:

        (a) no Default shall have occurred and be continuing at the time of and after giving effect to such Revocation; and

        (b) all Liens and Indebtedness of such Unrestricted Subsidiary outstanding immediately following such Revocation would, if incurred at such time, have been permitted to be incurred for all purposes of the indenture.

     All Designations and Revocations must be evidenced by Board Resolutions delivered to the trustee certifying compliance with the foregoing provisions.

     Limitation on Status as Investment Company. The indenture provides that Verio will not, and will not permit any of its Subsidiaries or controlled Affiliates to, conduct its business in a fashion that would cause Verio to be required to register as an "investment company" (as that term is defined in the Investment Company Act of 1940, as amended (the "Investment Company Act")), or otherwise become subject to regulation under the Investment Company Act. For purposes of establishing Verio's compliance with this provision, any exemption which is or would become available under Section 3(c)(1) or Section 3(c)(7) of the Investment Company Act will be disregarded.

CONSOLIDATION, MERGER, SALE OF ASSETS, ETC.

     The indenture provides that Verio will not:

        (i) consolidate or combine with or merge with or into or, directly or indirectly, sell, assign, convey, lease, transfer or otherwise dispose of all or substantially all of its properties and assets to any person or persons in a single transaction or through a series of transactions; or

        (ii) permit any of the Restricted Subsidiaries to enter into any such transaction or series of transactions if it would result in the disposition of all or substantially all of the properties or assets of Verio and the Restricted Subsidiaries on a consolidated basis, unless, in the case of either (i) or (ii):

           (a) Verio shall be the continuing person or, if Verio is not the continuing person, the resulting, surviving or transferee person (the "surviving entity") shall be a company organized and existing under the laws of the United States or any State or territory thereof;

           (b) the surviving entity shall expressly assume all of the obligations of Verio under the notes and the indenture, and shall, if required by law to effectuate such assumption, execute a supplemental indenture to effect such assumption which supplemental indenture shall be delivered to the trustee and shall be in form and substance reasonably satisfactory to the trustee;

           (c) immediately after giving effect to such transaction or series of transactions on a pro forma basis (including, without limitation, any Indebtedness incurred or anticipated to be incurred in connection with or in respect of such transaction or series of transactions), Verio or the surviving entity (assuming such surviving entity's assumption of Verio's obligations under the notes and the indenture), as the case may be, would be able to incur $1.00 of Indebtedness under the proviso of the covenant "Limitation on Additional Indebtedness"; provided that, in the case of any transaction or series of transactions comprised solely of one or more Rollups, this clause (c) shall be deemed satisfied if Verio or the surviving entity and the Restricted Subsidiaries would have been able to incur all of their outstanding Indebtedness as Permitted Indebtedness;

           (d) immediately after giving effect to such transaction or series of transactions on a pro forma basis (including, without limitation, any Indebtedness incurred or anticipated to be incurred in connection with or in respect of such transaction or series of transactions), no Default shall have occurred and be continuing; and

           (e) Verio or the surviving entity, as the case may be, shall have delivered to the trustee an officers' certificate stating that such transaction or series of transactions, and, if a supplemental indenture is required in connection with such transaction or series of transactions to effectuate such assumption, such supplemental indenture complies with this covenant and that all conditions precedent in the indenture relating to the transaction or series of transactions have been satisfied.

     Upon any consolidation or merger or any sale, assignment, conveyance, lease, transfer or other disposition of all or substantially all of the assets of Verio in accordance with the foregoing in which Verio or the Restricted Subsidiary, as the case may be, is not the continuing corporation, the successor corporation formed by such a consolidation or into which Verio or such Restricted Subsidiary is merged or to which such transfer is made, will succeed to, and be substituted for, and may exercise every right and power of, Verio or such Restricted Subsidiary, as the case may be, under the indenture with the same effect as if such successor corporation had been named as Verio or such Restricted Subsidiary therein; and thereafter, except in the case of (i) any lease or (ii) any sale, assignment, conveyance, transfer, lease or other disposition to a Restricted Subsidiary of Verio, Verio shall be discharged from all obligations and covenants under the indenture and the notes.

     The indenture provides that for all purposes of the indenture and the notes (including the provision of this covenant and the covenants "Limitation on Additional Indebtedness," "Limitation on Restricted Payments" and "Limitation on Liens Securing Certain Indebtedness"), Subsidiaries of any surviving entity will, upon such transaction or series of related transactions, become Restricted Subsidiaries or Unrestricted Subsidiaries as provided pursuant to the covenant "Limitation on Designations of Unrestricted Subsidiaries" and all Indebtedness, and all Liens on property or assets, of Verio and the Restricted Subsidiaries in existence immediately prior to such transaction or series of related transactions will be deemed to have been incurred upon such transaction or series of related transactions.

EVENTS OF DEFAULT

     The following are "Events of Default" under the indenture:

        (i) default in the payment of interest on the notes when it becomes due and payable and continuance of such default for a period of 30 days or more; or

        (ii) default in the payment of the principal of, or premium, if any, on the notes when due; or

        (iii) default in the performance, or breach, of any covenant described under "-- Certain Covenants -- Change of Control," "-- Disposition of Proceeds of Asset Sales" or "-- Consolidation, Merger, Sale of Assets, Etc."; or

        (iv) default in the performance, or breach, of any covenant in the indenture (other than defaults specified in clause (i), (ii) or (iii) above), and continuance of such default or breach for a period of 30 days or more after written notice to Verio by the trustee or to Verio and the trustee by the holders of at least 25% in aggregate principal amount of the outstanding notes (in each case, when such notice is deemed received in accordance with the indenture); or

        (v) failure to perform any term, covenant, condition or provision of one or more classes or issues of Indebtedness in an aggregate principal amount of $7.5 million or more under which Verio or a Material Restricted Subsidiary is obligated, and either (a) such Indebtedness is already due and payable in full or (b) such failure results in the acceleration of the maturity of such Indebtedness; or

        (vi) any holder of at least $7.5 million in aggregate principal amount of Indebtedness of Verio or any Material Restricted Subsidiary shall commence judicial proceedings or take any other action to foreclose upon, or dispose of assets of Verio or any Material Restricted Subsidiary having an aggregate Fair Market Value, individually or in the aggregate, of $7.5 million or more or shall have exercised any right under applicable law or applicable security documents to take ownership of any such assets in lieu of foreclosure; provided that, in any such case, Verio or any Material Restricted Subsidiary shall not have obtained, prior to any such foreclosure or disposition of assets, a stay of all such actions that remains in effect; or

        (vii) one or more judgments, orders or decrees for the payment of money of $7.5 million or more, either individually or in the aggregate, shall be entered into against Verio or any Material Restricted Subsidiary or any of their respective properties and shall not be discharged and there shall have been a period of 60 days or more during which a stay of enforcement of such judgment or order, by reason of pending appeal or otherwise, shall not be in effect; or

        (viii) certain events of bankruptcy, insolvency, reorganization, administration or similar proceedings with respect to Verio or any Material Restricted Subsidiary shall have occurred.

     If an Event of Default (other than an Event of Default specified in clause
(viii) above with respect to Verio) occurs and is continuing, then the trustee or the holders of at least 25% in principal amount of the outstanding notes may, by written notice, and the trustee upon the request of the holders of not less than 25% in principal amount of the outstanding notes shall, declare the principal amount of, premium (if any) on, and any accrued and unpaid interest on, all outstanding notes to be immediately due and payable and upon any such declaration such amounts shall become immediately due and payable. If an Event of Default specified in clause (viii) above with respect to Verio occurs and is continuing, then the principal amount of, premium (if any) on, and any accrued and unpaid interest on, all outstanding notes shall ipso facto become and be immediately due and payable without any declaration or other act on the part of the trustee or any holder.

     After a declaration of acceleration, the holders of a majority in aggregate principal amount of outstanding notes may, by notice to the trustee, rescind such declaration of acceleration if all existing Events of Default, other than nonpayment of the principal of, premium (if any) on, and any accrued and unpaid interest on, the notes that has become due solely as a result of such acceleration, have been cured or waived and if the rescission of acceleration would not conflict with any judgment or decree. The holders of a majority in principal amount of the outstanding notes also have the right to waive past defaults under the indenture, except a default in the payment of principal of, premium (if any) on, or any interest on, any outstanding note, or in respect of certain covenants or a provisions that cannot be modified or amended without the consent of all holders of notes.

     No holder of any of the notes has any right to institute any proceeding with respect to the indenture or any remedy thereunder, unless the holders of at least 25% in principal amount of the outstanding notes have made written request, and offered reasonable security or indemnity, to the trustee to institute such proceeding as trustee, the trustee has failed to institute such proceeding within 60 days after receipt of such notice and the trustee has not within such 60-day period received directions inconsistent with such written request by holders of a majority in principal amount of the outstanding notes. Such limitations do not apply, however, to a suit instituted by a holder of a note for the enforcement of the payment of the principal of, premium (if any) on, or any accrued and unpaid interest on, such note on or after the respective due dates expressed in such note.

     During the existence of an Event of Default, the trustee is required to exercise such rights and powers vested in it under the indenture and use the same degree of care and skill in its exercise thereof as a prudent person would exercise under the circumstances in the conduct of such person's own affairs. Subject to the provisions of the indenture relating to the duties of the trustee, if an Event of Default shall occur and be continuing, the trustee is not under any obligation to exercise any of its rights or powers under the indenture at the request or direction of any of the holders unless such holders shall have offered to such trustee reasonable security or indemnity. Subject to certain provisions concerning the rights of the trustee, the holders of a majority in principal amount of the outstanding notes have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred on the trustee.

     The indenture provides that the trustee will, within 45 days after the occurrence of any Default, give to the holders of the notes notice of such Default known to it, unless such Default shall have been cured or waived; provided that the trustee shall be protected in withholding such notice if it determines in good faith that the withholding of such notice is in the interest of such holders.

     Verio is required to furnish to the trustee annually a statement as to its compliance with all conditions and covenants under the indenture.

DEFEASANCE

     Verio may at any time terminate all of its obligations with respect to the notes ("defeasance"), except for certain obligations, including those regarding any trust established for a defeasance and obligations to register the transfer or exchange of the notes, to replace mutilated, destroyed, lost or stolen notes as required by the indenture and to maintain agencies in respect of notes. Verio may at any time terminate its obligations under certain covenants set forth in the indenture, some of which are described under "-- Certain Covenants" above, and any omission to comply with such obligations shall not constitute a Default with respect to the notes ("covenant defeasance"). To exercise either defeasance or covenant defeasance, Verio must irrevocably deposit in trust, for the benefit of the holders of the notes, with the trustee money (in United States dollars) or U.S. government obligations (denominated in United States dollars), or a combination thereof, in such amounts as will be sufficient to pay the principal of, and premium, if any, and interest on the notes to redemption or maturity and comply with certain other conditions, including the delivery of a legal opinion as to certain tax matters.

SATISFACTION AND DISCHARGE

     The indenture will be discharged and will cease to be of further effect (except as to surviving rights or registration of transfer or exchange of notes) as to all outstanding notes when either:

        (a) all such notes theretofore authenticated and delivered (except lost, stolen or destroyed notes that have been replaced or paid and notes for whose payment money has theretofore been deposited in trust or segregated and held in trust by Verio and thereafter repaid to Verio or discharged from such trust) have been delivered to the trustee for cancellation; or

        (b) (i) all such notes not theretofore delivered to the trustee for cancellation have become due and payable and Verio has irrevocably deposited or caused to be deposited with the trustee as trust funds in trust for the purpose an amount of money sufficient to pay and discharge the entire indebtedness on the notes not theretofore delivered to the trustee for cancellation, for principal amount, premium, if any, and accrued interest to the date of such deposit;

           (ii) Verio has paid all sums payable by it under the indenture; and

           (iii)Verio has delivered irrevocable instructions to the trustee to apply the deposited money toward the payment of the notes at maturity or on the redemption date, as the case may be. In addition, Verio must deliver an officers' certificate and an opinion of counsel stating that all conditions precedent to satisfaction and discharge have been complied with.

AMENDMENT AND WAIVERS

     From time to time, Verio, when authorized by resolutions of the Board, and the trustee, without the consent of the holders of the notes, may amend, waive or supplement the indenture or the notes for certain specified purposes, including, among other things, curing ambiguities, defects or inconsistencies, maintaining the qualification of the indenture under the Trust Indenture Act or making any change that does not adversely affect the rights of any holder. Other amendments and modifications of the indenture and the notes may be made by Verio and the trustee by supplemental indenture with the consent of the holders of not less than a majority of the aggregate principal amount of the outstanding notes; provided that no such modification or amendment may, without the consent of the holder of each outstanding note affected thereby:

        (i) reduce the principal amount of, change the fixed maturity of, or alter the redemption provisions of, the notes;

        (ii) change the currency in which any notes or amounts owing thereon is payable;

        (iii) reduce the percentage of the aggregate principal amount outstanding of notes which must consent to an amendment, supplement or waiver or consent to take any action under the indenture or the notes;

        (iv) impair the right to institute suit for the enforcement of any payment on or with respect to the notes;

        (v) waive a default in payment with respect to the notes;

        (vi) reduce the rate or change the time for payment of interest on the notes;

        (vii) following the occurrence of a Change of Control or an Asset Sale, alter Verio's obligation to purchase the notes in accordance with the indenture or waive any default in the performance thereof;

        (viii) affect the ranking of the notes in a manner adverse to the holder of the notes; or

        (ix) release any Guarantee except in compliance with the terms of the indenture.

GOVERNING LAW

     The indenture provides that the indenture and the notes are to be governed by and construed in accordance with laws of the State of New York without giving effect to principles of conflicts of law.

CERTAIN DEFINITIONS

     Set forth below is a summary of certain defined terms used in the indenture. Reference is made to the indenture for the full definition of all such terms, as well as any other capitalized terms used herein for which no definition is provided.

     "1997 Notes" means Verio's 13 1/2% Senior Notes due 2004.

     "March 1998 Notes" means Verio's 10 3/8% Senior Notes due 2005.

     "Acquired Indebtedness" means Indebtedness of a person existing at the time such person becomes a Restricted Subsidiary or assumed in connection with an Asset Acquisition by such person and not incurred in connection with, or in anticipation of, such person becoming a Restricted Subsidiary or such Asset Acquisition; provided that Indebtedness of such person which is redeemed, defeased, retired or otherwise repaid at the time of or immediately upon consummation of the transactions by which such person becomes a Restricted Subsidiary or such Asset Acquisition shall not constitute Acquired Indebtedness.

     "Affiliate" of any specified person means any other person which, directly or indirectly, controls, is controlled by or is under direct or indirect common control with, such specified person. For the purposes of this definition, "control" when used with respect to any person means the power to direct the management and policies of such person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise, and the terms "affiliated," "controlling" and "controlled" have meanings correlative to the foregoing.

     "Annualized ISP Operating Cash Flow" means, with respect to any ISP which is not a Restricted Subsidiary, the product of:

        (x) the net income of such ISP and its consolidated Subsidiaries (determined on a basis consistent with the calculation of Consolidated Net Income) for the most recent fiscal quarter for which financial statements are available, increased, to the extent deducted in calculating such net income for such fiscal quarter, by:

           (i) the income tax expense of such ISP and its consolidated Subsidiaries accrued according to GAAP for such fiscal quarter (determined on a basis consistent with the calculation of Consolidated Income Tax Expense and excluding taxes attributable to extraordinary gains or losses and gains or losses from asset sales);

           (ii) interest expense of such ISP and its consolidated Subsidiaries (determined on a basis consistent with the calculation of Consolidated Interest Expense) for such fiscal quarter;

           (iii) depreciation of such ISP and its consolidated Subsidiaries for such fiscal quarter;

           (iv) amortization of such ISP and its consolidated Subsidiaries for such fiscal quarter, including, without limitation, amortization of capitalized debt issuance costs for such period, all determined on a consolidated basis in accordance with GAAP; and

           (v) other non-cash charges decreasing such net income; and

        (y) the number four.

     "Annualized ISP Revenues" means, with respect to any ISP at any date of determination, the consolidated net revenues of such ISP and its Subsidiaries for the most recent quarter for which financial information concerning such ISP is available (and determined on a basis consistent with Verio's accounting principle) multiplied by four.

     "Asset Acquisition" means:

        (i) any capital contribution (by means of transfers of cash or other property to others or payments for property or services for the account or use of others, or otherwise) by Verio or any Restricted Subsidiary in any other person, or any acquisition or purchase of Capital Stock of any other person by

     Verio or any Restricted Subsidiary, in either case pursuant to which such person shall (a) become a Restricted Subsidiary or (b) shall be merged with or into Verio or any Restricted Subsidiary; or

        (ii) any acquisition by Verio or any Restricted Subsidiary of the assets of any person which constitute substantially all of an operating unit or line of business of such person or which is otherwise outside of the ordinary course of business.

     "Asset Sale" means any direct or indirect sale, conveyance, transfer or lease (that has the effect of a disposition and is not for security purposes) or other disposition (that is not for security purposes) to any person other than Verio or a Restricted Subsidiary, in one transaction or a series of related transactions, of:

        (i) any Capital Stock of any Restricted Subsidiary (other than customary stock option programs);

        (ii) any assets of Verio or any Restricted Subsidiary which constitute substantially all of an operating unit or line of business of Verio and the Restricted Subsidiaries; or

        (iii) any other property or asset of Verio or any Restricted Subsidiary outside of the ordinary course of business.

     For the purposes of this definition, the term "Asset Sale" shall not include (i) any disposition of properties and assets of Verio that is governed under "-- Consolidation, Merger, Sale of Assets, Etc." above, (ii) sales of property or equipment that have become worn out, obsolete or damaged or otherwise unsuitable for use in connection with the business of Verio or any Restricted Subsidiary, as the case may be, and (iii) for purposes of the covenant "Disposition of Proceeds of Asset Sales," any sale, conveyance, transfer, lease or other disposition of any property or asset, whether in one transaction or a series of related transactions occurring within one year, either (x) involving assets with a Fair Market Value not in excess of $500,000 or (y) which constitutes the incurrence of a Capitalized Lease Obligation.

     "Average Life to Stated Maturity" means, with respect to any Indebtedness, as at any date of determination, the quotient obtained by dividing (i) the sum of the products of (a) the number of years from such date to the date or dates of each successive scheduled principal payment (including, without limitation, any sinking fund requirements) of such Indebtedness multiplied by (b) the amount of each such principal payment by (ii) the sum of all such principal payments; provided that, in the case of any Capitalized Lease Obligation, all calculations hereunder shall give effect to any applicable options to renew in favor of Verio or any Restricted Subsidiary.

     "Board" means the Board of Directors of Verio.

     "Board Resolution" means a copy of a resolution certified by the Secretary or an Assistant Secretary of Verio to have been duly adopted by the Board and to be in full force and effect on the date of such certification, and delivered to the trustee.

     "Capital Stock" means, with respect to any person, any and all shares, interests, participations, rights in, or other equivalents (however designated and whether voting and/or non-voting) of, such person's capital stock, whether outstanding on the Issue Date or issued after the Issue Date, and any and all rights (other than any evidence of Indebtedness), warrants or options exchangeable for or convertible into such capital stock.

     "Capitalized Lease Obligation" means any obligation to pay rent or other amounts under a lease of (or other agreement conveying the right to use) any property (whether real, personal or mixed, immovable or movable) that is required to be classified and accounted for as a capitalized lease obligation under GAAP, and, for the purpose of the indenture, the amount of such obligation at any date shall be the capitalized amount thereof at such date, determined in accordance with GAAP.

     "Cash Equivalents" means:

        (i) any evidence of Indebtedness (with, for purposes of the covenant "Disposition of Proceeds of Asset Sales" only, a maturity of 365 days or less) issued or directly and fully guaranteed or insured by the United States or any agency or instrumentality thereof (provided that the full faith and credit of the

     United States is pledged in support thereof or such Indebtedness constitutes a general obligation of such country);

        (ii) deposits, certificates of deposit or acceptances (with, for purposes of the covenant "Disposition of Proceeds of Asset Sales" only, a maturity of 365 days or less) of any financial institution that is a member of the Federal Reserve System, in each case having combined capital and surplus and undivided profits (or any similar capital concept) of not less than $500.0 million and whose senior unsecured debt is rated at least "A-1" by S&P or "P-1" by Moody's;

        (iii) commercial paper with a maturity of 365 days or less issued by a corporation (other than an Affiliate of Verio) organized under the laws of the United States or any State thereof and rated at least "A-1" by S&P or "P-1" by Moody's;

        (iv) repurchase agreements and reverse repurchase agreements relating to marketable direct obligations issued or unconditionally guaranteed by the United States Government or issued by any agency thereof and backed by the full faith and credit of the United States Government maturing within 365 days from the date of acquisition;

        (v) other debt obligations maturing in 365 days or less issued by a corporation (other than an Affiliate of Verio) organized under the laws of the United States or any state thereof and rated at least "A-" by S&P or "A3" by Moody's; and

        (vi) money market funds which invest substantially all of their assets in securities of the type described in the preceding clauses (i) through
     (v).

     "Change of Control" is defined to mean the occurrence of any of the following events:

        (a) any "person" or "group" (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act), excluding WorldCom, is or becomes the "beneficial owner" (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that a person shall be deemed to have "beneficial ownership" of all securities that such person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of more than 50% of the total Voting Stock of Verio; or

        (b) Verio consolidates with, or merges with or into, another person or sells, assigns, conveys, transfers, leases or otherwise disposes of all or substantially all of its assets to any person, or any person consolidates with, or merges with or into, Verio, in any such event pursuant to a transaction in which the outstanding Voting Stock of Verio is converted into or exchanged for cash, securities or other property, other than any such transaction where:

           (i) the outstanding Voting Stock of Verio is converted into or exchanged for (1) Voting Stock (other than Disqualified Stock) of the surviving or transferee corporation or its parent corporation and/or (2) cash, securities and other property in an amount which could be paid by Verio as a Restricted Payment under the indenture; and

           (ii) immediately after such transaction no "person" or "group" (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act), excluding WorldCom, is the "beneficial owner" (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that a person shall be deemed to have "beneficial ownership" of all securities that such person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of more than 50% of the total Voting Stock of the surviving or transferee corporation or its parent corporation, as applicable; or

        (c) during any consecutive two-year period, individuals who at the beginning of such period constituted the Board (together with any new directors whose election by the Board or whose nomination for election by the stockholders of Verio was approved by a vote of a majority of the directors then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason (other than by action of WorldCom) to constitute a majority of the Board then in office.

The good faith determination by the Board, based upon advice of outside counsel, of the beneficial ownership of securities of Verio within the meaning of Rules 13d-3 and 13d-5 under the Exchange Act shall be conclusive, absent contrary controlling judicial precedent or contrary written interpretation published by the Securities and Exchange Commission.

     "Common Stock" means, with respect to any person, any and all shares, interest or other participations in, and other equivalents (however designated and whether voting or nonvoting) of such person's common stock whether outstanding at the Issue Date, and includes, without limitation, all series and classes of such common stock.

     "Consolidated Annualized Pro Forma Operating Cash Flow" means, at any date of determination, Consolidated Operating Cash Flow for the latest fiscal quarter for which consolidated financial statements of Verio are available multiplied by four. For purposes of calculating "Consolidated Operating Cash Flow" for any fiscal quarter for purposes of this definition, (i) any Subsidiary of Verio that is a Restricted Subsidiary on the date of the transaction (the "Transaction Date") giving rise to the need to calculate "Consolidated Annualized Pro Forma Operating Cash Flow" shall be deemed to have been a Restricted Subsidiary at all times during such fiscal quarter and (ii) any Subsidiary of Verio that is not a Restricted Subsidiary on the Transaction Date shall be deemed not to have been a Restricted Subsidiary at any time during such fiscal quarter. In addition to and without limitation of the foregoing, for purposes of this definition, "Consolidated Operating Cash Flow" shall be calculated after giving effect on a pro forma basis for the applicable fiscal quarter to, without duplication, any Asset Sales or Asset Acquisitions (including, without limitation, any Asset Acquisition giving rise to the need to make such calculation as a result of Verio or one of the Restricted Subsidiaries (including any person who becomes a Restricted Subsidiary as a result of the Asset Acquisition) incurring, assuming or otherwise being liable for Acquired Indebtedness) occurring during the period commencing on the first day of such fiscal quarter to and including the Transaction Date, as if such Asset Sale or Asset Acquisition occurred on the first day of such fiscal quarter.

     "Consolidated Income Tax Expense" means, with respect to any period, the provision for United States corporation, local, foreign and other income taxes of Verio and the Restricted Subsidiaries for such period as determined on a consolidated basis in accordance with GAAP.

     "Consolidated Interest Expense" means, with respect to any period, without duplication, the sum of:

        (i) the interest expense of Verio and the Restricted Subsidiaries for such period as determined on a consolidated basis in accordance with GAAP, including, without limitation:

           (a) any amortization of debt discount;

           (b) the net cost under Interest Rate Obligations (including any amortization of discounts);

           (c) the interest portion of any deferred payment obligation;

           (d) all commissions, discounts and other fees and charges owed with respect to letters of credit and bankers' acceptance financing and similar transactions; and

           (e) all accrued interest;

        (ii) the interest component of Capitalized Lease Obligations paid, accrued and/or scheduled to be paid or accrued by Verio and the Restricted Subsidiaries during such period as determined on a consolidated basis in accordance with GAAP; and

        (iii) the amount of dividends in respect of Disqualified Stock paid by Verio and the Restricted Subsidiaries during such period;

provided that Consolidated Interest Expense shall exclude the amortization of fees related to the issuance of the notes and fees related to any Indebtedness under a Permitted Credit Facility.

     "Consolidated Net Income" means, with respect to any period, the consolidated net income of Verio and the Restricted Subsidiaries for such period, adjusted, to the extent included in calculating such consolidated net income, by excluding, without duplication:

        (i) all extraordinary, unusual or nonrecurring gains or losses of such person (net of fees and expenses relating to the transaction giving rise thereto) for such period;

        (ii) income of Verio and the Restricted Subsidiaries derived from or in respect of all Investments in persons other than Restricted Subsidiaries, except to the extent of any dividends or distributions actually received by Verio or any Restricted Subsidiary;

        (iii) the portion of net income (or loss) of such person allocable to minority interests in Restricted Subsidiaries for such period;

        (iv) net income (or loss) of any other person combined with such person on a "pooling of interests" basis attributable to any period prior to the date of combination;

        (v) any gain or loss, net of taxes, realized by such person upon the termination of any employee pension benefit plan during such period;

        (vi) gains or losses in respect of any Asset Sales (net of fees and expenses relating to the transaction giving rise thereto) during such period; and

        (vii) except in the case of any restriction or encumbrance permitted under clause (viii) of the covenant "Limitation on Dividends and Other Payment Restrictions Affecting Restricted Subsidiaries," the net income of any Restricted Subsidiary for such period to the extent that the declaration of dividends or similar distributions by that Restricted Subsidiary of that income is not at the time permitted, directly or indirectly, by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulations applicable to that Restricted Subsidiary or its stockholders.

     "Consolidated Net Worth" means, with respect to any person, the consolidated stockholders' or partners' equity of such person reflected on the most recent financial statements of such person, determined in accordance with GAAP, less any amounts attributable to redeemable capital stock (as determined under applicable accounting standards by the Commission) of such person.

     "Consolidated Operating Cash Flow" means, with respect to any period, the Consolidated Net Income of Verio and the Restricted Subsidiaries for such period increased, to the extent deducted in arriving at Consolidated Net Income for such period, by the sum of:

        (i) the Consolidated Income Tax Expense of Verio and the Restricted Subsidiaries accrued according to GAAP for such period (other than taxes attributable to extraordinary gains or losses and gains and losses from Asset Sales);

        (ii) Consolidated Interest Expense for such period;

        (iii) depreciation of Verio and the Restricted Subsidiaries for such period;

        (iv) amortization of Verio and the Restricted Subsidiaries for such period, including, without limitation, amortization of capitalized debt issuance costs for such period, all determined on a consolidated basis in accordance with GAAP; and

        (v) other non-cash charges decreasing Consolidated Net Income.

     "consolidation" means, with respect to Verio, the consolidation of the accounts of the Restricted Subsidiaries with those of Verio, all in accordance with GAAP; provided that "consolidation" will not include consolidation of the accounts of any Unrestricted Subsidiary with the accounts of Verio. The term "consolidated" has a correlative meaning to the foregoing.

     "Debt Securities" means any debt securities issued by Verio in a public offering or a private placement.

     "Default" means any event that is, or after notice or passage of time or both would be, an Event of Default.

     "Designation" has the meaning set forth under "-- Certain
Covenants -- Limitation on Designations of Unrestricted Subsidiaries."

     "Disinterested Director" means, with respect to any transaction or series of related transactions, a member of the Board other than a director who (i) has any material direct or indirect financial interest in or with respect to such transaction or series of related transactions or (ii) is an employee or officer of Verio or an Affiliate that is itself a party to such transaction or series of transactions or an Affiliate of a party to such transaction or series of related transactions.

     "Disqualified Stock" means, with respect to any person, any Capital Stock which, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable), or upon the happening of any event, matures or becomes mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or becomes exchangeable for Indebtedness at the option of the holder thereof, or becomes redeemable at the option of the holder thereof, in whole or in part, on or prior to the final maturity date of the notes; provided such Capital Stock shall only constitute Disqualified Stock to the extent it so matures or becomes so redeemable or exchangeable on or prior to the final maturity date of the notes; provided, further, that any Capital Stock of Verio or any Restricted Subsidiary that would not constitute Disqualified Stock but for provisions thereof giving holders thereof the right to require such person to repurchase or redeem such Capital Stock upon the occurrence of an "asset sale" or "change of control" occurring prior to the final maturity date of the notes shall not constitute Disqualified Stock if the "asset sale" or "change of control" provisions applicable to such Capital Stock are no more favorable to the holders of such Capital Stock than the provisions contained in "Disposition of Proceeds of Asset Sales" and "Change of Control" covenants described above and such Capital Stock specifically provides that such person will not repurchase or redeem any such stock pursuant to such provision prior to Verio's repurchase of such notes as are required to be repurchased pursuant to the "Disposition of Proceeds of Asset Sales" and "Change of Control" covenants described above.

     "Exchange Act" means the Securities Exchange Act of 1934, as amended, together with the rules and regulations promulgated thereunder.

     "Existing ISP" means any ISP in which Verio or a Subsidiary of Verio has an Investment on the Issue Date.

     "Fair Market Value" means, with respect to any asset or property, the price that could be negotiated in an arms-length free market transaction, for cash, between a willing seller and a willing buyer, neither of whom is under pressure or compulsion to complete the transaction. Unless otherwise specified in the indenture, Fair Market Value shall be determined by the Board acting in good faith and shall be evidenced by a Board Resolution.

     "GAAP" means, at any date of determination, generally accepted accounting principles in effect in the United States and which are applicable as of the date of determination and which are consistently applied for all applicable periods.

     "guarantee" means, as applied to any obligation, (i) a guarantee (other than by endorsement of negotiable instruments for collection in the ordinary course of business), direct or indirect, in any manner, of any part or all of such obligation and (ii) an agreement, direct or indirect, contingent or otherwise, the practical effect of which is to assure in any way the payment or performance (or payment of damages in the event of non-performance) of all or any part of such obligation, including, without limiting the foregoing, the payment of amounts drawn down by letters of credit.

     "Hiway Technologies" means Best Internet Communications, Inc., a California corporation, d/b/a Hiway Technologies.

     "incur" means, with respect to any Indebtedness or other obligation of any person, to create, issue, incur (by conversion, exchange or otherwise), assume, guarantee or otherwise become liable in respect of such

Indebtedness or other obligation including by acquisition of Subsidiaries or the recording, as required pursuant to GAAP or otherwise, of any such Indebtedness or other obligation on the balance sheet of such person (and "incurrence," "incurred," "incurrable" and "incurring" shall have meanings correlative to the foregoing); provided that a change in GAAP that results in an obligation of such person that exists at such time becoming Indebtedness shall not be deemed an incurrence of such Indebtedness and that neither the accrual of interest nor the accretion of original issue discount shall be deemed an Incurrence of Indebtedness. Indebtedness otherwise incurred by a person before it becomes a Subsidiary of Verio (whether by merger, consolidation, acquisition or otherwise) shall be deemed to have been incurred at the time at which such person becomes a Subsidiary of Verio.

     "Indebtedness" means, with respect to any person, without duplication:

        (i) any liability, contingent or otherwise, of such person (A) for borrowed money (whether or not the recourse of the lender is to the whole of the assets of such person or only to a portion thereof) or (B) evidenced by a note, debenture or similar instrument or letter of credit (including a purchase money obligation) or (C) for the payment of money relating to a Capitalized Lease Obligation or other obligation relating to the deferred purchase price of property (except to the extent representing funds deposited in escrow to secure the deferred purchase price of an acquisition of, or an Investment in, an ISP) or (D) in respect of an Interest Rate Obligation or currency agreement; or

        (ii) any liability of others of the kind described in the preceding clause (i) which the person has guaranteed or which is otherwise its legal liability; or

        (iii) any obligation secured by a Lien (other than (x) Permitted Liens of the types described in clauses (b), (d) or (e) of the definition of Permitted Liens; provided that the obligations secured would not constitute Indebtedness under clauses (i) or (ii) or (iii) of this definition, and (y) Liens on Capital Stock or Indebtedness of any Unrestricted Subsidiary) to which the property or assets of such person are subject, whether or not the obligations secured thereby shall have been assumed by or shall otherwise be such person's legal liability (the amount of such obligation being deemed to be the lesser of the value of such property or asset or the amount of the obligation so secured);

        (iv) all Disqualified Stock valued at the greater of its voluntary or involuntary maximum fixed repurchase price plus accrued and unpaid dividends; and

        (v) any and all deferrals, renewals, extensions and refundings of, or amendments, modifications or supplements to, any liability of the kind described in any of the preceding clauses (i), (ii), (iii) or (iv).

     In no event shall "Indebtedness" include trade payables and accrued liabilities that are current liabilities incurred in the ordinary course of business, excluding the current maturity of any obligation which would otherwise constitute Indebtedness. For purposes of the covenants "Limitation on Additional Indebtedness" and "Limitation on Restricted Payments" and the definition of "Events of Default," in determining the principal amount of any Indebtedness to be incurred by Verio or a Restricted Subsidiary or which is outstanding at any date, (x) the principal amount of any Indebtedness issued with original issue discount shall be the face amount of such Indebtedness less the remaining unamortized portion of the original issue discount of such Indebtedness at such date as determined in conformity with GAAP and (y) the principal amount of any Indebtedness shall be reduced by any amount of cash or Cash Equivalent collateral securing on a perfected basis, and dedicated for disbursement exclusively to the payment of principal of and interest on, such Indebtedness.

     "Independent Financial Advisor" means a United States investment banking firm of national or regional standing in the United States (i) which does not, and whose directors, officers and employees or Affiliates do not have, a direct or indirect financial interest in Verio and (ii) which, in the judgment of the Board, is otherwise independent and qualified to perform the task for which it is to be engaged.

     "Interest Rate Obligations" means the obligations of any person pursuant to any arrangement with any other person whereby, directly or indirectly, such person is entitled to receive from time to time periodic payments calculated by applying either a floating or a fixed rate of interest on a stated notional amount and shall include without limitation, interest rate swaps, caps, floors, collars, forward interest rate agreements and similar agreements.

     "Internet Service Business" means any business operating an internet connectivity or internet enhancement service as it exists from time to time, including, without limitation, dial up or dedicated internet service, web hosting or collocation services, security solutions, the provision and development of software in connection therewith, configuration services, electronic commerce, intranet solutions, data backup and restoral, business content and collaboration, communications tools or network equipment products or services (including, without limitation, any business conducted by Verio or any Restricted Subsidiary on the Issue Date), and any business reasonably related to the foregoing. A good faith determination by a majority of the Board as to whether a business meets the requirements of this definition shall be conclusive, absent manifest error.

     "Investment" means, with respect to any person, any advance, loan, account receivable (other than an account receivable arising in the ordinary course of business), or other extension of credit (including, without limitation, by means of any guarantee) or any capital contribution to (by means of transfers of property to others, payments for property or services for the account or use of others, or otherwise), or any purchase or ownership of any stocks, bonds, notes, debentures or other securities of, any other person. Notwithstanding the foregoing, in no event shall any issuance of Capital Stock (other than Disqualified Stock) of Verio in exchange for Capital Stock, property or assets of another person constitute an Investment by Verio in such other person.

     "ISP" means any person:

        (a) engaged principally in an Internet Service Business;

        (b) of which Verio or Wholly Owned Restricted Subsidiaries own either
     (x) Qualifying Preferred Stock representing in aggregate from 20% to 50% of such person's outstanding Capital Stock (on an economic basis) or (y) Common Stock or Qualifying Preferred Stock representing in aggregate in excess of 50% of such person's voting Capital Stock;

        (c) as to which Verio or a Wholly Owned Restricted Subsidiary (x) has an option to acquire a majority of such person's outstanding Capital Stock and
     (y) upon exercise of the option referred to in the preceding clause (x), will have sufficient voting power with respect to the outstanding Capital Stock of such person to effect the acquisition of such person by Verio or any such Wholly Owned Restricted Subsidiary, as the case may be;

        (d) as to which Verio or a Wholly Owned Restricted Subsidiary has the right to appoint and has appointed at least one member of such person's board of directors, in the case where such person would not be a Subsidiary of Verio, or a majority of such person's board of directors, in the case where such person would be a Subsidiary of Verio; and

        (e) which has no outstanding Indebtedness or Disqualified stock other than Indebtedness or Disqualified stock of such person having an aggregate outstanding principal balance and liquidation preference, respectively, that (x) in the case of a person that is a Restricted Subsidiary, is permitted to be incurred under the covenant "Limitation on Additional Indebtedness" and (y) in the case of a person that is not a Restricted Subsidiary, does not at any time exceed the greater of (I) 50% of Annualized ISP Revenues or (II) 6.0x Annualized ISP Operating Cash Flow.

     "Issue Date" means the original date of issuance of the notes.

     "Lien" means any mortgage, charge, pledge, lien (statutory or other), security interest, hypothecation, assignment for security, claim, or preference or priority or other encumbrance upon or with respect to any property of any kind. A person shall be deemed to own subject to a Lien any property which such person has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, capital lease or other title retention agreement.

     "Market Capitalization" of any person means, as of any day of determination, the average Closing Price of such person's Common Stock over the 20 consecutive trading days immediately preceding such day. "Closing Price" on any trading day with respect to the per share price of any shares of Common Stock means the last reported sale price regular way or, in case no such reported sale takes place on such day, the average of the reported closing bid and asked prices regular way, in either case on the New York Stock Exchange or, if such shares of Common Stock are not listed or admitted to trading on such exchange, on the principal national securities exchange on which such shares are listed or admitted to trading or, if not listed or admitted to trading on any national securities exchange, on the National Association of Securities Dealers Automated Quotations National Market System or, if such shares are not listed or admitted to trading on any national securities exchange or quoted on such automated quotation system but the issuer is a Foreign Issuer (as defined in Rule 3b-4(b) under the Exchange Act) and the principal securities exchange on which such shares are listed or admitted to trading is a Designated Offshore Securities Market (as defined in Rule 902(a) under the Securities Act), the average of the reported closing bid and asked prices regular way on such principal exchange, or, if such shares are not listed or admitted to trading on any national securities exchange or quoted on such automated quotation system and the issuer and principal securities exchange do not meet such requirements, the average of the closing bid and asked prices in the over-the-counter marked as furnished by any New York Stock Exchange member firm that is selected from time to time by Verio for that purpose and is reasonably acceptable to the trustee.

     "Material Restricted Subsidiary" means any Restricted Subsidiary of Verio, which, at any date of determination, is a "Significant Subsidiary" (as that term is defined in Regulation S-X issued under the Securities Act), but shall, in any event, include (x) any Guarantor or (y) any Restricted Subsidiary of Verio which, at any date of determination, is an obligor under any Indebtedness in an aggregate principal amount equal to or exceeding $7.5 million.

     "Maturity Date" means, with respect to any note, the date specified in such note as the fixed date on which the principal of such note is due and payable.

     "Moody's" means Moody's Investors Service.

     "Net Cash Proceeds" means, with respect to any Asset Sale, the proceeds thereof in the form of cash (including assumed liabilities and other items deemed to be cash under the proviso to the first sentence of the covenant "Disposition of Proceeds of Asset Sales") or Cash Equivalents including payments in respect of deferred payment obligations when received in the form of cash or Cash Equivalents (except to the extent that such obligations are financed or sold with recourse to Verio or any Restricted Subsidiary) net of (i) brokerage commissions and other fees and expenses (including fees and expenses of legal counsel and investment bankers) related to such Asset Sale, (ii) provisions for all taxes payable as a result of such Asset Sale, (iii) amounts required to be paid to any person (other than Verio or any Restricted Subsidiary) owning a beneficial interest in or having a Permitted Lien on the assets subject to the Asset Sale and (iv) appropriate amounts to be provided by Verio or any Restricted Subsidiary, as the case may be, as a reserve required in accordance with GAAP against any liabilities associated with such Asset Sale and retained by Verio or any Restricted Subsidiary, as the case may be, after such Asset Sale, including, without limitation, pension and other post-employment benefit liabilities, liabilities related to environmental matters and liabilities under any indemnification obligations associated with such Asset Sale, all as reflected in an officers' certificate delivered to the trustee.

     "New ISP" means any ISP in which Verio or a Subsidiary of Verio makes its first Investment after the Prior Issue Date.

     "Newly Acquired Assets" means any assets (other than cash) of Verio or any Restricted Subsidiary which did not constitute assets of Verio, any Restricted Subsidiary or any ISP on or prior to the Issue Date; provided that Newly Acquired Assets shall not include (a) Capital Stock of Hiway Technologies, (b) assets (other than cash) acquired by Hiway Technologies or any of its Subsidiaries on or prior to the Issue Date, or (c) any assets (other than cash) of any person which would be an ISP if Hiway Technologies were a Wholly Owned Restricted Subsidiary, to the extent that such assets were acquired by such person on or prior to the Issue Date.

     "Other Senior Debt Pro Rata Share" means the amount of the applicable Excess Proceeds obtained by multiplying the amount of such Excess Proceeds by a fraction, (i) the numerator of which is the aggregate accreted value and/or principal amount, as the case may be, of all Indebtedness (other than (x) the notes and (y) Subordinated Indebtedness) of Verio outstanding at the time of the applicable Asset Sale with respect to which Verio is required to use Excess Proceeds to repay or make an offer to purchase or repay and (ii) the denominator of which is the sum of (a) the aggregate principal amount of all notes outstanding at the time of the applicable Asset Sale and (b) the aggregate principal amount or the aggregate accreted value, as the case may be, of all other Indebtedness (other than Subordinated Indebtedness) of Verio outstanding at the time of the applicable Asset Sale Offer with respect to which Verio is required to use the applicable Excess Proceeds to offer to repay or make an offer to purchase or repay.

     "Permitted Affiliate Agreement" means each of the Series A Purchase Agreement, the Series B Purchase Agreement, the Series C Purchase Agreement and the Stockholders Agreement, each as in effect on the Issue Date.

     "Permitted Credit Facility" means any senior commercial term loan and/or revolving credit facility (including any letter of credit subfacility) entered into principally with commercial banks and/or other financial institutions typically party to commercial loan agreements.

     "Permitted Equipment Financing" means any credit facility or other financing arrangement (including in the form of Capitalized Lease Obligations and guarantees of Indebtedness of ISPs) entered into with any vendor or supplier (or any financial institution acting on behalf of or for the purpose of directly financing purchases from such vendor or supplier) to the extent the Indebtedness thereunder is incurred for the purpose of financing the cost (including the cost of design, development, site acquisition, construction, integration, manufacture or acquisition) of real or personal property (tangible or intangible) used, or to be used, in an Internet Service Business.

     "Permitted Indebtedness" means the following Indebtedness (each of which shall be given independent effect):

        (a) Indebtedness under the notes and the indenture;

        (b) Indebtedness of Verio and/or any Restricted Subsidiary outstanding on the Issue Date, including, without limitation, the 1997 Notes and the March 1998 Notes;

        (c) (i) Indebtedness of any Restricted Subsidiary owed to and held by Verio or a Restricted Subsidiary and (ii) Indebtedness of Verio, not secured by any Lien, owed to and held by any Restricted Subsidiary; provided that an incurrence of Indebtedness shall be deemed to have occurred upon (x) any sale or other disposition (excluding assignments as security to financial institutions) of any Indebtedness of Verio or a Restricted Subsidiary referred to in this clause (c) to a person (other than Verio or a Restricted Subsidiary) or (y) any sale or other disposition of Capital Stock of a Restricted Subsidiary, or Designation of a Restricted Subsidiary, which holds Indebtedness of Verio or another Restricted Subsidiary such that such Restricted Subsidiary, in any such case, ceases to be a Restricted Subsidiary;

        (d) Interest Rate Obligations of Verio and/or any Restricted Subsidiary relating to Indebtedness of Verio and/or such Restricted Subsidiary, as the case may be (which Indebtedness (x) bears interest at fluctuating interest rates and (y) is otherwise permitted to be incurred under the "Limitation on Additional Indebtedness" covenant), but only to the extent that the notional principal amount of such Interest Rate Obligations does not exceed the principal amount of the Indebtedness (and/or Indebtedness subject to commitments) to which such Interest Rate Obligations relate;

        (e) Indebtedness of Verio and/or any Restricted Subsidiary in respect of performance bonds of Verio or any Restricted Subsidiary or surety bonds provided by Verio or any Restricted Subsidiary incurred in the ordinary course of business;

        (f) Indebtedness of Verio and/or any Restricted Subsidiary to the extent it represents a replacement, renewal, refinancing or extension (a "Refinancing") of outstanding Indebtedness of Verio and/or of any Restricted Subsidiary incurred or outstanding pursuant to clause (a), (b),
     (g), (h) or (i) of this
     definition or the proviso of the covenant "Limitation on Additional Indebtedness"; provided that (1) Indebtedness of Verio may not be Refinanced to such extent under this clause (f) with Indebtedness of any Restricted Subsidiary and (2) any such Refinancing shall only be permitted under this clause (f) to the extent that (x) it does not result in a lower Average Life to Stated Maturity of such Indebtedness as compared with the Indebtedness being Refinanced and (y) it does not exceed the sum of the principal amount (or, if such Indebtedness provides for a lesser amount to be due and payable upon a declaration of acceleration thereof, an amount no greater than such lesser amount) of the Indebtedness being Refinanced plus the amount of accrued interest thereon and the amount of any reasonably determined prepayment premium necessary to accomplish such Refinancing and such reasonable fees and expenses incurred in connection therewith;

        (g) Indebtedness of Verio such that, after giving effect to the incurrence thereof, the total aggregate principal amount of Indebtedness incurred under this clause (g) and any Refinancings thereof otherwise incurred in compliance with the indenture plus the aggregate principal amount of the notes outstanding would not exceed 200% of Total Incremental Equity;

        (h) Indebtedness of Verio and/or any Restricted Subsidiary incurred under any Permitted Credit Facility and/or Indebtedness of Verio represented by Debt Securities of Verio, and any Refinancings of the foregoing otherwise incurred in compliance with the indenture, in an aggregate principal amount not to exceed $150.0 million at any time outstanding;

        (i) Indebtedness of Verio and/or any Restricted Subsidiary incurred under any Permitted Equipment Financing in an aggregate principal amount not to exceed the Fair Market Value of the assets acquired with the proceeds thereof;

        (j) Indebtedness of Verio and/or any Restricted Subsidiary incurred as a result of any Rollup of any ISP, and any Refinancings thereof otherwise incurred in compliance with the indenture, provided the aggregate principal amount of all such Indebtedness does not exceed $50.0 million at any time outstanding;

        (k) Indebtedness of Verio and/or any Restricted Subsidiary incurred in connection with the acquisition of, or an Investment in, a New ISP, including any obligations in respect of the deferred purchase price (whether or not subject to a contingency) of any such acquisition or Investment, in an aggregate principal amount not to exceed $50.0 million at any time outstanding; and

        (l) in addition to the items referred to in clauses (a) through (j) above, Indebtedness of Verio and/or the Restricted Subsidiaries having an aggregate principal amount not to exceed $50.0 million at any time outstanding.

     "Permitted Investments" means:

        (a) Cash Equivalents;

        (b) Investments in prepaid expenses, negotiable instruments held for collection and lease, utility and workers' compensation, performance and other similar deposits;

        (c) Interest Rate Obligations incurred in compliance with the covenant "Limitation on Additional Indebtedness"; and

        (d) the extension by Verio and the Restricted Subsidiaries of (i) trade credit to Subsidiaries of Verio and the ISPs, represented by accounts receivable, extended on usual and customary terms in the ordinary course of business or (ii) guarantees of commitments for the purchase of goods or services by any ISP incurred in the ordinary course of business so long as such guarantees to the extent constituting Indebtedness are permitted to be incurred under the covenant "Limitation on Additional Indebtedness."

     "Permitted Liens" means:

        (a) Liens on property of a person existing at the time such person is merged into or consolidated with Verio or any Restricted Subsidiary or becomes a Restricted Subsidiary; provided that such Liens were in existence prior to the contemplation of such merger, consolidation or acquisition and do not secure any property or assets of Verio or any Restricted Subsidiary other than the property or assets subject to the Liens prior to such merger or consolidation or acquisition;

        (b) Liens imposed by law, such as carriers', warehousemen's and mechanics' Liens and other similar Liens arising in the ordinary course of business that secure payment of obligations not more than 60 days past due or that are being contested in good faith and by appropriate proceedings;

        (c) Liens existing on the Issue Date;

        (d) Liens for taxes, assessments or governmental charges or claims that are not yet delinquent or that are being contested in good faith by appropriate proceedings promptly instituted and diligently conducted; provided that any reserve or other appropriate provision as shall be required in conformity with GAAP shall have been made therefor;

        (e) easements, rights of way, restrictions and other similar easements, licenses, restrictions on the use of properties, or minor imperfections of title that, in the aggregate, are not material in amount and do not in any case materially detract from the properties subject thereto or interfere with the ordinary conduct of the business of Verio or the Restricted Subsidiaries;

        (f) Liens to secure the performance of statutory obligations, surety or appeal bonds, performance bonds or other obligations of a like nature incurred in the ordinary course of business;

        (g) Liens securing any Permitted Credit Facility or Permitted Equipment Financing;

        (h) Liens to secure Indebtedness incurred in compliance with clause (k) of "Permitted Indebtedness" to the extent relating to the asset subject of the particular Asset Acquisition or Investment;

        (i) Liens to secure any Refinancing of any Indebtedness secured by Liens referred to in the foregoing clauses (a) or (c), but only to the extent that such Liens do not extend to any other property or assets and the principal amount of the Indebtedness secured by such Liens is not increased;

        (j) Liens to secure the notes; and

        (k) Liens on real property incurred in connection with the financing of the purchase of such real property (or incurred within 60 days of purchase) by Verio or any Restricted Subsidiary.

     "Preferred Stock" means, with respect to any person, any and all shares, interests, participations or other equivalents (however designated) of such person's preferred or preference stock whether now outstanding, or issued after the Issue Date, and including, without limitation, all classes and series of preferred or preference stock of such person.

     "Prior Issue Date" means the original date of issuance of the March 1998 Notes.

     "Public Capital Stock" means any class of Capital Stock which is traded on the New York Stock Exchange, the American Stock Exchange or the Nasdaq National Market.

     "Public Equity Offering" means an underwritten public offering of Common Stock (other than Disqualified Stock) made pursuant to a registration statement filed with the Securities and Exchange Commission under the Securities Act.

     "Qualified Consideration" means assets that will be used in an Internet Service Business (or Capital Stock or securities of any person that will become a Restricted Subsidiary as a result of the receipt of such Qualified Consideration to the extent that such person owns properties or assets that will be used in an Internet Service Business) of Verio or any Restricted Subsidiary.

     "Qualifying Preferred Stock" means preferred stock of an ISP (i) having a liquidation and dividend preference at least equal to the amount of the Investment made by Verio or a Restricted Subsidiary in such ISP, and (ii) that is convertible into shares of Common Stock of such ISP at the option of the holder.

     "Refinancing" has the meaning set forth in clause (f) of the definition of "Permitted Indebtedness."

     "Restricted Payment" means any of the following:

        (i) the declaration or payment of any dividend or any other distribution on Capital Stock of Verio or any payment made to the direct or indirect holders (in their capacities as such) of Capital Stock of Verio (other than dividends or distributions payable solely in Capital Stock (other than Disqualified Stock) of Verio or in options, warrants or other rights to purchase Capital Stock (other than Disqualified Stock) of Verio);

        (ii) the purchase, redemption or other acquisition or retirement for value of any Capital Stock of Verio (other than any such Capital Stock owned by Verio or a Wholly Owned Restricted Subsidiary);

        (iii) the purchase, redemption, defeasance or other acquisition or retirement for value prior to any scheduled repayment, sinking fund or maturity of any Subordinated Indebtedness (other than any Subordinated Indebtedness held by a Wholly Owned Restricted Subsidiary); or

        (iv) the making by Verio or any Restricted Subsidiary of any Investment (other than a Permitted Investment) in any person (other than an Investment by a Restricted Subsidiary in Verio or an Investment by Verio or a Restricted Subsidiary in;

           (a) a Wholly Owned Restricted Subsidiary engaged principally in an Internet Service Business;

           (b) a New ISP that is a Restricted Subsidiary;

           (c) a person (other than an Existing ISP) engaged principally in an Internet Service Business that becomes a Wholly Owned Restricted Subsidiary as a result of such Investment;

           (d) a New ISP that becomes a Restricted Subsidiary as a result of such Investment; or

           (e) a Restricted Subsidiary (other than an Existing ISP) or a person (other than an Existing ISP) that becomes a Restricted Subsidiary as a result of such Investment, provided that, in either case, such Restricted Subsidiary would, but for failing to meet the requirements of clause (c) of the definition of "ISP," be a New ISP).

     "Restricted Subsidiary" means any Subsidiary of Verio that has not been designated by the Board, by a Board Resolution delivered to the trustee, as an Unrestricted Subsidiary pursuant to and in compliance with the covenant "Limitation on Designations of Unrestricted Subsidiaries." Any such designation may be revoked by a Board Resolution delivered to the trustee, subject to the provisions of such covenant.

     "Restricted Subsidiary Indebtedness" means Indebtedness of any Restricted Subsidiary (i) which is not subordinated to any other Indebtedness of such Restricted Subsidiary and (ii) in respect of which Verio is not also obligated (by means of a guarantee or otherwise) other than, in the case of this clause
(ii), Indebtedness under any Permitted Credit Facilities.

     "Revocation" has the meaning set forth under "-- Certain
Covenants -- Limitation on Designations of Unrestricted Subsidiaries."

     "Rollup" means (i) an Investment in an Existing ISP or transaction or series of related transactions as a result of which such Existing ISP becomes a Wholly Owned Restricted Subsidiary or (ii) an Investment in a New ISP or transaction or series of related transactions as a result of which such New ISP becomes a Restricted Subsidiary or (iii) a merger or consolidation of any ISP with Verio.

     "S&P" means Standard & Poor's Corporation.

     "Strategic Equity Investor" means any person engaged principally in one or more communications businesses with a Market Capitalization or Consolidated Net Worth of at least $1.0 billion.

     "Subordinated Indebtedness" means any Indebtedness of Verio or any Guarantor which is expressly subordinated in right of payment to any other Indebtedness of Verio or such Guarantor.

     "Subsidiary" means, with respect to any person, (i) any corporation of which the outstanding Capital Stock having at least a majority of the votes entitled to be cast in the election of directors shall at the time be owned, directly or indirectly, by such person, or (ii) any other person of which at least a majority of voting interest is at the time, directly or indirectly, owned by such person.

     "Total Consolidated Indebtedness" means, at any date of determination, an amount equal to the aggregate amount of all Indebtedness of Verio and the Restricted Subsidiaries outstanding as of the date of determination.

     "Total Incremental Equity" means, at any time of determination, the sum of, without duplication:

        (i) the aggregate cash proceeds received by Verio from capital contributions in respect of existing Capital Stock (other than Disqualified Stock) or the issuance or sale of Capital Stock (other than Disqualified Stock but including Capital Stock issued upon the conversion of convertible Indebtedness or from the exercise of options, warrants or rights to purchase Capital Stock (other than Disqualified Stock)) subsequent to the Prior Issue Date, other than to a Subsidiary of Verio; plus

        (ii) the Fair Market Value (determined at the time of issuance) of any Capital Stock (other than Disqualified Stock) of Verio issued as consideration for the acquisition of Capital Stock of an ISP (other than the acquisition of Capital Stock of an Existing ISP); plus

        (iii) the Fair Market Value (determined at the time of issuance) of any Capital Stock (other than Disqualified Stock) of Verio issued as consideration for the acquisition of Capital Stock of an Existing ISP in a transaction as a result of which the Existing ISP becomes a Wholly Owned Restricted Subsidiary; plus

        (iv) the aggregate cash proceeds received by Verio or any Restricted Subsidiary from the sale, disposition or repayment (in whole or in part) of any Investment that is or was made after the Prior Issue Date and that constitutes a Restricted Payment (or which would have constituted a Restricted Payment if the indenture had been in effect as of the Prior Issue Date) that has been deducted from Total Incremental Equity pursuant to clause (v) below in an amount equal to the lesser of (a) the return of capital with respect to the applicable portion of such Investment and (b) the cost of the applicable portion of such Investment, in either case, less the cost of the disposition of such Investment; minus

        (v) the aggregate amount of all Restricted Payments declared or made on and after the Prior Issue Date (assuming that the indenture had been in effect as of the Prior Issue Date) (other than (1) a Restricted Payment constituting an Investment in an ISP (other than the acquisition of Capital Stock of an Existing ISP in a transaction as a result of which the Existing ISP becomes a Wholly Owned Restricted Subsidiary) and (2) a Restricted Payment made pursuant to clauses (iii), (viii) or (ix) (solely, in the case of clause (ix), to the extent the Investment is made in a Restricted Subsidiary) of the third paragraph of the covenant "Limitation on Restricted Payments," in each case assuming that the indenture had been in effect as of the Prior Issue Date).

     "Unrestricted Subsidiary" means any Subsidiary of Verio designated as such pursuant to and in compliance with the covenant "Limitation on Designations of Unrestricted Subsidiaries." Any such designation may be revoked by a Board Resolution delivered to the trustee, subject to the provisions of such covenant.

     "Voting Stock" means, with respect to any person, the Capital Stock of any class or kind ordinarily having the power to vote for the election of directors or other members of the governing body of such person.

     "Wholly Owned Restricted Subsidiary" means any Restricted Subsidiary of which 99% or more of the outstanding Capital Stock is owned by Verio or another Wholly Owned Restricted Subsidiary; provided NorthWestNet shall be deemed a Wholly Owned Restricted Subsidiary notwithstanding its existing stock option plan and any stock options issued thereunder. For the purposes of this definition, any directors' qualifying shares or investments by foreign nationals mandated by applicable law shall be disregarded in determining the ownership of a Restricted Subsidiary.

     "WorldCom" means WorldCom, Inc. (and its successors by merger or consolidation) and its controlled Affiliates.

                         BOOK-ENTRY; DELIVERY AND FORM

     Except as set forth under "-- Certificated Securities," the new notes will be issued in the form of one global new note ("Global New Note"). Such Global New Note will be deposited with, or on behalf of, the Depository and registered in the name of the Depository or its nominee. Except as set forth below, such Global New Note may be transferred, in whole and not in part, only to the Depository or another nominee of the Depository.

     Investors may hold their beneficial interests in such Global New Note directly through the Depository if they have an account with the Depository or indirectly through organizations which have accounts with the Depository.

     The Depository has advised Verio as follows: The Depository is a limited purpose trust company organized under the laws of the State of New York, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the Uniform Commercial Code, and "a clearing agency" registered pursuant to the provisions of Section 17A of the Exchange Act. The Depository was created to hold securities of institutions that have accounts with the Depository ("participants") and to facilitate the clearance and settlement of securities transactions among its participants in such securities through electronic book-entry changes in accounts of the participants, thereby eliminating the need for physical movement of securities certificates. The Depository's participants include securities brokers and dealers (which may include the initial purchasers), banks, trust companies, clearing corporations and certain other organizations. Access to the Depository's book-entry system is also available to others such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, whether directly or indirectly.

     Upon the issuance of the Global New Note, the Depository will credit, on its book-entry registration and transfer system, the principal amount of the new notes represented by such Global New Note to the accounts of participants. Ownership of beneficial interests in such Global New Note will be limited to participants or persons that may hold interests through participants. Ownership of beneficial interests in such Global New Note will be shown on, and the transfer of those ownership interests will be effected only through records maintained by the Depository (with respect to participants' interest) and such participants (with respect to the owners of beneficial interests in such Global New Note other than participants). The laws of some jurisdictions may require that certain purchasers of securities take physical delivery of such securities in definitive form. Such limits and laws may impair the ability to transfer or pledge beneficial interests in such Global New Note.

     So long as the Depository, or its nominee, is the registered holder and owner of a Global New Note, the Depository or such nominee, as the case may be, will be considered the sole legal owner and holder of the related new notes for all purposes of such New notes and the indenture. Except as set forth below, owners of beneficial interests in the Global New Note will not be entitled to have the new notes represented by the Global New Note registered in their names, will not receive or be entitled to receive physical delivery of certificated new notes in definitive form and will not be considered to be the owners or holders of any new notes under the Global New Note. Verio understands that under existing industry practice, in the event an owner of a beneficial interest in the Global new note desires to take any action that the Depository, as the holder of the Global New Note is entitled to take, the Depository would authorize the participants to take such action, and that the participants would authorize beneficial owners owning through such participants to take such action or would otherwise act upon the instructions of beneficial owners owning through them.

     Payment of principal of and interest on new notes represented by a Global New Note registered in the name of and held by the Depository or its nominee will be made to the Depository or its nominee, as the case may be, as the registered owner and holder of the Global New Note.

     Verio expects that the Depository or its nominee, upon receipt of any payment of principal of or interest on a Global New note, will credit participants' accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of the Global New Note as shown on the records of the Depository or its nominee. Verio also expects that payments by participants to owners of beneficial interests in a Global New Note held through such participants will be governed by standing instructions and customary practices and will be the responsibility of such participants. Verio will not have any responsibility or liability for any aspect of the records relating to, or payments made on account of, beneficial ownership interests in a Global New Note for any new note or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests or for any other aspect of the relationship between the Depository and its participants or the relationship between such participants and the owners of beneficial interests in the Global new notes owning through such participants.

     Unless and until it is exchanged in whole or in part for certificated new notes in definitive form, the Global New Note may not be transferred except as a whole by the Depository to a nominee of such Depository or by a nominee of such Depository to such Depository or another nominee of such Depository.

     Although the Depository has agreed to the foregoing procedures in order to facilitate transfers of interests in the Global New Note among participants of the Depository, it is under no obligation to perform or continue to perform such procedures, and such procedures may be discontinued at any time. None of the trustee, Verio nor the paying agent will have any responsibility for the performance by the Depository or its participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

     Certificated Securities. Interests in the Global New Note will be exchanged for Certificated Securities if (1) DTC notifies Verio that it is unwilling or unable to continue as depository for the Global New Note, or DTC ceases to be a "Clearing Agency" registered under the Exchange Act, and a successor depository is not appointed by Verio within 90 days, or (2) an Event of Default has occurred and is continuing with respect to the new notes. Upon the occurrence of any of the events described in the preceding sentence, Verio will cause the appropriate Certificated Securities to be delivered.

                   MATERIAL FEDERAL INCOME TAX CONSIDERATIONS

     The following discussion summarizes the material federal income tax consequences that apply to the exchange of old notes for new notes and the ownership and disposition of the new notes. It is based on the Internal Revenue Code of 1986, as amended (the "Code"), applicable U.S. Treasury Regulations, judicial authority, and administrative rulings and practice, as of the date of this exchange offer. The discussion below does not address any state, local or foreign tax consequences of an exchange of old notes for new notes, or of ownership and disposition of the new notes. Your tax treatment may vary depending upon your particular situation. You may also be subject to special rules not discussed below if you are a certain kind of note owner, including:

     - an owner which did not purchase the old notes for cash at original issue;

     - a financial institution or broker-dealer;

     - an insurance company;

     - a tax-exempt organization; or

     - a holder of a note as part of a hedge, straddle or conversion transaction.

     The following discussion assumes that you hold your old notes as capital assets at the time of the exchange and will hold your new notes as capital assets.

     The tax law upon which this discussion is based is subject to change at any time, and any change may be applied retroactively in a manner that could adversely affect you. In addition, Verio has not requested an advance ruling from the Internal Revenue Service as to the tax consequences of the exchange offer. The Internal Revenue Service could take different positions concerning the tax consequences of the exchange offer and the tax consequences of ownership and disposition of the new notes discussed below and such positions could be sustained.

     The tax consequences to you of the exchange offer and of ownership and disposition of the new notes may depend upon whether you are a "U.S. holder." You are a U.S. holder if you are a beneficial owner of notes who or that is:

     - a citizen or resident of the United States;

     - a corporation, partnership or other legal entity created or organized in or under the laws of the United States or one of its political subdivisions;

     - an estate, if your income is subject to U.S. federal income taxation regardless of its source;

     - a trust if (A) a U.S. court is able to exercise primary supervision over your administration and (B) one or more U.S. persons (as defined in Section 7701(c)(30) of the Code) has authority to control all of your substantial decisions; or

     - otherwise subject to U.S. federal income tax on a net income basis with respect to the new notes.

     If you are not a U.S. holder under these rules, you should review the discussion below with respect to ownership of the new notes by a non-U.S. holder.

     WE STRONGLY URGE YOU TO CONSULT WITH YOUR OWN TAX ADVISOR REGARDING THE PARTICULAR TAX CONSEQUENCES OF THE EXCHANGE OFFER TO YOU, AND REGARDING YOUR PARTICULAR TAX CONSEQUENCES IN OWNING AND DISPOSING OF THE NEW NOTES, INCLUDING THE EFFECT OF U.S. FEDERAL ESTATE AND GIFT TAX LAWS, AS WELL AS WITH RESPECT TO THE EFFECT OF ANY FOREIGN, STATE, OR LOCAL LAWS APPLICABLE TO YOU.

EXCHANGE OFFER

     Your exchange of old notes for new notes in the exchange offer will not be treated as a taxable event for U.S. federal income tax purposes because the old notes do not differ materially in kind or extent from the new notes. Your new notes will be treated as a continuation of the old notes. You will have the same tax basis and holding period in the new notes as you had in the old notes immediately before the exchange.

OWNERSHIP AND DISPOSITION OF NEW NOTES BY U.S. HOLDERS

     Taxation of interest. Stated interest on your new notes generally will be taxable to you as ordinary income at the time it is paid or accrued, depending on your method of accounting for federal income tax purposes. The new notes are not expected to give rise to "original issue discount" to you.

     Sale or redemption of a new note. You will recognize gain or loss upon the sale, retirement, redemption or other taxable disposition of your new note. The amount of gain or loss will be equal to the difference between the amount of cash and the fair market value of other property you receive (except for cash or other property attributable to accrued but unpaid stated interest), and your adjusted tax basis in the new note. The gain or loss will be capital gain or loss. However, you should know that a purchaser of a new note from you may be subject to the "market discount" rules, discussed below.

     Under the "market discount" rules of the Code, someone who purchases a new note from you at a discount generally will be required to include as ordinary income a portion of any gain realized upon the subsequent disposition or retirement of the new note equal to the amount of the market discount the purchaser has not previously included in income.

OWNERSHIP AND DISPOSITION OF NEW NOTES BY NON-U.S. HOLDERS

     U.S. withholding and income tax. You will not be subject to U.S. withholding tax on interest payments on the new notes provided:

     - you do not actually or constructively own 10 percent or more of the total combined voting power of all classes of Verio stock;

     - you are not a controlled foreign corporation for U.S. federal income tax purposes that is related to Verio through stock ownership;

     - you are not a bank that received the old note on an extension of credit made pursuant to a loan agreement with Verio entered into in the ordinary course of your trade or business; and

     - you provide a statement to Verio signed under penalties of perjury that includes your name and address and you certify that you are not a United States person, as required by applicable tax regulations.

     If you cannot meet these requirements, you generally will be subject to U.S. withholding tax at a rate of 30% on interest payments, unless you are eligible for a reduced withholding tax rate under a U.S. tax treaty.

     If you are engaged in a trade or business in the United States, and the interest paid or accrued on the new note is effectively connected with your conduct of that trade or business, you will be subject to federal income tax on the interest to the same extent as if you were a U.S. holder. However, you will not be subject to withholding tax if you provide a properly completed Internal Revenue Service Form 4224 to Verio.

     Sale or retirement of a new note. Any gain realized by you on a sale, exchange, or redemption of a new note will not be subject to U.S. withholding or income tax unless the gain is effectively connected with your conduct of a trade or business in the United States or you are an individual who is present in the United States for 183 days or more during the taxable year in which you realize the gain and certain other conditions are satisfied.

     U.S. estate tax. If you hold the new notes at the time of your death, the new notes generally will not be includible in your estate for U.S. estate tax purposes. However, the new notes will be included in your estate if, at the time of your death, you owned, actually or constructively, 10 percent or more of the total combined voting power of all classes of Verio stock or if the new notes were effectively connected with your conduct of a trade or business in the United States.

INFORMATION REPORTING AND BACKUP WITHHOLDING

     If you are a U.S. person and are not a corporation, you may be subject to information reporting to the Internal Revenue Service with respect to the new notes. You may also be subject to backup withholding at a rate of 31% on payments of principal and interest on the new notes, and on the proceeds from disposition of the new notes. However, backup withholding will be imposed on you only if:

     - you fail to furnish to Verio your taxpayer identification number ("TIN"), which, if you are an individual, is normally your social security number;

     - you furnish to Verio an incorrect taxpayer identification number;

     - you are notified by the Internal Revenue Service you have failed to properly report the receipt of interest or dividend income; or

     - under certain circumstances, you fail to certify to Verio, under penalties of perjury, that you have furnished Verio a correct taxpayer identification number and that you have not been notified by the Internal Revenue Service that you are subject to backup withholding.

     Verio will also start backup withholding if the Internal Revenue Service instructs it to do so.

     You should consult your own tax advisor to determine whether you may qualify for an exemption from information reporting or backup withholding and the procedure for obtaining an exemption.

     If you certify to Verio that you are a non-U.S. holder, you will not be subject to information reporting or backup withholding with respect to payments of interest on the new notes unless Verio has actual knowledge that you are a U.S. holder.

     If you dispose of the new notes to or through the U.S. office of any broker, you will be subject to information reporting and you may be subject to backup withholding unless you certify to the broker that you are a non-U.S. holder or that you otherwise are exempt from information reporting or backup withholding. You will also be subject to information reporting and may be subject to backup withholding if the broker has actual knowledge that you are a U.S. holder or that the conditions of your claimed exemption are not satisfied.

     If you dispose of the new notes to or through a non-U.S. office of a non-U.S. broker that is not a "U.S. related person" you will not be subject to information reporting or backup withholding. For this purpose, a "U.S. related person" is a corporation which is a "controlled foreign corporation" for U.S. income tax purposes, or a foreign person, 50% or more of whose gross income from all sources for the 3-year period ending with the close of its taxable year preceding the payment (or the period of the person's existence, if less than 3 years) is derived from activities that are effectively connected with the conduct of a U.S. trade or business.

     If you dispose of the new notes to or through a non-U.S. office of a broker that is a U.S. related person, information reporting will be required unless the broker has documentary evidence in its files that you are a non-U.S. holder and the broker has no knowledge to the contrary. However, backup withholding will not apply to these payments unless the broker has actual knowledge that you are a U.S. holder.

     If a payment to you is subject to backup withholding, you will be allowed a credit for the amount withheld against your U.S. income tax liability for the year, or you may obtain a refund of the withheld amount if no tax is due and you follow the necessary procedures for claiming a refund.

PROSPECTIVE TAX REGULATIONS AFFECTING NON-U.S. HOLDERS

     In 1997, the Internal Revenue Service published new regulations to modify the requirements imposed on non-U.S. holders and certain intermediaries to establish the status of the holder as a non-U.S. holder eligible for exemption from or reduction in U.S. withholding tax and from the backup withholding rules. The new regulations generally will be effective for payments made after December 31, 1999, subject to certain transition rules. In general, the new regulations do not significantly alter the substantive withholding and information reporting requirements. Rather, they unify certification procedures and forms and clarify reliance standards. In addition, the new regulations impose more stringent conditions on the ability of financial intermediaries acting for non-U.S. holders to provide certification on behalf of non-U.S. holders. Under the new regulations, an intermediary may be required to enter into an agreement with the IRS to audit certain documentation with respect to such certifications. You should consult your own tax adviser to determine the effects of the application of the new regulations to your particular circumstances.

                              PLAN OF DISTRIBUTION

     Each broker-dealer that receives new notes for its own account in the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of new notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of new notes received in exchange for old notes where such old notes were acquired as a result of market-making activities or other trading activities. Verio has agreed that, starting on the expiration date and ending 180 days after the expiration date, it will make this prospectus, as amended or supplemented, available to any broker-dealer for use in connection with any resale. In addition, until such date, all dealers effecting transactions in the new notes may be required to deliver a prospectus.

     Verio will not receive any proceeds from any sales of new notes by broker-dealers or others. New notes received by broker-dealers for their own account in the exchange offer may be sold from time to time in one or more transactions:



     - in the over-the-counter market, in negotiated transactions;



     - through the writing of options on the new notes; or



     - a combination of such methods of resale.



     They can be sold at market prices prevailing at the time of resale, at prices related to such prevailing market prices or negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer and/or the purchasers of any such new notes. Any broker-dealer that resells new notes that were received by it for its own account in the exchange offer and any broker or dealer that participates in a distribution of such new notes may be deemed to be an "underwriter" within the meaning of the Securities Act. Any profit or commissions received by them from any resale may be deemed to be underwriting compensation under the Securities Act. The letter of transmittal states that by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.



     For a period of 180 days after the expiration date, Verio will promptly send additional copies of this prospectus, including any amendment or supplement, to any broker-dealer that requests such documents in the letter of transmittal. Verio has agreed to pay all expenses incident to the exchange offer (including the expenses of one counsel for the holders of the respective notes) other than commissions or concessions of any brokers or dealers and will indemnify the holders of the notes (including any broker-dealers) against certain liabilities, including liabilities under the Securities Act.


                                 LEGAL MATTERS


     The validity of the new notes will be passed upon for Verio by Morrison & Foerster LLP, San Francisco, California.

                                    EXPERTS


     The consolidated financial statements of Verio Inc. and subsidiaries as of December 31, 1997 and 1998 and for the period from inception (March 1, 1996) to December 31, 1996, and the years ended December 31, 1997 and 1998 and the financial statements of NSNet, Inc. as of December 31, 1996 and 1997 and for the years ended December 31, 1996 and 1997 and the period from January 1, 1998 to February 27, 1998; Access One, Inc. as of December 31, 1997 and for the year ended December 31, 1997 and the period from January 1, 1998 to February 27, 1998; STARnet, L.L.C. as of December 31, 1997 and for the year ended December 31, 1997 and the period from January 1, 1998 to April 14, 1998; Computing Engineers Inc. as of December 31, 1996 and 1997 and for the years ended December 31, 1996 and 1997 and the period from January 1, 1998 to April 15, 1998; LI Net, Inc. as of April 30, 1997 and January 31, 1998 and for the years ended April 30, 1996 and 1997, the nine months ended January 31, 1998 and the period from February 1, 1998 to April 9, 1998; NTX, Inc. as of and for the nine months ended June 30, 1998; and Best Internet Communications, Inc. and subsidiaries as of and for the year ended December 31, 1998, have been included herein in reliance upon the reports of KPMG LLP, independent certified public accountants, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

                         INDEX TO FINANCIAL STATEMENTS


Unaudited Pro Forma Condensed Combined Financial Statements:
  Pro Forma Condensed Combined Balance Sheet as of December
     31, 1998 (unaudited)...................................    F-4
  Pro Forma Condensed Combined Statement of Operations for
     the Year Ended December 31, 1998 (unaudited)...........    F-5
  Notes to Pro Forma Condensed Combined Financial Statements
     (unaudited)............................................    F-7
Verio Inc. and Subsidiaries -- Consolidated Financial
  Statements:
  Independent Auditors' Report..............................   F-11
  Consolidated Balance Sheets as of December 31, 1997 and
     1998...................................................   F-12
  Consolidated Statements of Operations for the Period from
     Inception (March 1, 1996) to December 31, 1996 and the
     Years Ended December 31, 1997 and 1998.................   F-13
  Consolidated Statements of Stockholders' Equity (Deficit)
     for the Period from Inception (March 1, 1996) to
     December 31, 1996 and the Years Ended December 31, 1997
     and 1998...............................................   F-14
  Consolidated Statements of Cash Flows for the Period from
     Inception (March 1, 1996) to December 31, 1996 and the
     Years Ended December 31, 1997 and 1998.................   F-15
  Notes to Consolidated Financial Statements................   F-16
NSNet, Inc. -- Financial Statements:
  Independent Auditors' Report..............................   F-31
  Balance Sheets as of December 31, 1996 and 1997...........   F-32
  Statements of Operations for the Years Ended December 31,
     1996 and 1997 and the Period from January 1, 1998 to
     February 27, 1998......................................   F-33
  Statements of Owner's and Stockholder's Equity for the
     Years Ended December 31, 1996 and 1997 and the Period
     from January 1, 1998 to February 27, 1998..............   F-34
  Statements of Cash Flows for the Years Ended December 31,
     1996 and 1997 and the Period from January 1, 1998 to
     February 27, 1998......................................   F-35
  Notes to Financial Statements.............................   F-36
Access One, Inc. -- Financial Statements:
  Independent Auditors' Report..............................   F-39
  Balance Sheet as of December 31, 1997.....................   F-40
  Statements of Operations and Accumulated Deficit for the
     Year Ended December 31, 1997 and the Period from
     January 1, 1998 to February 27, 1998...................   F-41
  Statements of Cash Flows for the Year Ended December 31,
     1997 and the Period from January 1, 1998 to February
     27, 1998...............................................   F-42
  Notes to Financial Statements.............................   F-43
STARnet, L.L.C. -- Financial Statements:
  Independent Auditors' Report..............................   F-47
  Balance Sheet as of December 31, 1997.....................   F-48
  Statements of Operations for the Year Ended December 31,
     1997 and the Period from January 1, 1998 to April 14,
     1998...................................................   F-49
  Statements of Members' Equity for the Year Ended December
     31, 1997 and the Period from January 1, 1998 to April
     14, 1998...............................................   F-50
  Statements of Cash Flows for the Year Ended December 31,
     1997 and the Period from January 1, 1998 to April 14,
     1998...................................................   F-51
  Notes to Financial Statements.............................   F-52

Computing Engineers Inc. -- Financial Statements:
  Independent Auditors' Report..............................   F-54
  Balance Sheets as of December 31, 1996 and 1997...........   F-55
  Statements of Operations for the Years Ended December 31,
     1996 and 1997 and the Period from January 1, 1998 to
     April 15, 1998.........................................   F-56
  Statements of Stockholders' Equity for the Years Ended
     December 31, 1996 and 1997 and the Period from January
     1, 1998 to April 15, 1998..............................   F-57
  Statements of Cash Flows for the Years Ended December 31,
     1996 and 1997 and the Period from January 1, 1998 to
     April 15, 1998.........................................   F-58
  Notes to Financial Statements.............................   F-59
LI Net, Inc. -- Financial Statements:
  Independent Auditors' Report..............................   F-61
  Balance Sheets as of April 30, 1997 and January 31,
     1998...................................................   F-62
  Statements of Operations for the Years Ended April 30,
     1996 and 1997, the Nine Months Ended January 31, 1998
     and the Period from February 1, 1998 to April 9,
     1998...................................................   F-63
  Statements of Stockholders' Equity (Deficit) for the Years
     Ended April 30, 1996 and 1997, the Nine Months Ended
     January 31, 1998 and the Period from February 1, 1998
     to April 9, 1998.......................................   F-64
  Statements of Cash Flows for the Years Ended April 30,
     1996 and 1997, the Nine Months Ended January 31, 1998
     and the Period from February 1, 1998 to April 9,
     1998...................................................   F-65
  Notes to Financial Statements.............................   F-66
NTX, Inc. -- Financial Statements:
  Independent Auditors' Report..............................   F-70
  Balance Sheet as of June 30, 1998.........................   F-71
  Statement of Operations for the Nine Months Ended June 30,
     1998...................................................   F-72
  Statement of Stockholders' Deficit for the Nine Months
     Ended June 30, 1998....................................   F-73
  Statement of Cash Flows for the Nine Months Ended June 30,
     1998...................................................   F-74
  Notes to Financial Statements.............................   F-75
Best Internet Communications, Inc. and Subsidiaries  --
  Financial Statements:
  Independent Auditors' Report..............................   F-78
  Consolidated Balance Sheet as of December 31, 1998........   F-79
  Consolidated Statement of Operations for the Year Ended
     December 31, 1998......................................   F-80
  Consolidated Statement of Shareholders' Equity for the
     Year Ended December 31, 1998...........................   F-81
  Consolidated Statement of Cash Flows for the Year Ended
     December 31, 1998......................................   F-82
  Notes to Consolidated Financial Statements................   F-83

                                   VERIO INC.

          UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS


     During the period from August 1, 1996 through December 31, 1998, Verio Inc. ("Verio" or the "Company") completed numerous business combinations, whereby the Company acquired newly authorized redeemable, convertible preferred stock, shares of common stock, or certain net assets of entities operating in the Internet industry (ISPs), and completed the buyout of the remaining equity interests of certain ISPs in which it initially acquired a less-than-100% equity position. Business combinations, which are acquisitions of a 100% ownership interest in the target business or of a majority ownership interest (upon conversion of the preferred shares to common stock) on a fully diluted basis, are accounted for using the purchase method of accounting. Acquisitions of minority interests represented by preferred stock are accounted for using the equity method of accounting, as described in Note 1 to the Consolidated Financial Statements. Business combinations completed in 1998 (the 1998 Acquisitions) are described in Note A to the accompanying pro forma condensed combined financial statements. The Company also completed the acquisitions of PacketWorks, Inc., TerraNet, Inc., and Smart.Connect (a division of FiberServices, Inc.), which were not considered to be significant and, accordingly, have not been included in the accompanying pro forma financial statements.



     In addition, subsequent to December 31, 1998, the Company completed the acquisition of a 100% interest in the outstanding common stock of Hiway Technologies, Inc. (the "Hiway Acquisition") including Hiway's 20% interest in WWW-Service Online-Dienstleistungen AG in which Verio purchased an 80% interest during 1998. These acquisitions have been accounted for using the purchase method of accounting. The Hiway Acquisition is also described in Note A to the pro forma condensed combined financial statements.



     While the Company now seeks to acquire 100% of new ISPs, the Company's early acquisition strategy was to rapidly build mass and scale by acquiring less than 100% of its ISPs. In each case where the Company acquired less than 100% of an ISP initially, it obtained the right to buyout the remaining equity in the future at a price based on either agreed upon revenue multiples or the fair market value of the ISP. As part of its integration strategy, the Company has effected the buyouts of all but one ISP in which it did not initially acquire a 100% interest, through the use of cash on hand and the issuance of equity. During the six months ended June 30, 1998, Verio consummated the buyout of the following fifteen ISPs; On-Ramp Technologies, Inc.; NorthWestNet, Inc.; National Knowledge Networks, Inc.; Access One, Inc.; Signet Partners, Inc.; Surf Network, Inc.; Pacific Rim Network, Inc.; Internet Engineering Associates, Inc.; AimNet Corporation; West Coast Online, Inc.; ServiceTech, Inc., Clark Internet Services, Inc., Compute Intensive Inc., Structured Network Systems, Inc. and Internet Online, Inc. Those buyouts in which the Company did not previously own a majority interest on a fully diluted basis, are included in the 1998 Acquisitions, as described in Note A. With respect to the buyout that has not yet been completed, the Company has contractual rights to effect this buyout and expects to complete the buyout during 1999. However, there can be no assurance that the Company will be able to complete this buyout at the time, or in accordance with the terms and conditions, that it currently contemplates. This acquisition will also be accounted for using the purchase method of accounting.



     The unaudited pro forma condensed combined balance sheet assumes that the Hiway Acquisition occurred on December 31, 1998 and includes the December 31, 1998 historical consolidated balance sheets of Verio and Hiway adjusted for the pro forma effects of this acquisition. The assets and liabilities of the 1998 Acquisitions, adjusted for the application of the purchase method of accounting, are included in the December 31, 1998 historical Verio consolidated balance sheet. The unaudited pro forma condensed combined statement of operations for the year ended December 31, 1998 assumes that the 1998 Acquisitions and the Hiway Acquisition had occurred on January 1, 1998 and includes the historical consolidated statements of operations of Verio and the acquired businesses for the year ended December 31, 1998, adjusted for the pro forma effects of the acquisitions.



     The unaudited pro forma condensed combined statements of operations are not necessarily indicative of the results of operations that would actually have occurred if the transactions had been consummated as of January 1, 1998 and are not intended to indicate the expected results for any future period. These statements should be read in conjunction with the historical consolidated financial statements and related notes thereto of Verio, and certain acquired businesses, included herein.

                                   VERIO INC.

                   PRO FORMA CONDENSED COMBINED BALANCE SHEET

                         DECEMBER 31, 1998 (UNAUDITED)

                              AMOUNTS IN THOUSANDS

                                     ASSETS


                                                                             PRO FORMA     PRO FORMA
                                                  HISTORICAL   HISTORICAL   ADJUSTMENTS     COMBINED
                                                    VERIO        HIWAY       (NOTE C)        VERIO
                                                  ----------   ----------   -----------    ----------
Current assets:
  Cash and cash equivalents and short term
     investments................................  $ 577,387     $ 4,960      $(177,800)(1) $  404,547
  Restricted cash and
     securities.................................     13,629          --             --         13,629
  Receivables, net..............................     15,084       3,562             --         18,646
  Prepaid expenses and other....................      7,831         431             --          8,262
                                                  ---------     -------      ---------     ----------
          Total current assets..................    613,931       8,953       (177,800)       445,084
Investments in affiliates.......................      8,298         577             --          8,875
Restricted cash and securities..................      1,176          --             --          1,176
Equipment and leasehold improvements, net.......     50,446      15,111             --         65,557
Other assets:
  Goodwill, net.................................    236,696         976        245,028(1)     482,700
  Other, net....................................     23,165         161             --         23,326
                                                  ---------     -------      ---------     ----------
          Total assets..........................  $ 933,712     $25,778      $  67,228     $1,026,718
                                                  =========     =======      =========     ==========

                                LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
  Accounts payable and accrued expenses.........  $  34,363     $ 8,219      $      --     $   42,582
  Lines of credit, notes payable and current
     portion of long-term debt and capital lease
     obligations................................      9,177       1,781             --         10,958
  Deferred revenue..............................     12,512       4,924             --         17,436
                                                  ---------     -------      ---------     ----------
          Total current liabilities.............     56,052      14,924             --         70,976
Long-term debt and capital lease obligations,
  less current portion..........................    674,618       4,951             --        679,569
                                                  ---------     -------      ---------     ----------
          Total liabilities.....................    730,670      19,875             --        750,545
Minority interest...............................        361          --           (361)            --
Stockholders' equity:
  Common stock and additional paid-in capital...    376,197       8,056         (8,056)(2)    449,689
                                                                                73,492(1)
  Retained earnings (deficit)...................   (173,516)     (2,153)         2,153(2)    (173,516)
                                                  ---------     -------      ---------     ----------
                                                    202,681       5,903         67,589        276,173
                                                  ---------     -------      ---------     ----------
          Total liabilities and stockholders'
            equity..............................  $ 933,712     $25,778      $  67,228     $1,026,718
                                                  =========     =======      =========     ==========

                                   VERIO INC.


              PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS


                    YEAR ENDED DECEMBER 31, 1998 (UNAUDITED)

             AMOUNTS IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA


                                                PRO FORMA
                                               COMBINED --                                    TOTAL
                                                VERIO AND                                   PRO FORMA
                                                   1998                                     COMBINED
                                               ACQUISITIONS                 PRO FORMA         VERIO
                                                  BEFORE      HISTORICAL   ADJUSTMENTS      INCLUDING
                                                  HIWAY         HIWAY       (NOTE C)          HIWAY
                                               ------------   ----------   -----------     -----------
Revenue:
  Internet connectivity......................  $    91,643     $    --     $       --      $    91,643
  Enhanced services and other................       57,702      40,713             --           98,415
                                               -----------     -------     ----------      -----------
          Total revenue......................      149,345      40,713             --          190,058
                                               -----------     -------     ----------      -----------
Costs and expenses:
  Cost of service............................       62,724      11,887             --           74,611
  Selling, general and administrative and
     other...................................      140,988      27,232             --          168,220
  Depreciation and amortization..............       48,118       3,068         24,503(5)        75,689
                                               -----------     -------     ----------      -----------
          Total costs and expenses...........      251,830      42,187         24,503          318,520
                                               -----------     -------     ----------      -----------
     Earnings (loss) from operations.........     (102,485)     (1,474)       (24,503)        (128,462)
Other income (expense):
  Interest income............................       14,812         283             --           15,095
  Interest expense and other.................      (36,028)     (1,404)            --          (37,432)
                                               -----------     -------     ----------      -----------
     Earnings (loss) before minority
       interests, income taxes, and
       extraordinary item....................     (123,701)     (2,595)       (24,503)        (150,799)
Minority interests...........................          127          --             --              127
Income taxes.................................           --        (935)           935(7)            --
                                               -----------     -------     ----------      -----------
Earnings (loss) before extraordinary item....  $  (123,574)    $(3,530)    $  (23,568)     $  (150,672)
                                               ===========     =======     ==========      ===========
Weighted average shares outstanding -- basic
  and diluted................................   21,376,322                  4,887,000(8)    26,263,322
                                               ===========                 ==========      ===========
Loss per common share before extraordinary
  item -- basic and diluted..................  $     (5.78)                                $     (5.74)
                                               ===========                                 ===========

                                   VERIO INC.

              PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

                    YEAR ENDED DECEMBER 31, 1998 (UNAUDITED)

             AMOUNTS IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA


                                                                                         PRO FORMA
                                                                                        COMBINED --
                                                   HISTORICAL                            VERIO AND
                                           --------------------------                       1998
                                                             1998        PRO FORMA      ACQUISITIONS
                                                         ACQUISITIONS   ADJUSTMENTS        BEFORE
                                              VERIO        (NOTE B)      (NOTE C)          HIWAY
                                           -----------   ------------   -----------     ------------
Revenue:
  Internet connectivity..................  $    76,139     $15,504      $       --      $    91,643
  Enhanced services and other............       44,514      13,330            (142)(3)       57,702
                                           -----------     -------      ----------      -----------
          Total revenue..................      120,653      28,834            (142)         149,345
                                           -----------     -------      ----------      -----------
Costs and expenses:
  Internet services operating costs......       54,023       8,783             (82)(3)       62,724
  Selling, general and administrative and
     other...............................      117,922      23,126             (60)(3)      140,988
  Depreciation and amortization..........       39,726         758           7,634(4)        48,118
                                           -----------     -------      ----------      -----------
          Total costs and expenses.......      211,671      32,667           7,492          251,830
                                           -----------     -------      ----------      -----------
     Loss from operations................      (91,018)     (3,833)         (7,634)        (102,485)
Other income (expense):
  Interest income........................       14,628         184              --           14,812
  Interest expense and other.............      (35,946)        (82)             --          (36,028)
                                           -----------     -------      ----------      -----------
     Loss before minority interests,
       income taxes, and extraordinary
       item..............................     (112,336)     (3,731)         (7,634)        (123,701)
Minority interests.......................          482          --            (355)(6)          127
Income taxes.............................           --        (552)            552(7)            --
                                           -----------     -------      ----------      -----------
  Loss before extraordinary item.........     (111,854)     (4,283)         (7,437)        (123,574)
Accretion of preferred stock to
  liquidation value......................          (87)         --              87(2)            --
                                           -----------     -------      ----------      -----------
Loss attributable to common stockholders
  before extraordinary item..............  $  (111,941)    $(4,283)     $   (7,350)     $  (123,574)
                                           ===========     =======      ==========      ===========
Weighted average shares
  outstanding -- basic and diluted.......   21,376,322                                   21,376,322
                                           ===========                                  ===========
Loss per common share before
  extraordinary item -- basic and
  diluted................................  $     (5.24)                                 $     (5.78)
                                           ===========                                  ===========

                                   VERIO INC.

           NOTES TO PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

(A) BASIS OF PRESENTATION


     During the year ended December 31, 1998, Verio completed numerous business combinations, and completed the buyout of the remaining equity interests of certain ISPs in which it initially acquired a less-than-100% equity position. In addition, subsequent to December 31, 1998, Verio completed the acquisition of a 100% interest in Hiway. All of the acquisitions have been accounted for using the purchase method of accounting. Summary information regarding substantially all of the 1998 Acquisitions and the Hiway Acquisition is as follows:



                                                                                      CONSIDERATION (IN THOUSANDS)
                                                                                     -------------------------------
                                                                                                PREFERRED
               DECEMBER 31, 1998                      ACQUISITION       OWNERSHIP    CASH AND   OR COMMON
             COMPLETED ACQUISITIONS                     DATE(S)         PERCENTAGE    NOTES     STOCK(A)    TOTAL(B)
             ----------------------               -------------------   ----------   --------   ---------   --------
National Knowledge Networks, Inc................  August 2, 1996            26%
                                                   November 7, 1997         15%
                                                   February 27, 1998        59%      $ 2,991          --    $  2,991
Access One, Inc.................................  December 12, 1996         20%
                                                   February 27, 1998        80%        6,107          --       6,107
Signet Partners, Inc............................  December 19, 1996         25%
                                                   November 20, 1997        16%
                                                   February 26, 1998        59%        1,459    $  1,283       2,742
Pacific Rim Network, Inc........................  February 4, 1997          27%
                                                   February 16, 1998        73%          880          --         880
Internet Engineering Associates, Inc............  March 4, 1997             20%
                                                   February 25, 1998        80%          207       1,607       1,814
Structured Network Systems, Inc.................  March 6, 1997             20%
                                                   April 16, 1998           80%        1,400          --       1,400
NSNet, Inc......................................  February 27, 1998        100%        1,896       1,765       3,661
LI Net, Inc.....................................  April 9, 1998            100%        6,500          --       6,500
STARnet, L.L.C..................................  April 14, 1998           100%        3,500          --       3,500
Computing Engineers Inc.........................  April 15, 1998           100%        9,000          --       9,000
Florida Internet Corporation....................  April 15, 1998           100%        2,200          --       2,200
Matrix Online Media, Inc........................  May 5, 1998              100%        4,000          --       4,000
NTX, Inc........................................  July 7, 1998             100%       45,800          --      45,800
Magic Net, Inc..................................  July 23, 1998            100%        3,300          --       3,300
WWW-Service Online-Dienstleistungen AG..........  October 21, 1998          80%          80%          --       8,430
Tinkleman Enterprises, Inc. (NYNet).............  December 3, 1998         100%         100%          --       7,000
QualNet, Inc. (Internet Access Group, Inc. and
  Great Plains Net, Inc.).......................  December 31, 1998        100%         100%          --      15,535
                                                                                                            --------
        Total...................................                                                            $124,860
                                                                                                            ========
Hiway...........................................  January 5, 1999          100%      176,000      73,492    $249,492
                                                                                                            ========



     The total consideration, exclusive of acquisition costs of approximately $6.4 million, for the above acquisitions has been allocated as follows:



                                                              1998 ACQUISITIONS    HIWAY
                                                              -----------------   --------
Equipment...................................................      $  5,909        $ 15,111
Goodwill....................................................       122,256         243,228
Net current assets (liabilities)............................        (3,305)         (8,847)
                                                                  --------        --------
          Total.............................................      $124,860        $249,492
                                                                  ========        ========

                                   VERIO INC.

---------------

(a) Represents shares of common stock or Series D-1 Preferred Stock valued at $15 per share prior to February 28, 1998 or $22 per share after February 28, 1998. Such per share values for preferred or common stock or options were determined by the Verio Board based on comparable valuations of private and public companies, methodologies based on multiples of revenue and discounted cash flows and arms-length negotiated values for the 1998 Acquisitions. The share price used in the Hiway Acquisition represents the quoted market price at the date of the Acquisition.

(b)  Total consideration does not include acquisition costs.

     The accompanying unaudited pro forma condensed combined balance sheet as of December 31, 1998 includes historical balances of the Company and the businesses acquired including the acquisitions of the remaining interests in certain consolidated subsidiaries and minority owned affiliates, adjusted for the pro forma effects of the Hiway Acquisition. All acquisitions are assumed to have been completed for cash, debt or the issuance of preferred or common stock of the Company. The unaudited pro forma condensed combined statement of operation for the year ended December 31, 1998 includes the historical results of operations of the Company and the businesses acquired, including the acquisitions of the remaining interests in certain consolidated subsidiaries and minority owned affiliates, and the Hiway Acquisition, adjusted for the pro forma effects of the acquisitions.

(B) HISTORICAL CONDENSED STATEMENTS OF OPERATIONS INFORMATION -- 1998
ACQUISITIONS

     Historical condensed statement of operations information for the 1998 Acquisitions for the year ended December 31, 1998 including the periods from January 1, 1998 to the dates of consolidation is as follows:

                                                                                       INTERNET
                                                   PACIFIC RIM    SIGNET              ENGINEERING    STRUCTURED
                                                    NETWORK,     PARTNERS,   NSNET,   ASSOCIATES,      NETWORK      ACCESSONE,
YEAR ENDED DECEMBER 31, 1998                          INC.         INC.       INC.       INC.       SYSTEMS, INC.      INC.
----------------------------                       -----------   ---------   ------   -----------   -------------   ----------
Revenue:
  Internet connectivity..........................     $ 73         $122       $275       $152           $318          $ 643
  Enhanced services and other....................       31           50         75         41             25            108
                                                      ----         ----       ----       ----           ----          -----
        Total Revenue............................      104          172        350        193            343            751
Operating costs and expenses:
  Cost of service................................       43           45        126         61            178            268
  Selling, general and administrative and
    other........................................       88          142        287        124            240            535
  Depreciation and amortization..................       10            4         27         13              7             53
                                                      ----         ----       ----       ----           ----          -----
        Total costs and expenses.................      141          191        440        198            425            856
                                                      ----         ----       ----       ----           ----          -----
    Earnings (loss) from operations..............      (37)         (19)       (90)        (5)           (82)          (105)
Interest income..................................       --           --         --          1              2             --
Interest expense.................................       (2)          (1)        --         --             (2)           (11)
                                                      ----         ----       ----       ----           ----          -----
    Earnings (loss) before income taxes..........      (39)         (20)       (90)        (4)           (82)          (116)
Income taxes.....................................       --           --         --         --             --             --
                                                      ----         ----       ----       ----           ----          -----
      Net earnings (loss)........................     $(39)        $(20)      $(90)      $ (4)          $(82)         $(116)
                                                      ====         ====       ====       ====           ====          =====

                                   VERIO INC.

                          NATIONAL                                                     MATRIX
                          KNOWLEDGE                 FLORIDA     COMPUTING              ONLINE
                          NETWORKS,      LI        INTERNET     ENGINEERS   STARNET,   MEDIA,    NTX,     MAGICNET,
                            INC.      NET, INC.   CORPORATION     INC.       L.L.C.     INC.     INC.        INC
                          ---------   ---------   -----------   ---------   --------   ------   -------   ---------
Revenue:
 Internet
   connectivity.........    $265        $554         $435        $  914       $472      $546    $   --     $1,302
 Enhanced services and
   other................      68         147          180           491         26       155     5,430        203
                            ----        ----         ----        ------       ----      ----    -------    ------
       Total revenue....     333         701          615         1,405        498       701     5,430      1,505
Operating costs and
 expenses:
 Cost of service........     147         299          158           373         89       187       289        574
 Selling, general and
   administrative and
   other................     246         408          415           873        326       437     8,781        728
 Depreciation and
   amortization.........       9          39           27            54         15        44        99         55
                            ----        ----         ----        ------       ----      ----    -------    ------
       Total costs and
        expenses........     402         746          600         1,300        430       668     9,169      1,357
                            ----        ----         ----        ------       ----      ----    -------    ------
   Earnings (loss) from
     operations.........     (69)        (45)          15           105         68        33    (3,739)       148
Interest income.........      --          --           --             9         --         1         3         --
Interest expense........      --         (34)          (3)          (20)        --       (18)       --         (3)
                            ----        ----         ----        ------       ----      ----    -------    ------
   Earnings (loss)
     before income
     taxes..............     (69)        (79)          12            94         68        16    (3,736)       145
Income taxes............      --          --           (4)          (28)       (20)       (5)       --        (43)
                            ----        ----         ----        ------       ----      ----    -------    ------
       Net earnings
        (loss)..........    $(69)       $(79)        $  8        $   66       $ 48      $ 11    $(3,736)   $  102
                            ====        ====         ====        ======       ====      ====    =======    ======


                              WWW-SERVICE
                                ONLINE-
                          DIENSTLEISTUNGEN AG    NYNET    QUALNET, INC.    TOTAL
                          -------------------   -------   -------------   -------
Revenue:
 Internet
   connectivity.........        $   --          $2,907       $6,526       $15,504
 Enhanced services and
   other................         4,868              --        1,432        13,330
                                ------          -------      ------       -------
       Total revenue....         4,868           2,907        7,958        28,834
Operating costs and
 expenses:
 Cost of service........         1,659              88        4,199         8,783
 Selling, general and
   administrative and
   other................         2,458           3,950        3,088        23,126
 Depreciation and
   amortization.........            --             151          151           758
                                ------          -------      ------       -------
       Total costs and
        expenses........         4,117           4,189        7,438        32,667
                                ------          -------      ------       -------
   Earnings (loss) from
     operations.........           751          (1,282)         520        (3,833)
Interest income.........           153              --           27           184
Interest expense........            --              --           --           (82)
                                ------          -------      ------       -------
   Earnings (loss)
     before income
     taxes..............           904          (1,282)         547        (3,731)
Income taxes............          (271)             --         (181)         (552)
                                ------          -------      ------       -------
       Net earnings
        (loss)..........        $  633          $(1,282)     $  366       $(4,283)
                                ======          =======      ======       =======


(C) PRO FORMA ADJUSTMENTS


     The following pro forma adjustments have been made to the condensed combined balance sheet as of December 31, 1998 and the condensed combined statement of operations for the year ended December 31, 1998. The purchase accounting adjustments relating to the 1998 Acquisitions are included in the historical consolidated balance sheet of the Company as of December 31, 1998.



        (1) To reflect cash of $177.8 million, including estimated acquisition costs of $1.8 million, and the issuance of 4.9 million shares of common stock (including 1.78 million shares to be issued for outstanding options and warrants) valued at approximately $73.5 million in connection with the Hiway Acquisition, and the allocation of the excess purchase price to goodwill in the amount of approximately $245.0 million. The assumed value of the common stock, options and warrants is based on the quoted price per share on November 16, 1998, one day prior to the date of the Merger Agreement less the estimated exercise price of the options and warrants.



        (2) To eliminate the equity accounts of the acquisitions and the accretion of preferred stock to liquidation value.



        (3) To eliminate intercompany revenue, expenses, receivables and payables.



        (4) To adjust amortization expense due to increase in carrying value of goodwill resulting from the 1998 Acquisitions, using a ten-year life, as if the acquisitions had occurred as of January 1, 1998.



        (5) To adjust amortization expense due to increase in carrying value of goodwill resulting from the Hiway Acquisition, using a ten-year life.



        (6) To eliminate minority interests share of equity and equity in losses of affiliates upon acquisition of 100% ownership interests.

                                   VERIO INC.

        (7) To eliminate income tax expense or benefit of acquired businesses due to consolidated net operating loss for the year ended December 31, 1998.

        (8) To reflect the issuance of 4.9 million shares of common stock in connection with the Hiway Acquisition.

                          INDEPENDENT AUDITORS' REPORT

The Board of Directors
Verio Inc.:

     We have audited the accompanying consolidated balance sheets of Verio Inc. and subsidiaries as of December 31, 1997 and 1998, and the related consolidated statements of operations, stockholders' equity (deficit), and cash flows for the period from inception (March 1, 1996) to December 31, 1996 and the years ended December 31, 1997 and 1998. These consolidated financial statements are the responsibility of Verio's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Verio Inc. and subsidiaries as of December 31, 1997 and 1998, and the results of their operations and their cash flows for the period from inception (March 1, 1996) to December 31, 1996 and the years ended December 31, 1997 and 1998 in conformity with generally accepted accounting principles.

                                                      /s/ KPMG LLP

Denver, Colorado
March 4, 1999

                          VERIO INC. AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS

                                     ASSETS

                                                                  DECEMBER 31,
                                                              --------------------
                                                                1997       1998
                                                              --------   ---------
                                                                  (AMOUNTS IN
                                                               THOUSANDS, EXCEPT
                                                                  SHARE DATA)
Current assets:
  Cash and cash equivalents.................................  $ 62,662   $ 433,424
  Securities available for sale.............................     9,924     143,963
  Restricted cash and securities (note 3)...................    21,015      13,629
  Receivables:
    Trade, net of allowance for doubtful accounts of $1,233
     and $4,763.............................................     7,565      15,084
    Affiliates..............................................       735          --
  Prepaid expenses and other................................     3,921       7,831
                                                              --------   ---------
        Total current assets................................   105,822     613,931
Restricted cash and securities (note 4).....................    19,539       1,176
Investments in affiliates, at cost (note 2).................     2,378       8,298
Equipment and leasehold improvements:
  Internet access and computer equipment....................    30,535      66,408
  Furniture, fixtures and computer software.................     3,301       5,823
  Leasehold improvements....................................     1,596       4,887
                                                              --------   ---------
                                                                35,432      77,118
  Less accumulated depreciation and amortization............    (7,219)    (26,672)
                                                              --------   ---------
    Net equipment and leasehold improvements................    28,213      50,446
Other assets:
  Goodwill, net of accumulated amortization of $3,595 and
    $21,614 (note 2)........................................    83,216     236,696
  Debt issuance costs, net of accumulated amortization of
    $330 and $1,710.........................................     4,858      18,542
  Other, net................................................     2,445       4,623
                                                              --------   ---------
        Total assets........................................  $246,471   $ 933,712
                                                              ========   =========

                  LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)
Current liabilities:
  Accounts payable..........................................  $  7,389   $  10,501
  Accrued expenses..........................................    11,401      14,228
  Accrued interest payable..................................       844       9,634
  Lines of credit, notes payable and current portion of
    long-term debt (note 3).................................     2,751       3,329
  Current portion of capital lease obligations (note 4).....     1,575       5,848
  Deferred revenue..........................................     7,177      12,512
                                                              --------   ---------
        Total current liabilities...........................    31,137      56,052
Long-term debt, less current portion, net of discount (note
  3)........................................................   139,376     668,177
Capital lease obligations, less current portion (note 4)....     2,945       6,441
                                                              --------   ---------
        Total liabilities...................................   173,458     730,670
                                                              --------   ---------
Minority interests in subsidiaries (note 2).................     2,765         361
Redeemable preferred stock (converted to common stock in
  1998)(note 5):
  Series A, convertible, $.001 par value; 6,100,000 shares
    authorized; 6,033,333 shares issued and outstanding at
    December 31, 1997.......................................    18,080          --
  Series B, convertible, $.001 par value; 10,117,000 shares
    authorized; 10,028,334 shares issued and outstanding at
    December 31, 1997.......................................    59,193          --
  Series C, convertible, $.001 par value; 2,500,000 shares
    authorized, issued and outstanding at December 31,
    1997....................................................    19,976          --
                                                              --------   ---------
                                                                97,249          --
                                                              --------   ---------
Stockholders' equity (deficit) (note 6):
  Preferred stock, Series D-1, convertible, $.001 par value;
    3,000,000 shares authorized; 680,000 shares issued and
    outstanding at December 31, 1997 (converted to common
    stock in 1998)(note 5)..................................    10,200          --
  Preferred stock, undesignated; 12,500,000 shares
    authorized; no shares issued and outstanding (note 5)...        --          --
  Common stock, $.001 par value; 125,000,000 shares
    authorized; 1,254,533 and 33,146,010 shares issued and
    outstanding at December 31, 1997 and 1998...............         1          33
  Additional paid-in capital................................    14,272     376,164
  Accumulated deficit.......................................   (51,474)   (173,516)
                                                              --------   ---------
        Total stockholders' equity (deficit)................   (27,001)    202,681
                                                              --------   ---------
Commitments and contingencies (note 4)
        Total liabilities and stockholders' equity
        (deficit)...........................................  $246,471   $ 933,712
                                                              ========   =========

          See accompanying notes to consolidated financial statements.

                          VERIO INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                                                            PERIOD FROM
                                                             INCEPTION               YEARS ENDED
                                                          (MARCH 1, 1996)           DECEMBER 31,
                                                          TO DECEMBER 31,     -------------------------
                                                               1996              1997          1998
                                                         -----------------    ----------    -----------
                                                         (AMOUNTS IN THOUSANDS, EXCEPT PER SHARE DATA)
Revenue:
  Internet connectivity:
     Dedicated.........................................       $ 1,100          $ 16,383      $  53,274
     Dial-up...........................................         1,139             7,093         22,865
  Enhanced services and other..........................           126            12,216         44,514
                                                              -------          --------      ---------
          Total revenue................................         2,365            35,692        120,653
Costs and expenses:
  Cost of service......................................           974            15,974         54,023
  Sales and marketing..................................         1,190            10,744         33,320
  General and administrative and other (note 6)........         5,812            38,639         84,602
  Depreciation and amortization........................           669            10,624         39,726
                                                              -------          --------      ---------
          Total costs and expenses.....................         8,645            75,981        211,671
                                                              -------          --------      ---------
          Loss from operations.........................        (6,280)          (40,289)       (91,018)
Other income (expense):
  Interest income......................................           593             6,080         14,628
  Interest expense.....................................          (115)          (11,826)       (35,946)
  Equity in losses of affiliates.......................            --            (1,958)            --
                                                              -------          --------      ---------
          Loss before minority interests and
            extraordinary item.........................        (5,802)          (47,993)      (112,336)
Minority interests.....................................           680             1,924            482
                                                              -------          --------      ---------
          Loss before extraordinary item...............        (5,122)          (46,069)      (111,854)
Extraordinary item -- loss related to debt repurchase
  (note 3).............................................            --                --        (10,101)
                                                              -------          --------      ---------
          Net loss.....................................        (5,122)          (46,069)      (121,955)
Accretion of preferred stock to liquidation value......           (23)             (260)           (87)
                                                              -------          --------      ---------
          Net loss attributable to common
            stockholders...............................       $(5,145)         $(46,329)     $(122,042)
                                                              =======          ========      =========
Weighted average number of common shares outstanding --
  basic and diluted....................................           972             1,145         21,376
                                                              =======          ========      =========
Loss per common share -- basic and diluted:
  Loss per common share before extraordinary item......       $ (5.29)         $ (40.47)     $   (5.24)
  Extraordinary item...................................            --                --          (0.47)
                                                              -------          --------      ---------
          Loss per common share........................       $ (5.29)         $ (40.47)     $   (5.71)
                                                              =======          ========      =========

          See accompanying notes to consolidated financial statements.

                          VERIO INC. AND SUBSIDIARIES

           CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY (DEFICIT)

                                                              COMMON STOCK       ADDITIONAL
                                               PREFERRED   -------------------    PAID-IN     ACCUMULATED
                                                 STOCK       SHARES     AMOUNT    CAPITAL       DEFICIT       TOTAL
                                               ---------   ----------   ------   ----------   -----------   ---------
                                                             (AMOUNTS IN THOUSANDS, EXCEPT SHARE DATA)
BALANCES AT INCEPTION........................  $     --            --    $--      $     --     $      --    $      --
Issuance of common stock for cash............        --     1,090,000      1         1,089            --        1,090
Accretion of redeemable preferred stock to
  liquidation value..........................        --            --     --            --           (23)         (23)
Net loss.....................................        --            --     --            --        (5,122)      (5,122)
                                               --------    ----------    ---      --------     ---------    ---------
BALANCES AT DECEMBER 31, 1996................        --     1,090,000      1         1,089        (5,145)      (4,055)
Issuance of common stock for exercise of
  options....................................        --        76,200                  148            --          148
Issuance of common stock for cash............        --        88,333                  360            --          360
Warrants issued in connection with debt
  offering (note 3)..........................        --            --     --        12,675            --       12,675
Issuance of preferred stock in business
  combination (note 5).......................    10,200            --     --            --            --       10,200
Accretion of redeemable preferred stock to
  liquidation value..........................        --            --                   --          (260)        (260)
Net loss.....................................        --            --     --                     (46,069)     (46,069)
                                               --------    ----------    ---      --------     ---------    ---------
BALANCES AT DECEMBER 31, 1997................    10,200     1,254,533      1        14,272       (51,474)     (27,001)
Issuance of common stock for:
  Exercise of options........................        --       157,885     --           665            --          665
  Exercise of warrants.......................        --       656,988      1             5            --            6
  Employee purchases.........................        --        71,547     --           988            --          988
Issuance of common stock in initial public
  offering, net of expenses (note 6).........        --     5,735,000      6       120,812            --      120,818
Issuance of common stock to private investor
  (note 6)...................................        --     4,493,877      4        99,995            --       99,999
Issuance of Series D-1 preferred stock in
  business combinations (notes 2 and 5)......    26,726            --     --            --            --       26,726
Accretion of redeemable preferred stock to
  liquidation value..........................        --            --     --            --           (87)         (87)
Issuance of common stock pursuant to
  conversion of Series D-1 preferred stock
  (note 5)...................................   (36,926)    2,214,513      2        36,924            --           --
Issuance of common stock pursuant to
  conversion of Series A, B and C redeemable
  preferred stock (note 5)...................        --    18,561,667     19        97,287            --       97,306
Issuance of common stock options in business
  combinations (note 2)......................        --            --     --         1,937            --        1,937
Stock option related compensation and
  severance costs (note 6)...................        --            --     --         3,279            --        3,279
Net loss.....................................                                                   (121,955)    (121,955)
                                               --------    ----------    ---      --------     ---------    ---------
BALANCES AT DECEMBER 31, 1998................  $     --    33,146,010    $33      $376,164     $(173,516)   $ 202,681
                                               ========    ==========    ===      ========     =========    =========

          See accompanying notes to consolidated financial statements.

                          VERIO INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                PERIOD FROM
                                                                 INCEPTION           YEARS ENDED
                                                              (MARCH 1, 1996)        DECEMBER 31,
                                                              TO DECEMBER 31,   ----------------------
                                                                   1996           1997         1998
                                                              ---------------   ---------    ---------
                                                                       (AMOUNTS IN THOUSANDS)
Cash flows from operating activities:
  Net loss..................................................      $(5,122)      $ (46,069)   $(121,955)
  Adjustments to reconcile net loss to net cash used by
    operating activities:
    Depreciation and amortization...........................          669          10,624       39,726
    Minority interests' share of losses.....................         (680)         (1,924)        (482)
    Stock option related compensation and severance costs...           --              --        3,279
    Equity in losses of affiliates..........................           --           1,958           --
    Extraordinary item -- loss related to debt repurchase...           --              --       10,101
    Changes in operating assets and liabilities, excluding
      effects of business combinations:
      Receivables...........................................         (265)         (1,561)      (2,058)
      Prepaid expenses and other current assets.............         (284)         (2,305)      (1,283)
      Accounts payable......................................        1,439          (1,656)      (1,766)
      Accrued expenses......................................        1,910           3,082          654
      Accrued interest payable..............................           --             844        9,674
      Deferred revenue......................................            7           1,684         (129)
                                                                  -------       ---------    ---------
         Net cash used by operating activities..............       (2,326)        (35,323)     (64,239)
                                                                  -------       ---------    ---------
Cash flows from investing activities:
    Acquisition of equipment and leasehold improvements.....       (3,430)        (14,547)     (23,058)
    Acquisition of net assets in business combinations and
      investments in affiliates, net of cash acquired.......       (5,627)        (64,023)    (151,119)
    Change in restricted cash and securities................                      (40,554)      25,750
    Purchase of securities available for sale, net..........           --          (9,924)    (134,039)
    Other...................................................          (66)         (1,206)      (2,425)
                                                                  -------       ---------    ---------
         Net cash used by investing activities..............       (9,123)       (130,254)    (284,891)
                                                                  -------       ---------    ---------
Cash flows from financing activities:
    Proceeds from lines of credit, notes payable and
      long-term debt........................................           --         145,512      559,340
    Repayments of lines of credit and notes payable.........          (20)         (3,468)     (57,885)
    Repayments of capital lease obligations.................           (8)           (950)      (4,039)
    Proceeds from issuance of common and preferred stock,
      net of issuance costs.................................       77,944          20,678      222,476
                                                                  -------       ---------    ---------
         Net cash provided by financing activities..........       77,916         161,772      719,892
                                                                  -------       ---------    ---------
         Net increase (decrease) in cash and cash
           equivalents......................................       66,467          (3,805)     370,762
Cash and cash equivalents:
    Beginning of period.....................................           --          66,467       62,662
                                                                  -------       ---------    ---------
    End of period...........................................      $66,467       $  62,662    $ 433,424
                                                                  =======       =========    =========
Supplemental disclosures of cash flow information:
    Cash paid for interest..................................      $    --       $  10,982    $  27,156
                                                                  =======       =========    =========
Supplemental disclosures of non-cash investing and financing activities:
    Equipment acquired through capital lease obligations....      $    58       $   3,301    $  11,027
                                                                  =======       =========    =========
    Acquisition of net assets in business combinations
      through issuance of notes payable.....................      $ 6,675       $   4,718    $      --
                                                                  =======       =========    =========
    Acquisition of net assets in business combinations
      through issuance of preferred stock and preferred
      stock options.........................................      $    --       $  10,200    $  28,663
                                                                  =======       =========    =========
    Warrants issued in connection with debt offering........      $    --       $  12,675    $      --
                                                                  =======       =========    =========

          See accompanying notes to consolidated financial statements.

                          VERIO INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(1) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  (a) Organization and Basis of Presentation

     Verio Inc. (Verio or the Company) was incorporated on March 1, 1996 to capitalize on the growing demand for Internet access and enhanced services by business users through the acquisition, integration, and growth of existing independent Internet service providers with a business customer focus in targeted geographic regions. The goal of Verio is to be the dominant, full-service national provider of Internet connectivity and enhanced Internet services to small and medium sized businesses. Verio commenced operations in April 1996 and had no activity other than the sale of common stock to founders prior to April 1, 1996. Verio operates in one business segment and has operations in the United States and Europe. International operations were not significant in 1996, 1997 or 1998.

     The accompanying consolidated financial statements include the accounts of Verio and its majority owned subsidiaries, as described in Note 2. All significant intercompany balances and transactions have been eliminated in consolidation. The preparation of financial statements requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

  (b) Cash and Cash Equivalents, Restricted Cash and Securities Available for
Sale

     Verio considers all highly liquid debt instruments with original maturities of three months or less to be cash equivalents. Included in cash equivalents as of December 31, 1997 and 1998 are U.S. government, municipal and corporate debt securities, money market accounts and commercial paper totaling $65,518,000 (exclusive of cash overdraft in the amount of $11,228,000) and $433,304,000, respectively, with maturities ranging from thirty to ninety days. Verio's short-term investments consist of readily marketable debt securities with remaining maturities of more than 90 days at time of purchase. Verio has classified its entire investment portfolio as available for sale. Available for sale securities are stated at fair value with unrealized gains and losses included in stockholders' equity. At December 31, 1997 and 1998, the amortized cost of these securities approximated market value.

     Restricted cash and securities include U.S. government securities which are considered to be securities held to maturity and recorded at cost. At December 31, 1997 and 1998, cost approximated market value.

  (c) Equipment and Leasehold Improvements

     Equipment and leasehold improvements are recorded at cost. Depreciation is provided over the estimated useful lives of the assets ranging from 3 to 5 years using the straight-line method. Leasehold improvements are amortized over the shorter of the lease term or the estimated useful life of the asset.

  (d) Investments in Affiliates and Consolidation of Subsidiaries

     Investments in affiliates generally represent newly issued preferred shares of various affiliates. The preferred shares are convertible at the option of Verio into common shares on a one-for-one basis and represent future common stock ownership interests, upon conversion, of less than 50%. As Verio did not acquire a common stock ownership interest, these investments are recorded at cost until such time as the preferred shares are converted to common. In addition, if these entities incur losses resulting in the equity of the common shareholders being reduced to zero, Verio will utilize the equity method of accounting for these investments and will generally recognize 100% of all losses of the affiliates from that date, up to the amount of Verio's investment, based on the inability of the majority common shareholders to fund additional losses. During the year ended December 31, 1997, Verio recognized equity in losses of affiliates of $1,958,000 under this method of accounting. Such losses were not significant for the year ended December 31, 1998.

                          VERIO INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

     Verio has also acquired preferred shares in certain entities which are convertible into future common stock ownership interests of greater than 50%. In these situations, Verio has majority representation on the Board of Directors and majority voting rights, exercises significant control over the entities' operations, and intends to acquire a 100% common ownership interest in the future. As of December 31, 1998, Verio had acquired a 100% ownership interest in all but two affiliates. Accordingly, the accounts of these investees have been consolidated with those of Verio in the accompanying consolidated financial statements from the dates of acquisition (see note 2).

  (e)  Other Assets

     The excess of cost over the fair value of net assets acquired, or goodwill, is amortized using the straight-line method over a 10-year period. Other intangibles are amortized using the straight-line method over periods ranging from three to seven years.

  (f) Long-Lived Assets

     Verio evaluates the carrying value of its long-lived assets, including goodwill, under the provisions of Statement of Financial Accounting Standards No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of (SFAS 121). SFAS 121 requires impairment losses to be recorded on long-lived assets used in operations when indications of impairment are present and the undiscounted future cash flows estimated to be generated by those assets are less than the assets' carrying amount. In addition, the recoverability of goodwill is further evaluated under the provisions of APB Opinion No. 17, Intangible Assets, based upon undiscounted cash flows. If such assets are impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the estimated fair value of the assets. Assets to be disposed of are reported at the lower of the carrying value or fair value, less costs to sell.

  (g) Revenue Recognition

     Revenue related to Internet and enhanced services is recognized as the services are provided, and deferred and amortized to operations for amounts billed relating to future periods. Installation and customer set-up fees are recognized upon completion of the services. Revenue from consulting services is recognized as the services are provided. Revenue from hardware and software sales is recognized upon shipment of the respective products.

  (h) Peering Relationships

     Verio does not pay any fees in connection with its peering relationships with other companies and does not record revenue or expense in connection with those arrangements. The nature of these relationships is that the parties share the responsibility for communications that occur between their respective local networks. These peering relationships are essentially exchanges of similar productive assets rather than the culmination of an earnings process. Accordingly, these arrangements are not reflected in the operations of Verio.

  (i) Income Taxes

     Verio accounts for income taxes under the provisions of Statement of Financial Accounting Standards No. 109, Accounting for Income Taxes (SFAS 109). SFAS 109 requires recognition of deferred tax liabilities and assets for the expected future tax consequences of events that have been included in the financial statements or tax returns. Under this method, deferred tax liabilities and assets are determined based on the difference between the financial statement and tax bases of assets and liabilities using enacted tax rates in effect for the year in which the difference is expected to reverse.

                          VERIO INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

  (j) Stock-Based Compensation

     Verio accounts for its stock-based compensation plans using the intrinsic value based method prescribed by Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees, and related interpretations (APB 25). Verio has provided pro forma disclosures of net loss and loss per share as if the fair value based method of accounting for the plans, as prescribed by Statement of Financial Accounting Standards No. 123, Accounting for Stock-Based Compensation (SFAS 123), had been applied. Pro forma disclosures include the effects of employee stock options granted during the period and years ended December 31, 1996, 1997 and 1998.

  (k) Loss Per Share

     Loss per share is presented in accordance with the provisions of Statement of Financial Accounting Standards No. 128, Earnings Per Share (SFAS 128). Under SFAS 128, basic EPS excludes dilution for potential common stock and is computed by dividing income or loss available to common shareholders by the weighted average number of common shares outstanding for the period. Diluted EPS reflects the potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common stock. Basic and diluted EPS are the same in 1996, 1997 and 1998, as all potential common stock instruments are antidilutive.

(2) BUSINESS COMBINATIONS, INVESTMENTS IN AFFILIATES AND ASSET ACQUISITIONS

     During the period from inception (March 1, 1996) to December 31, 1996, Verio completed seven business combinations and investments for cash and notes payable. All of the acquisitions were accounted for using the purchase method of accounting, and represent the acquisition of stock or net assets. Outstanding stock options of acquired businesses were included in the determination of the purchase prices based on fair values. For those businesses acquired and consolidated, the results of operations for the acquired businesses are included in Verio's consolidated statement of operations from the dates of acquisition. Summary information regarding the business combinations is as follows:

     Consolidated acquisitions in 1996:

                                                                TOTAL OWNERSHIP
                                                  OWNERSHIP       INTEREST AT
                                                   INTEREST      DECEMBER 31,      APPROXIMATE
       BUSINESS NAME          ACQUISITION DATE   PURCHASED(A)       1996(A)       PURCHASE PRICE
       -------------          -----------------  ------------   ---------------   --------------
                                                                                   (AMOUNTS IN
                                                                                    THOUSANDS)
On-Ramp Technologies, Inc...  August 1, 1996          51%
                              October 4, 1996          4%              55%(b)        $ 8,775
RAINet, Inc.................  August 2, 1996         100%             100%(c)          2,000
CCnet Inc...................  December 19, 1996      100%             100%(c)          1,800
                                                                                     -------
                                                                                     $12,575
Acquisition costs..............................................................          284
                                                                                     -------
                                                                                     $12,859
                                                                                     =======

     The aggregate purchase price, including acquisition costs, was allocated based upon fair value as follows:

Equipment...................................................  $ 1,359
Goodwill....................................................    9,039
Net current assets..........................................    2,461
                                                              -------
          Total purchase price..............................  $12,859
                                                              =======

                          VERIO INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

     Unconsolidated investments in 1996:

                                                                 TOTAL OWNERSHIP
                                                   OWNERSHIP       INTEREST AT
                                                    INTEREST      DECEMBER 31,      APPROXIMATE
       BUSINESS NAME          ACQUISITION DATE    PURCHASED(A)       1996(A)       PURCHASE PRICE
       -------------          ----------------    ------------   ---------------   --------------
                                                                                    (AMOUNTS IN
                                                                                     THOUSANDS)
West Coast Online, Inc......      July 26, 1996        20%              20%(b)         $  225
National Knowledge Networks,
  Inc.......................     August 2, 1996        26%              26%(b)            300
Access One, Inc.............  December 12, 1996        20%              20%(b)            506
Signet Partners, Inc........  December 19, 1996        25%              25%(b)            403
                                                                                       ------
                                                                                       $1,434
Acquisition costs...............................................................          102
                                                                                       ------
                                                                                       $1,536
                                                                                       ======

     During the year ended December 31, 1997, Verio completed 23 business combinations and investments for cash, notes payable and preferred stock. All of the acquisitions were accounted for using the purchase method of accounting. For those businesses acquired and consolidated, the results of operations for the acquired businesses are included in Verio's consolidated statement of operations from the dates of acquisition.

                          VERIO INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Seventeen subsidiaries were acquired and newly consolidated during 1997. In addition, Verio formed two new start-up subsidiaries. Summary information regarding these acquisitions is as follows:

  Consolidated acquisitions in 1997:

                                                                 TOTAL OWNERSHIP
                                                   OWNERSHIP       INTEREST AT     APPROXIMATE
                                                    INTEREST      DECEMBER 31,      PURCHASE
BUSINESS NAME                  ACQUISITION DATE   PURCHASED(A)       1997(A)        PRICE(E)
-------------                  ----------------   ------------   ---------------   -----------
                                                                                   (AMOUNTS IN
                                                                                   THOUSANDS)
Global Enterprise
  Services -- Network
  Division..................  January 17, 1997        100%            100%(d)        $ 2,350
Pioneer Global
  Telecommunications,
  Inc.......................  February 6, 1997        100%            100%(c)          1,011
Compute Intensive Inc.......  February 18, 1997        55%             55%(b)          4,900
NorthWestNet, Inc...........  February 28, 1997        85%             85%(c)          9,464
RUSTnet, Inc................  March 14, 1997          100%            100%(c)          1,703
Aimnet Corporation..........  May 19, 1997             55%
                              September 22, 1997       45%            100%(c)          7,613
Branch Information Services,
  Inc.......................  September 17, 1997      100%            100%(c)          1,687
West Coast Online, Inc......  April 29, 1997           12%
                              September 30, 1997       68%            100%(b)          1,775
Communique, Inc.............  October 2, 1997         100%            100%(c)          3,000
Clark Internet Services,
  Inc.......................  October 17, 1997         51%             51%(b)          3,520
ATMnet......................  November 5, 1997        100%            100%(d)          5,522
Global Internet Network
  Services, Inc.............  December 1, 1997        100%            100%(c)          6,000
Surf Network, Inc...........  January 31, 1997         25%
                              December 22, 1997        75%            100%(b)            603
PREPnet.....................  December 24, 1997       100%            100%(d)          1,405
Sesquinet...................  December 24, 1997       100%            100%(d)            732
Service Tech, Inc...........  August 1, 1997           40%
                              December 31, 1997        60%            100%(b)          2,055
Monumental Network Systems,
  Inc.......................  December 31, 1997       100%            100%(c)          3,962
Internet Servers, Inc.......  December 31, 1997       100%            100%(c)         20,000
                                                                                     -------
                                                                                     $77,302
Acquisition costs...............................................................       3,396
                                                                                     -------
                                                                                     $80,698
                                                                                     =======

     The aggregate purchase price, including acquisition costs, was allocated based upon fair values as follows:

Equipment...................................................   $12,378
  Goodwill..................................................    77,772
  Net current liabilities...................................    (9,452)
                                                               -------
          Total purchase price..............................   $80,698
                                                               =======

                          VERIO INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

  Unconsolidated investments in 1997:

                                                                    TOTAL OWNERSHIP
                                                       OWNERSHIP      INTEREST AT     APPROXIMATE
                                                       INTEREST      DECEMBER 31,      PURCHASE
        BUSINESS NAME              ACQUISITION DATE   PURCHASE(A)       1997(A)        PRICE(E)
        -------------              ----------------   -----------   ---------------   -----------
                                                                                      (AMOUNTS IN
                                                                                      THOUSANDS)
Pacific Rim Network, Inc.....      February 4, 1997        27%            27%(b)        $  150
Internet Engineering               March 4, 1997           20%            20%(b)           206
  Associates, Inc............
Internet Online, Inc.........      March 5, 1997           35%            35%(b)         1,050
Structured Network Systems,        March 6, 1997           20%            20%(b)           150
  Inc........................
National Knowledge Networks,       November 7, 1997        15%            41%(b)           599
  Inc........................
Signet Partners, Inc.........      November 20, 1997       16%            41%(b)           414
                                                                                        ------
Acquisition costs..................................................................     $2,569
                                                                                           253
                                                                                        ------
                                                                                        $2,822
                                                                                        ======

     During the year ended December 31, 1998, Verio purchased additional investments in 11 of Verio's affiliates and acquired 15 new internet service providers for a combination of cash and Series D-1 Preferred Stock. All acquisitions were accounted for using the purchase method of accounting. For those businesses acquired and consolidated, the results of operations for the acquired businesses are included in Verio's

                          VERIO INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

consolidated statement of operations from the dates of acquisition. Summary information regarding the business combinations is as follows:

  Consolidated acquisitions in 1998:


                                                      OWNERSHIP      TOTAL OWNERSHIP      APPROXIMATE
                                                      INTEREST         INTEREST AT         PURCHASE
         BUSINESS NAME            ACQUISITION DATE   PURCHASE(A)   DECEMBER 31, 1998(A)    PRICE(E)
         -------------            ----------------   -----------   --------------------   -----------
                                                                                          (AMOUNTS IN
                                                                                          THOUSANDS)
Signet Partners, Inc............  January 30, 1998       14%                 --                  --
                                  February 26,           45%               100%            $  1,925
                                  1998.............
Pacific Rim Network, Inc........  February 16, 1998      73%               100%                 730
Clark Internet Services, Inc....  February 25, 1998      49%               100%               3,863
Internet Engineering Associates,
  Inc...........................  February 25, 1998      80%               100%               1,608
On-Ramp Technologies, Inc.......  February 26, 1998      45%               100%              11,849
National Knowledge Networks,
  Inc...........................  February 27, 1998      59%               100%               2,092
Access One, Inc.................  February 27, 1998      80%               100%               5,601
NSNet, Inc......................  February 27, 1998     100%               100%               3,661
NorthWestNet, Inc...............  March 6, 1998          15%               100%               4,803
LI Net, Inc.....................  April 9, 1998         100%               100%               6,500
STARnet, L.L.C..................  April 14, 1998        100%               100%               3,500
Computing Engineers Inc.........  April 15, 1998        100%               100%               9,000
Florida Internet Corporation....  April 15, 1998        100%               100%               2,200
Structured Network Systems,
  Inc...........................  April 16, 1998         80%               100%               1,250
Compute Intensive Inc...........  April 24, 1998         45%               100%              14,260
Matrix Online Media, Inc........  May 5, 1998           100%               100%               4,000
PacketWorks, Inc................  June 19, 1998         100%               100%                 852
Internet Online, Inc............  June 30, 1998          65%               100%               4,200
NTX, Inc. (TABNet)..............  July 7, 1998          100%               100%              45,800
MagicNet, Inc...................  July 23, 1998         100%               100%               3,300
Smart.Connect (a division of
  FiberServices, Inc.)..........  August 5, 1998        100%               100%               1,009
TerraNet........................  August 7, 1998        100%               100%               4,271
Internet Now, Inc...............  August 20, 1998       100%               100%                 998
WWW-Service Online-
  Dienstleistungen AG...........  October 21, 1998       80%                80%               8,430
Tinkleman Enterprises, Inc.
  (NYNet).......................  December 3, 1998      100%               100%               7,000
QualNet, Inc. (Internet Access
  Group, Inc. and Great Plains
  Net, Inc.)....................  December 31, 1998     100%               100%              15,535
                                                                                           --------
                                                                                            168,237
Acquisition costs......................................................................       6,255
                                                                                           --------
                                                                                           $174,492
                                                                                           ========


     The aggregate purchase price, including acquisition costs, was allocated based upon fair values as follows:

Equipment...................................................  $  6,586
Goodwill....................................................   171,499
Net current liabilities.....................................    (3,593)
                                                              --------
         Total purchase price...............................  $174,492
                                                              ========

                          VERIO INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

---------------

(a) Represented existing ownership interest or, in the case of investments in preferred stock, ownership upon conversion of preferred shares to common, on a fully diluted basis.

(b)  Represented ownership of preferred stock of affiliate or subsidiary.

(c)  Represented ownership of common stock of affiliate or subsidiary.

(d)  Represented acquisition of net assets.

(e) Purchase prices are comprised of cash, notes payable, the issuance of shares of Series D-1 preferred stock, and the granting of an option to purchase shares of Series D-1 preferred stock. The value of such shares, which were converted to common stock of Verio in May 1998, as described in note 5, was generally determined by Verio's Board of Directors based on comparable valuations of private and public companies, methodologies based on multiples of revenue and discounted cash flows, and arms-length negotiated values.

     The following presents the condensed unaudited pro forma results of operations of Verio as though the above noted acquisitions had occurred at the beginning of the respective period in which the acquisition occurred, as well as at the beginning of the immediately preceding period:

                                                                YEAR ENDED DECEMBER 31,
                                                              ---------------------------
                                                                 1997            1998
                                                              -----------    ------------
                                                                (AMOUNTS IN THOUSANDS,
                                                              EXCEPT FOR PER SHARE DATA)
Revenue.....................................................    $106,524       $ 149,345
Loss before extraordinary item and accretion of preferred
  stock.....................................................     (71,525)       (123,574)
Net loss....................................................     (71,525)       (133,675)
Net loss attributable to common stockholders................     (71,785)       (133,762)
Loss per common share -- basic and diluted..................    $ (62.69)      $   (6.26)

     The pro forma results do not necessarily represent results that would have occurred if the consolidated acquisitions had occurred at the beginning of the respective periods nor are they necessarily indicative of the results of future operations.

     Investment in affiliates at December 31, 1998 represents the Company's investment V-I-A Internet, Inc.

     Subsequent to December 31, 1998, Verio completed the acquisition of all the outstanding common stock of Best Internet Communications, Inc. (doing business as Hiway Technologies, Inc.) for total consideration of approximately $254.7 million, including $176.0 million in cash and 4.92 million fully diluted shares of common stock. Verio also completed another acquisition for approximately $8.0 million in cash subsequent to December 31, 1998.

     Effective March 4, 1999, Verio entered into an agreement with America Online, Inc. (AOL). Under this agreement, for a three-year period, Verio will purchase advertising promotions from AOL to promote Verio's Web hosting and related business-focused commerce products and services on AOL's four key U.S. on-line media properties. Verio's promotional rights with respect to its Web hosting and designated electronic commerce products and services are exclusive during this period on these four specified sites. AOL also will transition its approximately 7,000 Prime Host and CompuServe BusinessWeb hosting customers to Verio, further expanding Verio's Web hosting customer base. Verio agreed to make guaranteed payments totaling $42.5 million over the first two years of the three year term of the agreement, with AOL participating in future revenue sharing under specified circumstances defined in the agreement.

                          VERIO INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(3) DEBT

     Lines of credit, notes payable and long-term debt as of December 31 consists of the following:

                                                                 1997         1998
                                                              ----------   ----------
                                                              (AMOUNTS IN THOUSANDS)
11 1/4% Senior Notes due 2008(a)............................   $     --     $400,000
10 3/8% Senior Notes due 2005(b)............................         --      175,000
13 1/2% Senior Notes due in 2004, net of unamortized
  discount of $12,130,000 and 7,296,000 as of December 31,
  1997 and December 31, 1998, respectively(c)...............    137,870       92,704
Revolving lines of credit, bearing interest at .5% to 2.00%
  above prime, (9.0% to 10.5% at December 31, 1997) repaid
  in 1998...................................................        788           --
Unsecured notes payable bearing interest primarily at 7%,
  due in 1998 and 1999......................................      2,809        1,418
Other.......................................................        660        2,384
                                                               --------     --------
                                                                142,127      671,506
Less current portion........................................     (2,751)      (3,329)
                                                               --------     --------
Long-term debt, less current portion........................   $139,376     $668,177
                                                               ========     ========

---------------

(a) On November 25, 1998, Verio completed the private placement of $400.0 million principal amount of senior notes (the "November 1998 Notes"). The November 1998 Notes are redeemable at the option of Verio commencing December 1, 2003. The November 1998 Notes mature on December 1, 2008. Interest on the November 1998 Notes, at the annual rate of 11 1/4%, is payable semi-annually in arrears on June 1 and December 1 of each year, commencing June 1, 1999. The November 1998 Notes are senior unsecured obligations of Verio ranking equally in right of payment with all existing and future unsecured and senior indebtedness. The November 1998 Notes contain terms that are substantially similar to the March 1998 Notes and the 1997 Notes.

(b) On March 25, 1998, Verio completed the private placement of $175.0 million principal amount of senior notes (the "March 1998 Notes"). The March 1998 Notes are redeemable at the option of Verio commencing April 1, 2002. The March 1998 Notes mature on April 1, 2005. Interest on the March 1998 Notes, at the annual rate of 10 3/8%, is payable semi-annually in arrears on April 1 and October 1 of each year, commencing October 1, 1998. The March 1998 Notes are senior unsecured obligations of Verio ranking equally in right of payment with all existing and future unsecured and senior indebtedness. The March 1998 Notes contain terms that are substantially similar to the 1997 Notes. Verio used approximately $54.5 million of the proceeds plus accrued interest to repurchase $50.0 million principal amount of the 1997 Notes. As a result, Verio was refunded approximately $13.3 million from the escrow account for the 1997 Notes, of which approximately $1.9 million was used to pay accrued and unpaid interest. This transaction resulted in an extraordinary loss of $10.1 million.

(c) In June 1997, Verio completed a debt offering of $150.0 million, 13 1/2% Senior Notes due 2004 (the "1997 Notes") and warrants to purchase 2,112,480 shares of common stock at $.01 per share, expiring on June 15, 2004, which were valued at approximately $12.7 million based on Verio's most recent equity offering. Interest on the 1997 Notes is payable semi-annually on June 15 and December 15 of each year. The value attributed to the warrants was recorded as debt discount and is being amortized to interest expense using the interest method over the term of the 1997 Notes. Upon closing, Verio deposited U.S. Treasury securities in an escrow account in an amount that, together with interest on the securities, will be sufficient to fund the first five interest payments (through December 1999) on the 1997 Notes. This restricted cash and securities balance totaled $13.1 at December 31, 1998. The 1997 Notes are redeemable on or after June 15, 2002 at 103% of the face value, decreasing to face value at

                          VERIO INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

     maturity. The indenture covering the 1997 Notes includes various covenants restricting the payment of dividends, additional indebtedness, disposition of assets, and transactions with affiliates.

     Maturities of lines of credit, notes payable and long-term debt are as follows (in thousands):

1999........................................................  $  3,329
2000........................................................       473
2001........................................................        --
2002........................................................        --
2003........................................................        --
Thereafter..................................................   667,704
                                                              --------
                                                              $671,506
                                                              ========

     Verio has received commitments from a group of commercial lending institutions to provide an aggregate of up to $70.0 million pursuant to a two-year revolving credit financing facility secured by substantially all of the assets of Verio and expiring on December 31, 1999 with interest at 2% above the London Interbank Offer Rate. There is a commitment fee of 1/2% per annum on the undrawn amount of the credit facility and a one-time fee of 1/2% on any amounts drawn. No borrowings are outstanding under this facility as of December 31, 1998.

(4) LEASES, COMMITMENTS AND CONTINGENCIES

     Verio leases office space, certain facilities storing internet points of presence and certain computer and office equipment under capital and operating leases expiring at various dates through 2008. Future minimum annual lease payments under these leases as of December 31, 1998 are as follows:

                                                              CAPITAL   OPERATING
                                                              LEASES     LEASES
                                                              -------   ---------
                                                                  (AMOUNTS IN
                                                                  THOUSANDS)
1999........................................................  $ 6,578    $ 6,858
2000........................................................    5,511      5,325
2001........................................................    2,092      3,360
2002........................................................       52      2,064
2003........................................................        5      1,197
Thereafter..................................................       --      3,185
                                                              -------    -------
          Total minimum payments............................  $14,238    $21,989
                                                                         =======
Less amount representing interest and taxes.................   (1,949)
                                                              -------
          Present value of net minimum lease payments.......   12,289
Less current portion........................................   (5,848)
                                                              -------
                                                              $ 6,441
                                                              =======

     Rent expense for the period from inception (March 31, 1996) to December 31, 1996 and the years ended December 31, 1997 and 1998 was $128,000, $1,856,000, and $4,048,000, respectively.

     In addition, Verio has entered into agreements with three telecommunications companies to provide Verio with products and services to be used in its operations.

     On March 31, 1998, Verio entered into a 15-year Capacity and Services Agreement with Qwest Communications Corporation ("Qwest"), under which Verio will have access to long haul capacity and

                          VERIO INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

ancillary services on Qwest's nationwide MacroCapacity(sm) Fiber Network. The Capacity and Services Agreement was amended on December 17, 1998 (as amended, the "Capacity Agreement"). Over the first ten years of the term of the Capacity Agreement (the "Commitment Term"), Verio must purchase, and Qwest must provide, not less than $160.0 million, in the aggregate, of such capacity and services (the "Commitment"), at agreed upon prices. Additionally, Verio has the right to prepay its minimum commitment under this contract. If prepaid, such capitalized costs would be amortized to operations over the term of the agreement. The amount of the prepayment available at December 31, 1998 was approximately $84.1 million. The amount of capacity represented by the Commitment would satisfy less than 50% of Verio's currently projected long haul capacity requirements over the Commitment Term. However, Verio has the right to order capacity and services in excess of the Commitment during the term of the Capacity Agreement, and after the expiration of the Commitment Term, at the same prices.

     Under the second agreement, Verio is obligated to spend a total of $39 million between June 16, 1997 and June 16, 2002 of which approximately $3.7 million had been paid as of December 31, 1998. Annual payments will be based on actual usage by Verio.

     Under the third agreement, Verio is obligated to spend $0.5 million during 1999.

     Verio had an outstanding irrevocable letter of credit in the amount of $1.4 million as of December 31, 1998. This letter of credit, which is automatically renewed after one year at the discretion of the bank, not to be extended beyond January 31, 2003, is to collateralize Verio's lease obligation to a third party. The fair value of this letter of credit approximates contract value which is fixed over the life of the commitment. Restricted cash in the amount of approximately $1.5 million secures the letter of credit.

     The Company is subject to litigation and claims incidental to its business. While it is not feasible to predict or determine the financial outcome of these matters, management does not believe they should result in a materially adverse effect on the Company's financial position, results of operations or liquidity.

(5) PREFERRED STOCK

     Series A, B and C preferred shares were issued at $3, $6 and $8 per share for total proceeds of $18,100,001, $60,170,004 and $20,000,000, respectively, in
1996 and 1997. The Series A, B, and C preferred shares were subject to mandatory redemption and were convertible into common stock, initially on a one-for-one basis. In December 1997, Verio also issued 680,000 shares of Series D-1 preferred stock at $15 per share in connection with an acquisition. The Series D-1 preferred shares were not redeemable. From January 1, 1998 through April 30, 1998, Verio issued 1,534,513 additional shares of Series D-1 preferred stock with values ranging from $15 to $22 per share in connection with business combinations. In connection with Verio's initial public offering of common stock discussed in note 6, all outstanding preferred shares were converted to common stock in May 1998. At December 31, 1998, no preferred shares were issued and outstanding. The Board of Directors have the authority to issue from time to time up to 12,500,000 shares of undesignated preferred stock.

(6) STOCKHOLDERS' EQUITY

  Common Stock Offerings

     On May 15, 1998, Verio completed its initial public offering of common stock. Verio issued 5,735,000 shares for net proceeds, after offering costs, of approximately $120.8 million.

     Concurrent with the above offering, Verio also sold an additional 4,493,877 shares to a strategic investor for total proceeds of approximately $100.0 million.

                          VERIO INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

  Stock-Based Compensation Plans

     Verio has established Incentive Stock Option Plans (the Plans) whereby, at the discretion of the Board of Directors (the Board), Verio may grant stock options to employees of Verio and its controlled subsidiaries. As of December 31, 1998, Verio had reserved 6,601,349 shares for issuance under the Plans. Prior to Verio's initial public offering, the option price was determined by the Board at the time the option is granted, with such price being not less than the fair market value of Verio's common stock at the date of grant, as determined by the Board. Options granted subsequent to the initial public offering are granted at fair value based on quoted prices for Verio's common stock. As of December 31, 1998 options had been granted entitling the holders to purchase 6,601,349 shares of Verio's common stock, at exercise prices ranging from $1 to $30.06 per share. Options granted on or before December 19, 1997, vest over a five year period, and expire ten years from the date of grant. Options granted December 20, 1997, or later, vest over a four year period, and expire eight years from the date of grant. In certain circumstances, options vest earlier or later based upon the fair value of Verio's common shares or upon reaching certain performance targets, as defined, and in the case that such performance targets are not met, such performance-based options vest seven years from the date of grant. Performance based options granted on or before December 19, 1997, expire ten years from the date of grant, and performance based options granted December 20, 1997, or later, expire eight years from the date of grant. Options may be exercised prior to their scheduled vesting date, but are subject to a repurchase by Verio at the exercise price until the scheduled vesting date.

     The following table summarizes option activity for the period from inception (March 1, 1996) through December 31, 1998:

                                         1996                  1997                   1998
                                  ------------------   --------------------   ---------------------
                                            WEIGHTED               WEIGHTED                WEIGHTED
                                            AVERAGE                AVERAGE                 AVERAGE
                                            EXERCISE               EXERCISE                EXERCISE
                                  SHARES     PRICE      SHARES      PRICE       SHARES      PRICE
                                  -------   --------   ---------   --------   ----------   --------
Outstanding at beginning of
  year..........................       --    $  --       707,700    $2.83      2,183,850    $ 5.54
Granted.........................  707,700     2.83     1,747,550     6.54      5,738,614     18.46
Exercised.......................       --       --       (76,200)    1.95       (157,885)     4.29
Canceled........................       --       --      (195,200)    6.06     (1,163,230)    11.51
                                  -------              ---------              ----------
Outstanding at end of year......  707,700    $2.83     2,183,850    $5.54      6,601,349    $15.75
                                  =======              =========              ==========
Options exercisable at year
  end...........................       --       --        54,700    $5.67        607,846    $ 4.86

     A summary of the range of exercise prices and the weighted-average contractual life of outstanding stock options at December 31, 1998 is as follows:

                           OPTIONS OUTSTANDING                 OPTIONS EXERCISABLE
                  --------------------------------------   ----------------------------
                                              WEIGHTED
                     NUMBER      WEIGHTED     AVERAGE                          WEIGHTED
                  OUTSTANDING    AVERAGE     REMAINING          NUMBER         AVERAGE
   RANGE OF       DECEMBER 31,   EXERCISE   CONTRACTUAL       EXERCISABLE      EXERCISE
EXERCISE PRICES       1998        PRICE     LIFE (YEARS)   DECEMBER 31, 1998    PRICE
---------------   ------------   --------   ------------   -----------------   --------
 $ 1.00-$ 6.75     1,510,266      $ 4.91        8.5             559,418         $ 4.31
   8.50- 13.50     1,474,980      $ 7.46        7.9              48,428          11.19
  17.00- 19.00       843,845      $18.29        8.0                  --             --
  20.50- 22.75     2,457,358      $21.86        8.0                  --             --
  24.50- 30.06       314,900      $27.25        8.0                  --             --
                   ---------                                    -------
 $ 1.00-$30.06     6,601,349      $15.75        8.1             607,846         $ 4.86
                   =========                                    =======

                          VERIO INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

     During the period and years ended December 31, 1996, 1997 and 1998, the per share weighted-average fair value of stock options granted was $.46, $1.08 and $11.54, respectively, on the date of grant using the Black-Scholes option-pricing model with the following weighted-average assumptions: no dividends, volatility of 0% in 1996 and 1997 and 95% in 1998, risk-free interest rate of 6%, and expected life of three years. If Verio had recorded compensation expense for the period and years ended December 31, 1996, 1997 and 1998, based on the fair value of the options at the grant date under SFAS No. 123, net loss attributable to common stockholders would increase to $5,210,000, $46,737,000 and $137,248,000, respectively, and basic and diluted net loss per common share would increase to $5.36, $40.83 and $6.42, respectively.

     Since inception, Verio has generally granted stock options with exercise prices equal to the fair value of the underlying common stock, as determined by Verio's Board of Directors and based on Verio's other equity transactions prior to the initial public offering, and quoted prices of Verio's common stock thereafter. Accordingly, Verio had not recorded compensation expense related to the granting of stock options in 1996, 1997 and through February 28, 1998. Subsequent to February 28, 1998, Verio granted options to employees with exercise prices less than the fair value per share based upon Verio's estimated price per share in the initial public offering. Accordingly, Verio will record compensation expense totaling approximately $8.2 million, as adjusted for forfeitures, pro rata over the forty-eight month vesting period of the options. This compensation expense totaled approximately $1.9 million for the year ended December 31, 1998. In addition, Verio incurred $1.4 million in compensation expense during the year ended December 31, 1998 related to accelerated vesting of options and approximately $0.6 million in compensation expense related to options issued to Verio's new president.

(7) INCOME TAXES

     Income tax benefit for the period and years ended December 31 differs from the amounts that would result from applying the federal statutory rate of 34% as follows (in thousands):

                                                         PERIOD OR YEAR ENDED DECEMBER 31,
                                                        -----------------------------------
                                                          1996         1997         1998
                                                        ---------   ----------   ----------
Expected tax benefit..................................   $(1,749)    $(15,752)    $(41,494)
State income taxes, net of federal benefit............      (180)      (1,622)      (4,271)
Nondeductible goodwill amortization...................        26          820        5,374
Change in valuation allowance for deferred tax assets,
  exclusive of effect of acquired net operating
  losses..............................................     1,877       16,472       38,698
Nondeductible portion of loss related to debt
  repurchase..........................................        --           --        1,375
Other, net............................................        26           82          318
                                                         -------     --------     --------
Actual income tax benefit.............................   $    --     $     --     $     --
                                                         =======     ========     ========

                          VERIO INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

     Temporary differences that give rise to the components of deferred tax assets as of December 31 are as follows (in thousands):

                                                                 DECEMBER 31,
                                                              -------------------
                                                                1997       1998
                                                              --------   --------
Net operating loss carryforwards, including acquisitions....  $ 18,586   $ 50,597
Receivables due to allowance for doubtful accounts for tax
  purposes only.............................................        --        779
Difference in amortization period for deductible goodwill...        --      1,140
Equipment and leasehold improvements due to differences in
  depreciation..............................................        --      2,739
Compensation expense related to stock options for financial
  statement purposes only...................................        --      1,474
Other, net..................................................       163        718
                                                              --------   --------
          Gross deferred tax asset..........................    18,749     57,447
Valuation allowance.........................................   (18,749)   (57,447)
                                                              --------   --------
          Net deferred tax asset............................  $     --   $     --
                                                              ========   ========

     At December 31, 1998, Verio has a net operating loss carryforward for federal income tax purposes of approximately $133.1 million, which is available to offset future federal taxable income, if any, through 2018. As a result of various equity transactions during 1996, 1997 and 1998, management believes Verio has undergone an "ownership change" as defined by section 382 of the Internal Revenue Code. Accordingly, the utilization of a portion of the net operating loss carryforward may be limited. Due to this limitation, and the uncertainty regarding the ultimate utilization of the net operating loss carryforward, no tax benefit for losses has been recorded by Verio in 1996, 1997 or 1998, and a valuation allowance has been recorded for the entire amount of Verio's deferred tax asset.

(8) CONCENTRATION OF CREDIT RISK AND FAIR VALUE OF FINANCIAL INSTRUMENTS

     Financial instruments that potentially subject Verio to concentrations of credit risk consist primarily of cash, cash equivalents and accounts receivable. As of December 31, 1996, 1997 and 1998, Verio had no significant concentrations of credit risk. Concentrations of credit risk with respect to trade receivables are limited due to the large number of customers comprising Verio's customer base and the relatively minor balances of each individual account. At December 31, 1996, 1997 and 1998, the fair values of Verio's financial instruments approximate their carrying value, based on their terms and interest rates and quoted market prices.

(9) EMPLOYEE BENEFIT PLAN

     Verio has a 401(k) Plan (the Plan) for all full time employees of Verio. Verio may make discretionary contributions to the Plan on behalf of employees that meet certain contribution eligibility requirements defined under the terms of the Plan. Verio did not make any contributions to the Plan during 1996, 1997 or 1998.

                          VERIO INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(10) QUARTERLY FINANCIAL DATA (UNAUDITED)

     Summary quarterly financial information for Verio is as follows. The second quarter of 1996 represents the period from inception (March 1, 1996) to June 30, 1996 (in thousands except per share data):

                                             THREE MONTHS ENDED
                              ------------------------------------------------
            1996              MARCH 31   JUNE 30    SEPTEMBER 30   DECEMBER 31     TOTAL
            ----              --------   --------   ------------   -----------   ---------
Revenue.....................  $     --   $     --     $    678      $  1,687     $   2,365
Loss from operations........        --       (329)      (1,395)       (4,556)       (6,280)
Net loss attributable to
  common stockholders.......        --       (329)      (1,442)       (3,374)       (5,145)
Loss per common share --
  basic and diluted.........        --      (0.34)       (1.48)        (3.47)        (5.29)

                                             THREE MONTHS ENDED
                              ------------------------------------------------
            1997              MARCH 31   JUNE 30    SEPTEMBER 30   DECEMBER 31     TOTAL
            ----              --------   --------   ------------   -----------   ---------
Revenue.....................  $  4,414   $  8,249     $  9,624      $ 13,405     $  35,692
Loss from operations........    (5,592)    (8,854)     (10,741)      (15,102)      (40,289)
Net loss attributable to
  common stockholders.......    (4,677)    (9,274)     (13,250)      (19,128)      (46,329)
Loss per common share --
  basic and diluted.........     (4.29)     (8.32)      (11.26)       (16.63)       (40.47)

                                                THREE MONTHS ENDED
                                 ------------------------------------------------
             1998                MARCH 31   JUNE 30    SEPTEMBER 30   DECEMBER 31     TOTAL
             ----                --------   --------   ------------   -----------   ---------
Revenue........................  $ 21,198   $ 28,541     $ 33,804      $ 37,110     $ 120,653
Loss from operations...........   (14,718)   (21,327)     (29,140)      (25,833)      (91,018)
Loss before extraordinary
  item.........................   (18,217)   (26,294)     (33,606)      (33,737)     (111,854)
Net loss attributable to common
  stockholders.................   (28,383)   (26,316)     (33,606)      (33,737)     (122,042)
Loss per common share before
  extraordinary item -- basic
  and diluted..................    (14.45)     (1.44)       (1.03)        (1.02)        (5.24)
Loss per common share -- basic
  and diluted..................    (22.44)     (1.44)       (1.03)        (1.02)        (5.71)

                          INDEPENDENT AUDITORS' REPORT

The Board of Directors
Verio Inc.:


     We have audited the accompanying balance sheets of NSNet, Inc. as of December 31, 1996 and 1997, and the related statements of operations, owner's and stockholder's equity, and cash flows for the years ended December 31, 1996 and 1997 and the period from January 1, 1998 to February 27, 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.


     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.


     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of NSNet, Inc. as of December 31, 1996 and 1997, and the results of its operations and its cash flows for the years ended December 31, 1996 and 1997 and the period from January 1, 1998 to February 27, 1998 in conformity with generally accepted accounting principles.


                                            KPMG LLP

Denver, Colorado
March 13, 1998

                                  NSNET, INC.

                                 BALANCE SHEETS
                           DECEMBER 31, 1996 AND 1997

                                ASSETS (NOTE 3)

                                                                1996        1997
                                                              --------    --------
Current assets:
  Cash......................................................  $  4,188    $ 20,169
  Receivables:
     Trade, net of allowance for doubtful accounts of $3,133
      and $12,158 in 1996 and 1997, respectively............    27,494      85,881
     Other..................................................        --      20,377
  Prepaid expenses and other................................   124,829     333,130
                                                              --------    --------
          Total current assets..............................   156,511     459,557
Equipment, net (note 2).....................................   177,410     378,874
Other assets................................................        --      67,665
                                                              --------    --------
          Total assets......................................  $333,921    $906,096
                                                              ========    ========

LIABILITIES AND OWNER'S AND STOCKHOLDER'S EQUITY

Current liabilities:
  Cash overdraft............................................  $ 41,057    $     --
  Accounts payable..........................................     7,614      94,252
  Accrued liabilities.......................................    37,778      44,866
  Revolving lines of credit (note 3)........................        --     200,000
  Current portion of capital lease obligations (note 4).....        --      34,231
  Deferred revenue and customer advances....................    42,827      82,699
                                                              --------    --------
          Total current liabilities.........................   129,276     456,048
Capital lease obligations, less current portion (note 4)....        --      61,636
                                                              --------    --------
          Total liabilities.................................   129,276     517,684
Owner's and Stockholder's equity:
  Owner's equity............................................   204,645          --
  Common stock, no par value, 2,000,000 shares authorized,
     100,000 shares issued and outstanding at December 31,
     1997...................................................        --     204,645
  Retained earnings.........................................        --     183,767
                                                              --------    --------
          Total owner's and stockholder's equity............   204,645     388,412
Commitments (note 4)
                                                              --------    --------
          Total liabilities and owner's and stockholder's
            equity..........................................  $333,921    $906,096
                                                              ========    ========

                See accompanying notes to financial statements.

                                  NSNET, INC.

                            STATEMENTS OF OPERATIONS
                     YEARS ENDED DECEMBER 31, 1996 AND 1997
              AND PERIOD FROM JANUARY 1, 1998 TO FEBRUARY 27, 1998

                                                                                      PERIOD FROM
                                                       YEARS ENDED DECEMBER 31,     JANUARY 1, 1998
                                                       ------------------------           TO
                                                         1996          1997        FEBRUARY 27, 1998
                                                       ---------    -----------    -----------------
Revenue:
  Internet services.................................   $887,939     $1,832,374         $324,718
  Other.............................................         --         14,550           25,450
                                                       --------     ----------         --------
          Total revenue.............................    887,939      1,846,924          350,168
                                                       --------     ----------         --------
Operating expenses:
  Internet services operating costs.................    210,517        471,247          126,081
  Selling, general and administrative...............    485,128        938,523          286,996
  Depreciation......................................     61,106        126,301           31,896
                                                       --------     ----------         --------
          Total operating expenses..................    756,751      1,536,071          444,973
                                                       --------     ----------         --------
          Income (loss) from operations.............    131,188        310,853          (94,805)
Other income (expense), net.........................      1,885         (5,508)           4,581
                                                       --------     ----------         --------
          Net income (loss).........................   $133,073        305,345          (90,224)
                                                       ========     ==========         ========
Pro forma information (unaudited):
  Historical net income (loss)......................    133,073        305,345          (90,224)
  Pro forma adjustment for income tax expense.......    (51,000)      (116,000)              --
                                                       --------     ----------         --------
          Pro forma net income (loss)...............   $ 82,073     $  189,345         $(90,224)
                                                       ========     ==========         ========

                See accompanying notes to financial statements.

                                  NSNET, INC.

                 STATEMENTS OF OWNER'S AND STOCKHOLDER'S EQUITY
                     YEARS ENDED DECEMBER 31, 1996 AND 1997

              AND PERIOD FROM JANUARY 1, 1998 TO FEBRUARY 27, 1998



                                                                                         TOTAL
                                                   OWNER'S     COMMON    RETAINED    STOCKHOLDER'S
                                                   EQUITY      STOCK     EARNINGS       EQUITY
                                                  ---------   --------   ---------   -------------
BALANCES AT JANUARY 1, 1996.....................  $  75,037   $     --   $      --     $  75,037
  Distributions.................................     (3,465)        --          --        (3,465)
  Net income....................................    133,073         --          --       133,073
                                                  ---------   --------   ---------     ---------
BALANCES AT DECEMBER 31, 1996...................    204,645         --          --       204,645
  Issuance of common stock upon incorporation
     (note 1)...................................   (204,645)   204,645          --            --
  Distributions.................................         --         --    (121,578)     (121,578)
  Net income....................................         --         --     305,345       305,345
                                                  ---------   --------   ---------     ---------
BALANCES AT DECEMBER 31, 1997...................         --    204,645     183,767       388,412
  Net loss......................................         --         --     (90,224)      (90,224)
                                                  ---------   --------   ---------     ---------
BALANCES AT FEBRUARY 27, 1998...................  $      --   $204,645   $  93,543     $ 298,188
                                                  =========   ========   =========     =========


                See accompanying notes to financial statements.

                                  NSNET, INC.

                            STATEMENTS OF CASH FLOWS
                     YEARS ENDED DECEMBER 31, 1996 AND 1997
              AND PERIOD FROM JANUARY 1, 1998 TO FEBRUARY 27, 1998

                                                                                    PERIOD FROM
                                                                 YEARS ENDED         JANUARY 1,
                                                                DECEMBER 31,          1998 TO
                                                            ---------------------   FEBRUARY 27,
                                                              1996        1997          1998
                                                            ---------   ---------   ------------
Cash flows from operating activities:
  Net income (loss).......................................  $ 133,073   $ 305,345      (90,224)
  Adjustments to reconcile net earnings to net cash
     provided by operating activities:
     Depreciation.........................................     61,106     126,301       31,896
     Provision for bad debts..............................      3,133      24,334           --
     Changes in operating assets and liabilities:
       Receivables........................................    (17,073)   (103,098)      (5,336)
       Prepaid expenses and other.........................   (124,829)   (208,301)     122,414
       Accounts payable and accrued liabilities...........     26,911      93,726       33,968
       Deferred revenue and customer advances.............     25,647      39,872       (5,692)
                                                            ---------   ---------     --------
          Net cash provided by operating activities.......    107,968     278,179       87,026
                                                            ---------   ---------     --------
Cash flows from investing activities:
  Purchases of equipment..................................   (141,372)   (217,958)     (39,043)
  (Decrease) increase in other assets.....................         --     (67,665)      17,665
                                                            ---------   ---------     --------
          Net cash used by investing activities...........   (141,372)   (285,623)     (21,378)
                                                            ---------   ---------     --------
Cash flows from financing activities:
  Cash overdraft..........................................     41,057     (41,057)          --
  Borrowings under revolving lines of credit..............         --     240,000           --
  Repayments under revolving lines of credit..............         --     (40,000)          --
  Principal payments under capital lease obligations......         --     (13,940)      (6,700)
  Distributions...........................................     (3,465)   (121,578)          --
                                                            ---------   ---------     --------
          Net cash provided (used) by financing
            activities....................................     37,592      23,425       (6,700)
                                                            ---------   ---------     --------
          Increase in cash................................      4,188      15,981       58,948
Cash at beginning of period...............................         --       4,188       20,169
                                                            ---------   ---------     --------
Cash at end of period.....................................  $   4,188   $  20,169     $ 79,117
                                                            =========   =========     ========
Supplemental disclosure of cash flow information -- cash
  paid during the period for interest.....................  $      --   $   5,508     $ 21,000
                                                            =========   =========     ========
Noncash investing and financing activities -- equipment
  acquired through capital lease obligations..............  $      --   $ 109,807     $ 32,313
                                                            =========   =========     ========

                See accompanying notes to financial statements.

                                  NSNET, INC.

                         NOTES TO FINANCIAL STATEMENTS
                           DECEMBER 31, 1996 AND 1997

(1) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  Organization and Basis of Presentation

     NSNet, Inc. (the Company) was incorporated as a subchapter S Corporation in the State of California on January 1, 1997. Prior to incorporation, the Company was operating as NextGen Systems Internet Services, a sole proprietorship formed in 1992. All assets and liabilities of the sole proprietorship were contributed to the Company upon incorporation and recorded at historical cost. The Company provides internet access services to customers in California.

     Effective February 27, 1998, Verio Inc. acquired 100% of the outstanding common stock of the Company.

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

  Revenue Recognition

     Internet services are recognized as the services are provided. The Company records deferred revenue for accounts billed and/or collected in advance.

  Equipment

     Equipment, including assets held under capital leases, is stated at cost, less accumulated depreciation. Depreciation is recorded using the straight-line method over the shorter of the estimated useful lives of the related assets or the lease term, which is three years. Costs for normal repairs and maintenance are expensed as incurred.

  Long-Lived Assets

     The Company evaluates the carrying value of its long-lived assets under the provisions of Statement of Financial Accounting Standards No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of (SFAS 121). SFAS 121 requires impairment losses to be recorded on long-lived assets used in operations, including goodwill, when indications of impairment are present and the undiscounted future cash flows estimated to be generated by those assets are less than the assets' carrying amount. If such assets are impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the estimated fair value of the assets. Assets to be disposed of are reported at the lower of the carrying value or fair value, less costs to sell.

  Income Taxes

     No provision for income taxes has been included in the accompanying financial statement for 1996 or 1997 due to the Company's status as a sole proprietorship and subchapter S Corporation. Accordingly, net earnings as of December 31, 1996 were included in owner's equity and taxable income has been included in the tax returns of the owner and stockholder. However, pro forma information has been included in the accompanying statements of operations to reflect a pro forma adjustment for income tax expense as if the Company had been a separate taxable entity subject to federal and state income taxes for both years presented.

  Concentration of Credit Risk and Financial Instruments

     Statement of Financial Accounting Standards No. 107 requires disclosure about fair value for all financial instruments whether or not recognized for financial statement purposes. Management estimates that the fair

                                  NSNET, INC.

values of all financial instruments as of December 31, 1996 and 1997 approximate their carrying values based on their terms and interest rates. The use of different market assumptions and/or estimation methodologies may have a significant effect on the estimated fair values.

     Customers who operate in California represent substantially all of the Company's customer base. No single customer comprised more than 10% of accounts receivable or total revenue as of or for the years ended December 31, 1996 or 1997.

(2) EQUIPMENT

     Equipment consisted of the following at December 31:

                                                                1996        1997
                                                              --------    ---------
Internet and computer equipment.............................  $255,112    $ 568,239
Furniture...................................................    10,000       24,638
                                                              --------    ---------
                                                               265,112      592,877
Less accumulated depreciation...............................   (87,702)    (214,003)
                                                              --------    ---------
                                                              $177,410    $ 378,874
                                                              ========    =========

     Equipment includes assets held under capital leases with a net book value of $94,248 at December 31, 1997.

(3) DEBT

     At December 31, 1997, the Company had a $150,000 unsecured revolving line of credit agreement with a bank, under which $100,000 was outstanding. Borrowings under the line bear interest at the bank's prime rate plus 2.975% (11.475% at December 31, 1997), and are due in 1998. The agreement included various restrictive covenants including limitations on indebtedness and payment of dividends. As of December 31, 1997, the Company was not in compliance with the restrictions on additional indebtedness. All borrowings under this line were paid in full subsequent to the acquisition by Verio, Inc.

     At December 31, 1997, the Company had an additional $125,000 revolving line of credit agreement with a second bank, secured by substantially all of the assets of the Company, under which $100,000 was outstanding. Borrowings under the line bear interest at the bank's prime rate plus 1.5% (10% at December 31, 1997), and are due in 1998.

(4) COMMITMENTS

     The Company leases certain computer and office equipment under capital leases. The Company also leases office space under noncancelable operating leases expiring at various dates through 2002. Future

                                  NSNET, INC.

minimum annual lease payments under capital and noncancelable operating leases for each of the years ending December 31 are as follows:

                                                              CAPITAL     OPERATING
                                                               LEASES      LEASES
                                                              --------    ---------
1998........................................................  $ 43,434    $ 95,767
1999........................................................    43,434     110,092
2000........................................................    23,227     114,004
2001........................................................        --     118,862
2002........................................................        --     108,956
                                                              --------    --------
  Total minimum payments....................................   110,095    $547,681
                                                                          ========
Less amount representing interest...........................   (14,228)
                                                              --------
  Present value of net minimum lease payments...............    95,867
Less current portion........................................   (34,231)
                                                              --------
                                                              $ 61,636
                                                              ========

     Rent expense for the years ended December 31, 1996 and 1997 totaled $19,801 and $34,082, respectively.

                          INDEPENDENT AUDITORS' REPORT

The Board of Directors
Verio Inc.:


     We have audited the accompanying balance sheets of Access One, Inc. as of December 31, 1997 and the related statements of operations and accumulated deficit, and cash flows for the year ended December 31, 1997 and period from January 1, 1998 to February 27, 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.



     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.



     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Access One, Inc. as of December 31, 1997, and the results of its operations and its cash flows for the year ended December 31, 1997 and period from January 1, 1998 to February 27, 1998 in conformity with generally accepted accounting principles.


                                            KPMG LLP

Denver, Colorado
April 9, 1998

                                ACCESS ONE, INC.

                                 BALANCE SHEET
                               DECEMBER 31, 1997

                                     ASSETS

Current assets:
  Cash......................................................  $  259,144
  Trade receivables, net of allowance for doubtful accounts
     of $148,040 (note 3)...................................     344,773
  Inventory.................................................      40,635
  Prepaid expenses and other................................     105,365
                                                              ----------
          Total current assets..............................     749,917
Equipment, net (notes 2 and 3)..............................     678,752
Other assets................................................       9,853
                                                              ----------
          Total assets......................................  $1,438,522
                                                              ==========
                 LIABILITIES AND STOCKHOLDERS' DEFICIT
Current liabilities:
  Revolving line of credit..................................  $  110,000
  Accounts payable:
     Trade..................................................     144,297
     Related party (note 5).................................     273,306
  Accrued liabilities.......................................     376,330
  Notes payable (note 3)....................................      88,550
  Current portion of capital lease obligations (note 4).....       8,858
  Note payable to related party (note 5)....................      32,194
  Deferred revenue..........................................     294,266
                                                              ----------
          Total current liabilities.........................   1,327,801
Capital lease obligations, less current portion (note 4)....       6,812
                                                              ----------
          Total liabilities.................................   1,334,613
Redeemable preferred stock, $0.01 par value, 500,000 shares
  authorized, 200,000 shares issued and outstanding (note
  6)........................................................     508,748
Stockholders' deficit (note 6):
  Common stock, $0.01 par value, 2,000,000 shares
     authorized, 800,000 shares issued and outstanding......       8,000
  Additional paid-in capital................................      85,476
  Accumulated deficit.......................................    (498,315)
                                                              ----------
          Total stockholders' deficit.......................    (404,839)
Commitments (note 4)
                                                              ----------
          Total liabilities and stockholders' deficit.......  $1,438,522
                                                              ==========

                See accompanying notes to financial statements.

                                ACCESS ONE, INC.


                STATEMENTS OF OPERATIONS AND ACCUMULATED DEFICIT

                          YEAR ENDED DECEMBER 31, 1997

              AND PERIOD FROM JANUARY 1, 1998 TO FEBRUARY 27, 1998



                                                                                 PERIOD FROM
                                                                                  JANUARY 1,
                                                                 YEAR ENDED        1998 TO
                                                                DECEMBER 31,     FEBRUARY 27,
                                                                    1997             1998
                                                              ----------------   ------------
Revenue:
  Internet services.........................................     $2,485,583         643,000
  Enhanced services.........................................        702,639         108,000
  Computer hardware and software sales......................        303,465              --
  Other.....................................................         27,019              --
                                                                 ----------       ---------
          Total revenue.....................................      3,518,706         751,000
                                                                 ----------       ---------
Operating expenses:
  Internet and enhanced services operating costs (note 5)...        613,084         268,000
  Cost of hardware and software sales.......................        226,205              --
  Selling, general and administrative (note 5)..............      2,922,073         535,000
  Depreciation..............................................        245,003          53,000
                                                                 ----------       ---------
          Total operating expenses..........................      4,006,365         856,000
                                                                 ----------       ---------
          Loss from operations..............................       (487,659)       (105,000)
Other expense:
  Interest expense..........................................        (21,833)        (11,000)
  Other, net................................................         (3,808)             --
                                                                 ----------       ---------
          Net loss..........................................     $ (513,300)      $(116,000)
                                                                 ==========       =========
Retained earnings (accumulated deficit) at beginning of
  period....................................................         14,985        (498,315)
Accumulated deficit at end of period........................       (498,315)       (614,315)
                                                                 ==========       =========


                See accompanying notes to financial statements.

                                ACCESS ONE, INC.


                            STATEMENTS OF CASH FLOWS

                          YEAR ENDED DECEMBER 31, 1997

              AND PERIOD FROM JANUARY 1, 1998 TO FEBRUARY 27, 1998



                                                                                     PERIOD FROM
                                                                 YEAR ENDED       JANUARY 1, 1998 TO
                                                              DECEMBER 31, 1997   FEBRUARY 27, 1998
                                                              -----------------   ------------------
Cash flows from operating activities:
  Net loss..................................................      $(513,300)          $(116,000)
  Adjustments to reconcile net loss to net cash provided by
     operating activities:
       Depreciation.........................................        245,003              53,000
       Provision for bad debts..............................        386,983                  --
       Changes in operating assets and liabilities:
          Receivables.......................................       (445,284)            (53,611)
          Inventory.........................................        (40,635)             40,635
          Prepaid expenses and other current assets.........        (96,000)              4,698
          Other assets......................................         (9,708)              9,853
          Accounts payable and accrued liabilities..........        541,280             255,571
          Deferred revenue..................................        148,798              20,665
                                                                  ---------           ---------
               Net cash provided by operating activities....        217,137             214,811
                                                                  ---------           ---------
Cash flows from investing activities -- purchase of
  equipment.................................................       (559,530)            (89,859)
                                                                  ---------           ---------
Cash flows from financing activities:
  Borrowings under revolving line of credit.................        110,000                  --
  Borrowings under note payable.............................        127,916                  --
  Principal payments on note payable........................        (39,366)           (152,648)
  Borrowings under notes to related parties.................          6,965                  --
  Principal payments under capital lease obligations........        (15,501)             (5,757)
                                                                  ---------           ---------
               Net cash provided (used) by financing
                 activities.................................        190,014            (158,405)
                                                                  ---------           ---------
               Net decrease in cash.........................       (152,379)            (33,453)
Cash at beginning of period.................................        411,523             259,144
                                                                  ---------           ---------
Cash at end of period.......................................      $ 259,144           $ 225,691
                                                                  =========           =========
Supplemental disclosure of cash flow information -- cash
  paid during the period for interest.......................      $  21,822           $  11,000
                                                                  =========           =========


                See accompanying notes to financial statements.

                                ACCESS ONE, INC.

                         NOTES TO FINANCIAL STATEMENTS
                               DECEMBER 31, 1997

(1) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  Organization and Basis of Presentation

     Access One, Inc. (the Company) was originally organized as a limited liability company on July 1, 1994. The Company reincorporated on December 9, 1996 as a C corporation in the state of Washington. The Company provides internet access and enhanced services and computer hardware and software sales to customers primarily in Washington.

     Effective February 27, 1998, Verio Inc. (Verio) acquired all of the outstanding common stock of the Company, resulting in 100% ownership (see Note
6).

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

  Equipment

     Equipment is stated at cost, less accumulated depreciation. Depreciation is recorded using the straight-line method over the shorter of the estimated useful lives of the related assets or the lease terms, which range from three to five years. Costs for normal repairs and maintenance are expensed as incurred.

  Long-Lived Assets

     The Company evaluates the carrying value of its long-lived assets under the provisions of Statement of Financial Accounting Standards No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of (SFAS 121). SFAS 121 requires impairment losses to be recorded on long-lived assets used in operations, including goodwill, when indications of impairment are present and the undiscounted future cash flows estimated to be generated by those assets are less than the assets' carrying amount. If such assets are impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the estimated fair value of the assets. Assets to be disposed of are reported at the lower of the carrying value or fair value, less costs to sell.

  Revenue Recognition

     Internet and enhanced services are recognized as the services are provided. Enhanced services consist primarily of web hosting and collocation services to customers. The Company records deferred revenue for amounts billed and/or collected in advance.

     Revenue from hardware sales is recognized upon shipment of the respective products if the Company's future obligations are not significant and collectibility is probable.

  Income Taxes

     Income taxes are accounted for under the provisions of Statement of Financial Accounting Standards No. 109, Accounting for Income Taxes (SFAS 109). Under SFAS 109, deferred income taxes are recognized for the future tax consequences of differences between the tax bases of assets and liabilities and their financial reporting amounts at each year-end based on enacted tax laws and statutory rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized.

                                ACCESS ONE, INC.

     The Company has a net operating loss carryforward for income tax purposes of approximately $337,000 which expires in 2012. No tax benefit has been recorded by the Company in 1997 due to the Company's net loss and the uncertainty regarding the ultimate utilization of such loss carryforward. The Company also has a deferred tax asset related to the allowance for doubtful accounts of approximately $56,000. A valuation allowance has been recorded for the entire balance of the deferred tax asset related to the carryforward and the allowance for doubtful accounts. Other temporary differences between financial statement and income tax bases of assets and liabilities are not significant.

  Concentration of Credit Risk and Financial Instruments

     Statement of Financial Accounting Standards No. 107 requires disclosure about fair value for all financial instruments whether or not recognized for financial statement purposes. Management estimates that the fair values of all financial instruments as of December 31, 1997 approximate their carrying values based on their terms and interest rates. The use of different market assumptions and/or estimation methodologies may have a significant effect on the estimated fair values.

     Customers who operate in Washington represent substantially all of the Company's customer base. No single customer comprised more than 10% of revenue or accounts receivable as of or for the year ended December 31, 1997.

(2) EQUIPMENT

     Equipment consisted of the following at December 31, 1997:

  Internet and computer equipment...........................   $ 926,175
  Furniture and office equipment............................     120,657
                                                               ---------
                                                               1,046,832
Less accumulated depreciation and amortization..............    (368,080)
                                                               ---------
                                                               $ 678,752
                                                               =========

     Equipment includes assets held under capital lease with a net book value of $12,990 at December 31, 1997.

(3) DEBT

     Lines of credit and notes payable consist of the following as of December 31, 1997:

Revolving line of credit, maximum credit available of
  $300,000, bearing interest at 1.5% above the bank's prime
  lending rate, (10% at December 31, 1997), due in 1998, and secured by accounts receivable............................  $ 110,000
Notes payable, bearing interest at 10.25%, due on demand, or if no demand is made, in monthly payments of principal and interest of $5,945 through April, 1999, and secured by
  certain equipment of the Company..........................     88,550
                                                              ---------
                                                                198,550
Less current portion........................................   (198,550)
                                                              ---------
  Long-term debt, less current portion......................  $      --
                                                              =========

     The Company's revolving line of credit includes various restrictive covenants including limitations on indebtedness and maintaining a specified debt to equity ratio. As of December 31, 1997, the Company was not

                                ACCESS ONE, INC.

in compliance with limitations placed by the debt to equity ratio. All borrowings under the line were repaid upon completion of the buyout by Verio Inc. in February 1998.

(4) COMMITMENTS

  Leases

     The Company leases certain computer and office equipment under capital leases. The Company also leases office space under noncancelable operating leases expiring at various dates through 1999. Future minimum annual lease payments under noncancelable capital and operating leases for each of the years ending December 31 are as follows:

                                          CAPITAL    OPERATING
                                          LEASES      LEASES
                                          -------    ---------
1998....................................  $ 8,280     $80,808
1999....................................    7,589       1,512
                                          -------     -------
  Total minimum payments................  $15,869     $82,320
                                          =======     =======
Less amount representing interest.......     (199)
                                          -------
  Present value of net minimum lease
  payments..............................   15,670
Less current portion....................   (8,858)
                                          -------
                                          $ 6,812
                                          =======

     Rent expense for the year ended December 31, 1997 totaled $219,500.

     The Company has commitments with two different telecommunications companies to receive future services from such companies. Future payments under these agreements total $8,200 per month through September 1999.

(5) TRANSACTIONS WITH RELATED PARTIES

     During 1997, the Company received customer service, technical support, and backbone transport services provided by Verio. Total amounts charged to the Company by Verio in this manner were $79,421 included in internet and enhanced services operating costs and $178,969 included in selling, general, and administrative expenses. Verio also purchased approximately $14,916 of equipment on behalf of the Company. Amounts due to related party at December 31, 1997 relate to these services and purchases of equipment and are non interest bearing.

     Note payable to related party is a non interest bearing, unsecured note payable to the majority stockholder of the Company.

(6) REDEEMABLE PREFERRED STOCK

     During 1996, the Company issued 200,000 shares of redeemable, convertible Series A preferred stock to Verio. The preferred shares are convertible into common shares on a one for one basis and are mandatorily redeemable in 2002. In connection with the Verio acquisition disclosed in note 1, the preferred shares were converted to common stock.

                                ACCESS ONE, INC.

(7) EMPLOYEE BENEFIT PLAN

     The Company sponsors a 401(k) Plan (the Plan) for all full time employees. The Company makes matching contributions of 25% of employee contributions up to 6% of the respective employee's salary. During 1997 the Company made contributions to the Plan totaling $11,876.

                          INDEPENDENT AUDITORS' REPORT

The Board of Directors
Verio Inc.:

     We have audited the accompanying balance sheet of STARnet, L.L.C. as of December 31, 1997 and the related statements of operations, members' equity and cash flows for the year ended December 31, 1997 and the period from January 1, 1998 to April 14, 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of STARnet, L.L.C. as of December 31, 1997, and the results of its operations and its cash flows for the year ended December 31, 1997 and the period from January 1, 1998 to April 14, 1998 in conformity with generally accepted accounting principles.

                                            KPMG LLP

Denver, Colorado
March 4, 1999

                                STARNET, L.L.C.

                                 BALANCE SHEET
                               DECEMBER 31, 1997

                                     ASSETS

Current assets:
  Cash......................................................  $210,089
  Trade receivables, net of allowance for doubtful accounts
     of $22,944.............................................   111,541
  Inventory.................................................    69,089
  Prepaid expenses and other................................    18,779
                                                              --------
          Total current assets..............................   409,498
Equipment, net (note 2).....................................   208,336
Other assets................................................     4,583
                                                              --------
          Total assets......................................  $622,417
                                                              ========
                   LIABILITIES AND MEMBERS' EQUITY
Current liabilities:
  Accounts payable..........................................  $ 31,371
  Accrued liabilities.......................................    12,895
  Deferred revenue..........................................   371,608
                                                              --------
          Total current liabilities.........................   415,874
Members' equity.............................................   206,543
Commitments (note 3)
                                                              --------
          Total liabilities and members' equity.............  $622,417
                                                              ========

                See accompanying notes to financial statements.

                                STARNET, L.L.C.


                            STATEMENTS OF OPERATIONS


 YEAR ENDED DECEMBER 31, 1997 AND PERIOD FROM JANUARY 1, 1998 TO APRIL 14, 1998



                                                                                     PERIOD FROM
                                                                 YEAR ENDED        JANUARY 1, 1998
                                                              DECEMBER 31, 1997   TO APRIL 14, 1998
                                                              -----------------   -----------------
Revenue:
  Internet services.........................................     $1,201,504           $472,000
  Computer hardware sales...................................        386,376                 --
  Other.....................................................         13,094             26,000
                                                                 ----------           --------
          Total revenue.....................................      1,600,974            498,000
                                                                 ----------           --------
Operating expenses:
  Internet services operating costs.........................        397,019             89,000
  Cost of hardware sales....................................        319,486                 --
  Selling, general and administrative.......................        570,461            326,000
  Depreciation..............................................        155,968             15,000
                                                                 ----------           --------
          Total operating expenses..........................      1,442,934            430,000
                                                                 ----------           --------
          Earnings from operations..........................        158,040             68,000
Other income (expense):
  Interest income...........................................          9,411                 --
  Other, net................................................         (6,282)                --
                                                                 ----------           --------
          Net earnings......................................     $  161,169           $ 68,000
                                                                 ==========           ========
Pro forma information (unaudited):
  Historical net earnings...................................        161,169             68,000
  Pro forma adjustment for income tax expense...............        (61,000)           (20,000)
                                                                 ----------           --------
          Pro forma net earnings............................     $  100,169           $ 48,000
                                                                 ==========           ========


                See accompanying notes to financial statements.

                                STARNET, L.L.C.


                         STATEMENTS OF MEMBERS' EQUITY


                    YEAR ENDED DECEMBER 31, 1997 AND PERIOD


                     FROM JANUARY 1, 1998 TO APRIL 14, 1998



Balance at January 1, 1997..................................  $ 290,109
Distributions to members....................................   (244,735)
Net earnings................................................    161,169
                                                              ---------
Balance at December 31, 1997................................    206,543
                                                              ---------
Net earnings................................................     68,000
                                                              ---------
Balance at April 14, 1998...................................  $ 274,543
                                                              =========


                See accompanying notes to financial statements.

                                STARNET, L.L.C.


                            STATEMENTS OF CASH FLOWS


                    YEAR ENDED DECEMBER 31, 1997 AND PERIOD


                     FROM JANUARY 1, 1998 TO APRIL 14, 1998



                                                                                     PERIOD FROM
                                                                 YEAR ENDED       JANUARY 1, 1998 TO
                                                              DECEMBER 31, 1997     APRIL 14, 1998
                                                              -----------------   ------------------
Cash flows from operating activities:
  Net earnings..............................................      $ 161,169            $ 68,000
  Adjustments to reconcile net earnings to net cash provided by operating activities:
     Depreciation...........................................        155,968              15,000
     Provision for bad debts................................         44,484                  --
     Loss on sale of assets.................................          6,282                  --
     Changes in operating assets and liabilities:
       Receivables..........................................        (40,725)            (78,000)
       Inventory............................................         50,205              12,000
       Prepaid expenses and other current assets............        (13,944)             (3,000)
       Other assets.........................................            834                  --
       Accounts payable and accrued liabilities.............        (54,304)             28,000
       Deferred revenue.....................................         (3,346)            (33,000)
                                                                  ---------            --------
          Net cash provided by operating activities.........        306,623               9,000
                                                                  ---------            --------
Cash flows from investing activities -- purchase of
  equipment.................................................       (117,202)             (9,000)
                                                                  ---------            --------
Cash flows from financing activities -- distributions to
  members...................................................       (244,735)                 --
                                                                  ---------            --------
          Net decrease in cash..............................        (55,314)                 --
Cash at beginning of period.................................        265,403             210,000
                                                                  ---------            --------
Cash at end of period.......................................      $ 210,089            $210,000
                                                                  =========            ========


                See accompanying notes to financial statements.

                                STARNET, L.L.C.

                         NOTES TO FINANCIAL STATEMENTS
                               DECEMBER 31, 1997

(1) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  Organization and Basis of Presentation

     STARnet, L.L.C. (the Company) was originally organized as a limited liability company in the State of Missouri as Internetix, L.L.C. on June 21, 1994. On August 18, 1997, the Company changed its name to STARnet, L.L.C. The Company provides internet access services and computer hardware sales to customers primarily in Missouri and Illinois.

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

     Effective April 14, 1998, the net assets of STARnet, L.L.C. were acquired by Verio Inc.

  Equipment

     Equipment is stated at cost, less accumulated depreciation. Depreciation is recorded using a method that estimates the straight-line method over the estimated useful lives of the related assets, which is three years. Costs for normal repairs and maintenance are expensed as incurred.

  Long-Lived Assets

     The Company evaluates the carrying value of its long-lived assets under the provisions of Statement of Financial Accounting Standards No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of (SFAS 121). SFAS 121 requires impairment losses to be recorded on long-lived assets used in operations, including goodwill, when indications of impairment are present and the undiscounted future cash flows estimated to be generated by those assets are less than the assets' carrying amount. If such assets are impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the estimated fair value of the assets. Assets to be disposed of are reported at the lower of the carrying value or fair value, less costs to sell.

  Revenue Recognition

     Internet services are recognized as the services are provided. The Company records deferred revenue for amounts billed and/or collected in advance.

     Revenue from hardware sales is recognized upon shipment of the respective products if the Company's future obligations are not significant and collectibility is probable.

  Income Taxes

     No provision for income taxes has been included in the accompanying financial statements due to the Company's status as a limited liability corporation. Accordingly, taxable income has been included in the tax returns of the members. However, pro forma information has been included in the accompanying statement of operations to reflect a pro forma adjustment for income tax expense as if the Company had been a separate taxable entity subject to federal and state income taxes for the year ended December 31, 1997.

  Concentration of Credit Risk and Financial Instruments

     Statement of Financial Accounting Standards No. 107 requires disclosure about fair value for all financial instruments whether or not recognized for financial statement purposes. Management estimates that the fair values of all financial instruments as of December 31, 1997 approximate their carrying values based on their

                                STARNET, L.L.C.

terms and interest rates. The use of different market assumptions and/or estimation methodologies may have a significant effect on the estimated fair values.

     Customers who operate in Missouri and Illinois represent substantially all of the Company's customer base. Three customers comprised approximately 38% of accounts receivable as of December 31, 1997. However, no single customer comprised more than 10% of revenue for the year ended December 31, 1997.

(2) EQUIPMENT

     Equipment consisted of the following at December 31, 1997:

Internet and computer equipment.............................   $ 503,324
Furniture and office equipment..............................       2,750
                                                               ---------
                                                                 506,074
Less accumulated depreciation and amortization..............    (297,738)
                                                               ---------
                                                               $ 208,336
                                                               =========

(3) COMMITMENTS

     The Company leases office space and equipment under noncancelable leases expiring at various dates through 2002. Future minimum annual lease payments under noncancelable operating leases for each of the years ending December 31 are as follows:

1998...............................................  $32,873
1999...............................................   26,236
2000...............................................    2,716
2001...............................................      870
2002...............................................      400
                                                     -------
          Total minimum payments...................  $63,095
                                                     =======

     Rent expense for the year ended December 31, 1997 totaled $39,630.

     In addition, the Company has a verbal agreement to guarantee certain obligations of a related party with a telecommunications company for one year in the amount of $250,000.

                          INDEPENDENT AUDITORS' REPORT

The Board of Directors
Verio Inc.:


     We have audited the accompanying balance sheets of Computing Engineers Inc. as of December 31, 1996 and 1997, and the related statements of operations, stockholders' equity and cash flows for the years ended December 31, 1996 and 1997 and the period from January 1, 1998 to April 15, 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.


     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.


     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Computing Engineers Inc. as of December 31, 1996 and 1997, and the results of its operations and its cash flows for the years ended December 31, 1996 and 1997 and the period from January 1, 1998 to April 15, 1998, in conformity with generally accepted accounting principles.


                                            KPMG LLP

Denver, Colorado

March 4, 1999

                            COMPUTING ENGINEERS INC.

                                 BALANCE SHEETS
                           DECEMBER 31, 1996 AND 1997

                                ASSETS (NOTE 3)

                                                                 1996          1997
                                                              ----------    ----------
Current assets:
  Cash......................................................  $       --    $   15,995
  Trade receivables, net of allowance for doubtful accounts
     of $133,739 and $62,085 in 1996 and 1997,
     respectively...........................................     340,799       429,171
  Inventory.................................................          --        37,411
  Prepaid expenses and other................................       2,014         2,014
                                                              ----------    ----------
          Total current assets..............................     342,813       484,591
Equipment, net (note 2).....................................     821,637     1,049,662
Other assets, net...........................................          --        20,420
                                                              ----------    ----------
          Total assets......................................  $1,164,450    $1,554,673
                                                              ==========    ==========

                         LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
  Cash overdraft............................................  $   54,352    $       --
  Accounts payable..........................................     355,223       225,153
  Accrued liabilities.......................................       5,252        33,373
  Current portion of note payable (note 3)..................          --        84,352
  Current portion of obligations under capital leases (note
     4).....................................................     193,873       223,826
  Deferred revenue..........................................     146,010       249,817
                                                              ----------    ----------
          Total current liabilities.........................     754,710       816,521
Note payable, less current portion (note 3).................          --       585,002
Capital lease obligations, less current portion (note 4)....      49,776        28,811
                                                              ----------    ----------
          Total liabilities.................................     804,486     1,430,334
Stockholders' equity:
  Common stock, $10 par value, 1,000 shares authorized, 100
     shares issued and outstanding..........................       1,000         1,000
  Additional paid-in capital................................       5,000         5,000
  Retained earnings.........................................     353,964       118,339
                                                              ----------    ----------
          Total stockholders' equity........................     359,964       124,339
                                                              ----------    ----------
Commitments (note 4)
          Total liabilities and stockholders' equity........  $1,164,450    $1,554,673
                                                              ==========    ==========

                See accompanying notes to financial statements.

                            COMPUTING ENGINEERS INC.

                            STATEMENTS OF OPERATIONS
                     YEARS ENDED DECEMBER 31, 1996 AND 1997

               AND PERIOD FROM JANUARY 1, 1998 TO APRIL 15, 1998



                                                      YEARS ENDED DECEMBER 31,       PERIOD FROM
                                                      ------------------------     JANUARY 1, 1998
                                                         1996          1997       TO APRIL 15, 1998
                                                      ----------    ----------    -----------------
Revenue:
  Internet services.................................  $2,326,898    $3,321,562       $  914,000
  Consulting services...............................          --       162,683               --
  Computer hardware and software sales..............      88,664       537,057          491,000
  Other.............................................          --        58,176               --
                                                      ----------    ----------       ----------
          Total revenue.............................   2,415,562     4,079,478        1,405,000
                                                      ----------    ----------       ----------
Operating expenses:
  Internet services operating costs.................     606,522       632,653          174,000
  Costs of hardware and software sales..............     148,770       392,676          199,000
  Marketing and selling.............................      47,155       299,990          112,000
  General and administrative........................   1,179,149     2,041,265          761,000
  Depreciation and amortization.....................     144,953       329,296           54,000
                                                      ----------    ----------       ----------
          Total operating expenses..................   2,126,549     3,695,880        1,300,000
                                                      ----------    ----------       ----------
          Earnings from operations..................     289,013       383,598          105,000
Interest expense....................................     (19,254)      (95,223)         (11,000)
                                                      ----------    ----------       ----------
          Net earnings..............................  $  269,759    $  288,375       $   94,000
                                                      ==========    ==========       ==========
Pro forma information (unaudited):
  Historical net earnings...........................  $  269,759    $  288,375       $   94,000
  Pro forma adjustment for income tax expense.......    (103,000)     (110,000)         (28,000)
                                                      ----------    ----------       ----------
          Pro forma net earnings....................  $  166,759    $  178,375       $   66,000
                                                      ==========    ==========       ==========


                See accompanying notes to financial statements.

                            COMPUTING ENGINEERS INC.

                       STATEMENTS OF STOCKHOLDERS' EQUITY
                     YEARS ENDED DECEMBER 31, 1996 AND 1997

               AND PERIOD FROM JANUARY 1, 1998 TO APRIL 15, 1998



                                           COMMON STOCK      ADDITIONAL                     TOTAL
                                         ----------------     PAID-IN      RETAINED     STOCKHOLDERS'
                                         SHARES    AMOUNT     CAPITAL      EARNINGS        EQUITY
                                         ------    ------    ----------    ---------    -------------
BALANCES AT JANUARY 1, 1996............   100      $1,000      $5,000      $ 207,104      $ 213,104
Distributions to stockholders..........    --          --          --       (122,899)      (122,899)
Net earnings...........................    --          --          --        269,759        269,759
                                          ---      ------      ------      ---------      ---------
BALANCES AT DECEMBER 31, 1996..........   100       1,000       5,000        353,964        359,964
Distributions to stockholders..........    --          --          --       (524,000)      (524,000)
Net earnings...........................    --          --          --        288,375        288,375
                                          ---      ------      ------      ---------      ---------
BALANCES AT DECEMBER 31, 1997..........   100       1,000       5,000        118,339        124,339
Net earnings...........................    --          --          --         94,000         94,000
                                          ---      ------      ------      ---------      ---------
BALANCES AT APRIL 15, 1998.............    --      $   --      $   --      $ 212,339      $ 218,339
                                          ===      ======      ======      =========      =========


                See accompanying notes to financial statements.

                            COMPUTING ENGINEERS INC.

                            STATEMENTS OF CASH FLOWS
                     YEARS ENDED DECEMBER 31, 1996 AND 1997

               AND PERIOD FROM JANUARY 1, 1998 TO APRIL 15, 1998



                                                         YEARS ENDED
                                                         DECEMBER 31,            PERIOD FROM
                                                    ----------------------     JANUARY 1, 1998
                                                      1996         1997       TO APRIL 15, 1998
                                                    ---------    ---------    -----------------
Cash flows from operating activities:
  Net earnings....................................  $ 269,759    $ 288,375        $  94,000
  Adjustments to reconcile net earnings to net
     cash provided by operating activities:
     Depreciation and amortization................    144,953      329,296           54,000
     Provision for bad debts......................    133,739      165,153               --
     Changes in operating assets and liabilities:
       Trade receivables..........................   (472,524)    (253,525)         (56,000)
       Inventory..................................         --      (37,411)              --
       Prepaid expenses and other.................        142           --           (7,000)
       Accounts payable...........................    355,223     (130,070)         (32,000)
       Accrued liabilities........................        238       28,121           50,000
       Deferred revenue...........................    146,010      103,807          (16,000)
                                                    ---------    ---------        ---------
          Net cash provided by operating
            activities............................    577,540      493,746           87,000
                                                    ---------    ---------        ---------
Cash flows from investing activities -- purchases
  of equipment....................................   (336,776)    (228,892)              --
                                                    ---------    ---------        ---------
Cash flows from financing activities:
  Net change in cash overdraft....................    (15,314)     (54,352)              --
  Borrowings under note payable...................         --      700,000               --
  Debt issuance costs.............................         --      (20,420)              --
  Principal payments on note payable..............         --      (30,646)         (24,000)
  Principal payments on capital lease
     obligations..................................   (102,551)    (319,441)         (78,995)
  Distributions to shareholders...................   (122,899)    (524,000)              --
                                                    ---------    ---------        ---------
          Net cash used by financing activities...   (240,764)    (248,859)        (102,995)
                                                    ---------    ---------        ---------
          Increase (decrease) in cash.............         --       15,995          (15,995)
Cash at beginning of period.......................         --           --           15,995
                                                    ---------    ---------        ---------
Cash at end of period.............................  $      --    $  15,995        $      --
                                                    =========    =========        =========
Supplemental disclosure of cash flow
  information -- cash paid during the period for
  interest........................................  $  19,254    $  95,223        $  20,000
                                                    =========    =========        =========
Noncash investing and financing
  activities -- equipment acquired through capital
  lease obligations...............................  $ 346,200    $ 328,429        $      --
                                                    =========    =========        =========


                See accompanying notes to financial statements.

                            COMPUTING ENGINEERS INC.

                         NOTES TO FINANCIAL STATEMENTS
                           DECEMBER 31, 1996 AND 1997

(1) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  Organization and Basis of Presentation

     Computing Engineers Inc. (the Company) was incorporated in the State of Illinois on November 1, 1993. The Company is a provider of internet access services to businesses and individuals, primarily in Illinois.


     Effective April 15, 1998, the net assets of Computing Engineers Inc. were acquired by Verio Inc.


     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

  Equipment

     Equipment, including any assets held under capital leases, is stated at cost, less accumulated depreciation and amortization. Depreciation and amortization is recorded using the straight-line method over the shorter of the estimated useful lives of the related assets or the lease term, which is three years. Costs for normal repairs and maintenance are expensed as incurred.

  Long-Lived Assets

     The Company evaluates the carrying value of its long-lived assets under the provisions of Statement of Financial Accounting Standards No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of (SFAS 121). Statement No. 121 requires impairment losses to be recorded on long-lived assets used in operations when indicators of impairment are present and the undiscounted future cash flows estimated to be generated by those assets are less than the assets' carrying amount. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the fair value of the assets. Assets to be disposed of are reported at lower of the carrying amount or fair value less costs to sell.

  Revenue Recognition

     Internet services are recognized as the services are provided. The Company records deferred revenue for amounts billed and/or collected in advance.

     Revenue from consulting services is recognized when services have been rendered.

     Revenue from hardware and software sales is recognized upon shipment of the respective products if the Company's future obligations are not significant and collectibility is probable.

  Income Taxes

     No provision for income taxes has been included in the accompanying financial statements for 1996 or 1997 due to the Company's status as a subchapter S corporation. Accordingly, taxable income has been included in the tax returns of the stockholders. However, pro forma information has been included in the accompanying statements of operations to reflect a pro forma adjustment for income tax expense as if the Company had been a separate taxable entity subject to federal and state income taxes for all periods presented.

  Concentration of Credit Risk and Financial Instruments

     Statement of Financial Accounting Standards No. 107 requires disclosure about fair value for all financial instruments whether or not recognized for financial statement purposes. Management estimates that the fair

                            COMPUTING ENGINEERS INC.

values of all financial instruments as of December 31, 1996 and 1997 approximate their carrying values based on their terms and interest rates. The use of different market assumptions and/or estimation methodologies may have a significant effect on the estimated fair values.

(2) EQUIPMENT

     Equipment consisted of the following at December 31:

                                                               1996           1997
                                                             ---------     ----------
Internet and computer equipment............................  $ 973,392     $1,522,201
Furniture and office equipment.............................     22,048         30,560
                                                             ---------     ----------
                                                               995,440      1,552,761
Less accumulated depreciation and amortization.............   (173,803)      (503,099)
                                                             ---------     ----------
                                                             $ 821,637     $1,049,662
                                                             =========     ==========

     Equipment includes assets owned under capital leases with a net book value of $305,530 and $474,893 at December 31, 1996 and 1997, respectively.

(3) DEBT

     Debt consists of the following as of December 31, 1997:

Note payable bearing interest at prime plus 2.75% (11.25% at
  December 31, 1997), monthly principal and interest
  payments of $11,986 through May 12, 2004, secured by
  substantially all the assets of the Company...............  $669,354
Less current portion........................................   (84,352)
                                                              --------
                                                              $585,002
                                                              ========

(4) COMMITMENTS

     The Company leases certain computer and office equipment under capital leases. The Company also leases office space under noncancelable operating leases expiring at various dates through 2005. Future minimum annual lease payments under capital and noncancelable operating leases for each of the years ending December 31 are as follows:

                                                               CAPITAL     OPERATING
                                                               LEASES        LEASES
                                                              ---------    ----------
1998........................................................  $ 252,242    $  234,353
1999........................................................     29,695       219,153
2000........................................................         --       192,161
2001........................................................         --       197,120
2002........................................................         --       202,079
Thereafter..................................................         --       472,345
                                                              ---------    ----------
  Total minimum payments....................................    281,937    $1,517,211
                                                                           ==========
Less amount representing interest...........................    (29,300)
                                                              ---------
  Present value of net minimum lease payments...............    252,637
Less current portion........................................   (223,826)
                                                              ---------
                                                              $  28,811
                                                              =========

     Rent expense for the years ended December 31, 1996 and 1997 was $93,501 and $134,777, respectively.

                          INDEPENDENT AUDITORS' REPORT

The Board of Directors
LI Net, Inc.:


     We have audited the accompanying balance sheets of LI Net, Inc. as of April 30, 1997 and January 31, 1998, and the related statements of operations, stockholders' equity (deficit), and cash flows for the years ended April 30, 1996 and 1997, the nine months ended January 31, 1998 and the period from February 1, 1998 to April 9, 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.


     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.


     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of LI Net, Inc. as of April 30, 1997 and January 31, 1998, and the results of its operations and its cash flows for the years ended April 30, 1996 and 1997, the nine months ended January 31, 1998 and the period from February 1, 1998 to April 9, 1998 in conformity with generally accepted accounting principles.



                                            KPMG LLP


Denver, Colorado

March 4, 1999

                                  LI NET, INC.

                                 BALANCE SHEETS
                      APRIL 30, 1997 AND JANUARY 31, 1998

                                     ASSETS

                                                                1997        1998
                                                              --------    ---------
Current assets:
  Cash......................................................  $ 49,036    $  24,575
  Receivables (note 3):
     Trade, net of all allowance for doubtful accounts of
      $28,948 and $50,000, respectively.....................   157,643      225,148
     Other..................................................        --        6,000
  Prepaid expenses and other................................     3,850        3,850
                                                              --------    ---------
          Total current assets..............................   210,529      259,573
Equipment, net (notes 2 and 3)..............................   355,906      500,654
Other assets................................................    25,057       28,708
                                                              --------    ---------
          Total assets......................................  $591,492    $ 788,935
                                                              ========    =========
                  LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)
Current liabilities:
  Accounts payable..........................................  $171,038    $ 245,777
  Accrued liabilities.......................................    13,942       22,521
  Current portion of notes payable (note 3):
     Bank...................................................        --       22,476
     Related party (note 6).................................     9,038        8,885
  Revolving line of credit (note 3).........................    15,265       39,993
  Current portion of obligations under capital leases (note
     4).....................................................    52,090       81,652
  Deferred revenue..........................................    77,766      158,740
                                                              --------    ---------
          Total current liabilities.........................   339,139      580,044
Notes payable, less current portion (note 3):
  Bank......................................................        --       93,542
  Related party (note 6)....................................   126,052      114,029
Capital lease obligations, less current portion (note 4)....    87,826       62,453
                                                              --------    ---------
          Total liabilities.................................   553,017      850,068
Stockholders' equity (deficit):
  Common stock, no par value, 100 shares authorized and
     issued.................................................    44,000       44,000
  Additional paid-in capital................................        --      273,100
  Retained earnings (deficit)...............................     6,375     (378,233)
  Treasury stock -- 5 shares at April 30, 1997, at cost.....   (11,900)          --
                                                              --------    ---------
          Total stockholders' equity (deficit)..............    38,475      (61,133)
                                                              --------    ---------
Commitments (note 4)
          Total liabilities and stockholders' equity
            (deficit).......................................  $591,492    $ 788,935
                                                              ========    =========

                See accompanying notes to financial statements.

                                  LI NET, INC.

                            STATEMENTS OF OPERATIONS

    YEARS ENDED APRIL 30, 1996 AND 1997, NINE MONTHS ENDED JANUARY 31, 1998


               AND PERIOD FROM FEBRUARY 1, 1998 TO APRIL 9, 1998



                                                                        NINE MONTHS     PERIOD FROM
                                              YEARS ENDED APRIL 30,        ENDED        FEBRUARY 1,
                                              ----------------------    JANUARY 31,       1998 TO
                                                1996         1997          1998        APRIL 9, 1998
                                              --------    ----------    -----------    -------------
Revenue:
  Internet services.........................  $608,714    $1,033,595    $1,430,480       $554,000
  Computer hardware sales...................   152,854       325,723        90,233        147,000
                                              --------    ----------    ----------       --------
          Total revenue.....................   761,568     1,359,318     1,520,713        701,000
                                              --------    ----------    ----------       --------
Operating expenses:
  Internet services operating costs.........   197,025       317,225       551,993        228,000
  Costs of hardware sold....................    73,370       156,347        42,987         71,000
  Selling, general and administrative
     expenses(note 7).......................   358,627       769,898     1,180,146        408,000
  Depreciation..............................    64,470        77,762       100,902         39,000
                                              --------    ----------    ----------       --------
          Total operating expenses..........   693,492     1,321,232     1,876,028        746,000
          Earnings (loss) from operations...    68,076        38,086      (355,315)       (45,000)
Interest expense............................   (10,596)      (55,325)      (29,293)       (34,000)
                                              --------    ----------    ----------       --------
          Earnings (loss) before income
            taxes...........................    57,480       (17,239)     (384,608)       (79,000)
Income tax expense (note 5).................    (7,600)           --            --             --
                                              --------    ----------    ----------       --------
          Net earnings (loss)...............  $ 49,880    $  (17,239)   $ (384,608)      $(79,000)
                                              ========    ==========    ==========       ========


                See accompanying notes to financial statements.

                                  LI NET, INC.

                  STATEMENTS OF STOCKHOLDERS' EQUITY (DEFICIT)

    YEARS ENDED APRIL 30, 1996 AND 1997, NINE MONTHS ENDED JANUARY 31, 1998


               AND PERIOD FROM FEBRUARY 1, 1998 TO APRIL 9, 1998



                                                                                           TOTAL
                                                ADDITIONAL    RETAINED                 STOCKHOLDERS'
                                     COMMON      PAID-IN      EARNINGS     TREASURY       EQUITY
                                      STOCK      CAPITAL      (DEFICIT)     STOCK        (DEFICIT)
                                     -------    ----------    ---------    --------    -------------
BALANCES AT MAY 1, 1995............  $44,000     $     --     $ (26,266)   $     --      $  17,734
Purchase of treasury stock.........       --           --            --     (10,000)       (10,000)
Net earnings.......................       --           --        49,880          --         49,880
                                     -------     --------     ---------    --------      ---------
BALANCES AT APRIL 30, 1996.........   44,000           --        23,614     (10,000)        57,614
Purchase of treasury stock.........       --           --            --     (13,800)       (13,800)
Issuance of treasury stock for
  services (note 7)................       --           --            --      11,900         11,900
Net loss...........................       --           --       (17,239)         --        (17,239)
                                     -------     --------     ---------    --------      ---------
BALANCES AT APRIL 30, 1997.........   44,000           --         6,375     (11,900)        38,475
Issuance of treasury stock for
  services (note 7)................       --      273,100            --      11,900        285,000
Net loss...........................       --           --      (384,608)         --       (384,608)
                                     -------     --------     ---------    --------      ---------
BALANCES AT JANUARY 31, 1998.......   44,000      273,100      (378,233)         --        (61,133)
Net loss...........................       --           --       (79,000)         --        (79,000)
                                     -------     --------     ---------    --------      ---------
BALANCES AT APRIL 9, 1998..........  $44,000     $273,100     $(457,233)   $     --      $(140,133)
                                     =======     ========     =========    ========      =========


                See accompanying notes to financial statements.

                                  LI NET, INC.

                            STATEMENTS OF CASH FLOWS

  YEARS ENDED APRIL 30, 1996 AND 1997, NINE MONTHS ENDED JANUARY 31, 1998 AND


                 PERIOD FROM FEBRUARY 1, 1998 TO APRIL 9, 1998



                                                                            NINE       PERIOD FROM
                                                      YEARS ENDED          MONTHS      FEBRUARY 1,
                                                       APRIL 30,            ENDED         1998
                                                 ---------------------   JANUARY 31,   TO APRIL 9,
                                                   1996        1997         1998          1998
                                                 ---------   ---------   -----------   -----------
Cash flows from operating activities:
  Net earnings (loss)..........................  $  49,880   $ (17,239)   $(384,608)    $ (79,000)
  Adjustments to reconcile net earnings (loss)
     to net cash provided by operating
     activities:
     Depreciation..............................     64,470      77,762      100,902        39,000
     Provision for bad debts...................         --      28,948       50,000            --
     Issuance of treasury stock for services...         --      11,900      285,000            --
     Changes in operating assets and
       liabilities:
       Receivables.............................    (66,218)   (103,079)    (123,505)      (24,000)
       Prepaid expenses and other current
          assets...............................         --      (3,850)          --         1,000
       Other assets............................    (13,602)     (6,580)      (3,651)       15,000
       Accounts payable and accrued
          liabilities..........................     88,042      67,313       83,318       124,000
       Deferred revenue........................         --      77,766       80,974         8,000
                                                 ---------   ---------    ---------     ---------
          Net cash provided by operating
            activities.........................    122,572     132,941       88,430        84,000
                                                 ---------   ---------    ---------     ---------
Cash flows from investing
  activities -- purchases of equipment.........   (149,667)    (94,633)    (182,471)     (143,000)
                                                 ---------   ---------    ---------     ---------
Cash flows from financing activities:
  Borrowings under revolving lines of credit...         --      15,265       24,728            --
  Proceeds from borrowings from debt
     issuances.................................         --          --      130,000       287,000
  Principal payments on notes payable to
     bank......................................         --          --      (13,982)           --
  Proceeds from borrowings from related
     parties...................................    107,713          --           --            --
  Principal payments on notes payable to
     related party.............................    (21,128)    (13,677)     (12,176)           --
  Principal payments on capital lease
     obligations...............................         --     (39,872)     (58,990)     (137,000)
  Purchase of treasury stock...................    (10,000)    (13,800)          --            --
                                                 ---------   ---------    ---------     ---------
          Net cash provided (used) by financing
            activities.........................     76,585     (52,084)      69,580       150,000
                                                 ---------   ---------    ---------     ---------
          Net increase (decrease) in cash......     49,490     (13,776)     (24,461)       91,000
Cash at beginning of period....................     13,322      62,812       49,036        24,575
                                                 ---------   ---------    ---------     ---------
Cash at end of period..........................  $  62,812   $  49,036    $  24,575     $ 115,575
                                                 =========   =========    =========     =========
Supplemental disclosure of cash flow
  information -- cash paid during the period
  for interest.................................  $  10,596   $  39,621    $  22,593     $  34,000
                                                 =========   =========    =========     =========
Noncash investing and financing activities --
  equipment acquired through capital lease
  obligations..................................  $  32,876   $ 146,912    $  63,179     $      --
                                                 =========   =========    =========     =========


                See accompanying notes to financial statements.

                                  LI NET, INC.

                         NOTES TO FINANCIAL STATEMENTS

                      APRIL 30, 1997 AND JANUARY 31, 1998


(1) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  Organization and Basis of Presentation

     LI Net, Inc. (the Company) was incorporated in the State of New York and provides regional internet access services to customers in New York.


     Effective April 30, 1998, the net assets of LI Net, Inc. were acquired by Verio, Inc.


     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

  Equipment

     Equipment, including assets held under capital leases, is stated at cost, less accumulated depreciation. Depreciation is recorded using the straight-line method over the shorter of the estimated useful lives of the related assets or the lease terms, which range from three to five years. Costs for normal repairs and maintenance are expensed as incurred.

  Long-Lived Assets

     The Company evaluates the carrying value of its long-lived assets under the provisions of Statement of Financial Accounting Standards No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of (SFAS 121). SFAS 121 requires impairment losses to be recorded on long-lived assets used in operations, including goodwill, when indications of impairment are present and the undiscounted future cash flows estimated to be generated by those assets are less than the assets' carrying amount. If such assets are impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the estimated fair value of the assets. Assets to be disposed of are reported at the lower of the carrying value or fair value, less costs to sell.

  Revenue Recognition

     Internet services are recognized as the services are provided. The Company records deferred revenue for amounts billed and/or collected in advance.

     Revenue from hardware sales is recognized upon shipment of the respective products if the Company's future obligations are not significant and collectibility is probable.

  Income Taxes

     Income taxes are accounted for under the provisions of Statement of Financial Accounting Standards No. 109, Accounting for Income Taxes, (SFAS 109). Under SFAS 109, deferred income taxes are recognized for the future tax consequences of differences between the tax bases of assets and liabilities and their financial reporting amounts at each year-end based on enacted tax laws and statutory rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized.

                                  LI NET, INC.

  Concentration of Credit Risk and Financial Instruments

     Statement of Financial Accounting Standards No. 107 requires disclosure about fair value for all financial instruments whether or not recognized for financial statement purposes. Management estimates that the fair values of all financial instruments as of April 30, 1997 and January 31, 1998, approximate their carrying values based on their terms and interest rates. The use of different market assumptions and/or estimation methodologies may have a significant effect on the estimated fair values.

(2) EQUIPMENT

     Equipment consisted of the following at April 30, 1997 and January 31, 1998:

                                                                1997          1998
                                                              ---------     ---------
Internet and computer equipment.............................  $ 409,376     $ 641,881
Furniture and office equipment..............................     67,532        80,677
Leasehold improvements......................................     32,297        32,297
                                                              ---------     ---------
                                                                509,205       754,855
Less accumulated depreciation and amortization..............   (153,299)     (254,201)
                                                              ---------     ---------
                                                              $ 355,906     $ 500,654
                                                              =========     =========

     Equipment includes assets held under capital leases with a net book value of approximately $139,000 and $155,000 at April 30, 1997 and January 31, 1998, respectively.

(3) DEBT

     During fiscal 1998, the Company entered into a loan agreement with a bank and borrowed $130,000. The loan is secured by the Company's equipment, and bears interest at 8.75%. Principal and interest payments of $2,683 are due monthly through 2002. At January 31, 1998, the outstanding balance was $116,018.

     At April 30, 1997 and January 31, 1998, the Company had a $50,000 revolving line of credit agreement with a bank, secured by receivables, under which $15,265 and $39,993 was outstanding, respectively. Borrowings under the line bear interest at the bank's prime lending rate plus 2% (10.5% at January 31, 1997) and are due in 1998.

     Maturities of the line of credit and note payable for each of the years ending January 31 are as follows:

1999..............................................  $ 62,469
2000..............................................    25,384
2001..............................................    27,247
2002..............................................    29,732
2003..............................................    11,179
                                                    --------
                                                    $156,011
                                                    ========

(4) COMMITMENTS

     The Company leases certain computer and office equipment under capital leases. The Company also leases office space under noncancelable operating leases expiring at various dates through 2002.

                                  LI NET, INC.

     Future minimum annual lease payments under capital and noncancelable operating leases for each of the years ending January 31 are as follows:

                                                              CAPITAL     OPERATING
                                                               LEASES      LEASES
                                                              --------    ---------
1999........................................................  $100,042    $ 63,879
2000........................................................    53,085      47,121
2001........................................................    17,937      23,386
2002........................................................    10,060       5,459
                                                              --------    --------
  Total minimum payments....................................   181,124    $139,845
                                                                          ========
Less amount representing interest...........................   (37,019)
                                                              --------
  Present value of net minimum lease payments...............   144,105
Less current portion........................................   (81,652)
                                                              --------
                                                              $ 62,453
                                                              ========

     Rent expense for the years ended April 30, 1996 and 1997 and nine months ended January 31, 1998, was $25,335, $35,353, and $52,779 respectively.

(5) INCOME TAXES

     Income tax expense (benefit) for the years ended April 30, 1996 and 1997 and nine months ended January 31, 1998 differs from the amounts that would result from applying the federal statutory rate of 34% as follows:

                                                       1996       1997        1998
                                                      -------    -------    ---------
Expected tax expense (benefit)......................  $19,543    $(5,861)   $(130,777)
State income taxes, net of federal benefit..........    2,300       (690)     (15,374)
Nondeductible expenses..............................       --        622        1,653
Change in valuation allowance for deferred tax
  assets............................................  (14,243)     5,929      144,498
                                                      -------    -------    ---------
          Actual income tax expense.................  $ 7,600    $    --    $      --
                                                      =======    =======    =========

     Temporary differences that give rise to the components of deferred tax assets and liabilities as of April 30, 1997 and January 31, 1998 are as follows:

                                                                1997        1998
                                                              --------    ---------
Deferred tax assets:
  Net operating loss carryforwards..........................  $ 12,738    $ 148,824
  Accounts receivable, due to allowance for doubtful
     accounts for financial statement purposes only.........    11,000       30,000
  Other.....................................................       173          140
                                                              --------    ---------
          Total deferred tax assets.........................    23,911      178,964
  Valuation allowance.......................................    (5,929)    (150,427)
                                                              --------    ---------
          Net deferred tax assets...........................    17,982       28,537
                                                              --------    ---------
Deferred tax liability:
  Equipment, due to differences in depreciation for
     financial statement and tax purposes...................   (17,982)     (28,537)
                                                              --------    ---------
          Net deferred tax asset (liability)................  $     --    $      --
                                                              ========    =========

                                  LI NET, INC.

     As of January 31, 1998, the Company has a net operating loss carryforward of approximately $392,000 for federal income tax purposes which will expire in 2013, if not utilized. A valuation allowance has been recorded for a portion of the related deferred tax asset due to the uncertainty relating to the realization of the net operating loss carryforward in the future.

(6) TRANSACTIONS WITH RELATED PARTIES

     Notes payable to related party at April 30, 1997 and January 31, 1998 included $93,917 and $89,334, respectively, of unsecured notes due to stockholders of the Company. The loans bear interest at 10% with the principal and interest due in total on July 1, 1999 or upon sale of 50% or more of the stock of the stockholders.

     Also included in notes payable to related party at April 30, 1997 and January 31, 1998 was an unsecured note due to a relative of a stockholder of the Company. Principal outstanding on the note was $41,176 and $33,580 at April 30, 1997 and January 31, 1998, respectively. The note bears interest at 10% and is payable in monthly principal and interest payments of $1,062 until 2001.

     Maturities of notes payable to related parties for each of the years ending January 31 are as follows:

1999..............................................  $  8,885
2000..............................................   100,087
2001..............................................    11,878
2002..............................................     2,064
                                                    --------
                                                    $122,914
                                                    ========

(7) STOCKHOLDERS' EQUITY

     During the year ended April 30, 1997 and the nine months ended January 31, 1998, the Company issued treasury shares to an officer as compensation for services. The Company recorded compensation expense of $11,900 and $285,000, respectively, which, in the opinion of the Company's Board of Directors, represented fair value of the shares at the date of issuance.

                          INDEPENDENT AUDITORS' REPORT

The Board of Directors
  Verio Inc.:

     We have audited the accompanying balance sheet of NTX, Inc. as of June 30, 1998, and the related statements of operations, stockholders' deficit, and cash flows for the nine months then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

     We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of NTX, Inc. as of June 30, 1998, and the results of its operations and its cash flows for the nine months then ended, in conformity with generally accepted accounting principles.

                                            KPMG LLP

Denver, Colorado
August 5, 1998

                                   NTX, INC.

                                 BALANCE SHEET
                                 JUNE 30, 1998

                                     ASSETS


Current assets:
  Cash......................................................   $    91,373
  Restricted cash...........................................       537,572
  Receivables:
     Trade, net of allowance for doubtful accounts of
      $337,063..............................................     1,080,965
     Other..................................................        25,000
  Prepaid expenses and other................................        20,523
                                                               -----------
          Total current assets..............................     1,755,433
Equipment and leasehold improvements, net (note 2)..........       525,942
Other assets, net...........................................        21,231
                                                               -----------
          Total assets......................................   $ 2,302,606
                                                               ===========

                  LIABILITIES AND STOCKHOLDERS' DEFICIT

Current liabilities:
  Accounts payable..........................................   $   721,248
  Accrued liabilities.......................................       346,370
  Deferred revenue..........................................     1,904,564
                                                               -----------
          Total current liabilities.........................     2,972,182
                                                               -----------
Stockholders' deficit (note 3):
  Common stock, no par value, 4,210,524 shares authorized,
     issued and outstanding.................................     3,640,000
  Accumulated deficit.......................................    (4,309,576)
                                                               -----------
          Total stockholders' deficit.......................      (669,576)
                                                               -----------
Commitments (note 4)
          Total liabilities and stockholders' deficit.......   $ 2,302,606
                                                               ===========

                See accompanying notes to financial statements.

                                   NTX, INC.

                            STATEMENT OF OPERATIONS
                        NINE MONTHS ENDED JUNE 30, 1998

Revenue:
  Web hosting...............................................   $ 3,552,716
  Domain name registration..................................     2,733,506
  Other.....................................................       316,320
                                                               -----------
          Total revenue.....................................     6,602,542
                                                               -----------
Costs and expenses:
  Operating.................................................     1,315,039
  Selling, general and administrative.......................     5,750,785
  Stock-based compensation (note 3).........................     3,640,000
  Depreciation and amortization.............................       124,818
                                                               -----------
          Total costs and expenses..........................    10,830,642
                                                               -----------
          Loss from operations..............................    (4,228,100)
                                                               -----------
Other income (expense):
  Interest income...........................................         6,131
  Interest expense..........................................          (380)
                                                               -----------
          Net loss..........................................   $(4,222,349)
                                                               ===========

                See accompanying notes to financial statements.

                                   NTX, INC.

                       STATEMENT OF STOCKHOLDERS' DEFICIT
                        NINE MONTHS ENDED JUNE 30, 1998

                                                                                        TOTAL
                                              MEMBERS'     COMMON     ACCUMULATED   STOCKHOLDERS'
                                               DEFICIT      STOCK       DEFICIT        DEFICIT
                                              ---------   ---------   -----------   -------------
BALANCES AT OCTOBER 1, 1997.................  $(160,936)         --   $        --    $  (160,936)
Contributions from members..................     73,709          --            --         73,709
Issuance of common stock in connection with
  reincorporation...........................     87,227          --       (87,227)            --
Stock-based compensation expense (note 3)...         --   3,640,000            --      3,640,000
Net loss....................................         --          --    (4,222,349)    (4,222,349)
                                              ---------   ---------   -----------    -----------
BALANCE AT JUNE 30, 1998....................  $      --   3,640,000   $(4,309,576)   $  (669,576)
                                              =========   =========   ===========    ===========

                See accompanying notes to financial statements.

                                    NTX, INC.

                             STATEMENT OF CASH FLOWS
                         NINE MONTHS ENDED JUNE 30, 1998

Cash flows from operating activities:
  Net loss..................................................   $(4,222,349)
  Adjustments to reconcile net loss to net cash provided by
     operating activities:
     Depreciation and amortization..........................       124,818
     Provision for bad debts................................       259,499
     Stock-based compensation expense.......................     3,640,000
     Changes in operating assets and liabilities:
       Trade and other accounts receivable..................    (1,118,363)
       Prepaid expenses and other...........................       (20,523)
       Accounts payable.....................................       434,822
       Accrued liabilities..................................       209,994
       Deferred revenue.....................................     1,469,194
       Other assets, net....................................       (21,231)
                                                               -----------
          Net cash provided by operating activities.........       755,861
                                                               -----------
Cash flows from investing activities:
  Purchases of equipment and leasehold improvements.........      (419,386)
  Restricted cash...........................................      (461,841)
                                                               -----------
          Net cash used by investing activities.............      (881,227)
                                                               -----------
Cash flows from financing activities -- contributions from
  members...................................................        73,709
                                                               -----------
          Net decrease in cash..............................       (51,657)
Cash at the beginning of period.............................       143,030
                                                               -----------
Cash at end of period.......................................   $    91,373
                                                               ===========

                See accompanying notes to financial statements.

                                   NTX, INC.

                         NOTES TO FINANCIAL STATEMENTS
                                 JUNE 30, 1998

(1) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

ORGANIZATION AND BASIS OF PRESENTATION

     NTX, Inc. d/b/a TABNet (the Company), was incorporated as a subchapter S Corporation in the State of California on November 24, 1997. Prior to incorporation as a subchapter S Corporation, the Company was operating as NTX, L.L.C., a limited liability corporation. All assets and liabilities of the L.L.C. were contributed to the Company upon incorporation and recorded at historical cost. The Company provides web hosting and domain name registration services to customers primarily in the United States.

     Effective July 7, 1998, Verio Inc. acquired 100% of the outstanding common stock of the Company.

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of revenue and expenses during the reporting period. Actual results may differ from those estimates.

RESTRICTED CASH

     Restricted cash represents the retained portion of customer payments by the Company's credit card merchant bank processors and is restricted for a period of approximately six months after each payment transaction.

EQUIPMENT AND LEASEHOLD IMPROVEMENTS

     Equipment and leasehold improvements are recorded at cost, less accumulated depreciation. Depreciation is recorded over the estimated useful lives of the assets ranging from 3 to 5 years using the straight-line method. Leasehold improvements are amortized over the shorter of the lease term or the estimated useful life of the asset. Costs for normal repairs and maintenance are expensed as incurred.

LONG-LIVED ASSETS

     The Company evaluates the carrying value of its long-lived assets under the provisions of Statement of Financial Accounting Standards No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of (Statement No. 121). Statement No. 121 requires impairment losses to be recognized on long-lived assets used in operations, including goodwill, when indications of impairment are present and the undiscounted future cash flows estimated to be generated by those assets are less than the assets' carrying amount. If such assets are impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds their fair value. Assets to be disposed of are reported at the lower of the carrying amount or fair value, less costs to sell.

REVENUE RECOGNITION

     Web hosting and domain name registration revenue is recognized as the services are provided. Set-up fees are recognized when installation is completed. The Company records deferred revenue for accounts billed and/or collected in advance.

INCOME TAXES

     No provision for income taxes has been included in the accompanying financial statements for the nine months ended June 30, 1998 due to the Company's status as a limited liability corporation and subchapter S Corporation. Accordingly, net losses for the period were included in the respective individual tax returns of the members and stockholders.

                                   NTX, INC.

STOCK-BASED COMPENSATION

     The Company accounts for its stock-based employee compensation using the intrinsic value based method prescribed by Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees, and related interpretations (APB 25). The Company has no options outstanding at June 30, 1998, and no formal stock option plan in place. The Company will provide the pro forma disclosures of net loss as if the fair value based method of accounting for the stock-based compensation, as prescribed by Statement of Financial Accounting Standards No. 123, Accounting for Stock-Based Compensation (SFAS 123), had been applied, in the future as applicable.

CONCENTRATION OF CREDIT RISK AND FINANCIAL INSTRUMENTS

     Statement of Financial Accounting Standards No. 107 requires disclosure about fair value for all financial instruments whether or not recognized for financial statement purposes. Management estimates that the fair values of all financial instruments as of June 30, 1998 approximate their carrying amounts based on their terms and interest rates. The use of different market assumptions and/or estimation methodologies may have a significant effect on the estimated fair values.

(2) EQUIPMENT AND LEASEHOLD IMPROVEMENTS

     Equipment and leasehold improvements consisted of the following at June 30, 1998:

Internet and computer equipment.............................   $ 668,307
Furniture and leasehold improvements........................      52,396
                                                               ---------
                                                                 720,703
  Less accumulated depreciation.............................    (194,761)
                                                               ---------
                                                               $ 525,942
                                                               =========

(3) STOCKHOLDERS' DEFICIT

     During the nine months ended June 30, 1998, the Company granted rights to acquire a specific percentage ownership in the Company to four employees as compensation. The Company recorded stock-based compensation expense of $3,640,000 which, in the opinion of the Company's Board of Directors, represented fair value at the date of grant based on the per share price paid by Verio Inc. in the acquisition of the Company's common stock.

(4) COMMITMENTS

     The Company leases its facilities under long-term operating leases expiring at various dates through 2003. Future minimum lease payments consist of the following at June 30, 1998:

                    YEAR ENDING JUNE 30:
                    --------------------
  1999......................................................   $120,148
  2000......................................................     70,188
  2001......................................................     23,610
  2002......................................................     22,920
  2003......................................................     19,100
                                                               --------
          Total minimum lease payments......................   $255,966
                                                               ========

     Rent expense totaled $78,688 for the nine months ended June 30, 1998.

                                   NTX, INC.

     The Company has entered into marketing agreements for internet search engines and an agreement which provides for internet access. Future payments under these noncancelable agreements as of June 30, 1998 are as follows:

                    YEAR ENDING JUNE 30:
                    --------------------
  1999......................................................   $4,672,300
  2000......................................................    1,438,500

                          INDEPENDENT AUDITORS' REPORT



The Board of Directors


Verio, Inc.:



     We have audited the accompanying consolidated balance sheet of Best Internet Communications, Inc. and subsidiaries as of December 31, 1998 and the related consolidated statements of operations, shareholders' equity and cash flows for the year then ended. These consolidated statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit.



     We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.



     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Best Internet Communications, Inc. and subsidiaries as of December 31, 1998 and the results of their operations and their cash flows for the year then ended in conformity with generally accepted accounting principles.



                                            KPMG LLP



Denver, Colorado


March 10, 1999

                       BEST INTERNET COMMUNICATIONS, INC.


                                AND SUBSIDIARIES



                           CONSOLIDATED BALANCE SHEET


                               DECEMBER 31, 1998


                      (IN THOUSANDS, EXCEPT SHARE AMOUNTS)



                                     ASSETS



Current assets:
  Cash and cash equivalents.................................  $ 4,911
  Certificate of deposit....................................       49
  Accounts receivable, net of allowance for doubtful
     accounts of $1,792.....................................    3,562
  Inventory.................................................       22
  Prepaid expenses and other current assets.................      409
                                                              -------
          Total current assets..............................    8,953
Equipment and leasehold improvements, net...................   15,111
Investments.................................................      577
Goodwill, net of accumulated amortization of $533...........      976
Other assets................................................      161
                                                              -------
          Total assets......................................  $25,778
                                                              =======

                LIABILITIES AND SHAREHOLDERS' EQUITY

Current Liabilities:
  Accounts payable..........................................  $ 3,678
  Other accrued liabilities.................................    4,541
  Deferred revenue..........................................    4,924
  Current portion of notes payable..........................    1,473
  Current portion of capital lease obligations..............      308
                                                              -------
          Total current liabilities.........................   14,924
Notes payable, less current portion, net of discount........    4,077
Deferred rent...............................................      729
Capital lease obligations, less current portion.............      145
                                                              -------
          Total liabilities.................................   19,875
                                                              -------
Shareholders' equity:
  Preferred stock, $0.001 par value, authorized 10,000,000
     shares; none issued or outstanding.....................       --
  Common stock, $0.001 par value, authorized 60,000,000
     shares; issued and outstanding 35,890,398 shares.......       36
  Additional paid-in capital................................    9,533
  Notes receivable from shareholders........................   (1,513)
  Accumulated deficit.......................................   (2,153)
                                                              -------
          Total shareholders' equity........................    5,903
                                                              -------
Commitments (notes 5 and 8)
          Total liabilities and shareholders' equity........  $25,778
                                                              =======



          See accompanying notes to consolidated financial statements.

                       BEST INTERNET COMMUNICATIONS, INC.


                                AND SUBSIDIARIES



                      CONSOLIDATED STATEMENT OF OPERATIONS


                          YEAR ENDED DECEMBER 31, 1998


                                 (IN THOUSANDS)



Revenue.....................................................  $40,713
                                                              -------
Operating costs and expenses:
  Cost of revenue...........................................   11,887
  Sales and marketing.......................................    6,895
  Product development and systems engineering...............    2,822
  General and administrative................................   13,908
  Merger costs..............................................    6,675
                                                              -------
          Total operating costs and expenses................   42,187
                                                              -------
Loss from operations........................................   (1,474)
Other expense:
  Interest expense, net.....................................     (328)
  Other, net................................................     (793)
                                                              -------
Loss before income taxes....................................   (2,595)
Income tax expense..........................................      935
                                                              -------
          Net loss..........................................  $(3,530)
                                                              =======
Pro forma information (unaudited) (note 1):
  Historical net loss.......................................  $(3,530)
  Pro forma adjustment to income tax expense................      843
                                                              -------
          Pro forma net loss................................  $(4,373)
                                                              =======



          See accompanying notes to consolidated financial statements.

                       BEST INTERNET COMMUNICATIONS, INC.


                                AND SUBSIDIARIES



                 CONSOLIDATED STATEMENT OF SHAREHOLDERS' EQUITY


                          YEAR ENDED DECEMBER 31, 1998


                      (IN THOUSANDS, EXCEPT SHARE AMOUNTS)



                                SERIES B                                               NOTES         RETAINED
                            PREFERRED STOCK         COMMON STOCK       ADDITIONAL    RECEIVABLE      EARNINGS         TOTAL
                          --------------------   -------------------    PAID-IN         FROM       (ACCUMULATED   SHAREHOLDERS'
                            SHARES     AMOUNT      SHARES     AMOUNT    CAPITAL     SHAREHOLDERS     DEFICIT)        EQUITY
                          ----------   -------   ----------   ------   ----------   ------------   ------------   -------------
Balances, January 1,
  1998..................   3,462,000   $ 4,229   31,120,237    $31       4,209           (889)         1,377          8,957
Exercise of stock
  options for cash......          --                687,446      1         450             --             --            451
Exercise of stock
  options for notes.....          --                620,715      1         468           (469)            --             --
Interest on notes
  receivable from
  shareholders..........          --                     --     --          --           (155)            --           (155)
Conversion of preferred
  shares to common
  stock.................  (3,462,000)   (4,229)   3,462,000      3       4,226                                           --
Contribution from
  shareholders..........          --        --           --     --         180             --             --            180
Net loss................                                                                              (3,530)        (3,530)
                          ----------   -------   ----------    ---       -----         ------         ------         ------
Balances, December 31,
  1998..................          --   $    --   35,890,398    $36       9,533         (1,513)        (2,153)         5,903
                          ==========   =======   ==========    ===       =====         ======         ======         ======



          See accompanying notes to consolidated financial statements.

                       BEST INTERNET COMMUNICATIONS, INC.


                                AND SUBSIDIARIES



                      CONSOLIDATED STATEMENT OF CASH FLOWS


                          YEAR ENDED DECEMBER 31, 1998


                                 (IN THOUSANDS)



Cash flows from operating activities:
  Net loss..................................................  $(3,530)
  Adjustments to reconcile net loss to net cash provided by
     operating activities:
     Depreciation and amortization..........................    3,068
     Loss (gain) on sale and trade-in of equipment..........      276
     Amortization of discount on convertible debt...........      310
     Deferred income tax expense............................       88
     Changes in operating assets and liabilities:
       Accounts receivable..................................   (1,012)
       Inventory............................................       13
       Prepaid expenses and other assets....................      (77)
       Accounts payable.....................................    2,444
       Other accrued liabilities............................    3,942
       Deferred revenue.....................................    2,346
       Deferred rent........................................      610
                                                              -------
          Net cash provided by operating activities.........    8,478
                                                              -------
Cash flows from investing activities:
  Purchases of equipment and leasehold improvements.........   (9,344)
  Issuance of note receivable...............................      160
  Purchase of investments...................................     (233)
  Purchase of certificate of deposit........................      (49)
  Other.....................................................      (23)
                                                              -------
          Net cash used by investing activities.............   (9,489)
                                                              -------
Cash flows from financing activities:
  Proceeds from exercise of stock options...................      451
  Proceeds from notes payable...............................      680
  Principal payments on notes payable.......................     (609)
  Loans to shareholder......................................     (154)
  Principal payments on capital lease obligations...........     (298)
  Contribution from shareholders............................      180
                                                              -------
          Net cash provided by financing activities.........      250
                                                              -------
          Net decrease in cash and cash equivalents.........     (761)
Cash and cash equivalents, beginning of year................    5,672
                                                              -------
Cash and cash equivalents, end of year......................  $ 4,911
                                                              =======
Supplemental disclosures of cash flow information:
  Cash paid for interest....................................  $   612
                                                              =======
  Cash paid for income taxes................................  $   200
                                                              =======



          See accompanying notes to consolidated financial statements.

                       BEST INTERNET COMMUNICATIONS, INC.


                                AND SUBSIDIARIES



                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


                               DECEMBER 31, 1998


                      (IN THOUSANDS, EXCEPT SHARE AMOUNTS)



(1) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES



     (A) BUSINESS AND BASIS OF PRESENTATION



     Best Internet Communications, Inc. (the Company) was incorporated in California on September 21, 1994. The Company is a provider of Web hosting and related enhanced Internet services to small and medium sized businesses. The Company focuses on delivering high-quality, reliable and flexible services that are backed by 24X7 customer support. On May 27, 1998, the Company merged with Hiway Technologies, Inc. (Hiway Florida), a company based in Florida in a business combination accounted for as a pooling of interests. Hiway Florida was formed on April 6, 1995 and operated as an S corporation. On January 5, 1999, all of the Company's outstanding common shares were acquired by Verio, Inc.



     The consolidated financial statements include the accounts of the Company and its majority-owned subsidiaries. All significant intercompany balances and transactions have been eliminated.



     The Company has minority investments in certain of its foreign resellers. The activities of these entities are not significant.



     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.



     (B) CASH AND CASH EQUIVALENTS



     The Company considers all highly liquid investments purchased with maturities of three months or less to be cash equivalents.



     (C) FINANCIAL INSTRUMENTS



     Carrying amounts of certain financial instruments held by the Company including cash and cash equivalents, accounts receivable, accounts payable and other accrued liabilities approximate fair value due to their short maturities. Based on borrowing rates currently available to the Company for debt with similar terms, the carrying values of notes payable and capital lease obligations approximate fair value.



     (D) INVENTORY



     Inventory is stated at the lower of cost (determined on a first-in, first-out basis) or market, and consists primarily of third party equipment held for resale.



     (E) EQUIPMENT AND LEASEHOLD IMPROVEMENTS



     Equipment and leasehold improvements is stated at cost and is depreciated using the straight line method over estimated useful lives ranging from five to seven years. Leasehold improvements are amortized over the term of the lease or the estimated useful life of the asset, whichever is less. Major additions and betterments are capitalized while replacements, maintenance, and repairs that do not improve or extend the life of the assets are charged to expense.

                       BEST INTERNET COMMUNICATIONS, INC.
                                AND SUBSIDIARIES



           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)



     (F) LONG-LIVED ASSETS



     The Company evaluates the carrying value of its long-lived assets, including goodwill, under the provisions of Statement of Financial Accounting Standards No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of (SFAS 121). SFAS 121 requires impairment losses to be recorded on long-lived assets used in operations when indications of impairment are present and the undiscounted future cash flows estimated to be generated by those assets are less than the assets' carrying amount. In addition, the recoverability of goodwill is further evaluated under the provisions of APB Opinion No. 17, Intangible Assets, based upon undiscounted cash flows. If such assets are impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the estimated fair value of the assets. Assets to be disposed of are reported at the lower of the carrying amount or fair value, less costs to sell.



     Intangible assets consist of goodwill which is being amortized on a straight-line basis over seven years.



     (G) REVENUE RECOGNITION



     Revenue consists primarily of Web hosting and Internet service fees, set-up fees and equipment sales. The Company generally sells its Web hosting services for contractual periods ranging from one to three months. Revenue from these services is recognized ratably over the contractual period. The fee charged for domain name reservations is recognized over the two year name reservation period and any unrecognized portion of the revenue is booked upon any termination of the reservation. Internet service fees consist of fixed monthly amounts that are recognized as the service is provided. Payments received in advance of providing services are deferred until the period such services are provided. Set-up fees and equipment sales are recognized when the set-up services are performed. The Company offers a 30-day money-back guarantee for Web hosting services. Refunds made by the Company have not been significant.



     (H) PRODUCT DEVELOPMENT



     Product development expenses are charged to operations as incurred.



     (I) INCOME TAXES



     The Company accounts for income taxes in accordance with Statement of Financial Accounting Standards No. 109, Accounting for Income Taxes (SFAS 109). Under SFAS 109, deferred tax assets and liabilities are determined based on differences between financial reporting and tax bases of assets and liabilities and are measured using the enacted tax rates and laws that will be in effect when the differences are expected to affect taxable income. Valuation allowances are established when, in management's estimate, there is uncertainty over the recovery of deferred tax assets. The provision for income tax is comprised of taxes payable for the current period, plus the net change in deferred tax amounts during the period.



     (J) PRO FORMA NET INCOME



     To properly reflect the Company's pro forma net income, the net income of Hiway Florida (see note 2), which was not subject to income taxes prior to the merger with the Company due to its S corporation status, has been tax effected and included as a pro forma adjustment to income tax expense in the accompanying consolidated statement of operations. This adjustment was computed as if the merged company had been a taxable entity subject to federal and state income taxes for the full year at the marginal tax rates applicable in such periods.

                       BEST INTERNET COMMUNICATIONS, INC.
                                AND SUBSIDIARIES



           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)



(2) BUSINESS COMBINATION



     On May 27, 1998, the Company merged with Hiway Florida, a provider of Web hosting services. Under the terms of the merger agreement, each share of Hiway Florida common stock was exchanged for 4.1374 shares of the Company's common stock. The Company issued approximately 21.8 million shares of common stock in exchange for all the outstanding shares of Hiway Florida. The Company also assumed and exchanged all options and warrants to purchase Hiway Florida stock for options and warrants to purchase approximately 3 million shares of the Company's common stock at the same exchange rate as the common stock. The transaction was accounted for as a pooling of interests and, accordingly, the Company's financial statements have been presented to include the results of Hiway Florida for the entire year.



     Separate and combined results of operations for the year ended December 31, 1998 are as follows:



Revenue:
  Best....................................................   $25,952
  Hiway Florida...........................................    14,761
                                                             -------
     Combined.............................................   $40,713
                                                             =======
Net income (loss):
  Best....................................................   $(5,683)
  Hiway Florida...........................................     2,153
                                                             -------
     Combined.............................................   $(3,530)
                                                             =======



(3) BUSINESS RISKS AND CREDIT CONCENTRATION



     The Company operates in the intensely competitive Internet industry which is characterized by rapid technological change, short product life cycles, and heightened competition. Significant technological changes in the industry could affect operating results adversely.



     Financial instruments that potentially subject the Company to concentrations of credit risk are comprised principally of cash and cash equivalents, trade accounts receivable, and other receivables and deposits. As of December 31, 1998, the Company's cash and cash equivalents are deposited with numerous domestic financial institutions. With respect to accounts receivable, the Company's customer base is dispersed across many different geographic areas. The Company monitors customers' payment histories and establishes reserves for bad debts as warranted. In addition to individual customers, the Company also provides Web hosting services to resellers, who in turn provide services to their own customers.



(4) EQUIPMENT AND LEASEHOLD IMPROVEMENTS



     Equipment and leasehold improvements consist of the following at December 31, 1998:



Network, computer equipment and software...................  $12,226
Furniture and fixtures.....................................      870
Leasehold improvements.....................................    1,748
Other......................................................    4,584
                                                             -------
                                                              19,428
Less accumulated depreciation and amortization.............   (4,317)
                                                             -------
                                                             $15,111
                                                             =======

                       BEST INTERNET COMMUNICATIONS, INC.
                                AND SUBSIDIARIES



           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)



     Included in network and computer equipment is $923 of equipment acquired under capital leases at December 31, 1998. Accumulated amortization related to such capital leases was $313 at December 31, 1998.



(5) LEASES



     The Company leases office space and network equipment under capital and operating leases expiring at various dates through 2005. Future minimum annual lease payments under these leases as of December 31, 1998 are as follows:



                                                             CAPITAL   OPERATING
                                                             LEASES     LEASES
                                                             -------   ---------
1999.......................................................   $ 333      1,104
2000.......................................................     149      1,513
2001.......................................................      21      1,326
2002.......................................................      --      1,144
2003.......................................................      --      1,087
Thereafter.................................................      --      1,217
                                                              -----      -----
          Total minimum payments...........................     503      7,391
                                                                         =====
Less amount representing interest..........................     (50)
                                                              -----
Present value of minimum lease payments....................     453
Less current portion.......................................    (308)
                                                              -----
                                                              $ 145
                                                              =====



     Rent expense on operating leases was $1,638 for the year ended December 31, 1998.



(6) NOTES PAYABLE



     Notes payable consist of the following at December 31, 1998:



Bank notes and line of credit(a)...........................  $ 1,385
Senior unsecured notes(b)..................................    4,077
Other......................................................       88
                                                             -------
                                                               5,550
Less current portion.......................................   (1,473)
                                                             -------
                                                             $ 4,077
                                                             =======



        (a) The bank notes bear interest at 9.75% to 10% per annum and are repayable in equal monthly installments through October 2001. The bank notes are collateralized by the Company's assets and require the Company to comply with certain covenants including a minimum monthly quick ratio, a minimum tangible net worth, a maximum ratio of total liabilities to tangible net worth, a minimum monthly subscriber additions to disconnections ratio, and minimum cash requirements. At December 31, 1998 the Company was out of compliance with the covenants, and, accordingly, the entire balance of the bank notes is classified as current. The Company also has a line of credit with this bank in the amount of $500. The line of credit bears interest at 1% above the bank's prime rate, and advances are limited to 75% of eligible accounts receivable. At December 31, 1998 the amount outstanding on the line of credit was $500. In connection with the acquisition by Verio Inc. the bank notes and line of credit were repaid.

                       BEST INTERNET COMMUNICATIONS, INC.
                                AND SUBSIDIARIES



           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)



        (b) On December 19, 1997, the Company issued $5,000 of 5% Senior Unsecured Notes (the Notes) with detachable warrants to purchase 1,654,962 shares of common stock. The warrants can be exercised for $3.02 per share, at any time after December 19, 1997. The Notes are uncollateralized and bear interest at 5% from December 19, 1997 until January 1, 2000 and then bear interest at 9% through maturity on December 31, 2002. Quarterly payments of interest only are due beginning March 31, 1998 with the outstanding principal balance due on December 31, 2002. The notes may be prepaid at the option of the Company, subject to certain conditions, at a premium of ten percent.



        In connection with the issuance of the Notes and warrants, the Company attributed a portion of the proceeds to the warrants, which was recorded as additional paid in capital and as debt discount thereby increasing the effective interest rate to 13.895% and increasing interest expense for the year ended December 31, 1998 to $558. The unamortized balance of debt discount at December 31, 1998 was $923.



        Future maturities of the notes payable, net of discount, as of December 31, 1998 are as follows:



1999........................................................  $1,473
2002........................................................   4,077
                                                              ------
                                                              $5,550
                                                              ======



(7) NOTES RECEIVABLE FROM SHAREHOLDERS



     Notes receivable from shareholders consist of loans made to shareholders in connection with the exercise of options for the Company's common stock or to purchase common stock. The loans are recourse to the personal assets of the shareholders, and bear interest at rates from 2% above prime to 8.5%, and are due at various dates through 2000.



     During 1997, the Company issued a warrant to purchase 1,160,166 shares of common stock at $2.78 per share to a shareholder, as an incentive to the shareholder to become Chairman of the Board of Directors, in return for a promissory note in the amount of $280. The note bears interest at the prime rate and is due in 2000. The exercise price of the warrant was in excess of the fair market value of the Company's common stock at the date of issuance, as determined by other equity transactions and an independent valuation.



(8) SHAREHOLDERS' EQUITY



     (A) PREFERRED STOCK



     In 1996, the Board of Directors designated 4,000,000 shares of the Serial preferred stock as Series B preferred stock. These shares were issued by the Company in July 1996 and March 1997 to independent third party investors. Effective May 27, 1998, all of the outstanding shares of Series B preferred stock were converted into 3,462,000 shares of common stock.



     (B) WARRANTS



     In 1996 and 1997, the Company issued warrants to purchase common stock to investors and lenders. At December 31, 1998 outstanding warrants were as follows:



SHARES OF
 COMMON     EXERCISE    EXPIRATION
  STOCK      PRICE         DATE                          PURPOSE OF WARRANT
---------   --------    ----------                       ------------------
  100,000    $0.50     January 2001   Issued in connection with note payable
  200,000     0.50     January 2001   Issued in connection with note payable
1,160,166     2.78     December 2000  Issued to stockholder in return for $280 promissory note
1,654,952..   3.02     December 2002  Issued in connection with $5,000 senior unsecured notes

                       BEST INTERNET COMMUNICATIONS, INC.
                                AND SUBSIDIARIES



           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)



     (C) STOCK OPTIONS



     Under the Company's 1996 Stock Option Plan, as amended, (the Plan) the Company could issue incentive options to employees at prices not lower than fair market value at the date of grant, as determined by the Board of Directors. Supplemental stock options (options that do not qualify as incentive stock options) could be granted to employees, directors and consultants at prices not lower than 85% of fair market value at the date of grant, as determined by the Board of Directors. The Board also had the authority to set the term of the options (no longer than ten years from date of grant). Options generally vest over three to four years. Unexercised options expire at least 30 days after termination of employment with the Company.



     In April 1998, the Board of Directors and the shareholders approved the adoption of a 1998 Equity Incentive Plan (the 1998 Plan) which is the successor to the 1996 Stock Option Plan. The Company has reserved a total of 4,000,000 shares of common stock for issuance under the Plan. In June 1998, the Board also adopted the 1998 Directors Stock Option Plan and reserved a total of 600,000 shares of common stock for issuance thereunder. No additional options were granted under these Plans prior to the Company's acquisition by Verio, Inc.



     Activity under the Plans is as follows:



                                                                           WEIGHTED
                                                                           AVERAGE
                                                              NUMBER OF    EXERCISE
                                                                SHARES      PRICE
                                                              ----------   --------
Balances, January 1, 1998...................................   2,115,044    $0.83
Options granted.............................................     852,150     5.80
Options exercised...........................................  (1,308,161)     .70
Options canceled............................................    (273,570)    3.45
                                                              ----------    -----
Balances, December 31, 1998.................................   1,385,463    $3.46
                                                              ==========    =====



     The following table summarizes information with respect to stock options outstanding at December 31, 1998:



                                                          OPTIONS
           OPTIONS OUTSTANDING                           CURRENTLY
  -------------------------------------                 EXERCISABLE
                  WEIGHTED                              -----------
                  AVERAGE      WEIGHTED                  WEIGHTED
                 REMAINING     AVERAGE                    AVERAGE
    NUMBER      CONTRACTUAL    EXERCISE     NUMBER       EXERCISE
  OUTSTANDING   LIFE (YEARS)    PRICE     EXERCISABLE      PRICE
  -----------   ------------   --------   -----------   -----------
  140,000           6.07        $0.10       140,000        $0.10
  25,000            6.50         0.25        25,000         0.25
  41,374            8.00         0.36        41,374         0.36
  114,676           7.58         0.50       108,889         0.50
  50,019            8.04         0.75        17,212         0.75
  69,427            8.47         1.25        38,283         1.25
  135,770           8.84         1.75        47,651         1.75
  99,447            8.84         2.00        17,835         2.00
  41,000            9.14         3.00        21,947         3.00
  664,250           9.58         6.00        67,949         6.00
  4,500             9.54         7.00         4,500         7.00
   ---------                                -------
  1,385,463         8.71         3.46       530,640         1.46
   =========        ====        =====       =======        =====

                       BEST INTERNET COMMUNICATIONS, INC.
                                AND SUBSIDIARIES



           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)



     The following pro forma information concerning the Company's stock option plan is provided in accordance with SFAS No. 123, Accounting for Stock-Based Compensation. The Company accounts for the plan in accordance with APB No. 25 and related Interpretations.



     The fair value of each option grant has been estimated on the date of grant using the minimum value method with the following assumptions:



Risk-free interest rates...................................      6.25%
Expected volatility........................................         0%
Expected life..............................................   5 years
Dividends..................................................      None



     The weighted average fair value of the options granted in 1998 was $1.26.



     The following pro forma net loss information has been prepared as if the Company had followed the provisions of SFAS No. 123:



Net loss:
  As reported..............................................   $3,530
  Pro forma................................................    4,321



     These pro forma amounts may not be representative of the effects on reported net loss for future years as options vest over several years and additional awards are generally made each year.



(9) INCOME TAXES



     The Company's provision for income taxes for the year ended December 31, 1998 is as follows:



Current:
  Federal...................................................   $684
  State.....................................................    163
                                                               ----
                                                                847
Deferred:
  Federal...................................................     77
  State.....................................................     11
                                                               ----
                                                                 88
                                                               ----
          Total income tax expense..........................   $935
                                                               ====

                       BEST INTERNET COMMUNICATIONS, INC.
                                AND SUBSIDIARIES



           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)



     The components of the Company's deferred income tax assets and liabilities as of December 31, 1998 are as follows:



Deferred tax assets (current):
  Allowance for doubtful accounts..........................   $  524
  Deferred rent............................................      252
  Accrued liabilities......................................      247
  Other....................................................       25
                                                              ------
                                                               1,048
Deferred tax assets (non-current):
  Amortization.............................................       91
  Loss on asset sale.......................................       66
                                                              ------
  Deferred tax assets......................................    1,205
  Valuation allowance......................................     (758)
                                                              ------
          Net deferred tax asset...........................      447
Deferred tax liabilities (non-current):
  Depreciation.............................................     (447)
                                                              ------
                                                              $   --
                                                              ======



     Due to the uncertainty of the ultimate realization of the deferred tax assets, a valuation allowance has been recorded for the entire amount of the net deferred tax asset.



     Actual income tax expense for the year ended December 31, 1998 differs from the amount that would result from applying the federal statutory rate of 34% as follows:



Expected tax benefit.......................................   $ (882)
State income taxes, net....................................      107
Change in valuation allowance..............................      758
S corporation income of Hiway..............................     (843)
Nondeductible merger costs.................................    1,755
Other......................................................       40
                                                              ------
Actual income tax expense..................................   $  935
                                                              ======



(10) EMPLOYEE BENEFIT PLAN



     In September 1995, the Company adopted a retirement savings plan which qualifies under Section 401(k) of the Internal Revenue Code of 1986. The Plan provides retirement benefits through tax deferred salary deductions for all eligible employees meeting certain age and service requirements. The Company may make discretionary matching contributions on behalf of employees. All employee contributions are 100% vested. The Company did not make any contribution to the Plan during the year ended December 31, 1998.

------------------------------------------------------
------------------------------------------------------

  YOU SHOULD DIRECT ALL TENDERED OLD NOTES, EXECUTED LETTERS OF TRANSMITTAL AND OTHER RELATED DOCUMENTS TO THE EXCHANGE AGENT. YOU SHOULD DIRECT ALL QUESTIONS AND REQUESTS FOR ASSISTANCE AND REQUEST FOR ADDITIONAL COPIES OF THIS PROSPECTUS, THE LETTER OF TRANSMITTAL AND OTHER RELATED DOCUMENTS TO THE EXCHANGE AGENT.

                 The exchange agent for this exchange offer is:

                      U.S. BANK TRUST NATIONAL ASSOCIATION
                             180 East Fifth Street
                               St. Paul, MN 55101
                      Attn: Specialized Finance Department

                            Facsimile Transmissions
                          (Eligible Institutions Only)
                                 (612) 244-1537

                            To confirm by telephone
                            or for information call:
                                 (612) 244-1197

                                    By mail
                      U.S. BANK TRUST NATIONAL ASSOCIATION
                             180 East Fifth Street
                               St. Paul, MN 55101
                      Attn: Specialized Finance Department

  (YOU SHOULD PROMPTLY SEND ORIGINALS OF ALL DOCUMENTS SUBMITTED BY FACSIMILE BY HAND, OVERNIGHT COURIER, OR REGISTERED OR CERTIFIED MAIL.)
                             ---------------------

  VERIO HAS NOT AUTHORIZED ANY DEALER, SALESPERSON OR OTHER PERSON TO GIVE ANY INFORMATION OR REPRESENT ANYTHING NOT CONTAINED IN THIS PROSPECTUS. YOU MUST NOT RELY ON ANY UNAUTHORIZED INFORMATION. THIS PROSPECTUS DOES NOT OFFER TO SELL OR SOLICIT AN OFFER TO BUY, IN ANY JURISDICTION WHERE, OR TO ANY PERSON TO WHOM, IT IS UNLAWFUL. THE DELIVERY OF THIS PROSPECTUS OR ANY SALE DOES NOT, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN VERIO'S AFFAIRS SINCE THE DATE AS OF WHICH INFORMATION IS GIVEN IN THIS PROSPECTUS.
                             ---------------------

  UNTIL           , 1999 (180 DAYS AFTER THE COMMENCEMENT OF THIS EXCHANGE
OFFER), ALL DEALERS EFFECTING TRANSACTIONS IN THE NEW NOTES, WHETHER OR NOT PARTICIPATING IN THIS EXCHANGE OFFER, MAY BE REQUIRED TO DELIVER A PROSPECTUS.

------------------------------------------------------
------------------------------------------------------
------------------------------------------------------
------------------------------------------------------

                             OFFER TO EXCHANGE ALL
                                  OUTSTANDING
                              11 1/4% SENIOR NOTES
                                    DUE 2008
                                      FOR
                              11 1/4% SENIOR NOTES
                                    DUE 2008
                                      LOGO
                             ---------------------

                                   PROSPECTUS
                             ---------------------
                             Dated           , 1999

------------------------------------------------------
------------------------------------------------------

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS.


     Reference is made to Section 145 of the General Corporation Law of the State of Delaware which provides for indemnification of directors, officers and other employees in certain circumstances, and to Section 102(b)(7) of the General Corporation Law of the State of Delaware, which provides for the elimination or limitation of the personal liability for monetary damages of directors under certain circumstances. Article Eight of the Certificate of Incorporation of the Registrant eliminates the personal liability for monetary damages of directors under certain circumstances and provides indemnification to directors and officers of the Registrant to the fullest extent permitted by the General Corporation Law of the State of Delaware. Among other things, these provisions provide indemnification for officers and directors against liabilities for judgments in and settlements of lawsuits and other proceedings and for the advance and payment of fees and expenses reasonably incurred by the director or officer in defense of any such lawsuit or proceeding.


ITEM 21. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

EXHIBITS:


      EXHIBIT NO.                                DESCRIPTION
      -----------                                -----------
          3.1**          -- Restated Certificate of Incorporation of the Registrant,
                            as amended.
          3.2**          -- Certificate of Amendment of Certificate of Incorporation
                            of the Registrant.
          3.3**          -- Certificate of Designation Establishing Series D
                            Preferred Stock of the Registrant.
          3.4**          -- Bylaws of the Registrant.
          4.1***         -- Form of Old 1997 Note.
          4.2***         -- Form of New 1997 Note.
          4.3***         -- Escrow Agreement, dated as of June 24, 1997, among First
                            Trust National Association (as escrow agent and trustee)
                            and the Registrant.
          4.4**          -- 1997 Indenture (See Exhibit 10.1).
          4.5**          -- 1997 Notes Registration Rights Agreement (See Exhibit
                            10.4).
          4.6***         -- Purchase Agreement, dated as of June 17, 1997, by and
                            among Merrill Lynch & Co., Merrill Lynch, Pierce, Fenner
                            & Smith Incorporated, and Lazard Freres & Co. LLC
                            (collectively, the "Initial 1997 Notes Purchasers"), and
                            the Registrant.
          4.7***         -- Form of Old March 1998 Note.
          4.8***         -- Form of New March 1998 Note.
          4.9**          -- 1998 Indenture (See Exhibit 10.23).
          4.10**         -- 1998 Notes Registration Rights Agreement (See Exhibit
                            10.24).
          4.11***        -- Purchase Agreement, dated as of March 19, 1998, by and
                            among Salomon Brothers Inc, Lazard Freres & Co. LLC,
                            Chase Securities, Inc., and BancBoston Securities Inc.
                            (collectively, the "Initial March 1998 Notes
                            Purchasers"), and the Registrant.
          4.12****       -- Form of Old Note
          4.13****       -- Form of New Note
          4.14++         -- Indenture (See Exhibit 10.34)
          4.15++         -- Registration Rights Agreement (See Exhibit 10.35)
          4.16++         -- Purchase Agreement, dated as of November 20, 1998, by and among Salomon Smith Barney Inc., Credit Suisse First
                            Boston Corporation, Donaldson, Lufkin & Jenrette
                            Securities Corporation and First Union Capital Markets
                            (collectively, the "Initial November 1998 Notes
                            Purchasers"), and the Registrant.
          5.1****        -- Opinion of Morrison & Foerster LLP.

      EXHIBIT NO.                                DESCRIPTION
      -----------                                -----------
         10.1**          -- Indenture, dated as of June 24, 1997, by and among the
                            Registrant and First Trust National Association (as
                            trustee).
         10.2**          -- Warrant Agreement, dated as of June 24, 1997, by and
                            between First Trust National Association and the
                            Registrant.
         10.3**          -- Common Stock Registration Rights Agreement, dated as of
                            June 17, 1997, by and among the Registrant, Brooks Fiber
                            Properties, Inc., Norwest Equity Partners V, Providence
                            Equity Partners, Centennial Fund V, L.P., Centennial Fund
                            IV, L.P. (as investors), and the Initial Purchasers.
         10.4**          -- Registration Rights Agreement, dated as of June 17, 1997, by and among the Registrant and the Initial Purchasers.
         10.5**          -- Lease Agreement, dated as of June 20, 1997, by and
                            between the Registrant and Highland Park Ventures, LLC,
                            with respect to the property in Englewood, Colorado,
                            including the First Amendment to Lease Agreement, dated
                            as of December 16, 1997.
         10.6**          -- Lease Agreement, dated as of May 24, 1997, by and between the Registrant and IM Joint Venture, with respect to the
                            property in Dallas, Texas, as amended.
         10.7**          -- Form of Indemnification Agreement between the Registrant and each of its officers and directors.
         10.8**          -- Amended and Restated Stockholders Agreement, dated as of
                            May 20, 1997, by and between the Registrant, the Series A
                            Purchasers, the Series B Purchasers, the Series C
                            Purchasers and members of the Registrant's management.
         10.9**          -- The Registrant's 1996 Stock Option Plan, as amended.
         10.10**         -- The Registrant's 1997 California Stock Option Plan, as
                            amended.
         10.11**         -- The Registrant's 1998 Employee Stock Purchase Plan, as
                            amended.
         10.12**         -- The Registrant's 1998 Stock Incentive Plan, as amended.
         10.13**         -- Form of Compensation Protection Agreement between the
                            Registrant and each of its officers.
         10.14**         -- Master Service Agreement, dated as of August 23, 1996, by and between the Registrant and MFS Datanet, Inc.
         10.15**         -- Agreement for Terminal Facility Collocation Space, dated
                            August 8, 1996, by and between MFS Telecom, Inc. and the
                            Registrant.
         10.16**         -- Bilateral Peering Agreement, dated May 19, 1997, between
                            AT&T Corp. and the Registrant.
         10.17**         -- Master Lease Agreement, dated November 17, 1997, by and between Insight Investments Corp. and the Registrant.
         10.18**         -- Master Lease Agreement, dated October 27, 1997, by and
                            between Cisco Capital Systems Corporation and the
                            Registrant.
         10.19**+        -- Lateral Exchange Networks Interconnection Agreement,
                            dated as of February 3, 1997, by and between the
                            Registrant and Sprint Communications Company L.P.
                            ("Sprint").
         10.20**+        -- Cover Agreement, dated September 30, 1996, by and between the Registrant and Sprint.
         10.21**+        -- Amendment One to Cover Agreement, dated November 7, 1996, by and between the Registrant and Sprint.
         10.22**+        -- Amendment Two to Cover Agreement, dated March 2, 1998, by and between the Registrant and Sprint.
         10.23**         -- Indenture, dated as of March 25, 1998, by and among the
                            Registrant and First Trust National Association (as
                            trustee).
         10.24**         -- Registration Rights Agreement, dated as of March 25,
                            1998, by and among the Registrant, and the Initial 1998
                            Notes Purchasers.

      EXHIBIT NO.                                DESCRIPTION
      -----------                                -----------
         10.25**+        -- Capacity and Services Agreement, dated as of March 31,
                            1998, by and among the Registrant and Qwest
                            Communications Corporation.
         10.26**         -- Credit Agreement, dated as of April 6, 1998, by and among the Registrant, The Chase Manhattan Bank (as
                            administrative agent) and Fleet National Bank (as
                            documentation agent).
         10.27**         -- Stock Purchase and Master Strategic Relationship
                            Agreement, dated as of April 7, 1998, by and among the
                            Registrant and Nippon Telegraph and Telephone Corporation
                            ("NTT"), a Japanese corporation.
         10.28**+        -- Investment Agreement, dated as of April 7, 1998, by and among the Registrant and NTT.
         10.29**+        -- Outside Service Provider Agreement, dated as of April 7,
                            1998, by and among the Registrant and NTT America, Inc.
         10.30**+        -- Master Services Agreement, dated as of June 13, 1997, by and between the Registrant and MCI Telecommunications
                            Corporation ("MCI").
         10.31**+        -- MCI Domestic (US) Public Interconnection Agreement dated as of June 12, 1997, by and between the Registrant and
                            MCI, as amended.
         10.32**         -- The Registrant's 1998 Non-Employee Director Stock
                            Incentive Plan.
         10.33*+         -- Interconnection Agreement, effective as of April 1, 1998 by and between the Registrant and UUNET Technologies,
                            Inc.
         10.34++         -- Indenture, dated as of November 25, 1998, by and among
                            the Registrant and U.S. Bank Trust National Association
                            (as trustee).
         10.35++         -- Registration Rights Agreement, dated as of November 25,
                            1998, by and among the Registrant and the Initial
                            November 1998 Notes Purchasers.
         11.1            -- Not applicable.
         21.1**          -- List of Subsidiaries of the Registrant.
         23.1            -- Consent of KPMG LLP (Denver).
         23.5****        -- Consent of Morrison & Foerster LLP.
         24.1****        -- Power of Attorney.
         25.1****        -- Form of T-1 Statement of Eligibility and Qualification
                            under the Trust Indenture Act of 1939 of First Trust
                            National Association.
         27.1*           -- Financial Data Schedule.
         99.1****        -- Form of Letter of Transmittal with respect to the
                            Exchange Offer.
         99.2****        -- Form of Notice of Guaranteed Delivery.


---------------

   * Incorporated by reference from the Registrant's quarterly report on Form 10-Q filed with the Commission on August 13, 1998.

  ** Incorporated by reference from the Registration Statement on Form S-1 of the Registrant (Registration No. 333-47099) filed with the Commission on February 27, 1998, as amended.

 *** Incorporated by reference from the Registration Statement on Form S-4 of the Registrant (Registration No. 333-47497) filed with the Commission on March 6, 1998, as amended.


**** Exhibit previously filed.



   + Document for which confidential treatment has been requested.


  ++ Incorporated by reference from the Registration Statement on Form S-4 of the Registrant (Registration No. 333-67715) filed with the Commission on November 23, 1998, as amended.

FINANCIAL STATEMENTS AND SCHEDULE:

  Financial Statements:

     Financial Statements filed as a part of this Registration Statement are listed in the Index to Financial Statements on page F-1.

  Financial Statement Schedules:

    SCHEDULE NO.                          DESCRIPTION
    ------------                          -----------
         II         Valuation and Qualifying Accounts

ITEM 22. UNDERTAKINGS.

     (a) Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended (the "Act") may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described in
Item 20 above, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

     (2) The undersigned Registrant hereby undertakes that:

        (1) For purposes of determining any liability under the Act, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

        (3) For the purpose of determining any liability under the Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c) The undersigned Registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11 or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the Registration Statement through the date of responding to the request.

     (d) The undersigned Registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the Registration Statement when it became effective.

     (e) The undersigned Registrant hereby undertakes:

        (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

           (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

           (ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered

        (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement;

           (iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement.

        (2) That, for the purpose of determining any liability under the Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Amendment No. 1 to the Registration Statement on Form S-4 to be signed on its behalf by the undersigned, thereunto duly authorized, in Englewood, Colorado, on April 9, 1999.


                                          VERIO INC.


                                          By:   /s/ CARLA HAMRE DONELSON

                                            ------------------------------------

                                                    Carla Hamre Donelson


                                              Vice President, General Counsel


                                                       and Secretary


                               POWER OF ATTORNEY


     Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 1 to the Registration Statement has been signed by the following persons in the capacities and on the dates indicated:



                      SIGNATURE                                       TITLE                     DATE
                      ---------                                       -----                     ----

               /s/ STEVEN C. HALSTEDT*                   Chairman of the Board              April 9, 1999
-----------------------------------------------------
                 Steven C. Halstedt

               /s/ JUSTIN L. JASCHKE*                    Chief Executive Officer and        April 9, 1999
-----------------------------------------------------      Director
                  Justin L. Jaschke

               /s/ HERBERT R. HRIBAR*                    President and Chief Operating      April 9, 1999
-----------------------------------------------------      Officer and Director
                  Herbert R. Hribar

                 /s/ JAMES C. ALLEN*                     Director                           April 9, 1999
-----------------------------------------------------
                   James C. Allen

                /s/ TRYGVE E. MYHREN*                    Director                           April 9, 1999
-----------------------------------------------------
                  Trygve E. Myhren

                 /s/ PAUL J. SALEM*                      Director                           April 9, 1999
-----------------------------------------------------
                    Paul J. Salem

              /s/ GEORGE J. STILL, JR.*                  Director                           April 9, 1999
-----------------------------------------------------
                George J. Still, Jr.

                  /s/ YUKIMASA ITO*                      Director                           April 9, 1999
-----------------------------------------------------
                    Yukimasa Ito

                /s/ ARTHUR L. CAHOON*                    Director                           April 9, 1999
-----------------------------------------------------
                  Arthur L. Cahoon

              /s/ PETER B. FRITZINGER*                   Chief Financial Officer            April 9, 1999
-----------------------------------------------------      (Principal Accounting Officer)
                 Peter B. Fritzinger

            *By: /s/ CARLA HAMRE DONELSON
  ------------------------------------------------
                Carla Hamre Donelson
                  Attorney-in-fact

                          INDEPENDENT AUDITORS' REPORT



The Board of Directors


Verio Inc.:



     Under date of March 4, 1999, we reported on the consolidated balance sheets of Verio Inc. and subsidiaries as of December 31, 1997 and 1998, and the related consolidated statements of operations, stockholders' equity (deficit), and cash flows for the period from inception (March 1, 1996) to December 31, 1996 and the years ended December 31, 1997 and 1998, which are included in the prospectus. In connection with our audits of the aforementioned consolidated financial statements, we also audited the related consolidated financial statement
Schedule II -- Valuation and Qualifying Accounts. This financial statement schedule is the responsibility of the Company's management. Our responsibility is to express an opinion on this financial statement schedule based on our audits.



     In our opinion, such financial statement schedule, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly, in all material respects, the information set forth therein.



                                                      /s/ KPMG LLP



Denver, Colorado


March 4, 1999

                                                                     SCHEDULE II

                          VERIO INC. AND SUBSIDIARIES

                       VALUATION AND QUALIFYING ACCOUNTS
                                 (IN THOUSANDS)


                                       BALANCE AT    CHARGED TO                                 BALANCE AT
                                      BEGINNING OF   COSTS AND    ADDITIONS FROM                  END OF
            DESCRIPTION                  PERIOD       EXPENSES     ACQUISITIONS    DEDUCTIONS     PERIOD
            -----------               ------------   ----------   --------------   ----------   ----------
Period from Inception (March 1,
  1996) to December 31, 1996:
  Allowance for doubtful Accounts...     $   --           117             --             --          117
Year ended December 31, 1997:
  Allowance for doubtful Accounts...     $  117           948            623           (455)       1,233
Year ended December 31, 1998:
  Allowance for doubtful Accounts...     $1,233        $3,204         $1,586        $(1,260)      $4,763

                                 EXHIBIT INDEX

      EXHIBIT NO.                                DESCRIPTION
      -----------                                -----------
          3.1**          -- Restated Certificate of Incorporation of the Registrant,
                            as amended.
          3.2**          -- Certificate of Amendment of Certificate of Incorporation
                            of the Registrant.
          3.3**          -- Certificate of Designation Establishing Series D
                            Preferred Stock of the Registrant.
          3.4**          -- Bylaws of the Registrant.
          4.1***         -- Form of Old 1997 Note.
          4.2***         -- Form of New 1997 Note.
          4.3***         -- Escrow Agreement, dated as of June 24, 1997, among First
                            Trust National Association (as escrow agent and trustee)
                            and the Registrant.
          4.4**          -- 1997 Indenture (See Exhibit 10.1).
          4.5**          -- 1997 Notes Registration Rights Agreement (See Exhibit
                            10.4).
          4.6***         -- Purchase Agreement, dated as of June 17, 1997, by and
                            among Merrill Lynch & Co., Merrill Lynch, Pierce, Fenner
                            & Smith Incorporated, and Lazard Freres & Co. LLC
                            (collectively, the "Initial 1997 Notes Purchasers"), and
                            the Registrant.
          4.7***         -- Form of Old March 1998 Note.
          4.8***         -- Form of New March 1998 Note.
          4.9**          -- 1998 Indenture (See Exhibit 10.23).
          4.10**         -- 1998 Notes Registration Rights Agreement (See Exhibit
                            10.24).
          4.11***        -- Purchase Agreement, dated as of March 19, 1998, by and
                            among Salomon Brothers Inc, Lazard Freres & Co. LLC,
                            Chase Securities, Inc., and BancBoston Securities Inc.
                            (collectively, the "Initial March 1998 Notes
                            Purchasers"), and the Registrant.
          4.12****       -- Form of Old Note
          4.13****       -- Form of New Note
          4.14++         -- Indenture (See Exhibit 10.34)
          4.15++         -- Registration Rights Agreement (See Exhibit 10.35)
          4.16++         -- Purchase Agreement, dated as of November 20, 1998, by and among Salomon Smith Barney Inc., Credit Suisse First
                            Boston Corporation, Donaldson, Lufkin & Jenrette
                            Securities Corporation and First Union Capital Markets
                            (collectively, the "Initial November 1998 Notes
                            Purchasers"), and the Registrant.
          5.1****        -- Opinion of Morrison & Foerster LLP.
         10.1**          -- Indenture, dated as of June 24, 1997, by and among the
                            Registrant and First Trust National Association (as
                            trustee).
         10.2**          -- Warrant Agreement, dated as of June 24, 1997, by and
                            between First Trust National Association and the
                            Registrant.
         10.3**          -- Common Stock Registration Rights Agreement, dated as of
                            June 17, 1997, by and among the Registrant, Brooks Fiber
                            Properties, Inc., Norwest Equity Partners V, Providence
                            Equity Partners, Centennial Fund V, L.P., Centennial Fund
                            IV, L.P. (as investors), and the Initial Purchasers.
         10.4**          -- Registration Rights Agreement, dated as of June 17, 1997, by and among the Registrant and the Initial Purchasers.
         10.5**          -- Lease Agreement, dated as of June 20, 1997, by and
                            between the Registrant and Highland Park Ventures, LLC,
                            with respect to the property in Englewood, Colorado,
                            including the First Amendment to Lease Agreement, dated
                            as of December 16, 1997.
         10.6**          -- Lease Agreement, dated as of May 24, 1997, by and between the Registrant and IM Joint Venture, with respect to the
                            property in Dallas, Texas, as amended.

      EXHIBIT NO.                                DESCRIPTION
      -----------                                -----------
         10.7**          -- Form of Indemnification Agreement between the Registrant and each of its officers and directors.
         10.8**          -- Amended and Restated Stockholders Agreement, dated as of
                            May 20, 1997, by and between the Registrant, the Series A
                            Purchasers, the Series B Purchasers, the Series C
                            Purchasers and members of the Registrant's management.
         10.9**          -- The Registrant's 1996 Stock Option Plan, as amended.
         10.10**         -- The Registrant's 1997 California Stock Option Plan, as
                            amended.
         10.11**         -- The Registrant's 1998 Employee Stock Purchase Plan, as
                            amended.
         10.12**         -- The Registrant's 1998 Stock Incentive Plan, as amended.
         10.13**         -- Form of Compensation Protection Agreement between the
                            Registrant and each of its officers.
         10.14**         -- Master Service Agreement, dated as of August 23, 1996, by and between the Registrant and MFS Datanet, Inc.
         10.15**         -- Agreement for Terminal Facility Collocation Space, dated
                            August 8, 1996, by and between MFS Telecom, Inc. and the
                            Registrant.
         10.16**         -- Bilateral Peering Agreement, dated May 19, 1997, between
                            AT&T Corp. and the Registrant.
         10.17**         -- Master Lease Agreement, dated November 17, 1997, by and between Insight Investments Corp. and the Registrant.
         10.18**         -- Master Lease Agreement, dated October 27, 1997, by and
                            between Cisco Capital Systems Corporation and the
                            Registrant.
         10.19**+        -- Lateral Exchange Networks Interconnection Agreement,
                            dated as of February 3, 1997, by and between the
                            Registrant and Sprint Communications Company L.P.
                            ("Sprint").
         10.20**+        -- Cover Agreement, dated September 30, 1996, by and between the Registrant and Sprint.
         10.21**+        -- Amendment One to Cover Agreement, dated November 7, 1996, by and between the Registrant and Sprint.
         10.22**+        -- Amendment Two to Cover Agreement, dated March 2, 1998, by and between the Registrant and Sprint.
         10.23**         -- Indenture, dated as of March 25, 1998, by and among the
                            Registrant and First Trust National Association (as
                            trustee).
         10.24**         -- Registration Rights Agreement, dated as of March 25,
                            1998, by and among the Registrant, and the Initial 1998
                            Notes Purchasers.
         10.25**+        -- Capacity and Services Agreement, dated as of March 31,
                            1998, by and among the Registrant and Qwest
                            Communications Corporation.
         10.26**         -- Credit Agreement, dated as of April 6, 1998, by and among the Registrant, The Chase Manhattan Bank (as
                            administrative agent) and Fleet National Bank (as
                            documentation agent).
         10.27**         -- Stock Purchase and Master Strategic Relationship
                            Agreement, dated as of April 7, 1998, by and among the
                            Registrant and Nippon Telegraph and Telephone Corporation
                            ("NTT"), a Japanese corporation.
         10.28**+        -- Investment Agreement, dated as of April 7, 1998, by and among the Registrant and NTT.
         10.29**+        -- Outside Service Provider Agreement, dated as of April 7,
                            1998, by and among the Registrant and NTT America, Inc.
         10.30**+        -- Master Services Agreement, dated as of June 13, 1997, by and between the Registrant and MCI Telecommunications
                            Corporation ("MCI").
         10.31**+        -- MCI Domestic (US) Public Interconnection Agreement dated as of June 12, 1997, by and between the Registrant and
                            MCI, as amended.

      EXHIBIT NO.                                DESCRIPTION
      -----------                                -----------
         10.32**         -- The Registrant's 1998 Non-Employee Director Stock
                            Incentive Plan.
         10.33*+         -- Interconnection Agreement, effective as of April 1, 1998 by and between the Registrant and UUNET Technologies,
                            Inc.
         10.34++         -- Indenture, dated as of November 25, 1998, by and among
                            the Registrant and U.S. Bank Trust National Association
                            (as trustee).
         10.35++         -- Registration Rights Agreement, dated as of November 25,
                            1998, by and among the Registrant and the Initial
                            November 1998 Notes Purchasers.
         11.1            -- Not applicable.
         21.1**          -- List of Subsidiaries of the Registrant.
         23.1            -- Consent of KPMG LLP (Denver).
         23.5****        -- Consent of Morrison & Foerster LLP.
         24.1****        -- Power of Attorney.
         25.1****        -- Form of T-1 Statement of Eligibility and Qualification
                            under the Trust Indenture Act of 1939 of First Trust
                            National Association.
         27.1*           -- Financial Data Schedule.
         99.1****        -- Form of Letter of Transmittal with respect to the
                            Exchange Offer.
         99.2****        -- Form of Notice of Guaranteed Delivery.


---------------

   * Incorporated by reference from the Registrant's quarterly report on Form 10-Q filed with the Commission on August 13, 1998.

  ** Incorporated by reference from the Registration Statement on Form S-1 of the Registrant (Registration No. 333-47099) filed with the Commission on February 27, 1998, as amended.

 *** Incorporated by reference from the Registration Statement on Form S-4 of the Registrant (Registration No. 333-47497) filed with the Commission on March 6, 1998, as amended.


**** Exhibit previously filed.



   + Document for which confidential treatment has been requested.


  ++ Incorporated by reference from the Registration Statement on Form S-4 of the Registrant (Registration No. 333-67715) filed with the Commission on November 23, 1998, as amended.